UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Vantage Energy Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Not Applicable
(2)	Aggregate number of securities to which transaction applies:
Not Applicable
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not Applicable
(4)	Proposed maximum aggregate value of transaction:
$1,725,000,090 (1)
(5)	Total fee paid:
$209,070.01(2)

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(1)	Our estimate of the transaction value is based on the following estimated values: $1,650,000,000 in cash and up to $75,000,090 in earnout stock consideration.
(2)	The amount is the product of $1,725,000,090 multiplied by the Securities and Exchange Commission’s filing fee of $121.20 per million.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED DECEMBER 17, 2018

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF THE 2019 ANNUAL MEETING OF

STOCKHOLDERS OF Vantage Energy Acquisition Corp.

Dear Stockholders of Vantage Energy Acquisition Corp.:

You are cordially invited to attend the special meeting (the “special meeting”) in lieu of the 2019 annual meeting of stockholders of Vantage Energy Acquisition Corp. (“VEAC,” “we,” “our,” “us” or the “Company”), which will be held on                               , 2019 at                                                                            . At the special meeting, VEAC stockholders will be asked to consider and vote upon the following proposals:

●	The Business Combination Proposal—To consider and vote upon a proposal to (a) approve and adopt the Purchase and Sale Agreement, dated as of November 6, 2018 (the “Purchase Agreement”), among QEP Energy Company, a Delaware corporation (“QEP Seller”), Vantage Acquisition Operating Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of VEAC (“OpCo”), and VEAC, pursuant to which we will, through OpCo, acquire all of QEP Seller’s right, title and interest in and to certain oil and natural gas assets located primarily in the Williston Basin in North Dakota and Montana and (b) approve such acquisition and the other transactions contemplated by the Purchase Agreement (the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1).

●	The Charter Proposals—To consider and vote upon each of the following proposals to amend VEAC’s amended and restated certificate of incorporation (the “Charter”) (collectively, the “Charter Proposals”):

●	The Authorized Share Charter Proposal—To increase the number of authorized shares of VEAC’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 200,000,000 shares to 600,000,000 shares (the “Authorized Share Charter Proposal”) (Proposal No. 2);

●	The Director Term Charter Proposal—To declassify VEAC’s board of directors (the “VEAC Board”) and change the term of office of members of the VEAC Board from a three-year term to a one-year term (the “Director Term Charter Proposal”) (Proposal No. 3);

●	The Exclusive Forum Charter Proposal—To adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”) (Proposal No. 4); and

●	The Additional Charter Proposal—To eliminate provisions in the Charter relating to VEAC’s initial business combination that will no longer be applicable to VEAC following the closing of the business combination (the “Closing”), change the post-combination company’s name to “Vantage Energy, Inc.” and make certain other changes that the VEAC Board deems appropriate for a public operating company (the “Additional Charter Proposal”) (Proposal No. 5).

●	The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”), (a) the issuance and sale of up to 40,000,000 shares of Class A Common Stock and warrants to purchase up to 13,333,333 shares of Class A Common Stock to NGP Vantage Energy LLC, a Delaware limited liability company (our “Sponsor”), pursuant to that certain Forward Purchase Agreement, dated as of April 10, 2017, by and between us and our Sponsor, as supplemented by that certain Side Letter dated November 6, 2018, by and among QEP Seller, VEAC, OpCo and our Sponsor (the “NGP Private Placement”), and (b) the issuance of up to 5,833,340 shares of Class A Common Stock to QEP Seller as earnout consideration pursuant to the Purchase Agreement (the “NASDAQ Proposal”) (Proposal No. 6).

●	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the Vantage Energy, Inc. Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”) (Proposal No. 7).

●	The Director Election Proposal—To consider and vote upon a proposal to elect two directors to serve until the 2020 annual meeting of stockholders, or until the 2022 annual meeting of stockholders if the Director Term Charter Proposal is not approved, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 8).

●	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal and the Director Election Proposal, the “Proposals”) (Proposal No. 9).

The VEAC Board recommends that VEAC stockholders vote “FOR” each of the Proposals. When you consider the recommendation of the VEAC Board in favor of each of the Proposals, you should keep in mind that certain of VEAC’s directors and officers have interests in the business combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Each of the Proposals is more fully described in the accompanying proxy statement, which each VEAC stockholder is encouraged to review carefully.

VEAC’s Class A Common Stock and warrants, which are exercisable for shares of Class A Common Stock under certain circumstances, are currently listed on the NASDAQ under the symbols “VEAC” and “VEACW,” respectively. In addition, certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, and are listed on the NASDAQ under the symbol “VEACU.” The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security. Upon the closing of the business combination, we intend to change our name from “Vantage Energy Acquisition Corp.” to “Vantage Energy, Inc.,” and we have applied to continue the listing of our Class A Common Stock and warrants on the NASDAQ under the symbols “VEI” and “VEIW,” respectively.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “public stockholders”) with the opportunity to redeem, upon the closing of the business combination, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the business combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to VEAC to pay its franchise and income taxes) from the IPO and a concurrent private placement of warrants to our Sponsor. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2018 of $559,731,733, the estimated per share redemption price would have been approximately $10.14. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding shares of Class A Common Stock sold in the IPO. Holders of VEAC’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock they may hold, and our shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own approximately 20% of our outstanding Class A Common Stock and Class B Common Stock, including all of the shares of Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of each of the Proposals.

VEAC is providing this proxy statement and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements of the special meeting. Your vote is very important. Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay.

We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 16 of this proxy statement.

Approval of each of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon at the special meeting, voting as a single class. Approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE VEAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO VEAC’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

Roger J. Biemans

Chief Executive Officer and Director

Vantage Energy Acquisition Corp.

Whether or not you plan to attend the special meeting of VEAC stockholders, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of VEAC stockholders and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                           , 2019 and is first being mailed to VEAC stockholders on or about                                   , 2019.

VANTAGE ENERGY ACQUISITION CORP.

5221 N. O’Connor Boulevard, 11th Floor

Irving, Texas 75039

NOTICE OF SPECIAL MEETING IN LIEU OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS
OF VANTAGE ENERGY ACQUISITION CORP.

To Be Held On                               , 2019

To the Stockholders of Vantage Energy Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the special meeting (the “special meeting”) in lieu of the 2019 annual meeting of stockholders of Vantage Energy Acquisition Corp. (“VEAC,” “we,” “our,” “us” or the “Company”) will be held at                           , local time, on                         , 2019, at                       . At the special meeting, VEAC stockholders will be asked to consider and vote upon the following proposals:

●	The Business Combination Proposal—To consider and vote upon a proposal to (a) approve and adopt the Purchase and Sale Agreement, dated as of November 6, 2018 (the “Purchase Agreement”), among QEP Energy Company, a Delaware corporation (“QEP Seller”), Vantage Acquisition Operating Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of VEAC (“OpCo”), and VEAC, pursuant to which we will, through OpCo, acquire all of QEP Seller’s right, title and interest in and to certain oil and natural gas assets located primarily in the Williston Basin in North Dakota and Montana and (b) approve such acquisition and the other transactions contemplated by the Purchase Agreement (the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of the Purchase Agreement is attached to the accompanying proxy statement as Annex A.

●	The Charter Proposals—To consider and vote upon each of the following proposals to amend VEAC’s amended and restated certificate of incorporation (the “Charter”) (collectively, the “Charter Proposals”):

●	The Authorized Share Charter Proposal—To increase the number of authorized shares of VEAC’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 200,000,000 shares to 600,000,000 shares (the “Authorized Share Charter Proposal”) (Proposal No. 2);

●	The Director Term Charter Proposal—To declassify VEAC’s board of directors (the “VEAC Board”) and change the term of office of members of the VEAC Board from a three-year term to a one-year term (the “Director Term Charter Proposal”) (Proposal No. 3);

●	The Exclusive Forum Charter Proposal—To adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”) (Proposal No. 4); and

●	The Additional Charter Proposal—To eliminate provisions in the Charter relating to VEAC’s initial business combination that will no longer be applicable to VEAC following the closing of the business combination (the “Closing”), change the post-combination company’s name to “Vantage Energy, Inc.” and make certain other changes that the VEAC Board deems appropriate for a public operating company (the “Additional Charter Proposal”) (Proposal No. 5).

The full text of our proposed second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to the accompanying proxy statement as Annex C.

●	The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”), (a) the issuance and sale of up to 40,000,000 shares of Class A Common Stock and warrants to purchase up to 13,333,333 shares of Class A Common Stock to NGP Vantage Energy LLC, a Delaware limited liability company (our “Sponsor”), pursuant to that certain Forward Purchase Agreement, dated as of April 10, 2017, by and between us and our Sponsor, as supplemented by that certain Side Letter dated November 6, 2018, by and among QEP Seller, VEAC, OpCo and our Sponsor (the “NGP Private Placement”), and (b) the issuance of up to 5,833,340 shares of Class A Common Stock to QEP Seller as earnout consideration pursuant to the Purchase Agreement (the “NASDAQ Proposal”) (Proposal No. 6).

●	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the Vantage Energy, Inc. Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”) (Proposal No. 7). A copy of the LTIP is attached to the accompanying proxy statement as Annex D.

●	The Director Election Proposal—To consider and vote upon a proposal to elect two directors to serve until the 2020 annual meeting of stockholders, or until the 2022 annual meeting of stockholders if the Director Term Charter Proposal is not approved, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 8).

●	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal and the Director Election Proposal, the “Proposals”) (Proposal No. 9).

Only holders of record of VEAC’s Class A Common Stock and Class B Common Stock at the close of business on                                   , 2019 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of VEAC’s stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at VEAC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the closing of the business combination, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the business combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to VEAC to pay its franchise and income taxes) from the IPO and a concurrent private placement of warrants to our Sponsor. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2018 of approximately $559,731,733, the estimated per share redemption price would have been approximately $10.14. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding shares of Class A Common Stock sold in the IPO. Holders of VEAC’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock they may hold, and our shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own approximately 20% of our outstanding Class A Common Stock and Class B Common Stock, including all of the shares of Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of each of the Proposals.

We may not consummate the business combination unless the Business Combination Proposal and the NASDAQ Proposal are approved at the special meeting. The Charter Proposals and the LTIP Proposal are conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. The Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of our Proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

                          , 2019

By Order of the Board of Directors

Roger J. Biemans

Chief Executive Officer and Director

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on                                , 2019: This notice of meeting and the related proxy statement will be available at .

i

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

●	“business combination” are to the transactions contemplated by the Purchase Agreement;

●	“Charter” are to VEAC’s Amended and Restated Certificate of Incorporation;

●	“Class A Common Stock” are to our Class A Common Stock, par value $0.0001 per share;

●	“Class B Common Stock” are to our Class B Common Stock, par value $0.0001 per share;

●	“Closing” are to the closing of the business combination;

●	“Closing Date” are to the date on which the Closing occurs;

●	“Forward Purchase Agreement” are to that certain Forward Purchase Agreement, dated as of April 10, 2017, by and between us and our Sponsor;

●	“founder shares” are to the outstanding shares of our Class B Common Stock;

●	“Initial Business Combination” are to our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

●	“initial stockholders” are to the holders of our founder shares, which include our Sponsor and our independent directors;

●	“IPO” are to VEAC’s initial public offering of units;

●	“JT Lease” are to that certain Oil and Gas Lease (IMDA Contract No. 7420A48596) between the Three Affiliated Tribes of the Fort Berthold Reservation and JT Energy, LLC dated September 19, 2007;

●	“management” or our “management team” are to our officers and directors;

●	“NASDAQ” are to The NASDAQ Capital Market;

●	“NGP” are to NGP Energy Capital Management, L.L.C., an SEC-registered investment advisor that manages the NGP Funds;

●	“NGP Funds” are to a family of energy-focused private equity investments funds advised by NGP, including NGP Natural Resources XI, L.P., a Delaware limited partnership (“NGP XI”);

●	“NGP Private Placement” are to the issuance and sale of up to 40,000,000 shares of Class A Common Stock and warrants to purchase up to 13,333,333 shares of Class A Common Stock to our Sponsor pursuant to the Forward Purchase Agreement, as supplemented by the November 6, 2018 Side Letter, which limits our Sponsor’s obligations under the Forward Purchase Agreement to funding the lesser of $185,000,000 and the amount necessary for VEAC and OpCo to have cash on hand sufficient to consummate the business combination;

●	“November 6, 2018 Side Letter” are to that certain Side Letter, dated November 6, 2018, by and among QEP Seller, VEAC, OpCo and our Sponsor;

●	“OpCo” are to Vantage Acquisition Operating Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of VEAC;

●	“private placement warrants” are to the warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO;

●	“public shares” are to shares of our Class A Common Stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

●	“public stockholders” are to the holders of our public shares;

●	“public warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

●	“Purchase Agreement” are to the Purchase and Sale Agreement, dated as of November 6, 2018, among QEP Seller, OpCo and VEAC;

●	“QEP” are to QEP Resources, Inc., a Delaware corporation (NYSE:QEP);

●	“QEP Seller” are to QEP Energy Company, a Delaware corporation and wholly owned subsidiary of QEP;

●	“RBL Facility” are to the senior secured reserve-based revolving credit facility in an aggregate principal amount of up to $1,500 million and with an anticipated initial borrowing base of $900 million, which VEAC intends to enter into in connection with the Closing;

●	“Senior Bridge Facility” are to the senior unsecured increasing rate bridge loan facility in an aggregate principal amount of up to $400 million (less the gross proceeds received from the issuance of any Senior Notes on or prior to the Closing Date) (but in no event in an aggregate principal amount of less than $300 million);

●	“Senior Notes” are the senior unsecured notes or other debt securities that VEAC intends to issue and sell on or prior to the Closing Date;

●	“special meeting” are to the special meeting in lieu of the 2019 annual meeting of stockholders of VEAC that is the subject of this proxy statement and any adjournments or postponements thereof;

●	“Sponsor” are to NGP Vantage Energy LLC, a Delaware limited liability company and a portfolio company of NGP XI. Our Sponsor is owned by NGP XI and VEP;

●	“Trust Account” are to the trust account that holds the proceeds (including interest not previously released to VEAC to pay its franchise and income taxes) from the IPO and a concurrent private placement of private placement warrants to our Sponsor;

●	“units” are to our units sold in the IPO, each of which consists of one share of Class A Common Stock and one-third of one public warrant;

●	“VEAC,” “we,” “our,” “us” or the “Company” are to Vantage Energy Acquisition Corp., a Delaware corporation;

●	“VEAC Board” are to the board of directors of VEAC;

●	“VEP” are to Vantage Energy Partners LLC, a Colorado limited liability company controlled by our Chief Executive Officer, Roger J. Biemans;

●	“voting common stock” are to our Class A Common Stock and Class B Common Stock prior to the consummation of the business combination, and to our common stock following the Closing; and

●	“Williston Business” are to certain oil and natural gas assets located primarily in the Williston Basin in North Dakota and Montana that we will acquire through OpCo pursuant to the Purchase Agreement.

For additional defined terms commonly used in the oil and natural gas industry and used in this proxy statement, please see “Glossary of Oil and Natural Gas Terms” set forth in Annex F.

Unless otherwise specified, the voting and economic interests of VEAC stockholders set forth in this proxy statement (x) assume that (i) no public stockholders elect to have their public shares redeemed, (ii) only 18,500,000 shares of Class A Common Stock and warrants to purchase 6,166,666 shares of Class A Common Stock are issued to our Sponsor in the NGP Private Placement, (iii) none of VEAC’s existing stockholders purchase shares of Class A Common Stock in the open market, (iv) no earnout consideration is issued to the QEP Seller pursuant to the Purchase Agreement and (v) there are no other issuances of equity interests of VEAC and (y) do not take into account private placement warrants and public warrants that will remain outstanding following the business combination and may be exercised at a later date.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for VEAC Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting.

●	VEAC is a blank check company formed for the purpose of effecting an Initial Business Combination.

●	There are currently 69,000,000 shares of VEAC’s Class A Common Stock and Class B Common Stock issued and outstanding, consisting of 55,200,000 public shares and 13,800,000 founder shares. In addition, there are currently 27,093,333 warrants of VEAC outstanding, consisting of 18,400,000 public warrants and 8,693,333 private placement warrants. Each whole warrant entitles the holder to purchase one whole share of Class A Common Stock for $11.50 per share. The warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, VEAC may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant, if the last sale price of our Class A Common Stock equals or exceeds $18.00 per share for any twenty (20) trading days within any thirty (30) trading day period ending on the third business day before VEAC sends the notice of redemption to the warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information about VEAC, see the sections entitled “Information About VEAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VEAC.”

●	QEP Seller is a wholly owned subsidiary of QEP. QEP is an independent crude oil and natural gas exploration and production company with operations in two regions of the United States: the Northern Region (primarily in North Dakota) and the Southern Region (primarily in Texas and Louisiana).

●	On November 6, 2018, we and our wholly owned subsidiary, OpCo, entered into the Purchase Agreement with QEP Seller. A copy of the Purchase Agreement is attached to this proxy statement as Annex A.

●	Pursuant to the Purchase Agreement, and subject to the terms and conditions contained therein, we will, through OpCo, acquire all of QEP Seller’s right, title and interest in and to the Williston Business. For more information about the Williston Business, see the sections entitled “Information About the Williston Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Williston Business.”

●	At the Closing, we will pay to QEP Seller cash in an amount equal to $1,650,000,000, subject to customary purchase price adjustments as further described in the Purchase Agreement. For a period of five years following the Closing, QEP Seller will be entitled to receive an aggregate of up to 5,833,340 shares of our Class A Common Stock as earnout consideration if certain stock price thresholds are met after the Closing. For more information about the Purchase Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

●	Unless waived by the parties to the Purchase Agreement, the closing of the business combination is subject to a number of conditions set forth in the Purchase Agreement, including, among others, receipt of the requisite stockholder approval of the Purchase Agreement and the business combination as contemplated by this proxy statement. For more information about the closing conditions to the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Purchase Agreement—Conditions to Closing of the Purchase Agreement.”

●	The Purchase Agreement may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Purchase Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Purchase Agreement—Termination.”

●	The proposed business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

●	Under our Charter, in connection with the business combination, our public stockholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of September 30, 2018, this would have amounted to approximately $10.14 per share. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of VEAC following the completion of the business combination and will not participate in the future growth of VEAC, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. For more information regarding these procedures, see the section entitled “Special Meeting in Lieu of 2019 Annual Meeting of VEAC Stockholders—Redemption Rights.”

●	Pursuant to the terms of the Forward Purchase Agreement, as supplemented by the November 6, 2018 Side Letter, our Sponsor has agreed to purchase from VEAC up to 40,000,000 shares of Class A Common Stock and warrants to purchase up to 13,333,333 shares of Class A Common Stock, for an aggregate purchase price of up to $400,000,000 in a private placement that will close simultaneously with the closing of our Initial Business Combination. The number of securities to be issued and sold by VEAC and purchased by our Sponsor will equal that number which, after payment of the aggregate forward purchase price by our Sponsor, will result in gross proceeds to VEAC in an aggregate amount equal to the amount of funds necessary for VEAC to consummate the business combination and pay related fees and expenses, less amounts available to VEAC from the Trust Account (after payment of deferred underwriting discounts and after giving effect to any redemptions of public shares) and any other financing source obtained by VEAC for such purpose at or prior to the consummation of the business combination, plus any additional amounts mutually agreed by VEAC and our Sponsor that may be retained by the post-combination company for working capital or other purposes. We expect that our Sponsor will purchase approximately 18,500,000 shares of Class A Common Stock, plus warrants to purchase approximately 6,166,666 shares of Class A Common Stock, for an aggregate purchase price of approximately $185,000,000, pursuant to the terms of the Forward Purchase Agreement. However, we can give no assurance as to the number of securities that our Sponsor will ultimately purchase pursuant to the Forward Purchase Agreement.

●	Our Charter includes a conversion adjustment which provides that the founder shares will automatically convert at the time of the business combination into a number of shares of Class A Common Stock such that the holders of the founder shares will continue to own, in the aggregate, 20% of our issued and outstanding shares of common stock after giving effect to the business combination (excluding the shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock to be issued to our Sponsor pursuant to the Forward Purchase Agreement and the earnout shares to be issued to QEP Seller in the business combination).

●	It is anticipated that, upon the Closing, the ownership of VEAC will be as follows:

o	the public stockholders will own 55,200,000 shares of our Class A Common Stock, representing a 63.1% interest; and

o	the initial stockholders will own 32,300,000 shares of our Class A Common Stock, representing a 36.9% interest.

v

The number of shares and the interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed, (ii) only 18,500,000 shares of Class A Common Stock and warrants to purchase 6,166,666 shares of Class A Common Stock are issued to our Sponsor in the NGP Private Placement, (iii) none of VEAC’s existing stockholders purchase shares of Class A Common Stock in the open market, (iv) no earnout consideration is issued to the QEP Seller pursuant to the Purchase Agreement and (v) there are no other issuances of equity interests of VEAC. If we assume that 20% of the shares of Class A Common Stock held by our public stockholders, i.e., 11,040,000 shares, are redeemed and (ii) – (v) remain true, the ownership of VEAC upon the Closing will be as follows:

o	the public stockholders will own 44,160,000 shares of our Class A Common Stock, representing a 57.8% interest; and

o	the initial stockholders will own 32,300,000 shares of our Class A Common Stock, representing a 42.2% interest.

The ownership percentages with respect to VEAC set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the founder shares (even though they and the shares of Class A Common Stock into which they convert upon an Initial Business Combination are subject to transfer restrictions) due to the continued voting rights associated with the founder shares. If the actual facts are different than these assumptions, the percentage ownership retained by VEAC’s existing stockholders in VEAC following the business combination will be different. For example, if we assume that all outstanding 18,400,000 public warrants, 8,693,333 private placement warrants and 6,166,666 warrants that we expect our Sponsor to purchase pursuant to the terms of the Forward Purchase Agreement were exercisable and exercised following completion of the business combination and further assume that no public stockholders elect to have their public shares redeemed, then the ownership of VEAC would be as follows:

●	the public stockholders and holders of the public warrants will own 73,600,000 shares of our Class A Common Stock, representing a 60.9% interest; and

●	the initial stockholders will own 47,159,999 shares of our Class A Common Stock, representing a 39.1% interest.

The public warrants and private placement warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on VEAC’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

●	Our board of directors considered various factors in determining whether to approve the Purchase Agreement and the business combination. For more information about our board of directors’ decision-making process, see the section entitled “Proposal No. 1—The Business Combination Proposal—VEAC Board of Directors’ Reasons for the Approval of the Business Combination.”

●	In addition to voting on the proposal to approve and adopt the Purchase Agreement and the business combination (the “Business Combination Proposal”) at the special meeting, VEAC’s stockholders will also be asked to vote on:

o	an amendment to our Charter to increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to 600,000,000 shares (the “Authorized Share Charter Proposal”);

o	an amendment to our Charter to declassify the VEAC Board and change the term of office of members of our board of directors from a three-year term to a one-year term (the “Director Term Charter Proposal”);

o	an amendment to our Charter to adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”);

o	amendments to our Charter to eliminate provisions in the Charter relating to our Initial Business Combination that will no longer be applicable to us following the Closing, change the post-combination company’s name to “Vantage Energy, Inc.” and make certain other changes that our board of directors deems appropriate for a public operating company (the “Additional Charter Proposal” and, together with the Authorized Share Charter Proposal, the Director Term Charter Proposal and the Exclusive Forum Charter Proposal, the “Charter Proposals”);

o	approval, for purposes of complying with applicable listing rules of NASDAQ, of (a) the issuance and sale of up to 40,000,000 shares of Class A Common Stock and warrants to purchase up to 13,333,333 shares of our Class A Common Stock to our Sponsor in the NGP Private Placement, and (b) the issuance of up to 5,833,340 shares of Class A Common Stock to QEP Seller as earnout consideration pursuant to the Purchase Agreement (the “NASDAQ Proposal”);

o	approval and adoption of the Vantage Energy, Inc. Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”);

o	the election of two directors to serve until the 2020 annual meeting of stockholders, or until the 2022 annual meeting of stockholders if the Director Term Charter Proposal is not approved, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”); and

o	approval of the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals presented at the special meeting (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal and the Director Election Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal,” “Proposal No. 3— The Director Term Charter Proposal,” “Proposal No. 4—The Exclusive Forum Charter Proposal,” “Proposal No. 5—The Additional Charter Proposal,” “Proposal No. 6—The NASDAQ Proposal,” “Proposal No. 7—The LTIP Proposal,” “Proposal No. 8—The Director Election Proposal,” and “Proposal No. 9—The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
FOR VEAC STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting of stockholders of VEAC, including the proposed business combination. The following questions and answers do not include all the information that is important to VEAC stockholders. We urge VEAC stockholders to carefully read this entire proxy statement, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	VEAC stockholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Purchase Agreement, pursuant to which we will, through OpCo, acquire all of QEP Seller’s right, title and interest in and to the Williston Business and (b) approve such acquisition and the other transactions contemplated by the Purchase Agreement. Subject to the terms and conditions set forth in the Purchase Agreement, QEP Seller will receive cash in an amount equal to $1,650,000,000, subject to customary purchase price adjustments as further described in the Purchase Agreement. For a period of five years following the Closing, QEP Seller will be entitled to receive an aggregate of up to 5,833,340 shares of Class A Common Stock as earnout consideration if certain stock price targets are achieved after the Closing.

A copy of the Purchase Agreement is attached to this proxy statement as Annex A. This proxy statement and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meeting?

A:	VEAC stockholders will vote on the following proposals at the special meeting.

●	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Purchase Agreement and the transactions contemplated thereby (Proposal No. 1).

●	The Charter Proposals—To consider and vote upon each of the following proposals to amend the Charter:

o	The Authorized Share Charter Proposal—To increase the number of authorized shares of VEAC’s Class A Common Stock from 200,000,000 shares to 600,000,000 shares (Proposal No. 2);

o	The Director Term Charter Proposal—To declassify the VEAC Board and change the term of office of members of the VEAC Board from a three-year term to a one-year term (Proposal No. 3);

o	The Exclusive Forum Charter Proposal—To adopt Delaware as the exclusive forum for certain stockholder litigation (Proposal No. 4); and

o	The Additional Charter Proposal—To eliminate provisions in the Charter relating to VEAC’s Initial Business Combination that will no longer be applicable to VEAC following the Closing, change the post-combination company’s name to “Vantage Energy, Inc.” and make certain other changes that VEAC’s board of directors deems appropriate for a public operating company (Proposal No. 5).

The full text of our proposed second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to this proxy statement as Annex C.

●	The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of NASDAQ, (a) the issuance and sale of up to 40,000,000 shares of Class A Common Stock and warrants to purchase up to 13,333,333 shares of Class A Common Stock to our Sponsor in the NGP Private Placement, and (b) the issuance of up to 5,833,340 shares of Class A Common Stock to QEP Seller as earnout consideration pursuant to the Purchase Agreement (Proposal No. 6).

●	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the LTIP and material terms thereunder (Proposal No. 7). A copy of the LTIP is attached to this proxy statement as Annex D.

●	The Director Election Proposal—To consider and vote upon a proposal to elect two directors to serve until the 2020 annual meeting of stockholders, or until the 2022 annual meeting of stockholders if the Director Term Charter Proposal is not approved, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (Proposal No. 8).

●	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal or the Director Election Proposal (Proposal No. 9).

Q:	Are the Proposals conditioned on one another?

A:	We may not consummate the business combination unless the Business Combination Proposal and the NASDAQ Proposal are approved at the special meeting. The Charter Proposals and the LTIP Proposal are conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. The Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement.

Q:	Why is VEAC providing stockholders with the opportunity to vote on the business combination?

A:	Under our Charter, we must provide all public stockholders with the opportunity to have their public shares redeemed upon the consummation of an Initial Business Combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing. The approval of our stockholders of the Business Combination Proposal is also a condition to closing in the Purchase Agreement.

Q:	What will happen in the business combination?

A:	On November 6, 2018, VEAC and OpCo entered into the Purchase Agreement with QEP Seller. Pursuant to the Purchase Agreement, and subject to the terms and conditions contained therein, we will, through OpCo, acquire all of QEP Seller’s right, title and interest in and to the Williston Business. At the Closing, we will pay to QEP Seller cash in an amount equal to $1,650,000,000, subject to customary purchase price adjustments as further described in the Purchase Agreement. For a period of five years following the Closing, QEP Seller will be entitled to receive an aggregate of up to 5,833,340 shares of Class A Common Stock as earnout consideration if certain stock price targets are achieved after the Closing. For more information about the Purchase Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Q:	What is the relationship between VEAC and NGP?

A:	Our Sponsor is an affiliate of NGP and the holder of the substantial majority of the founder shares and all of the private placement warrants. VEAC was organized by our Sponsor with the intention to capitalize on the NGP platform to identify, acquire and operate a business in the energy industry.

Q:	How were the transaction structure and consideration for the business combination determined?

Following our IPO, representatives of VEAC and NGP contacted and were contacted by a number of individuals and entities with respect to business combination opportunities. Our Chief Executive Officer, Roger J. Biemans, initially approached QEP’s sell-side advisor to express interest in reviewing the opportunity to acquire the Williston Business. After initial conversations, QEP and VEAC agreed to a term sheet, which included a $1.75 billion cash purchase price, an effective date of July 1, 2018, no deposit or break fee, QEP’s agreement to facilitate certain hedging and various closing conditions. Subsequently, as a result of general market conditions, volatility in the equity markets and the recent decline in oil prices, VEAC and QEP discussed a purchase price adjustment. QEP accepted the proposal of a reduction in purchase price of $100 million and the addition of an earnout of up to 5.8 million shares of VEAC Class A Common Stock if certain stock price targets are achieved. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination.”

Q:	What conditions must be satisfied to complete the business combination?

A:	There are a number of closing conditions in the Purchase Agreement, including the approval by our stockholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Purchase Agreement—Conditions to Closing of the Purchase Agreement.”

Q:	How will we be managed and governed following the business combination?

We are, and after the closing of the business combination will continue to be, managed by our board of directors. Roger J. Biemans and David D. Wolf are expected to continue to serve as our Chief Executive Officer and Chief Financial Officer, respectively. Please see the section entitled “Officers and Directors of VEAC.”

Concurrently with the Closing, OpCo will enter into a transition services agreement (the “Transition Services Agreement”) with QEP Seller pursuant to which QEP Seller will continue to provide services substantially similar to the services historically provided by QEP Seller in operating the Williston Business, including administrative and back office services reasonably necessary to operate the Williston Business, subject to certain exceptions. For more information about the Transition Services Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Transition Services Agreement.”

Q:	Will VEAC obtain new financing in connection with the business combination?

A:	Prior to our IPO, our Sponsor entered into the Forward Purchase Agreement. The Forward Purchase Agreement provides for the purchase by our Sponsor of an aggregate of up to 40,000,000 shares of our Class A Common Stock, plus an aggregate of up to 13,333,333 warrants, for an aggregate purchase price of up to $400,000,000 in a private placement that will close simultaneously with the closing of our Initial Business Combination. On November 6, 2018, we, OpCo, our Sponsor and QEP Seller entered into the November 6, 2018 Side Letter, granting QEP Seller third-party beneficiary status under the Forward Purchase Agreement and limiting QEP Seller’s right to seek specific performance of our Sponsor’s obligations under the Forward Purchase Agreement to the lesser of $185,000,000 and the amount necessary for us to have sufficient cash on hand to complete the business combination (after giving effect to the release of funds in the Trust Account, the redemption of shares of Class A Common Stock held by our public stockholders and any proceeds received by us or OpCo from debt financing). We expect that our Sponsor will purchase approximately 18,500,000 shares of Class A Common Stock, plus warrants to purchase approximately 6,166,666 shares of Class A Common Stock, for an aggregate purchase price of approximately $185,000,000.

x

In addition, OpCo has entered into a debt commitment letter pursuant to which the lenders and other financial institutions party thereto (the “Commitment Parties”) have committed to provide OpCo with the RBL Facility and the Senior Bridge Facility. Further, on or prior to the Closing Date, OpCo intends to issue and sell approximately up to $400 million aggregate principal amount Senior Notes.

Borrowings under the RBL Facility, proceeds from the issuance of the Senior Notes, proceeds from the Senior Bridge Facility (if any), proceeds from the NGP Private Placement and cash in the Trust Account will be used to finance the cash portion of the consideration of the business combination, to fund redemptions of shares by public stockholders in connection with the business combination, to pay the costs, fees and expenses (including original issue discount and/or upfront fees and deferred underwriting expenses in respect of VEAC’s IPO and fees and expenses payable pursuant to the Purchase Agreement) associated with the business combination and for working capital and general corporate purposes. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Debt Commitment Letter.”

Q:	What equity stake will our current stockholders and the holders of our founder shares hold in VEAC following the consummation of the business combination?

A:	It is anticipated that, upon completion of the business combination, the ownership of VEAC will be as follows:

●	the public stockholders will own 55,200,000 shares of our Class A Common Stock, representing a 63.1% interest; and

●	the initial stockholders will own 32,300,000 shares of our Class A Common Stock, representing a 36.9% interest.

The number of shares and the interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed, (ii) only 18,500,000 shares of Class A Common Stock and warrants to purchase 6,166,666 shares of Class A Common Stock are issued to our Sponsor, (iii) none of VEAC’s existing stockholders purchase shares of Class A Common Stock in the open market, (iv) no earnout consideration is issued to the QEP Seller pursuant to the Purchase Agreement and (v) there are no other issuances of equity interests of VEAC.

The ownership percentages with respect to VEAC set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the founder shares (even though they and the shares of Class A Common Stock into which they convert upon an Initial Business Combination are subject to transfer restrictions) due to the continued voting rights associated with the founder shares. If the actual facts are different than these assumptions, the percentage ownership retained by VEAC’s existing stockholders in VEAC following the business combination will be different. For example, if we assume that all outstanding 18,400,000 public warrants, 8,693,333 private placement warrants and 6,166,666 warrants that we expect our Sponsor to purchase pursuant to the terms of the Forward Purchase Agreement were exercisable and exercised following completion of the business combination, then the ownership of VEAC would be as follows:

●	the public stockholders and holders of the public warrants will own 73,600,000 shares of our Class A Common Stock, representing a 61.0% interest; and

●	the initial stockholders will own 47,159,999 shares of our Class A Common Stock, representing a 39.0% interest.

The public warrants and private placement warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on VEAC’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Why is VEAC proposing the amendments to the Charter set forth in the Charter Proposals?

A:	VEAC is proposing amendments to the Charter to approve certain items required to effectuate the business combination and other matters VEAC’s board of directors believes are appropriate for the operation of the post-combination company, including providing for, among other things, (i) an increase in the number of authorized shares of Class A Common Stock from 200,000,000 shares to 600,000,000 shares, (ii) the change of the term of office of members of VEAC’s board of directors from a three-year term to a one-year term, (iii) the adoption of Delaware as the exclusive forum for certain stockholder litigation and (iv) the elimination of certain provisions relating to an Initial Business Combination that will no longer be applicable to VEAC following the Closing. Under the Charter and Delaware law, stockholder approval is required in order to effect the Charter Proposals. See the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal,” “Proposal No. 3— The Director Term Charter Proposal,” “Proposal No. 4—The Exclusive Forum Charter Proposal” and “Proposal No. 5—The Additional Charter Proposal” for additional information.

Q:	Why is VEAC proposing the NASDAQ Proposal?

A:	VEAC is proposing the NASDAQ Proposal in order to comply with NASDAQ Listing Rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the NGP Private Placement, we may issue up to an aggregate of 40,000,000 shares of Class A Common Stock and warrants to purchase up to 13,333,333 shares of Class A Common Stock, representing (assuming the full exercise of the warrants) up to % of the shares of Class A Common Stock and Class B Common Stock outstanding on the date of this proxy statement. In addition, we may issue up to 5,833,340 shares of Class A Common Stock as earnout consideration to QEP Seller pursuant to the Purchase Agreement, representing up to % of the shares of Class A Common Stock and Class B Common Stock outstanding on the date of this proxy statement. Because we may issue 20% or more of our outstanding voting power and outstanding common stock in connection with the business combination, we are required to obtain stockholder approval of such issuances pursuant to NASDAQ Listing Rules. See the section entitled “Proposal No. 6—The NASDAQ Proposal” for additional information.

Q:	Did VEAC’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A:	No. VEAC’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. VEAC’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of VEAC’s advisors, enabled them to make the necessary analyses and determinations regarding the business combination. In addition, VEAC’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of VEAC’s board of directors in valuing the Williston Business and assuming the risk that VEAC’s board of directors may not have properly valued the business.

Q:	What happens if I sell my shares of Class A Common Stock before the special meeting?

A:	The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination in accordance with the provisions described in this proxy statement. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or seek redemption of those shares.

Q:	How has the announcement of the business combination affected the trading price of VEAC units, Class A Common Stock and warrants?

A:	On November 6, 2018, the last trading date before the public announcement of the business combination, VEAC’s public units, Class A Common Stock and warrants closed at $10.60, $10.00 and $1.40, respectively. On , the trading date immediately prior to the date of this proxy statement, VEAC’s public units, Class A Common Stock and warrants closed at $ , $ and $ , respectively.

Q:	Following the business combination, will VEAC’s securities continue to trade on a stock exchange?

A:	Yes. We anticipate that, following the business combination, our Class A Common Stock and warrants will continue trading on the NASDAQ under the new symbols “VEI” and “VEIW,” respectively. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security following the business combination.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:	Approval of each of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon at the special meeting, voting as a single class.

Approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. This means that the two director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

Q:	May our Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the business combination?

A:	In connection with the stockholder vote to approve the proposed business combination, our Sponsor, directors, officers, or advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open markets from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the special meeting?

A:	Our stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class B Common Stock held of record as of , 2019, the record date for the special meeting. As of the close of business on the record date, there were 55,200,000 outstanding shares of Class A Common Stock, which are held by our public stockholders, and 13,800,000 outstanding shares of Class B Common Stock, which are held by our initial stockholders.

Q:	What constitutes a quorum at the special meeting?

A:	Holders of a majority in voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 34,500,001 shares of Class A Common Stock and Class B Common Stock, in the aggregate, would be required to achieve a quorum.

Q:	How will VEAC’s Sponsor, directors and officers vote?

A:	Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.. Currently, our Sponsor, directors and officers own approximately 20% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock, in the aggregate, including all of the founder shares. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:	What interests do the current officers and directors have in the business combination?

A:	In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

●	the fact that our Sponsor holds 8,693,333 private placement warrants that would expire worthless if a business combination is not consummated;

●	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the business combination;

●	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $ , based on the closing price of our Class A Common Stock on , 2019;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (i) any third party (other than our independent public accountants) for services rendered or products sold to us or (ii) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

●	the continuation of our existing directors as directors after the business combination;

●	the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at their original purchase price, which if unrestricted and freely tradeable would be valued at approximately $ , based on the closing price of our Class A Common Stock on , 2019;

●	the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by April 17, 2019; and

●	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Q:	What happens if I vote against the Business Combination Proposal?

A:	Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by April 17, 2019, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the business combination, including interest not previously released to us to pay our franchise and income taxes, by (b) the total number of shares of Class A Common Stock included as part of the units sold in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in VEAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of less than $5,000,001. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the public shares (the “20% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 20% threshold described above, we have no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of our common stock they may hold in connection with the consummation of the business combination, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2018 of approximately $559,731,733, the estimated per share redemption price would have been approximately $10.14. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) (i) in connection with a stockholder vote to approve an amendment to our Charter that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an Initial Business Combination by April 17, 2019, (ii) in connection with the liquidation of the Trust Account or (iii) if we subsequently complete a different business combination on or prior to April 17, 2019.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, (ii) check the box on the enclosed proxy card marked “Stockholder Certification,” and (iii) prior to 5:00 p.m., Eastern time, on , 2019 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock or Class B Common Stock. Notwithstanding the foregoing, a public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust Company’s (the “DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The U.S. federal income tax consequences of a redemption depend on a holder’s particular facts and circumstances. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Are there any other material U.S. federal income tax consequences to VEAC that are expected to result from the business combination?

A:	If the business combination is effected, we expect that we will be treated as a U.S. real property holding corporation for U.S. federal income tax purposes. If you are a Non-U.S. holder (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations”), we urge you to consult your tax advisors regarding the tax consequences of such treatment.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:	No. There are no appraisal rights available to holders of Class A Common Stock or Class B Common Stock in connection with the business combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the business combination?

A:	If the Business Combination Proposal is approved, we intend to use a portion of the funds held in the Trust Account to pay (i) a portion of our aggregate costs, fees and expenses in connection with the consummation of the business combination, (ii) tax obligations and deferred underwriting discounts and commissions from the IPO and (iii) for any redemptions of public shares. The remaining balance in the Trust Account, together with borrowings under the RBL Facility, proceeds from the issuance of the Senior Notes, proceeds from the Senior Bridge Facility (if any) and proceeds received from the NGP Private Placement, will be used to fund the cash portion of the purchase price. See the section entitled “Proposal No. 1—The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:	There are certain circumstances under which the Purchase Agreement may be terminated. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Purchase Agreement—Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an Initial Business Combination is not consummated by April 17, 2019, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders as stockholders of VEAC (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to our obligations under the Delaware General Corporation Law (the “DGCL”) to provide for claims of creditors and other requirements of applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:	It is currently anticipated that the business combination will be consummated promptly following the special meeting of our stockholders to be held on , 2019, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the business combination have been satisfied or waived. For a description of the conditions for the completion of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Purchase Agreement—Conditions to Closing of the Purchase Agreement.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including “Risk Factors” and the annexes, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of Class A Common Stock or Class B Common Stock on , 2019, the record date for the special meeting of our stockholders, you may vote with respect to the proposals in person at the special meeting or by completing signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Authorized Share Charter Proposal and the Additional Charter Proposal.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Vantage Energy Acquisition Corp.

5221 N. O’Connor Boulevard, 11th Floor
Irving, Texas 75039
Attention: Secretary

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at: (203) 658-9400)

Email: VEAC@morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Our board of directors is soliciting your proxy to vote your shares of Class A Common Stock and Class B Common Stock on all matters scheduled to come before the special meeting. We will pay the cost of soliciting proxies for the special meeting. We have engaged Morrow Sodali LLC (“Morrow Sodali”), to assist in the solicitation of proxies for the special meeting. We have agreed to pay Morrow Sodali a fee of $25,000, plus disbursements. We will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class B Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the business combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

This proxy statement includes certain terms commonly used in the oil and natural gas industry, which are defined elsewhere in this proxy statement in “Glossary of Oil and Natural Gas Terms” set forth in Annex F.

Parties to the Business Combination

Vantage Energy Acquisition Corp.

Vantage Energy Acquisition Corp. is a Delaware blank check company formed on February 8, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving VEAC and one or more businesses. Upon the closing of the business combination, we intend to change our name from “Vantage Energy Acquisition Corp.” to “Vantage Energy, Inc.”

Our Class A Common Stock, par value $0.0001 per share, warrants and units, consisting of one share of Class A Common Stock and one-third of one warrant, are traded on NASDAQ under the ticker symbols “VEAC,” “VEACW” and “VEACU,” respectively. We have applied to continue the listing of our Class A Common Stock and warrants on NASDAQ under the symbols “VEI” and “VEIW,” respectively, upon the closing of the business combination. The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

The mailing address of our principal executive office is 5221 N. O’Connor Boulevard, 11th Floor, Irving, Texas 75039.

QEP Energy Company

QEP Seller, a Delaware corporation, is a wholly owned subsidiary of QEP. QEP is an independent crude oil and natural gas exploration and production company with operations in two regions of the United States: the Southern Region (primarily in Texas and Louisiana) and the Northern Region (primarily in North Dakota). QEP’s corporate headquarters are located in Denver, Colorado, and shares of QEP’s common stock trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “QEP.”

The mailing address of QEP Seller’s principal executive office is 1050 17th Street, Suite 800, Denver, Colorado 80265.

Overview of the Williston Business

The Williston Business consists of all of QEP’s assets in North Dakota and Montana, the majority of which are located in the Williston Basin, including QEP’s South Antelope and Fort Berthold leasehold, various non-operated leases and mineral interests. All of the operated development activity and the majority of the non-operated development activity have been in the Bakken and Three Forks geologic formations.

As of September 30, 2018, the Williston Business contained approximately 667,739 gross acres and 191,907 net acres which included both leasehold and fee mineral ownership. The Williston Business contained 397 operated producing wells and 1,299 outside operated wells as of September 30, 2018. For the nine months ended September 30, 2018, production from the Williston Business was 46.3 Mboe per day comprised of 69% oil, 16% natural gas and 15% NGL. VEAC has identified approximately 311 gross (140 net) remaining drilling locations across the Williston Business. In addition to the remaining drilling locations, VEAC has identified approximately 104 gross (88 net) existing producing wells as potential candidates for re-stimulation (refracs).

For more information about the Williston Business, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Williston Business” and “Information About the Williston Business.”

The Business Combination

The Williston Business is currently owned by QEP Seller. On November 6, 2018, we entered into the Purchase Agreement with QEP Seller. Pursuant to the Purchase Agreement, and subject to the terms and conditions contained therein, we will, through OpCo, acquire all of QEP Seller’s right, title, interest and estate in and to the Williston Business. At the Closing, we will pay to QEP Seller cash in an amount equal to $1,650,000,000, subject to customary purchase price adjustments as further described in the Purchase Agreement. For a period of five years following the Closing, QEP Seller will be entitled to receive an aggregate of up to 5,833,340 shares of our Class A Common Stock as earnout consideration if certain stock price targets are achieved after the Closing.

In addition, prior to or concurrently with the consummation of the business combination, we intend to enter into the RBL Facility and issue Senior Notes and/or enter into the Senior Bridge Facility to provide us with liquidity to execute our anticipated capital program.

For more information about the Purchase Agreement and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Conditions to the Closing

Conditions to Consummate the Business Combination. Under the Purchase Agreement, the obligations of OpCo, as the buyer, and QEP Seller, as the seller, to consummate the business combination are subject to the satisfaction or waiver on or prior to the Closing of each of the following mutual conditions:

●	the representations and warranties of the other party being true and correct except to the extent any breaches would not in the aggregate have a material adverse effect and the specified representations being true and correct in all material respects, in each case without regard to the materiality standards contained in the Purchase Agreement;

●	performance by the other parties of their respective obligations, agreements and covenants;

●	the absence of material suits, actions, litigation or other proceedings seeking to restrain or prohibit the business combination;

●	the aggregate value of adjustments to the purchase price attributable to title defects, environmental defects, un-obtained consents to assignment and exercise of preferential purchase rights must be less than 20% of the purchase price;

●	the expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

●	approval of the VEAC stockholders of the Purchase Agreement and the transactions contemplated thereby; and

●	delivery of all documents required to be delivered by the other party under the Purchase Agreement.

The obligations of OpCo (but not QEP Seller) to consummate the business combination are also conditioned upon:

●	VEAC having at least $5,000,001 of net tangible assets remaining after the offer to redeem the Class A Common Stock;

●	no more than 16,560,000 shares of Class A Common Stock being redeemed (the “maximum redemption condition”);

●	the aggregate value of applicable new litigation matters arising after execution of the Purchase Agreement being less than $50 million, except to the extent that QEP Seller agrees to indemnify OpCo for all such liabilities in excess of $50 million; and

●	a consent of the lenders under QEP Seller’s credit agreement being obtained with respect to the business combination.

In addition, the obligations of QEP Seller to consummate the business combination are conditioned upon replacement of certain of QEP Seller’s bonds by OpCo.

Regulatory Matters

Neither VEAC nor QEP Seller is aware of any material regulatory approvals or actions that are required for completion of the business combination other than as required under the HSR Act. The parties have filed a premerger notification under the HSR Act. On November 26, 2018, the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Other Agreements

Registration Rights Agreement

In connection with the Closing, we will enter into a registration rights agreement (the “Registration Rights Agreement”) with QEP Seller, pursuant to which we will be required to, among other things and subject to certain conditions, register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of earnout shares and any other shares of Class A Common Stock that QEP Seller may acquire pursuant to the Purchase Agreement, and may acquire thereafter. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

Transition Services Agreement

Concurrently with the Closing, OpCo and QEP Seller will enter into the Transition Services Agreement pursuant to which QEP Seller, as an independent contractor of OpCo, will provide OpCo with services set forth therein, including accounting and production reporting, marketing, land administration, information technology, regulatory and drilling and completion services. As consideration for the services to be provided under the Transition Services Agreement, OpCo will pay QEP Seller an amount not to exceed $1,000,000 per month for each complete month during which the Transition Services Agreement is in effect plus certain reimbursable expenses.

For more information about the Transition Services Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Transition Services Agreement.”

Second Amended and Restated Charter

Pursuant to the terms of the Purchase Agreement, upon the Closing, we will amend and restate our Charter to, among other things, (a) change our name from “Vantage Energy Acquisition Corp.” to “Vantage Energy, Inc.” and (b) eliminate certain provisions in the Charter relating to an Initial Business Combination that will no longer be applicable to us following the closing of the business combination. In addition, we will amend our Charter to (a) increase the number of authorized shares of our Class A Common Stock from 200,000,000 shares to 600,000,000 shares, (b) declassify the VEAC Board and change the term of office of our directors from a three-year term to a one-year term and (c) adopt Delaware as the exclusive forum for certain stockholder litigation.

For more information about the amendments to our Charter, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Second Amended and Restated Charter.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

●	the fact that our Sponsor holds 8,693,333 private placement warrants that would expire worthless if a business combination is not consummated;

●	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

●	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $ , based on the closing price of our Class A Common Stock on , 2019;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (i) any third party (other than our independent public accountants) for services rendered or products sold to us or (ii) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

●	the continuation of our existing directors as directors after the business combination;

●	the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at their original purchase price, which if unrestricted and freely tradeable would be valued at approximately $ , based on the closing price of our Class A Common Stock on , 2019;

●	the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by April 17, 2019; and

●	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Reasons for the Approval of the Business Combination

After careful consideration, our board of directors recommends that our stockholders vote “FOR” the approval of the Business Combination Proposal.

For a more complete description of our reasons for the approval of the business combination and the recommendation of our board of directors, see the section entitled “Proposal No. 1—The Business Combination Proposal—VEAC Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under our Charter, holders of our Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the business combination, including interest not previously released to us to pay our franchise and income taxes, by (b) the total number of shares of Class A Common Stock issued in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in VEAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of September 30, 2018, this would have amounted to approximately $10.14 per share. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 20% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will not participate in our future growth, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of 2019 Annual Meeting of VEAC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on VEAC’s Public Float

It is anticipated that, upon completion of the business combination, the ownership of VEAC will be as follows:

●	the public stockholders will own 55,200,000 shares of our Class A Common Stock, representing a 63.1% interest; and

●	the initial stockholders will own 32,300,000 shares of our Class A Common Stock, representing a 36.9% interest.

The number of shares and the interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed, (ii) only 18,500,000 shares of Class A Common Stock are issued in the NGP Private Placement, (iii) none of the foregoing investors purchase shares of Class A Common Stock in the open market, (iv) no earnout consideration is issued to the QEP Seller pursuant to the Purchase Agreement and (v) there are no other issuances of equity interests of VEAC. As a result of the business combination, the voting interest of our public stockholders will decrease from 80.0% to 63.1%.

The ownership percentages with respect to VEAC set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the founder shares (even though they and the shares of Class A Common Stock into which they convert upon an Initial Business Combination are subject to transfer restrictions) due to the continued voting rights associated with the founder shares. If the actual facts are different than these assumptions, the percentage ownership retained by VEAC’s existing stockholders in VEAC following the business combination will be different. For example, if we assume that all outstanding 18,400,000 public warrants, 8,693,333 private placement warrants and 6,166,666 warrants that we expect our Sponsor to purchase pursuant to the terms of the Forward Purchase Agreement were exercisable and exercised following completion of the business combination, then the ownership of VEAC would be as follows:

●	the public stockholders and holders of the public warrants will own 73,600,000 shares of our Class A Common Stock, representing a 61.0% interest; and

●	the initial stockholders will own 47,159,999 shares of our Class A Common Stock, representing a 39.0% interest.

The public warrants and private placement warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and twelve months following the closing of the IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Organizational Structure

The following diagram illustrates our ownership structure prior to the business combination.

NGP Natural Resources XI, L.P. (NGP XI)(1)
Roger J. Biemans
LLC Interests
LLC Interests
Vantage Energy Partners, LLC (VEP)
LLC Interests
Public Stockholders(2)(3)
NGP Vantage Energy LLC (our Sponsor)(2)(3)
Independent Directors(3)
Class A Common Stock (80.0% Economic and Voting Interest)
Class B Common Stock (19.8% Economic and Voting Interest)
Class B Common Stock (0.2% Economic and Voting Interest)
Vantage Energy Acquistion Corp.(2)
100%
Vantage Acquistion Holdings, LLC
100%
Vantage Acquistion Operating Company, LLC (OpCo)
100%
Vantage Acquistion Finance Corp

(1)	Interests are held directly by NGP XI US Holdings, L.P. NGP XI Holdings GP, L.L.C. is the sole general partner of NGP XI US Holdings, L.P., and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Tony R. Weber, Craig Glick and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. See the section of this proxy statement entitled “Beneficial Ownership of Securities.”
(2)	The interests set forth above do not account for private placement warrants and public warrants that will remain outstanding following the business combination and may be exercised at a later date.
(3)	Represents founder shares held by our Sponsor and independent directors.

The following diagram illustrates our ownership structure immediately following the business combination, assuming the following:

●	no public stockholders elect to have their public shares redeemed;

●	only 18,500,000 shares of Class A Common Stock are issued in the NGP Private Placement;

●	none of the foregoing investors purchase shares of Class A Common Stock in the open market; and

●	there are no other issuances of equity interests of VEAC.

The ownership percentages with respect to VEAC set forth below do not take into account warrants to purchase Class A Common Stock that will also be outstanding immediately following the business combination.

NGP Natural Resources XI, L.P. (NGP XI)(1)
Roger J. Biemans
LLC Interests
LLC Interests
Vantage Energy Partners, LLC (VEP)
LLC Interests
Public Stockholders(2)(3)
NGP Vantage Energy LLC (our Sponsor)(2)(3)
Independent Directors(3)
Class A Common Stock (63.1% Economic and Voting Interest)
Class A Common Stock (36.7% Economic and Voting Interest)
Class A Common Stock (0.2% Economic and Voting Interest)
Vantage Energy Acquistion Corp.(2)
100%
Vantage Acquistion Holdings, LLC
100%
Vantage Acquistion Operating Company, LLC (OpCo)
100%
Vantage Acquistion Finance Corp

(1)	Interests are held directly by NGP XI US Holdings, L.P. NGP XI Holdings GP, L.L.C. is the sole general partner of NGP XI US Holdings, L.P., and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Tony R. Weber, Craig Glick and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. See the section of this proxy statement entitled “Beneficial Ownership of Securities.”
(2)	The interests set forth above do not account for private placement warrants, public warrants and forward purchase warrants that will also be outstanding following the business combination and may be exercised at a later date.
(3)	Represents shares of Class A Common Stock that will be issued upon conversion of the founder shares held by our Sponsor and independent directors.

Board of Directors of VEAC Following the Business Combination

Assuming the Director Election Proposal is approved at the special meeting, we expect our board of directors to remain the same following the completion of the business combination.

Accounting Treatment

The business combination will be accounted for as a business combination under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations, or ASC 805 in which VEAC will be deemed the accounting acquirer.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the business combination.

Other Proposals

In addition to the proposal to approve and adopt the Purchase Agreement and the business combination, our stockholders will be asked to vote on (i) an amendment to the Charter to increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to 600,000,000 shares, (ii) an amendment to the Charter to change the term of office of our directors from a three-year term to a one-year term, (iii) an amendment to the Charter to adopt Delaware as the exclusive forum for certain stockholder litigation, and (iv) amendments to change our name to Vantage Energy, Inc. and to eliminate provisions in the Charter relating to an Initial Business Combination that will no longer be applicable to us following the closing of the business combination. A copy of our Second A&R Charter reflecting the proposed amendments pursuant to the Authorized Share Charter Proposal, the Director Term Charter Proposal, the Exclusive Forum Charter Proposal and the Additional Charter Proposal is attached to this proxy statement as Annex C. For more information about the Authorized Share Charter Proposal and the Additional Charter Proposal, see the section entitled “Proposal No. 2—The Authorized Share Charter Proposal,” “Proposal No. 3—The Director Term Charter Proposal,” “Proposal No. 4—The Exclusive Forum Charter Proposal” and “Proposal No. 5—The Additional Charter Proposal.”

In addition, our stockholders will be asked to vote on (i) a proposal to approve, for purposes of complying with applicable NASDAQ listing rules, (A) the issuance and sale of up to 40,000,000 shares of Class A Common Stock and warrants to purchase up to 13,333,333 shares of Class A Common Stock to the Sponsor pursuant to that certain Forward Purchase Agreement, dated as of April 10, 2017, by and between us and the Sponsor, as supplemented by the November 6, 2018 Side Letter by and among us, OpCo, the Sponsor and QEP Seller, the proceeds of which will be used to fund a portion of the purchase price in the business combination, and (B) the issuance of up to 5,833,340 shares of Class A Common Stock to QEP Seller as earnout consideration pursuant to the Purchase Agreement, (ii) a proposal to approve and adopt the LTIP, (iii) a proposal to elect two directors to serve until the 2020 annual meeting of stockholders, or until the 2022 annual meeting of stockholders if the Director Term Charter Proposal is not approved, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal and (iv) a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal or the Director Election Proposal.

See the sections entitled “Proposal No. 6—The NASDAQ Proposal,” “Proposal No. 7—The LTIP Proposal,” “Proposal No. 8—The Director Election Proposal” and “Proposal No. 9—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The special meeting will be held at                           , local time, on                                        , 2019, at                                  , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on                               , 2019, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 69,000,000 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 55,200,000 are public shares and 13,800,000 are founder shares held by the Sponsor and our independent directors.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting in Lieu of 2019 Annual Meeting of VEAC Stockholders—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of shares of our outstanding capital stock representing a majority of the voting power of all outstanding shares of our capital stock entitled to vote at such meeting are present in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon at the special meeting, voting as a single class. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. This means that the two director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

Recommendation to VEAC Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Authorized Share Charter Proposal, the Director Term Charter Proposal, the Exclusive Forum Charter Proposal, the Additional Charter Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal is in the best interests of VEAC and our stockholders and recommends that our stockholders vote “FOR” each of the Proposals to be presented at the special meeting. Our board of directors also recommends that our stockholders vote “FOR” our two director nominees, William K. White and M. Timothy Carey, for election to our board of directors.

When you consider the recommendation of the board of directors in favor of approval of these Proposals (or nominees), you should keep in mind that the Sponsor, members of the board of directors and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary Historical Reserve and Operating Data of the Williston Business

The following tables present, for the periods and as of the dates indicated, summary data with respect to the estimated net proved oil and natural gas reserves and operating data of the Williston Business.

The reserve estimates attributable to the Williston Business as of December 31, 2017 presented in the table below are based on a reserve report prepared by Ryder Scott Company, L.P., QEP’s independent oil and gas reserve evaluation engineering consultants. A copy of the reserve report is attached to this proxy statement as Annex E. All of these reserve estimates were prepared in accordance with the SEC’s rules regarding oil and natural gas reserve reporting that are currently in effect. The following tables also contain summary unaudited information regarding production and sales of oil, natural gas and NGLs with respect to such properties.

See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Williston Business” and “Information About the Williston Business—Reserve Summary” in evaluating the material presented below.

	December 31, 2017
	Oil	Gas	NGL	Total
Proved Reserves(1)	MMbbl	Bcf	MMbbl	MMboe(2)
Proved developed reserves	64.0	79.6	16.6	93.9
Proved undeveloped reserves	42.4	27.8	6.1	53.1
Total proved reserves	106.4	107.4	22.7	147.0

(1)	Proved reserve estimates and related information is presented consistent with the requirements of the SEC’s rules for the Modernization of Oil and Gas Reporting. These rules permit the use of reliable technologies to estimate and categorize reserves and require the use of the average of the first-of-the-month commodity prices, adjusted for location and quality differentials, for the prior 12 months (unless contractual arrangements designate the price) to calculate economic producibility of reserves and the discounted cash flows reported as the Standardized Measure of Future Net Cash Flows Relating to Proved Reserves. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Williston Business—Critical Accounting Estimates” for additional information regarding estimates of proved reserves and the preparation of such estimates.
(2)	Natural gas is converted to a crude oil equivalent at the ratio of six Mcf of natural gas to one barrel of crude oil equivalent.

	Nine Months ended September 30, 2018	Year ended December 31, 2017
Production volumes
Oil and condensate (Mbbl)	8,766.7	12,494.6
Gas (Bcf)	11.6	15.7
NGL (Mbbl)	1,941.3	3,103.2
Total equivalent production (Mboe)	12,641.3	18,214.5

Oil (per bbl)
Average field-level price	$65.26	$47.63
Gas (per Mcf)
Average field-level price	$2.70	$2.67
NGL (per bbl)
Average field-level price	$24.25	$16.36
Average net equivalent price (per Boe)
Average field-level price	$48.86	$37.76

SELECTED HISTORICAL FINANCIAL INFORMATION OF VEAC

The following table shows selected historical interim financial information of VEAC as of September 30, 2018, September 30, 2017 and December 31, 2017 and for the period from February 8, 2017 (date of inception) to September 30, 2017, the period from February 8, 2017 (date of inception) to December 31, 2017 and for the nine months ended September 30, 2018. This information was derived from the unaudited interim financial statements of VEAC for the nine months ended and as of September 30, 2018, and the audited financial statements of VEAC for the period from February 8, 2017 (date of inception) to and as of December 31, 2017 included elsewhere in this proxy statement. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VEAC” and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement.

	For the Nine Months Ended September 30, 2018	For the Period from February 8, 2017 (date of inception) to September 30, 2017	For the Period from February 8, 2017 (date of inception) to December 31, 2017
Statement of Operations Data:
Total expenses	$1,487,590	$660,166	$889,792
Other income – investment income on Trust Account and interest	$6,691,793	$2,171,279	$3,400,357
Income tax provision	$1,196,503	$584,400	$960,577
Net income attributable to common shareholders	$4,007,700	$926,713	$1,554,224
Per Share Data:
Weighted average shares of common stock outstanding – basic	15,744,356	15,411,453	15,555,521
Weighted average shares of common stock outstanding – diluted	69,000,000	69,000,000	57,521,101
Net income per share of common stock – basic	$0.25	$0.06	$0.10
Net income per share of common stock – diluted	$0.06	$0.01	$0.03

	As of September 30, 2018	As of December 31, 2017
Balance Sheet Data:
Total assets	$559,826,109	$554,943,171
Total liabilities	$20,357,615	$19,482,377
Value of Class A Common Stock that may be redeemed in connection with an Initial Business Combination (approximately $10.00 per share)	$534,468,490	$530,460,790
Total stockholders’ equity	$5,000,004	$5,000,004

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF THE WILLISTON BUSINESS

The following table presents, in each case for the periods and as of the dates indicated, selected historical financial and operating data of the Williston Business.

The selected historical financial and operating data of the Williston Business as of December 31, 2017 and 2016, and for the three years ended December 31, 2017, 2016 and 2015 are derived from the audited financial statements of the Williston Business included elsewhere in this proxy statement. The selected historical financial and operating data of the Williston Business as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 are derived from the unaudited financial statements included elsewhere in this proxy statement. The balance sheet data in the table below as of December 31, 2015 and as of September 30, 2017, is derived from the unaudited balance sheets not included in this proxy statement.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Williston Business” and the historical financial statements of the Williston Business and the notes thereto included elsewhere in this proxy statement. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the information in the following table. The financial position, results of operations and cash flows of the Williston Business could differ from those that would have resulted if the Williston Business was operated autonomously or as an entity independent of QEP in the periods for which historical financial data are presented below, and such data may not be indicative of the future operating results or financial performance of the Williston Business.

	Williston Business
	Year Ended December 31,			Nine months ended September 30,
	2017	2016	2015	2018	2017
	(in thousands)
Statement of Operations Data
Revenues	$705,718	$627,410	$669,133	$619,959	$509,669
Operating income (loss)	(62,388)	(153,068)	(113,490)	69,320	(69,183)
Net income (loss)	(63,614)	(182,904)	(159,731)	(14,240)	(108,516)
Balance Sheet Data
Total Assets	$2,865,466	$2,993,328	$3,159,726	$2,700,509	$2,869,959
Capitalization
Long-term debt(1)	2,253,139	2,328,729	2,348,925	1,990,713	2,279,810
Parent net investment (deficit)	284,666	191,054	235,673	420,369	189,930
Total Capitalization	$2,537,805	$2,519,783	$2,584,598	$2,411,082	$2,469,740
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	$210,345	$198,897	$331,722	$271,698	$139,456
Capital expenditures	$(288,802)	$(313,830)	$(604,060)	$(173,634)	$(195,913)
Net cash provided by (used in) investing activities	$(288,980)	(313,851)	$(604,226)	$(155,438)	$(195,758)
Net cash provided by (used in) financing activities	$81,636	$118,089	$289,796	$(112,483)	$58,474
Non-GAAP Measures
Adjusted EBITDA(2)	$359,987	$314,484	$384,286	$392,495	$252,853
Operating Information
Net production volumes (Mboe)	18,214.5	20,356.9	18,597.9	12,641.3	13,791.2

(1)	Represents an allocated portion of QEP’s indebtedness.
(2)	See “Non-GAAP Financial Measures” for the definition of Adjusted EBITDA.

Non-GAAP Financial Measures

QEP defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude exploration expenses, gains and losses from asset sales, impairment and certain other items. We use Adjusted EBITDA to evaluate our financial performance and trends, make operating decisions and allocate resources. QEP believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of the Williston Business’s performance from period to period. The Williston Business Adjusted EBITDA may be determined or calculated differently than similarly titled measures of other companies in our industry, which could reduce the usefulness of this non-GAAP financial measure when comparing the performance of the Williston Business to that of other companies.

Below is a reconciliation of net income (loss) (the most directly comparable GAAP measure) to Adjusted EBITDA. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the information contained in the financial statements of the Williston Business prepared in accordance with GAAP.

	Williston Business
	Year Ended December 31,			Nine months ended September 30,
	2017	2016	2015	2018	2017
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(63,614)	$(182,904)	$(159,731)	$(14,240)	$(108,516)
Interest expense	136,360	139,988	135,345	87,046	103,633
Interest and other (income) expense	(971)	(2,646)	399	873	(807)
Income tax provision (benefit)	(134,163)	(107,506)	(89,503)	(4,359)	(63,493)
Exploration expenses	212	522	514	17	54
Depreciation, depletion and amortization	421,985	463,017	482,011	323,172	322,137
Net (gain) loss from asset sales	178	21	779	(14)	(155)
Impairment	—	3,992	14,472	—	—
Adjusted EBITDA	$359,987	$314,484	$384,286	$392,495	$252,853

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement, regarding the proposed business combination, VEAC’s ability to consummate the business combination, the benefits of the transaction, the post-combination company’s future financial performance following the business combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, VEAC disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement. VEAC cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of VEAC, incident to the development, production, fathering and sale of oil, natural gas and NGLs.

In addition, VEAC cautions you that the forward-looking statements regarding VEAC and the post-combination company, which are contained in this proxy statement, are subject to the following factors:

●	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Purchase Agreement;

●	the outcome of any legal proceedings that may be instituted against VEAC following announcement of the business combination;

●	the inability to complete the business combination due to the failure to obtain approval of the stockholders of VEAC, or the other conditions to closing in the Purchase Agreement;

●	the risk that VEAC may not be able to obtain the financing necessary to consummate the business combination;

●	the risk that the proposed business combination disrupts current plans and operations of the Williston Business or VEAC as a result of the announcement and consummation of the business combination;

●	VEAC’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of VEAC to grow and manage growth profitably following the business combination;

●	costs related to the business combination;

●	VEAC’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the business combination;

●	the possibility of third-party claims against VEAC’s Trust Account;

●	changes in applicable laws or regulations;

●	changes in current or future commodity prices and interest rates;

●	the possibility that VEAC or the post-combination company may be adversely affected by other economic, business, and/or competitive factors; and

●	the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of VEAC’s reserves.

Should one or more of the risks or uncertainties described in this proxy statement, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in VEAC’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the subsequent Quarterly Reports on Form 10-Q. VEAC’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the business combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of the Williston Business and our business, financial condition and prospects following the completion of the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with our financial statements and the financial statements of the Williston Business and notes to the financial statements included herein.

Risks Related to Our Business, Operations and Industry

The risks discussed herein have been identified by VEAC’s management based on an evaluation of the historical risks faced by QEP with respect to the Williston Business and relate to VEAC management’s current expectations as to future risks that may result from VEAC’s anticipated ownership and operation of the Williston Business.

Oil, natural gas and NGL prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect our business, financial condition and results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The prices that we will receive for our oil, natural gas and NGLs production after the business combination will heavily influence our revenue, profitability, access to capital, future rate of growth and carrying value of our properties. Oil, natural gas and NGLs are commodities, and their prices may fluctuate widely in response to relatively minor changes in the supply of and demand for oil, natural gas and NGLs and market uncertainty. Historically, oil, natural gas and NGL prices have been volatile. For example, during the period from January 1, 2014 through September 30, 2018, the WTI spot price for oil has declined from a high of $107.95 per Bbl on June 20, 2014 to a low of $26.19 per Bbl on February 11, 2016, and the Henry Hub spot price for natural gas has declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. Since 2016, prices have generally increased. On September 28, 2018, the WTI spot price for oil was $73.16 per barrel and the Henry Hub spot price for natural gas was $3.01 per MMBtu. The realized natural gas price of the Williston Business for 2017 was $2.68 per Mcf, and the realized price for NGLs was $16.35 per barrel. For the nine months ended September 30, 2018, the realized price for natural gas of the Williston Business was $2.70 per Mcf, and the realized price for NGLs was $24.25 per barrel. From October 3, 2018 through November 13, 2018, both Brent and WTI dropped by approximately $21/bbl, a loss of 24% for Brent, and 28% for WTI. Likewise, NGLs, which are made up of ethane, propane, isobutene, normal butane and natural gasoline, all of which have different uses and different pricing characteristics, have suffered significant recent declines in realized prices. The prices that we will receive for our production after the business combination, and the levels of our production, depend on numerous factors beyond our control, which include the following:

●	worldwide and regional economic conditions impacting the global supply and demand for oil, natural gas and NGLs;

●	the price and quantity of foreign imports of oil, natural gas and NGLs;

●	political and economic conditions in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

●	actions of the Organization of the Petroleum Exporting Countries, its members and other state-controlled oil companies relating to oil price and production controls;

●	the level of global exploration, development and production;

●	the level of global inventories;

●	prevailing prices on local price indexes in the area in which we operate;

●	the proximity, capacity, cost and availability of gathering and transportation facilities;

●	localized and global supply and demand fundamentals and transportation availability;

●	the cost of exploring for, developing, producing and transporting reserves;

●	weather conditions and other natural disasters;

●	technological advances affecting energy consumption;

●	the price and availability of alternative fuels;

●	expectations about future commodity prices; and

●	U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Lower commodity prices may reduce our cash flows and borrowing ability after the business combination. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to develop future reserves could be adversely affected. Also, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. In addition, sustained periods with oil and natural gas prices at levels lower than current WTI or Henry Hub strip prices and the resultant effect such prices may have on our drilling economics and our ability to raise capital may require us to re-evaluate and postpone or eliminate our development drilling, which could result in the reduction of some of our proved undeveloped reserves and related standardized measure. If we are required to curtail our drilling program, we may be unable to continue to hold leases that are scheduled to expire, which may further reduce our reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

After the business combination, our development and acquisition projects will require substantial capital expenditures. We may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in our ability to access or grow production and reserves.

The oil and natural gas industry is capital-intensive. After the business combination, we expect to make substantial capital expenditures related to development and acquisition projects. Following the completion of the business combination, we expect that we will fund our capital expenditures with cash generated by operations and borrowings under the RBL Facility; however, our financing needs may require us to alter or increase our capitalization substantially through the issuance of debt or equity securities or the sale of assets. The issuance of additional indebtedness would require that a portion of our cash flow from operations be used for the payment of interest and principal on our indebtedness, thereby reducing our ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions. The issuance of additional equity securities would be dilutive to our stockholders. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, oil, natural gas and NGL prices; actual drilling results; the availability of drilling rigs and other services and equipment; and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in our actual capital expenditures, which would negatively impact our ability to grow production.

After the business combination, our cash flow from operations and access to capital will be subject to a number of variables, including:

●	the prices at which our production is sold;

●	our proved reserves;

●	the level of hydrocarbons we are able to produce from existing wells;

●	our ability to acquire, locate and produce new reserves;

●	the levels of our operating expenses; and

●	our ability to borrow under the RBL Facility and the ability to access the capital markets.

If our revenues or the borrowing base under the RBL Facility decrease as a result of lower oil, natural gas and NGL prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations. If additional capital is needed, we may not be able to obtain debt or equity financing on terms acceptable to us, if at all. If cash flow generated by our operations or available borrowings under the RBL Facility are not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to development of our properties, which in turn could lead to a decline in our reserves and production, and could materially and adversely affect our business, financial condition and results of operations.

Part of our strategy after the business combination will involve using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

After the business combination, we expect that our operations will utilize some of the latest drilling and completion techniques. Risks that we will face while drilling horizontal wells include the following:

●	landing a wellbore in the desired drilling zone;

●	staying in the desired drilling zone while drilling horizontally through the formation;

●	running our casing the entire length of the wellbore; and

●	being able to run tools and other equipment consistently through the horizontal wellbore.

Risks that we will face while completing wells include the following:

●	the ability to fracture stimulate the planned number of stages;

●	the ability to run tools the entire length of the wellbore during completion operations; and

●	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

In addition, certain of the new techniques that we expect to adopt may cause irregularities or interruptions in production due to offset wells being shut in and the time required to drill and complete multiple wells before any such wells begin producing. Furthermore, the results of our drilling in new or emerging formations will be more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and, consequently, we will be more limited in assessing future drilling results in these areas. If our drilling results are less than anticipated, the return on our investment for a particular project may not be as attractive as anticipated, we could incur material write-downs of unevaluated properties, and the value of our undeveloped acreage could decline in the future.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future financial condition and results of operations will depend on the success of our development, acquisition and production activities, which are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil and natural gas production.

Our decisions to develop or purchase prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see “—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and value of our reserves.” In addition, our cost of drilling, completing and operating wells will often be uncertain.

Further, many factors may curtail, delay or cancel our drilling projects, including the following:

●	delays imposed by or resulting from compliance with regulatory requirements, including limitations resulting from wastewater disposal, emission of greenhouse gases (“GHGs”) and limitations on hydraulic fracturing;

●	pressure or irregularities in geological formations;

●	shortages of or delays in obtaining equipment and qualified personnel or in obtaining water for hydraulic fracturing activities;

●	equipment failures, accidents or other unexpected operational events;

●	lack of available gathering facilities or delays in construction of gathering facilities;

●	lack of available capacity on interconnecting transmission pipelines;

●	adverse weather conditions;

●	issues related to compliance with environmental regulations;

●	environmental hazards, such as oil and natural gas leaks, oil spills, pipeline and tank ruptures and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

●	declines in oil and natural gas prices;

●	limited availability of financing at acceptable terms;

●	title problems; and

●	limitations in the market for oil and natural gas.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under applicable debt instruments, which may not be successful.

After the business combination, our ability to make scheduled payments on or to refinance our indebtedness obligations, including the RBL Facility, Senior Notes and/or Senior Bridge Facility, will depend on our financial condition and operating performance, which will be subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance indebtedness. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict business operations. The terms of future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. The RBL Facility and the Senior Bridge Facility will limit VEAC’s ability to dispose of assets and use the proceeds from such dispositions. VEAC may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measure may not be successful and may not permit VEAC to meet scheduled debt service obligations.

Restrictions in OpCo’s future debt agreements could limit our growth and ability to engage in certain activities.

The terms and conditions governing OpCo’s indebtedness following the business combination will:

●	require OpCo to dedicate a substantial portion of cash flow from operations to service its debt, thereby reducing the cash available to finance operations and other business activities and could limit its flexibility in planning for or reacting to changes in its business and the industry in which it operates;

●	increase vulnerability to economic downturns and adverse developments in OpCo’s business;

●	place restrictions on OpCo’s ability to engage in certain business activities, including without limitation, to raise capital, obtain additional financing (whether for working capital, capital expenditures or acquisitions) or to refinance indebtedness, grant or incur liens on assets, pay dividends or make distributions in respect of its capital stock, make investments, amend or repay subordinated indebtedness, sell or otherwise dispose of assets, business or operations and engage in business combinations or other fundamental changes;

●	potentially place OpCo at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

●	limit management’s discretion in operating OpCo’s business.

OpCo’s ability to meet its expenses and debt obligations and comply with the covenants and restrictions contained therein will depend on its future performance, which will be affected by financial, business, economic, industry, regulatory and other factors, many of which are beyond OpCo’s control. If market or other economic conditions deteriorate, OpCo’s ability to comply with these covenants may be impaired. OpCo cannot be certain that its cash flow will be sufficient to allow it to pay the principal and interest on its debt and meet its other obligations. If OpCo does not have enough money, OpCo may be required to refinance all or part of its debt, sell assets, borrow more money or raise equity. OpCo may not be able to refinance its debt, sell assets, borrow more money or raise equity on terms acceptable to it, or at all. For example, OpCo’s future debt agreements will require the satisfaction of certain conditions, including coverage and leverage ratios, to borrow money. OpCo’s future debt agreements will also restrict the payment of dividends and distributions by certain of its subsidiaries to it, which could affect its access to cash. In addition, OpCo’s ability to comply with the financial and other restrictive covenants in the agreements governing its indebtedness will be affected by the levels of cash flow from operations and future events and circumstances beyond OpCo’s control. Breach of these covenants or restrictions will result in a default under OpCo’s financing arrangements, which if not cured or waived, would permit the lenders to accelerate all indebtedness outstanding thereunder. Upon acceleration, the debt would become immediately due and payable, together with accrued and unpaid interest, and any lenders’ commitment to make further loans to OpCo may terminate. Even if new financing were then available, it may not be on terms that are acceptable to OpCo or VEAC. Additionally, upon the occurrence of an event of default under OpCo’s financing agreements, the affected lenders may exercise remedies, including through foreclosure, on the collateral securing any such secured financing arrangements. Moreover, any subsequent replacement of OpCo’s financing arrangements may require it to comply with more restrictive covenants which could further restrict business operations.

Any significant reduction in the borrowing base under the RBL Facility as a result of the periodic borrowing base redeterminations or otherwise may negatively impact our ability to fund our operations.

The RBL Facility will limit the amounts OpCo can borrow up to a borrowing base amount, which the lenders will in good faith determine, in accordance with their respective usual and customary oil and gas lending criteria, based upon the loan value of the proved oil and gas reserves located within the geographic boundaries of the United States included in the most recent reserve report provided to the lenders.

The RBL Facility will require periodic borrowing base redeterminations based on reserve reports. Additionally, the borrowing base will be subject to unscheduled adjustments due to certain issuances of new junior lien indebtedness, unsecured indebtedness or subordinated indebtedness, certain sales or acquisitions of borrowing base properties, early monetizations or terminations of certain hedge or swap positions or failure to maintain title compliance at a specified threshold. A reduced borrowing base could render OpCo unable to access adequate funding under the RBL Facility. Additionally, if the aggregate amount outstanding under the RBL Facility exceeds the borrowing base at any time, OpCo would be required to repay any indebtedness in excess of the borrowing base or to provide mortgages on additional borrowing base properties to eliminate such excess. As a result of a mandatory prepayment and/or reduced access to funds under the RBL Facility, OpCo may be unable to implement its drilling and development plan, make acquisitions or otherwise carry out business plans, which would have a material adverse effect on its financial condition and results of operations.

Our derivative activities could result in financial losses or could reduce our earnings.

Pursuant to the Purchase Agreement, we may request QEP Seller to enter into hedging transactions with respect to the Williston Business prior to the Closing. After the business combination, we also expect to enter into derivative instrument contracts for a portion of our oil and natural gas production. As a result, our future earnings may fluctuate significantly as a result of changes in fair value of our derivative instruments.

Derivative instruments will also expose us to the risk of financial loss in some circumstances, including when:

●	production is less than the volume covered by the derivative instruments;

●	the counterparty to the derivative instrument defaults on its contractual obligations;

●	there is an increase in the differential between the underlying price in the derivative instrument and actual prices received; or

●	there are issues with regard to legal enforceability of such instruments.

The use of derivatives may, in some cases, require the posting of cash collateral with counterparties. If we enter into derivative instruments that require cash collateral and commodity prices or interest rates change in a manner adverse to us, our cash otherwise available for use in our operations would be reduced, which could limit our ability to make future capital expenditures and make payments on our indebtedness, and which could also limit the size of our borrowing base. Future collateral requirements will depend on arrangements with our counterparties, highly volatile oil and natural gas prices and interest rates. In addition, derivative arrangements could limit the benefit we would receive from increases in the prices for oil and natural gas, which could also have a material adverse effect on our financial condition.

Our commodity derivative contracts will expose us to risk of financial loss if a counterparty fails to perform under a contract. Disruptions in the financial markets could lead to sudden decreases in a counterparty’s liquidity, which could make the counterparty unable to perform under the terms of the contract, and we may not be able to realize the benefit of the contract. We are unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform. Even if we accurately predict sudden changes, our ability to negate the risk may be limited depending upon market conditions.

During periods of declining commodity prices, our derivative contract receivable positions will generally increase, which will increase our counterparty credit exposure. If the creditworthiness of our counterparties deteriorates and results in their nonperformance, we could incur a significant loss with respect to our commodity derivative contracts.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and value of our reserves. In order to prepare reserve estimates, we will project production rates and timing of development expenditures. We will also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary from our estimates. For instance, initial production rates reported by us or other operators may not be indicative of future or long-term production rates, our recovery efficiencies may be worse than expected, and production declines may be greater than our estimates and may be more rapid and irregular when compared to initial production rates. In addition, we may adjust reserve estimates to reflect additional production history, results of development activities, commodity prices and other existing factors. Any significant variance could materially affect the estimated quantities and value of our reserves.

You should not assume that the present value of future net revenues from the reserves of the Williston Business is the current market value of the estimated reserves of the Williston Business. QEP generally bases the estimated discounted future net cash flows from reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. For example, the estimated proved reserves of the Williston Business as of December 31, 2017 and related standardized measure were calculated under SEC rules using twelve-month trailing average benchmark prices of $51.34 per barrel of oil (WTI) and $2.98 per MMBtu (Henry Hub spot price), which, for certain periods in 2018, were substantially higher than the available spot prices. If spot prices are below such calculated amounts, using more recent prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits.

We will not be the operator on all of our acreage or drilling locations, and, therefore, we will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets.

After the business combination, we will have limited ability to exercise influence over the operations of the drilling locations operated by our partners, and there is the risk that our partners may at any time have economic, business or legal interests or goals that are inconsistent with ours. Furthermore, the success and timing of development activities operated by our partners will depend on a number of factors that will be largely outside of our control, including:

●	the timing and amount of capital expenditures;

●	the operator’s expertise and financial resources;

●	the approval of other participants in drilling wells;

●	the selection of technology; and

●	the rate of production of reserves, if any.

This limited ability to exercise control over the operations and associated costs of some of our drilling locations could prevent the realization of targeted returns on capital in drilling or acquisition activities.

The identified drilling locations of the Williston Business are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not be able to raise the substantial amount of capital that would be necessary to drill such locations.

We have specifically identified and scheduled certain drilling locations as an estimation of our future multi-year drilling activities on the existing acreage of the Williston Business. These drilling locations represent a significant part of our anticipated growth strategy after the business combination. Our ability to drill and develop these locations will depend on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors. Because of these uncertain factors, we do not know if the numerous drilling locations we have identified will ever be drilled or if we will be able to produce natural gas or oil from these or any other drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the drilling locations are obtained, the leases for such acreage will expire. As such, our actual drilling activities may materially differ from those presently identified.

VEAC has identified 311 horizontal drilling locations based on approximately 1,300-foot spacing in the Bakken and Three Forks formations, consisting of laterals of approximately 10,000 feet in length. As a result of the limitations described above, we may be unable to drill many of the identified locations. In addition, we will require significant additional capital over a prolonged period in order to pursue the development of these locations, and we may not be able to raise or generate the capital required to do so. See “—After the business combination, our development and acquisition projects will require substantial capital expenditures. We may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in our ability to access or grow production and reserves.” Any drilling activities that we are able to conduct on these locations may not be successful or result in our ability to add additional proved reserves to our overall proved reserves or may result in a downward revision of our estimated proved reserves, which could have a material adverse effect on our future business and results of operations. Additionally, if we curtail our drilling program, we may lose a portion of our acreage through lease expirations.

Certain of the undeveloped leasehold acreage of the Williston Business is subject to leases that will expire over the next several years unless production is established on units containing the acreage, the primary term is extended through continuous drilling provisions or the leases are renewed.

As of September 30, 2018, approximately 61% of the total net acreage of the Williston Business was either held by production or under continuous drilling provisions. The leases for the net acreage of the Williston Business not held by production will expire at the end of their primary term unless production is established in paying quantities under the units containing these leases, the leases are held beyond their primary terms under continuous drilling provisions or the leases are renewed. If these leases expire and we are unable to renew the leases, we will lose the right to develop the related properties. Our ability to drill and develop these locations will depend on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors.

Adverse weather conditions may negatively affect our operating results and our ability to conduct drilling activities.

Adverse weather conditions may cause, among other things, increases in the costs of, and delays in, drilling or completing new wells, power failures, temporary shut-in of production and difficulties in the transportation of our oil, natural gas and NGLs. Any decreases in production due to poor weather conditions will have an adverse effect on our revenues, which will in turn negatively affect our cash flow from operations.

Our operations after the business combination will be substantially dependent on the availability of water. Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

Water is an essential component of deep shale oil and natural gas production during both the drilling and hydraulic fracturing processes. Drought conditions have persisted in the areas where the Williston Business is located in past years. These drought conditions have led governmental authorities to restrict the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supplies. If we are unable to obtain water to use in our operations after the business combination, we may be unable to economically produce oil and natural gas, which could have a material and adverse effect on our financial condition, results of operations and cash flows.

The producing properties of the Williston Business are located in the Williston Basin in North Dakota and Montana, making us vulnerable to risks associated with operating in a single geographic area.

All of the producing properties of the Williston Business are geographically concentrated in the Williston Basin in North Dakota and Montana. At December 31, 2017, all of the total estimated proved reserves of the Williston Business were attributable to properties located in this area. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, market limitations, availability of equipment and personnel, water shortages or other drought related conditions or interruption of the processing or transportation of oil, natural gas or NGLs.

The marketability of our production will be dependent upon transportation and other facilities, certain of which we will not control. If these facilities are unavailable, our operations could be interrupted and our revenues reduced.

The marketability of our oil and natural gas production will depend in part upon the availability, proximity and capacity of transportation facilities owned by third parties. Our oil production will be transported from the wellhead to our tank batteries by our gathering systems. The oil will then be transported by the purchaser by truck to a transportation facility. Our natural gas production will be generally transported by third-party gathering lines from the wellhead to a gas processing facility. We will not control these trucks and other third-party transportation facilities, and our access to them may be limited or denied. Insufficient production from our wells to support the construction of pipeline facilities by our purchasers or a significant disruption in the availability of our or third-party transportation facilities or other production facilities could adversely impact our ability to deliver to market or produce our oil and natural gas and thereby cause a significant interruption in our operations. If, in the future, we are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, we may be required to shut in or curtail production. Any such shut-in or curtailment, or an inability to obtain favorable terms for delivery of the oil and natural gas produced from our fields, would materially and adversely affect our financial condition and results of operations.

We may incur losses as a result of title defects in the properties in which we invest.

The existence of a material title deficiency can render a lease worthless and could adversely affect our results of operations and financial condition. While we intend to obtain title opinions prior to commencing drilling operations on a lease or in a unit, the failure of title may not be discovered until after a well is drilled, in which case we may lose the lease and the right to produce all or a portion of the minerals under the property.

The development of the estimated PUDs of the Williston Business may take longer and may require higher levels of capital expenditures than we currently anticipate. Therefore, the estimated PUDs may not be ultimately developed or produced.

As of December 31, 2017, 36% of the total estimated proved reserves of the Williston Business were classified as proved undeveloped. Development of these proved undeveloped reserves may take longer and require higher levels of capital expenditures than we currently anticipate. Delays in the development of reserves, increases in costs to drill and develop such reserves or decreases in commodity prices will reduce the value of the estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause us to have to reclassify PUDs as unproved reserves. Further, we may be required to write-down PUDs if we do not drill those wells within five years after their respective dates of booking.

If commodity prices decrease to a level such that our future undiscounted cash flows from our properties are less than their carrying value, we may be required to take write-downs of the carrying values of our properties.

Accounting rules will require us to periodically review the carrying value of our properties for possible impairment after the business combination. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write-down the carrying value of our properties. A write-down constitutes a non-cash charge to earnings. Recently, commodity prices have declined significantly. On September 30, 2018, the WTI spot price for crude oil was $73.16 per barrel and the Henry Hub spot price for natural gas was $3.01 per MMBtu, representing decreases of 32% and 62%, respectively, from the high of $107.62 per barrel of oil and $7.92 per MMBtu for natural gas during 2014. Likewise, NGLs have suffered significant recent declines in realized prices. NGLs are made up of ethane, propane, isobutene, normal butane and natural gasoline, all of which have different uses and different pricing characteristics. Lower commodity prices in the future could result in impairments of our properties, which could have a material adverse effect on our results of operations for the periods in which such charges are taken.

Unless we replace our reserves with new reserves and develop those reserves, our reserves and production will decline, which would adversely affect our future cash flows and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless we conduct successful ongoing exploration and development activities or continually acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Our future reserves and production, and therefore our future cash flow and results of operations, will be highly dependent on our success in efficiently developing our reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire sufficient additional reserves to replace our production. If we are unable to replace our production, the value of our reserves will decrease, and our business, financial condition and results of operations would be materially and adversely affected.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations may be exposed to significant delays, costs and liabilities as a result of environmental and occupational health and safety requirements applicable to our business activities.

After the business combination, our operations will be subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment, health and safety aspects of our operations or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations applicable to our operations, including the acquisition of a permit or other approval before conducting regulated activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from our operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency (“EPA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve taking difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, natural resource damages, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining, or be unable to obtain, required permits, which may delay or interrupt our operations and limit our growth and revenue.

Certain environmental laws impose strict as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. We may be required to remediate contaminated properties operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In connection with certain acquisitions, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us. Moreover, public interest in the protection of the environment has increased dramatically in recent years. For example, on October 1, 2015, the EPA issued a final rule under the federal Clean Air Act (the “CAA”), lowering the National Ambient Air Quality Standard (“NAAQS”) for ground level ozone from the current standard of 75 parts per billion (“ppb”) for the current 8-hour primary and secondary ozone standards to 70 ppb for both standards. States are expected to implement more stringent requirements as a result of this new final rule, which could apply to our operations. And in June 2016, the EPA finalized rules regarding criteria for aggregating multiple sites into a single source for air-quality permitting purposes applicable to the oil and gas industry for activities in areas where the EPA is the permitting authority or on federal tribal lands. This rule could cause small facilities (such as tank batteries and compressor stations), on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting requirements. Compliance with these more stringent standards and other environmental regulations could delay or prohibit our ability to obtain permits for operations or require us to install additional pollution control equipment, the costs of which could be significant. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, our business, prospects, financial condition or results of operations could be materially adversely affected.

We may incur substantial losses and be subject to substantial liability claims as a result of our operations. Additionally, we may not be insured for, or our insurance may be inadequate to protect it against, these risks.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations.

Our development activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

●	environmental hazards, such as uncontrollable releases of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater, air and shoreline contamination;

●	abnormally pressured formations;

●	mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

●	fire, explosions and ruptures of pipelines;

●	personal injuries and death;

●	natural disasters; and

●	terrorist attacks targeting oil and natural gas related facilities and infrastructure.

Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us as a result of claims for:

●	injury or loss of life;

●	damage to and destruction of property, natural resources and equipment;

●	pollution and other environmental damage;

●	regulatory investigations and penalties; and

●	repair and remediation costs.

We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

Properties that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Properties that we decide to drill that do not yield oil or natural gas in commercially viable quantities will adversely affect our results of operations and financial condition. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of micro-seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects. Further, our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

●	unexpected drilling conditions;

●	title problems;

●	pressure or lost circulation in formations;

●	equipment failure or accidents;

●	adverse weather conditions;

●	compliance with environmental and other governmental or contractual requirements; and

●	increase in the cost of, shortages or delays in the availability of, electricity, supplies, materials, drilling or workover rigs, equipment and services.

We may be unable to make additional attractive acquisitions following the business combination or successfully integrate acquired businesses with the Williston Business, and any inability to do so may disrupt our business and hinder our ability to grow.

In the future, we may make acquisitions of assets or businesses that complement the Williston Business or expand their business. However, there is no guarantee that we will be able to identify attractive acquisition opportunities. In the event we are able to identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms. Competition for acquisitions may also increase the cost of, or cause us to refrain from, completing acquisitions.

The success of any completed acquisition will depend on our ability to integrate effectively the acquired business into our existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. No assurance can be given that we will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to integrate the acquired businesses and assets into our operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

In addition, our credit agreement will impose certain limitations on our ability to enter into mergers or combination transactions. Our credit agreement will also limit our ability to incur certain indebtedness, which could indirectly limit our ability to engage in acquisitions of businesses.

Certain of the assets comprising the Williston Business are subject to land use restrictions, which could limit the manner in which we conduct our business after the business combination.

Certain of the assets comprising the Williston Business are subject to land use restrictions, including city ordinances, which could limit the manner in which we conduct our business after the business combination. Although none of the drilling locations of the Williston Business associated with proved undeveloped reserves as of December 31, 2017 or September 30, 2018 are on properties currently subject to such land use restrictions, such restrictions could affect, among other things, our access to and the permissible uses of facilities as well as the manner in which we produce oil and natural gas and may restrict or prohibit drilling in general. The costs we incur to comply with such restrictions may be significant in nature, and we may experience delays or curtailment in the pursuit of development activities and perhaps even be precluded from the drilling of wells.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our development plans within our budget and on a timely basis.

The demand for drilling rigs, pipe and other equipment and supplies, as well as for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry, can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Our operations will be concentrated in areas in which industry had increased rapidly, and as a result, demand for such drilling rigs, equipment and personnel, as well as access to transportation, processing and refining facilities in these areas, had increased, as did the costs for those items. However, beginning in the second half of 2014, commodity prices began to decline and the demand for goods and services has subsided due to reduced activity. To the extent that commodity prices improve in the future, any delay or inability to secure the personnel, equipment, power, services, resources and facilities access necessary for us to increase development activities could result in production volumes being below our forecasted volumes. In addition, any such negative effect on production volumes, or significant increases in costs, could have a material adverse effect on our cash flow and profitability. Furthermore, if we are unable to secure a sufficient number of drilling rigs at reasonable costs, we may not be able to drill all of our acreage before our leases expire.

We could experience periods of higher costs if commodity prices rise. These increases could reduce our profitability, cash flow and ability to complete development activities as planned.

Decreased levels of drilling activity in the oil and gas industry in recent periods have led to declining costs of some drilling equipment, materials and supplies. However, such costs may rise faster than increases in our revenue if commodity prices rise, thereby negatively impacting our profitability, cash flow and ability to complete development activities as scheduled and on budget. This impact may be magnified to the extent that our ability to participate in the commodity price increases is limited by our derivative activities.

Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines.

Under the Domenici-Barton Energy Policy Act of 2005 (“EP Act of 2005”), the Federal Energy Regulatory Commission (“FERC”) has civil penalty authority under the Natural Gas Act of 1938 (the “NGA”) and the Natural Gas Policy Act (“NGPA”) to impose penalties for current violations of up to $1 million per day for each violation and disgorgement of profits associated with any violation. FERC has adopted regulations that may subject certain of our otherwise non-FERC jurisdictional operations to FERC annual reporting and posting requirements. We also will be required to comply with the anti-market manipulation rules enforced by FERC. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject us to civil penalty liability.

VEAC may be involved in legal proceedings that could result in substantial liabilities.

Like many oil and gas companies, VEAC expects to be from time to time involved in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of its business. Such legal proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on VEAC because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in its business practices, which could materially and adversely affect its business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient, and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, which changes could be material.

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas that we will produce, while potential physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects.

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has adopted regulations pursuant to the federal Clean Air Act that, among other things, require preconstruction and operating permits for certain large stationary sources. Facilities required to obtain preconstruction permits for their GHG emissions are also required to meet “best available control technology” standards that are being established by the states or, in some cases, by the EPA on a case-by-case basis. These regulatory requirements could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and natural gas production sources in the United States on an annual basis, which include certain of our anticipated operations. Furthermore, in June 2016, the EPA finalized rules that establish new controls for emissions of methane from new, modified or reconstructed sources in the oil and natural gas source category, including production, processing, transmission and storage activities. The rule includes first-time standards to address emissions of methane from equipment and processes across the source category, including hydraulically fractured oil and natural gas well completions, otherwise known as the “Quad Oa standards.” However, the EPA has taken several steps to delay implementation of the Quad Oa standards, and the agency proposed a rulemaking in June 2017 to delay implementation of the 2016 methane rule, but in July 2017, the U.S. Court of Appeals for the District of Columbia Circuit ruled that such a stay was unlawful. In September 2018, the EPA proposed amendments to the 2016 Quad Oa standards that would reduce the 2016 rule’s fugitive emissions monitoring requirements and expand exceptions to pneumatic pump requirements, among other changes. Various industry and environmental groups separately challenged both the original Quad Oa requirements and the EPA’s attempts to delay the implements of the rules. Additional litigation related to the proposed revisions is likely. Also, in April 2018, several states filed a lawsuit seeking to compel the EPA to issue methane performance standards for existing sources in the oil and natural gas source category. The federal Bureau of Land Management (“BLM”) finalized rules in November 2016 that seek to limit methane emissions from exploration and production activities on federal and tribal lands through limitations on venting and flaring of gas and through requirements for the implementation of leak detection and repair programs for certain processes and equipment. However, the BLM issued a final revised rule in September 2018, rescinding requirements pertaining to waste minimization plans, gas-capture percentages, well drilling, well completion and related operations, pneumatic controllers, pneumatic diaphragm pumps, storage vessels, and leak detection and repair. The revised rule limits excessive venting and flaring by placing volume and/or time limits on royalty-free venting and flaring during production testing, emergencies, and downhole well maintenance and liquids unloading operations. Several states and environmental groups have challenged the BLM’s revised rule. As a result of the actions described above, we cannot predict with any certainty the scope of any final federal methane regulations or the costs.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs. These programs typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations. Substantial limitations on GHG emissions could adversely affect demand for the oil and natural gas we produce. Moreover, activists concerned about the potential effects of climate change have directed their attention at sources of funding for energy companies, which has resulted in certain financial institutions, funds and other sources of capital restricting or eliminating their investment in oil and natural gas activities. Ultimately, this could make it more difficult to secure funding for exploration and production activities. Notwithstanding potential risks related to climate change, the International Energy Agency estimates that global energy demand will continue to rise and will not peak until after 2040 and that oil and gas will continue to represent a substantial percentage of global energy use over that time. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have a material adverse effect on our operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect our production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. We expect that we will regularly use hydraulic fracturing as part of our operations after the business combination. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the federal Safe Drinking Water Act (“SDWA”) over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has also issued final regulations under the federal Clean Air Act establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and also finalized rules in 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants.

In addition, the BLM finalized a rule in March 2015 for hydraulic fracturing activities on federal and tribal lands that requires public disclosure of chemicals used in hydraulic fracturing, confirmation that the wells used in fracturing operations meet proper construction standards and development of plans for managing related flowback water. In June 2016, a federal district court judge in Wyoming struck down the final rule, finding that the BLM lacked congressional authority to promulgate the rule. The BLM appealed that ruling. However, in July 2017, the BLM initiated a rulemaking to rescind the final rule and reinstate the regulations that existed immediately before the published effective date of the rule. In light of the BLM’s proposed rulemaking, in September 2017, the U.S. Court of Appeals for the Tenth Circuit dismissed the appeal and remanded with directions to vacate the lower court’s opinion, leaving the final rule in place. On December 29, 2017, the BLM published a final rule rescinding the March 2015 final rule. California and several environmental non-governmental organizations have challenged the BLM’s rescission of the March 2015 rule. Future implementation of the BLM hydraulic fracturing rule is uncertain at this time.

Also, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources “under some circumstances,” such as: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. To date, EPA has taken no further action in response to the December 2016 report.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

Competition in the oil and natural gas industry is intense, which will make it more difficult for us to acquire properties, market oil or natural gas and secure trained personnel.

Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many of our anticipated competitors will possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to pay more for productive properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources will permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than we will be able to offer. The cost to attract and retain qualified personnel has increased over the past three years due to competition and may increase substantially in the future. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on our business.

The loss of senior management or technical personnel could adversely affect our ability to successfully effect the business combination and successfully operate the business thereafter.

Our ability to successfully effect the business combination and successfully operate the business is dependent upon the services of our senior management and technical personnel. While we have scrutinized the individuals who will stay with us following the business combination, our assessment of these individuals may not prove to be correct. We do not plan to obtain any insurance against the loss of any of these individuals. The loss of the services of our senior management or technical personnel could have a material adverse effect on our business, financial condition and results of operations. VEAC will also be dependent, in part, upon QEP Seller’s technical personnel in connection with operating the Williston Business pursuant to the Transition Services Agreement. A loss by QEP Seller of its technical personnel could seriously harm VEAC’s business and results of operations.

Increases in interest rates could adversely affect our business after the business combination.

After the business combination, our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow used for drilling and place us at a competitive disadvantage. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting our ability to finance operations. After the business combination, we will require continued access to capital. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results.

We may be subject to risks in connection with acquisitions of properties.

The successful acquisition of producing properties requires an assessment of several factors, including:

●	recoverable reserves;

●	future oil and natural gas prices and their applicable differentials;

●	operating costs; and

●	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we will perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, QEP Seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We may not be entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis.

Our use of seismic data will be subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. As a result, our drilling activities may not be successful or economical. In addition, the use of advanced technologies, such as 3-D seismic data, requires greater pre-drilling expenditures than traditional drilling strategies, and we could incur losses as a result of such expenditures.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect our ability to conduct drilling activities in areas where we will operate.

Oil and natural gas operations in our operating areas after the business combination may be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Seasonal restrictions may limit our ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay our operations or materially increase our operating and capital costs. Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where we operate as threatened or endangered could cause us to incur increased costs arising from species protection measures or could result in limitations on our activities that could have a material and adverse impact on our ability to develop and produce its reserves.

The enactment of derivatives legislation could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

The Dodd-Frank Act, enacted on July 21, 2010, established federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. The Dodd-Frank Act requires the Commodity Futures Trading Commission (“CFTC”) and the SEC to promulgate rules and regulations implementing the Dodd-Frank Act. In October 2011, the CFTC issued regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. The initial position limits rule was vacated by the United States District Court for the District of Columbia in September 2012. However, in November 2013, the CFTC proposed new rules that would place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, subject to exceptions for certain bona fide hedging transactions. As these new position limit rules are not yet final, the impact of those provisions on our future activities is uncertain at this time.

The CFTC has designated certain interest rate swaps and credit default swaps for mandatory clearing. The CFTC has not yet proposed rules designating any other classes of swaps, including physical commodity swaps, for mandatory clearing. In addition, certain banking regulators and the CFTC have recently adopted final rules establishing minimum margin requirements for uncleared swaps. Although we expect to qualify for the end-user exception from such margin requirements for swaps entered into to hedge our commercial risks, the application of such requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that we use for hedging. If any of our swaps do not qualify for the commercial end-user exception, posting of collateral could impact liquidity and reduce cash available to us for capital expenditures, therefore reducing our ability to execute hedges to reduce risk and protect cash flow.

The full impact of the Dodd-Frank Act and related regulatory requirements upon our business will not be known until the regulations are implemented and the market for derivatives contracts has adjusted. The Dodd-Frank Act and any new regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, and reduce our ability to monetize or restructure our derivative contracts. If we reduce our use of derivatives as a result of the Dodd-Frank Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the Dodd-Frank Act and implementing regulations is to lower commodity prices. Any of these consequences could have a material and adverse effect on us and our financial condition.

In addition, the European Union and other non-U.S. jurisdictions are implementing regulations with respect to the derivatives market. To the extent we transact with counterparties in foreign jurisdictions, we may become subject to such regulations, the impact of which is not clear at this time.

The standardized measure of the estimated reserves of the Williston Business is not an accurate estimate of the current fair value of the estimated oil and natural gas reserves of the Williston Business.

Standardized measure is a reporting convention that provides a common basis for comparing oil and natural gas companies subject to the rules and regulations of the SEC. Standardized measure requires the use of specific pricing as required by the SEC as well as operating and development costs prevailing as of the date of computation. Consequently, it may not reflect the prices ordinarily received or that will be received for oil and natural gas production because of varying market conditions, nor may it reflect the actual costs that will be required to produce or develop the oil and natural gas properties. As a result, estimates included herein of future net cash flow may be materially different from the future net cash flows that are ultimately received, and the standardized measure of the estimated reserves of the Williston Business included in this proxy statement should not be construed as accurate estimates of the current fair value of the proved reserves of the Williston Business.

We may not be able to keep pace with technological developments in our industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and that may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete, our business, financial condition or results of operations could be materially and adversely affected.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm VEAC’s business may occur and not be detected.

VEAC’s management does not expect that VEAC’s internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in VEAC have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. VEAC will also be dependent, in part, upon QEP Seller’s internal controls in connection with operating the Williston Business pursuant to the Transition Services Agreement. A failure of VEAC’s or QEP Seller’s controls and procedures to detect error or fraud could seriously harm VEAC’s business and results of operations.

VEAC’s business could be adversely affected by security threats, including cybersecurity threats and related disruptions.

VEAC will rely heavily on its information systems, and the availability and integrity of these systems will be essential to conducting VEAC’s business and operations. As a producer of natural gas and oil, VEAC will face various security threats, including cybersecurity threats, to gain unauthorized access to its sensitive information or to render its information or systems unusable and threats to the security of its facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing and other facilities, refineries and pipelines. The potential for such security threats subjects its operations to increased risks that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

VEAC’s implementation of various procedures and controls to monitor and mitigate such security threats and to increase security for its information, systems, facilities and infrastructure may result in increased costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to its business and operations, as well as data corruption, communication interruptions or other disruptions to its operations, which, in turn, could have a material adverse effect on its business, financial position, results of operations and cash flows. VEAC will also be dependent, in part, upon QEP Seller’s information systems in connection with operating Williston Business pursuant to the Transition Services Agreement. A failure in the security of QEP Seller’s information systems could seriously harm VEAC’s business and results of operations.

Risks Related to VEAC and the Business Combination

Following the consummation of the business combination, our sole material asset will be our indirect equity interest in OpCo and we will be accordingly dependent upon distributions from OpCo to pay taxes and cover our corporate and other overhead expenses and pay dividends, if any, on our common stock.

We are a holding company and, subsequent to the completion of the business combination, will have no material assets other than our indirect equity interest in OpCo. We will have no independent means of generating revenue. To the extent OpCo has available cash, we will cause OpCo to make distributions of cash to us to pay taxes, cover our corporate and other overhead expenses and pay dividends, if any, on our common stock. To the extent that we need funds and OpCo or Vantage Acquisition Holdings, LLC, which is our wholly owned subsidiary and OpCo’s direct parent, is restricted from making such distributions or payments under applicable law or regulation or under the terms of its financing arrangements, or is otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Our operations on the Fort Berthold Indian Reservation of the Three Affiliated Tribes in North Dakota will be subject to various federal, state, local and tribal regulations and laws, any of which may increase our costs and have an adverse impact on our ability to effectively conduct our operations.

Various federal agencies within the U.S. Department of the Interior, particularly the Bureau of Indian Affairs and the Office of Natural Resource Revenue, along with the Three Affiliated Tribes of the Fort Berthold Indian Reservation (the “TAT”), promulgate and enforce regulations pertaining to operations on the Fort Berthold Indian Reservation. In addition, the TAT is a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees, approvals and other conditions that apply to lessees, operators and contractors conducting operations on the Fort Berthold Indian Reservation. In addition, the consent or approval of the TAT will be necessary on an ongoing basis for the issuance of drilling permits and pooling/utilization clearance, and a delay in receiving any of such items could adversely affect our operations. Lessees and operators conducting operations on tribal lands are generally subject to the TAT’s court system. One or more of these factors may increase our costs of doing business on the Fort Berthold Indian Reservation and may have an adverse impact on our ability to effectively transport products within the Fort Berthold Indian Reservation or to conduct our operations on such lands.

The TAT may delay or attempt to withhold or condition its consent to the assignment of the JT Lease, which may have an adverse impact on our assets or operations.

Approximately 28% of the net mineral acres we are acquiring, representing approximately 29% of the value of the acquired properties (calculated as a percentage of total proved reserves), are leased from the TAT pursuant to the JT Lease. Consent of the TAT is required for the assignment of any interest in the JT Lease. The JT Lease provides that such consent shall not be unreasonably withheld and further, will not be withheld with respect to assignments to an entity having technical and financial resources capable to carry out the terms of the JT Lease. We believe we meet the standards for assignment, and that such consent is required to be granted by the TAT. We view this as a customary post-closing consent that the TAT has granted following the closing of similar transactions. On November 7, 2018, Mr. Biemans met with the Tribal Business Council of the TAT and formally requested consent to assign the JT Lease. Until such consent is granted, QEP Seller will retain record ownership of the JT Lease, we will be designated as the operator of the wells covered by the JT Lease under applicable regulatory agencies and have all of the economic benefits and burdens of the JT Lease via an assignment of all hydrocarbon production from the lands covered by the JT Lease as and when such hydrocarbons are produced. QEP Seller has granted us a first priority mortgage burdening the JT Lease securing our rights to receive such hydrocarbons. Notwithstanding the terms of the JT Lease, the TAT could delay or attempt to withhold or condition the granting of the consent to assignment of the JT Lease. In the event the TAT denies its consent to the assignment of the JT Lease, either party could seek arbitration regarding such matters and if we are unable to prevail, it could result in us not receiving record title to the JT Lease or in our loss of the economic benefits of the JT Lease. If prior to the assignment of record title in and to the JT Lease to us, QEP Seller becomes subject to a bankruptcy proceeding, our ability to enforce our rights and remedies under the Purchase Agreement and against the mortgage burdening the JT Lease could be limited, delayed or terminated, including as a result of the automatic stay imposed by the Bankruptcy Code and the rights of a bankruptcy trustee to reject any executory contract of a debtor. Any such event could have an adverse effect on our cash flow, financial condition, results of operations and our ability to service our debt and execute our operating strategies.

Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on the Williston Business, we cannot assure you that this diligence revealed all material issues that may be present in the Williston Business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our Sponsor, officers and directors have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by our public stockholders in connection with an Initial Business Combination, our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination. As of the date hereof, our Sponsor, officers and directors own shares equal to approximately 20% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if our Sponsor, officers and directors agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

Our Sponsor, certain members of our board of directors and our officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal.

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and officers have interests in the business combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

●	the fact that our Sponsor holds 8,693,333 private placement warrants that would expire worthless if a business combination is not consummated;

●	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

●	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $ , based on the closing price of our Class A Common Stock on , 2019;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (i) any third party (other than our independent public accountants) for services rendered or products sold to us or (ii) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

●	the continuation of our existing directors as directors after the business combination;

●	the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at their original purchase price, which if unrestricted and freely tradeable would be valued at approximately $ , based on the closing price of our Class A Common Stock on , 2019;

●	the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by April 17, 2019; and

●	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Our initial stockholders hold a significant number of shares of our common stock and our Sponsor holds a significant number of our warrants. They will lose their entire investment in us if we do not complete an Initial Business Combination.

Our Sponsor and our independent directors hold all of our 13,800,000 founder shares, representing 20% of the total outstanding shares upon completion of our IPO. The founder shares will be worthless if we do not complete an Initial Business Combination by April 17, 2019. In addition, our Sponsor holds an aggregate of 8,693,333 private placement warrants that will also be worthless if we do not complete an Initial Business Combination by April 17, 2019.

The founder shares are identical to the shares of Class A Common Stock included in the units, except that (i) the founder shares and the shares of Class A Common Stock into which the founder shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (ii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their founder shares and public shares owned in connection with the completion of an Initial Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an Initial Business Combination by April 17, 2019 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an Initial Business Combination by April 17, 2019) and (iii) the founder shares are automatically convertible into shares of our Class A Common Stock at the time of an Initial Business Combination, as described herein.

The personal and financial interests of our Sponsor, officers and directors may have influenced their motivation in identifying and selecting the business combination, completing the business combination and influencing our operation following the business combination.

We will incur significant transaction costs in connection with the business combination.

We have and expect to incur significant, non-recurring costs in connection with consummating the business combination. All expenses incurred in connection with the Purchase Agreement and the business combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Our transaction expenses as a result of the business combination are currently estimated at approximately $53,100,000, including $19,320,000 in deferred underwriting discounts and commissions to the underwriters of our IPO.

We may be subject to business uncertainties while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on VEAC and the Williston Business. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with QEP Seller to defer entering into contracts or making other decisions or seek to change existing business relationships.

The unaudited pro forma condensed combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information for VEAC following the business combination in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We may waive one or more of the conditions to the business combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the business combination, to the extent permitted by our Charter, bylaws and applicable laws. For example, it is a condition to our obligations to close the business combination that there be no breach of QEP Seller’s representations and warranties as of the date of the Closing that would reasonably be expected to have a material adverse effect. However, if our board of directors determines that it is in the best interests of VEAC to proceed with the business combination, then the board may elect to waive that condition and close the business combination.

If we are unable to complete an Initial Business Combination on or prior to April 17, 2019, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an Initial Business Combination on or prior to April 17, 2019, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described below)), and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in our Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in our Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against our Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in our Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in our Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against our Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete the Initial Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in our Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent public accountants) for services rendered or products sold to us, or by a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of all rights to seek access to our Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such eventuality.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an Initial Business Combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Even if we consummate the business combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise public warrants, thus precluding such investor from being able to exercise its public warrants except on a cashless basis and potentially causing such public warrants to expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of the business combination, to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the public warrants, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the public warrants are not registered under the Securities Act, we will be required to permit holders to exercise their public warrants on a cashless basis. However, no public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption is available. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any public warrant, or issue securities or other compensation in exchange for the public warrants in the event that we are unable to register or qualify the shares underlying the public warrants under applicable state securities laws. If the issuance of the shares upon exercise of the public warrants is not so registered or qualified or exempt from registration or qualification, the holder of such public warrant shall not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In such event, holders who acquired their public warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the units. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share for any twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force the warrant holders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private placement warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Because certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, the units may be worth less than units of other blank check companies.

Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder. As a result, public warrant holders who did not purchase a number of units or warrants that would convert into a whole share must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued.

This is different from other companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause our units to be worth less than if it included a warrant to purchase one whole share.

Warrants will become exercisable for our Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued warrants to purchase 18,400,000 shares of Class A Common Stock as part of our IPO, and we issued an aggregate of 8,693,333 private placement warrants to our Sponsor, each exercisable to purchase one whole share at $11.50 per whole share. In addition, prior to consummating an Initial Business Combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Class A Common Stock and Class B Common Stock on a business combination. As part of the NGP Private Placement, we expect to issue warrants to purchase approximately 6,166,666 shares of Class A Common Stock. To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to the then-existing holders of our Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.

The private placement warrants are identical to the warrants sold as part of the units issued in our IPO, except that, so long as they are held by our Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an Initial Business Combination and (iii) they may be exercised by the holders on a cashless basis.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the business combination (and assuming no redemptions by our public stockholders of public shares), our Sponsor, officers and directors will hold approximately 36.9% of our Class A Common Stock, including the 13,800,000 shares of Class A Common Stock into which the founder shares convert (or 42.2% of our Class A Common Stock, assuming an illustrative redemption by our public stockholders of 11,040,000 public shares). Pursuant to the terms of a letter agreement entered into at the time of the IPO, the founder shares (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until the earlier to occur of (i) one year after the Closing or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after the Closing, the shares of Class A Common Stock into which the founder shares convert will be released from these transfer restrictions. In connection with the closing of our IPO, we entered into a registration rights agreement with our Sponsor and independent directors that provides such parties with registration rights with respect to shares of Class A Common Stock issued upon conversion of the founder shares and upon exercise of the private placement warrants and any warrants that may be issued upon conversion of working capital loans, in each case following the termination of the above transfer restrictions. For more information about these registration rights, see the section entitled “Certain Relationships and Related Party Transactions—Registration Rights.” Further, under the Forward Purchase Agreement, we are required to file a registration statement within thirty (30) days after the Closing to register the resale of any shares of Class A Common Stock and the shares of Class A Common Stock underlying the warrants, in each case, purchased by our Sponsor pursuant to the Forward Purchase Agreement.

In addition, pursuant to the Purchase Agreement, QEP Seller will have the right to acquire 5,833,340 shares of Class A Common Stock as earnout consideration. In connection with the Closing, we will enter into the Registration Rights Agreement with QEP Seller that will provide QEP Seller with registration rights with respect to any shares of Class A Common Stock issued as earnout consideration. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the Purchase Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, trading in the shares of our Class A Common Stock has not been active. Accordingly, the valuation ascribed to our Class A Common Stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the business combination may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning VEAC or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving VEAC;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our Class A Common Stock available for public sale;

●	any major change in our board or management;

●	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to VEAC following the business combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A Common Stock adversely, the price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover VEAC following the business combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover VEAC following the business combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Activities taken by affiliates of VEAC to purchase, directly or indirectly, public shares of our Class A Common Stock will increase the likelihood of approval of the Business Combination Proposal and other Proposals and may affect the market price of our securities.

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the business combination. None of our Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other Proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the business combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by VEAC or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other Proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and NASDAQ. In particular, we are required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

There can be no assurance that our Class A Common Stock will be approved for continued listing on NASDAQ following the Closing, or that we will be able to comply with the continued listing standards of NASDAQ.

Our Class A Common Stock, units and public warrants are currently listed on NASDAQ. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed. If, after the business combination, NASDAQ delists our Class A Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock, units and public warrants are listed on NASDAQ, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on NASDAQ, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes by U.S. federal, state and local tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings;

●	changes in tax laws, regulations or interpretations thereof; or

●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state and local taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following April 17, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three (3) year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

Our stockholders will experience immediate dilution as a consequence of the issuance of Class A Common Stock pursuant to the NGP Private Placement and may experience additional dilution in the future if shares of Class A Common Stock are issued pursuant to the Purchase Agreement after the Closing.

We expect to issue approximately 18,500,000 shares of our Class A Common Stock and warrants to purchase approximately 6,166,666 shares of Class A Common Stock to our Sponsor pursuant to the Forward Purchase Agreement. As a result, immediately following the business combination, our public stockholders will hold 55,200,000 shares of Class A Common Stock, or approximately 63.1% of our voting common stock (assuming that no holders of public shares elect to redeem their shares for a portion of the Trust Account).

In addition, for a period of five years following the Closing, QEP Seller will be entitled to receive an aggregate of up to 5,833,340 shares of our Class A Common Stock as earnout consideration if certain stock price targets are achieved after the Closing. In connection with the Closing, we will enter into a registration rights agreement with QEP Seller covering these shares.

Under the Forward Purchase Agreement, we are required to file a registration statement within 30 days after the Closing to register the resale of any shares of Class A Common Stock and the shares of Class A Common Stock underlying the warrants, in each case, purchased by our Sponsor pursuant to the Forward Purchase Agreement.

The issuance of any shares of our Class A Common Stock will result in dilution to the then existing holders of our Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their Class A Common Stock and warrants.

We believe that we will be a United States real property holding corporation (a “USRPHC”) following our business combination. As a result, after the business combination is effected, Non-U.S. holders (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of our Class A Common Stock or warrants during a specified time period may be subject to U.S. federal income tax on a sale, exchange, or other disposition of such Class A Common Stock or warrants and may be required to file a U.S. federal income tax return. If you are a Non-U.S. holder, we urge you to consult your tax advisors regarding the tax consequences of such treatment.

We may be able to consummate the business combination even if a substantial number of our stockholders redeem their public shares.

We have no specified maximum redemption threshold under our Charter. It is a condition to closing under the Purchase Agreement, however, that no more than 16,560,000 shares of our Class A Common Stock shall have been redeemed by the public stockholders in connection with the business combination. If redemptions by the public stockholders cause us to be unable to meet this closing condition, then we will not be required to consummate the business combination, although we may, in our sole discretion, waive this condition. In the event that we waive this condition, we do not intend to seek additional stockholder approval or to extend the time period in which our public stockholders can exercise their redemption rights. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Some other blank check companies’ structures disallow the consummation of a business combination if the holders of public shares elect to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the business combination even though a substantial number of our public stockholders have redeemed their shares.

Risks Related to the Redemption

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any Initial Business Combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any Initial Business Combination, including the business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two (2) business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay our franchise and income taxes, calculated as of two (2) business days prior to the anticipated consummation of the business combination. See the section entitled “Special Meeting in Lieu of 2019 Annual Meeting of VEAC Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the section entitled “Special Meeting in Lieu of 2019 Annual Meeting of VEAC Stockholders—Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to 5:00 p.m., Eastern time, on , 2019. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding units of VEAC must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If a public stockholder fails to receive notice of VEAC’s offer to redeem its public shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

VEAC will comply with the proxy rules when conducting redemptions in connection with the business combination. Despite VEAC’s compliance with these rules, if a public stockholder fails to receive VEAC’s proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that VEAC will furnish to holders of its public shares in connection with the business combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

If VEAC is unable to consummate the business combination or any other Initial Business Combination by April 17, 2019, the public stockholders may be forced to wait beyond such date before redemption from the Trust Account.

If VEAC is unable to consummate the business combination or any other Initial Business Combination by April 17, 2019, VEAC will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to the public stockholders by way of redemption and cease all operations except for the purpose of winding up VEAC’s affairs, as further described herein. Any redemption of public stockholders from the Trust Account shall be effected automatically by function of our Charter prior to any voluntary winding up. If we are required to wind up, liquidate the Trust Account and distribute such amount therein, pro rata, to our public stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the DGCL. In that case, investors may be forced to wait beyond April 17, 2019 before the redemption proceeds of our Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our Initial Business Combination prior thereto and only then in cases where investors have sought to redeem their common stock. Only upon our redemption or any liquidation will public stockholders be entitled to distributions if we are unable to complete our Initial Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of operations of VEAC for the nine months ended September 30, 2018, and the year ended December 31, 2017, combines the historical statement of operations of VEAC and the Williston Business, giving effect to the transactions listed below (for purposes of this section, collectively, the “Transactions”) as if they had been consummated on January 1, 2017. The unaudited pro forma condensed combined balance sheet of VEAC as of September 30, 2018, presents the historical balance sheet of VEAC, after giving effect to the Transactions as if they had been consummated on September 30, 2018.

As discussed further in the notes to these unaudited pro forma condensed combined financial statements, the “Transactions” for purposes hereof include the following:

a.	the acquisition of the Williston Business pursuant to the Purchase Agreement and the payment of the consideration therefor;

b.	the completion of the NGP Private Placement pursuant to the Forward Purchase Agreement, resulting in the issuance to our Sponsor of 18,500,000 shares of Class A Common Stock and warrants to purchase 6,166,666 shares of Class A Common Stock, for aggregate proceeds of $185.0 million;

c.	borrowings of $299.0 million on the RBL Facility;

d.	the issuance of $400.0 million aggregate principal amount of Senior Notes;

e.	the conversion of the Class B Common Stock to Class A Common Stock upon completion of the business combination; and

f.	the illustrative redemption of either no shares of Class A Common Stock or 11,040,000 shares of Class A Common Stock.

Specifically, VEAC’s historical financial statements have been adjusted in these unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Transactions; (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on VEAC’s results following the completion of the Transactions.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

a.	the accompanying notes to the unaudited pro forma condensed combined financial statements;

b.	the historical audited condensed financial statements of VEAC as of December 31, 2017, and for the period from February 8, 2017 (Inception) to December 31, 2017, included elsewhere in this proxy statement;

c.	the historical unaudited condensed financial statements of VEAC as of, and for the nine months ended, September 30, 2018, included elsewhere in this proxy statement;

d.	the historical audited financial statements of the Williston Business as of December 31, 2017, and for the year then ended, included elsewhere in this proxy statement;

e.	the historical unaudited condensed condensed financial statements of the Williston Business as of, and for the nine months ended, September 30, 2018, included elsewhere in this proxy statement; and

f.	other information related to VEAC, the Williston Business and the Transactions included elsewhere in this proxy statement.

Under VEAC’s Charter, any holders of its Class A Common Stock may elect that such shares be redeemed at a per-share price, payable in cash, equal to the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of an Initial Business Combination, including interest not previously released to VEAC to pay its franchise and income taxes, divided by the number of then-outstanding public shares, subject to certain limitations. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2018, of approximately $559.7 million, the estimated per share redemption price, less amounts to be withdrawn, would have been approximately $10.14.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

a.	No Redemption : This scenario, which we refer to as the “No Redemption Scenario,” assumes that no shares of Class A Common Stock are redeemed from the public stockholders.

b.	Illustrative Redemption : This scenario, which we refer to as the “Illustrative Redemption Scenario,” assumes that 11,040,000 shares of Class A Common Stock are redeemed, resulting in an aggregate payment of approximately $111.9 million out of the Trust Account.

VEAC has no specified maximum redemption threshold under VEAC’s Charter. It is a condition to closing under the Purchase Agreement, however, that no more than 16,560,000 shares of VEAC’s Class A Common Stock shall have been redeemed by the public stockholders in connection with the business combination. If redemptions by the public stockholders cause VEAC to be unable to meet this closing condition, then VEAC will not be required to consummate the business combination, although VEAC may, in its sole discretion, waive this condition. In the event that VEAC waives this condition, VEAC does not intend to seek additional stockholder approval or to extend the time period in which VEAC’s public stockholders can exercise their redemption rights. In no event, however, will VEAC redeem public shares in an amount that would cause VEAC’s net tangible assets to be less than $5,000,001.

VEAC has presented an illustrative scenario that assumes that 11,040,000 shares of Class A Common Stock representing 20% of the outstanding shares of Class A Common Stock are redeemed in connection with the Initial Business Combination, resulting in an aggregate payment of approximately $111.9 million out of the Trust Account. We believe that this scenario is the most meaningful representation of a high redemption scenario for VEAC based on our evaluation of redemption levels in the initial business combinations completed by other blank check companies who completed initial public offerings since 2013 with proceeds in excess of $300 million. The average redemption level across all of those transactions was approximately 21%; however, that average was significantly impacted by a small number of deals that completed private placements at effective prices more than $1.00 lower than the $10 per share redemption price, indicating a lack of support for a $10 per share value, and those deals experienced higher redemption levels in connection with their initial business combinations. The average redemption level across the initial business combinations surveyed is significantly lower if you exclude those deals, particularly for other transactions similar to ours in which the blank check companies completed private placements at values equivalent to the $10 per share redemption price and also experienced favorable price reaction in their shares of common stock at announcement of the applicable transaction and continuing in the period pending the shareholder vote. The closing price of our Class A Common Stock has exceeded $10.00 per share on each trading day since the public announcement of the proposed business combination. Accordingly, we believe that the illustrative scenario is a reasonable estimate for a high redemption scenario for VEAC in connection with our Initial Business Combination, although there cannot be any certainty as to the level of redemptions until the deadline for exercising redemptions passes.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of VEAC following the completion of the Transactions.

Vantage Energy Acquisition Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2017

(in thousands, except share information)

	VEAC	Williston Business	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
	(a)	(b)
REVENUES:
Oil and condensate, gas and NGL sales	$—	$687,849	$—		$687,849	$—		$687,849
Other revenue (loss)	—	(371)	—		(371)	—		(371)
Purchased oil sales	—	18,240	—		18,240	—		18,240
	—	705,718	—		705,718	—		705,718
OPERATING COSTS AND EXPENSES:
Purchased oil expense	—	18,111	—		18,111	—		18,111
Lease operating expenses	—	143,576	—		143,576	—		143,576
Transportation and processing costs	—	72,264	—		72,264	—		72,264
General and administrative	803	53,496	—		54,299	—		54,299
Production and property taxes	—	58,284	—		58,284	—		58,284
Depreciation, depletion and amortization	—	421,985	(272,335	)(c)	149,650	—		149,650
Exploration expenses	—	212	—		212	—		212
Administration fee - related party	86	—	—		86	—		86
Total operating expenses	889	767,928	(272,335)		496,482	—		496,482
Net loss from asset sales	—	(178)	—		(178)	—		(178)
OPERATING INCOME (LOSS)	(889)	(62,388)	272,335		209,058	—		209,058
OTHER INCOME (EXPENSE), NET:
Interest expense	—	(136,360)	136,360	(d)	(53,019)	(4,590	)(j)	(57,609)
			(15,419	)(e)
			(37,600	)(f)
Interest and other income (expense)	3,404	971	(3,404	)(g)	971	—		971
Total other income (expense), net	3,404	(135,389)	79,937		(52,048)	(4,590)		(56,638)
INCOME (LOSS) BEFORE INCOME TAX	2,515	(197,777)	352,272		157,010	(4,590)		152,420
INCOME TAX BENEFIT (EXPENSE)	(961)	134,163	(192,554	)(h)	(59,352)	1,735	(j)	(57,617)
NET INCOME (LOSS)	$1,554	$(63,614)	$159,718		$97,658	$(2,855)		$94,803
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (i)
BASIC	15,555,521				87,101,600			76,061,600
DILUTED	57,521,101				87,101,600			76,061,600
NET INCOME PER COMMON SHARE (i)
BASIC	$0.10				$1.12			$1.25
DILUTED	$0.03				$1.12			$1.25

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Vantage Energy Acquisition Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2018

(in thousands, except share information)

	VEAC	Williston Business	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
	(a)	(b)
REVENUES:
Oil and condensate, gas and NGL sales	$—	$617,645	$—		$617,645	$—		$617,645
Other revenue (loss)	—	27	—		27	—		27
Purchased oil sales	—	2,287	—		2,287	—		2,287
	—	619,959	—		619,959	—		619,959
OPERATING COSTS AND EXPENSES:
Purchased oil expense	—	2,230	—		2,230	—		2,230
Lease operating expenses	—	100,803	—		100,803	—		100,803
Transportation and processing costs	—	19,764	—		19,764	—		19,764
General and administrative	1,398	48,508	—		49,906	—		49,906
Production and property taxes	—	56,159	—		56,159	—		56,159
Depreciation, depletion and amortization	—	323,172	(219,544	)(c)	103,628	—		103,628
Exploration expenses	—	17	—		17	—		17
Administration fee - related party	90	—	—		90	—		90
Total operating expenses	1,488	550,653	(219,544)		332,597	—		332,597
Net gain from asset sales	—	14	—		14	—		14
OPERATING INCOME (LOSS)	(1,488)	69,320	219,544		287,376	—		287,376
OTHER INCOME (EXPENSE), NET:
Interest expense	—	(87,046)	87,046	(d)	(39,764)	(3,442	)(j)	(43,206)
			(11,564	)(e)
			(28,200	)(f)
Interest and other income (expense)	6,692	(873)	(6,692	)(g)	(873)	—		(873)
Total other income (expense), net	6,692	(87,919)	40,590		(40,637)	(3,442)		(44,079)
INCOME (LOSS) BEFORE INCOME TAX	5,204	(18,599)	260,134		246,739	(3,442)		243,297
INCOME TAX BENEFIT (EXPENSE)	(1,196)	4,359	(63,379	)(h)	(60,216)	840	(j)	(59,376)
NET INCOME (LOSS)	$4,008	$(14,240)	$196,755		$186,523	$(2,602)		$183,921
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (i)
BASIC	15,744,356				87,500,000			76,460,000
DILUTED	69,000,000				87,500,000			76,460,000
NET INCOME PER COMMON SHARE (i)
BASIC	$0.25				$2.13			$2.41
DILUTED	$0.06				$2.13			$2.41

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Vantage Energy Acquisition Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet

At September 30, 2018

(in thousands, except share information)

	VEAC	Williston Business	Equity Issuance	RBL Facility	Senior Notes	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment	Pro Forma Combined (Assuming Illustrative Redemption)
	(a)	(b)	(c)	(d)	(e)				(k)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30	$(1,390,642)	$185,000	$283,200	$392,000	$559,732	(f)	$—	$—	$—
						(19,320	)(g)
						(10,000	)(h)
Prepaid expenses	64	—	—	—	—	—		64	—	64
Total current assets	94	(1,390,642)	185,000	283,200	392,000	530,412		64	—	64
PROPERTY, PLANT AND EQUIPMENT:
Proved oil and natural gas properties	—	1,238,100	—	—	—	—		1,238,100	—	1,238,100
Unproved oil and natural gas properties	—	216,269	—	—	—	—		216,269	—	216,269
Total property, plant and equipment-net	—	1,454,369	—	—	—	—		1,454,369	—	1,454,369
OTHER ASSETS:
Cash and marketable securities held in Trust Account	559,732	—	—	—	—	(559,732	)(f)	—	—	—
Total other assets	559,732	—	—	—	—	(559,732)		—	—	—
TOTAL	$559,826	$63,727	$185,000	$283,200	$392,000	$(29,320)		$1,454,433	$—	$1,454,433
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,004	$—	$—	$—	$—	$—		$1,004	$—	$1,004
Accrued income taxes	34	—	—	—	—	—		34	—	34
Total current liabilities	1,038	—	—	—	—	—		1,038	—	1,038
LONG-TERM LIABILITIES:
Long-term debt	—	—	—	283,200	392,000	—		675,200	111,946	787,146
Deferred underwriting discounts and commissions	19,320	—	—	—	—	(19,320	)(g)	—	—	—
Deferred tax liability	—	4,827	—	—	—	—		4,827	—	4,827
Asset retirement obligations	—	9,800	—	—	—	—		9,800	—	9,800
Total long-term liabilities	19,320	14,627	—	283,200	392,000	(19,320)		689,827	111,946	801,773
COMMITMENTS AND CONTINGENCIES
CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION; 53,446,849 shares (at approximately $10.00 per share)	534,468	—	—	—	—	(534,468	)(i)	—	—	—

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

	VEAC	Williston Business	Equity Issuance	RBL Facility	Senior Note	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment	Pro Forma Combined (Assuming Illustrative Redemption)
	(a)	(b)	(c)	(d)	(e)				(k)
STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—	—	—	—		—	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,753,151 shares issued and outstanding (excluding 53,446,849 shares subject to possible redemption)	1	—	2	—	—	5	(i)	9	(1)	8
						1	(j)
Class B common stock, $0.0001 par value; 20,000,000 shares authorized, 13,800,000 shares issued and outstanding	1	—	—	—	—	(1	)(j)	—	—	—
Additional paid-in capital	—	49,100	184,998	—	—	534,463	(i)	768,561	(111,945)	656,616
Retained earnings (accumulated deficit)	4,998	—	—	—	—	(10,000	)(h)	(5,002)	—	(5,002)
Total stockholders’ equity	5,000	—	185,000	—	—	524,468		763,568	(111,946)	651,622
TOTAL	$559,826	$63,727	$185,000	$283,200	$392,000	$(29,320)		$1,454,433	$—	$1,454,433

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been prepared assuming the business combination is accounted for using the acquisition method of accounting with Vantage Energy Acquisition Corp. (“VEAC”) as the acquiring entity. Under the acquisition method of accounting, VEAC’s assets and liabilities will retain their carrying values and the assets and liabilities associated with the Williston Business will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.

The acquisition method of accounting is based on the Financial Accounting Standards Board’s Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by VEAC, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination and the other related Transactions include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) VEAC’s historical audited financial statements as of December 31, 2017, and for the period from February 8, 2017 (Inception) to December 31, 2017, VEAC’s historical unaudited condensed financial statements as of and for the nine months ended September 30, 2018, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VEAC”; (ii) the historical audited financial statements of the Williston Business as of December 31, 2017, 2016 and 2015, and for the years then ended, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Williston Business”, all included elsewhere in this proxy statement.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Transactions that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrently with the consummation of the Transactions are not included in the unaudited pro forma condensed combined statement of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a decrease to cash.

The unaudited pro forma condensed combined statements of operations presented herein are not indicative of VEAC’s operations going forward.

2. Pro Forma Adjustments and Assumptions

Pro Forma Adjustments to the Statement of Operations for the year ended December 31, 2017:

a.	Represents the VEAC historical statement of operations for the period from February 8, 2017 (Inception) to December 31, 2017.

b.	Represents the historical statement of operations of the Williston Business for the year ended December 31, 2017.

c.	Represents (i) the adjustment necessary to reflect depreciation, depletion and amortization expense ($149.2 million) and (ii) accretion of the asset retirement obligation expense ($0.4 million) with respect to the Williston Business, had the Williston Business been acquired on January 1, 2017.

d.	Represents the elimination of interest expense allocated to the Williston Business by QEP based on that portion of QEP’s debt allocated to the Williston Business.

e.	Represents interest expense attributable to $299.0 million of anticipated borrowings under the RBL Facility, assuming an interest rate of 4.1%, plus amortization of estimated debt issue costs, had the issuance occurred on January 1, 2017. The assumed interest rate of 4.1% is based on VEAC management’s estimate after reviewing the indicative pricing of comparable facilities. Assuming no change in amount outstanding, the impact on pro forma interest expense of a 1⁄8% increase or decrease in the average realized interest rate would be approximately $0.4 million per year. Assuming an increase or decrease of $10 million in aggregate principal amount outstanding, and no change in the average realized interest rate, the impact on pro forma interest expense would be approximately $0.4 million per year.

f.	Represents interest expense attributable to the issuance of $400.0 million aggregate principal amount of Senior Notes, assuming an interest rate of 9.0%, plus amortization of estimated debt issue costs, had the issuance occurred on January 1, 2017. The assumed interest rate of 9.0% is based on VEAC management’s estimate after reviewing the indicative pricing of comparable securities. Assuming no change in amount outstanding, the impact on pro forma interest expense of a 1⁄ 8% increase or decrease in the average realized interest rate would be approximately $0.5 million per year. Assuming an increase or decrease of $10 million in aggregate principal amount outstanding, and no change in the average realized interest rate, the impact on pro forma interest expense would be approximately $0.9 million per year.

g.	Represents the adjustment to eliminate historical interest income of VEAC associated with the investments that were previously held in the Trust Account, which will be used to fund a portion of the cash consideration in the business combination, had such use occurred on January 1, 2017.

h.	Represents the adjustment necessary to reflect the associated income tax effect on the historical results of the Williston Business and the pro forma adjustments, using an estimated combined federal and state statutory income tax rate of approximately 37.8%, which reflects the corporate rate in effect during the year ended December 31, 2017. The Tax Cuts and Jobs Act (“TCJA”) enacted on December 22, 2017, reduced the corporate tax rate to 21% effective January 1, 2018.

i.	Reflects the adjustment to basic and diluted income per common share for the effect of the Transactions had such Transactions occurred on January 1, 2017. For more information, see Note 3, Pro Forma Earnings Per Share.

j.	Reflects the adjustments, as a result of the effect of the Illustrative Redemption Scenario, of the redemption of 11,040,000 shares of Class A Common Stock, to interest expense attributable to $111.9 million of increased borrowings on the RBL Facility and associated income tax benefit.

Pro Forma Adjustments to the Statement of Operations for the nine months ended September 30, 2018:

a.	Represents the VEAC historical statement of operations for the period from January 1, 2018 to September 30, 2018.

b.	Represents the historical statement of operations of the Williston Business for the period from January 1, 2018 to September 30, 2018.

c.	Represents (i) the adjustment necessary to reflect depreciation, depletion and amortization expense ($103.3 million) and (ii) accretion of the asset retirement obligation expense ($0.3 million) with respect to the Williston Business, had the Williston Business been acquired on January 1, 2017.

d.	Represents the elimination of interest expense allocated to the Williston Business by QEP based on that portion of QEP’s debt allocated to the Williston Business.

e.	Represents interest expense attributable to $299.0 million of anticipated borrowings under the RBL Facility, assuming an interest rate of 4.1%, plus amortization of estimated debt issue costs, had the issuance occurred on January 1, 2017. The assumed interest rate of 4.1% is based on VEAC management’s estimate after reviewing the indicative pricing of comparable facilities.

f.	Represents interest expense attributable to the issuance of $400.0 million aggregate principal amount of Senior Notes, assuming an interest rate of 9.0%, plus amortization of estimated debt issue costs, had the issuance occurred on January 1, 2017. The assumed interest rate of 9.0% is based on VEAC management’s estimate after reviewing the indicative pricing of comparable securities.

g.	Represents the adjustment to eliminate historical interest income of VEAC associated with the investments that were previously held in the Trust Account, which will be used to fund a portion of the cash consideration in the business combination, had such use occurred on January 1, 2017.

h.	Represents the adjustment necessary to reflect the associated income tax effect on the historical results of the Williston Business and the pro forma adjustments, using an estimated combined federal and state statutory income tax rate of approximately 24.4%, which reflects the corporate rate in effect during the nine months ended September 30, 2018. The Tax Cuts and Jobs Act (“TCJA”) enacted on December 22, 2017, reduced the corporate tax rate to 21% effective January 1, 2018.

i.	Reflects the adjustment to basic and diluted income per common share for the effect of the Transactions had such Transactions occurred on January 1, 2017. For more information, see Note 3, Pro Forma Earnings Per Share.

j.	Reflects the adjustments, as a result of the effect of the Illustrative Redemption Scenario, of the redemption of 11,040,000 shares of Class A Common Stock, to interest expense attributable to $111.9 million of increased borrowings on the RBL Facility and associated income tax benefit.

Pro Forma Adjustments to the Balance Sheet:

a.	Represents the VEAC historical balance sheet as of September 30, 2018.

b.	Represents the acquisition of the Williston Business. A summary of the preliminary purchase consideration and the preliminary fair value of the assets acquired and liabilities assumed is as follows (in thousands):

Cash	$1,390,642	(i)
Preliminary fair value of QEP Seller contingent earn-out consideration	49,100	(ii)
Total Consideration	$1,439,742
Preliminary Fair Value of Net Assets Acquired:
Preliminary fair value of assets acquired:
Oil and gas properties:
Proved properties	$1,238,100
Unproved properties	216,269
Total oil and gas properties	1,454,369	(iii)
Preliminary fair value of liabilities assumed:
Asset retirement obligations	(9,800	)(iii)
Deferred tax liability	(4,827	)(iv)
Total Preliminary Fair Value of Net Assets Acquired:	$1,439,742

(i)	The cash consideration represents the agreed-to $1.65 billion purchase price, less an estimated $259.0 million of anticipated customary purchase price adjustments.
(ii)	Pursuant to ASC 805 and ASC Topic 480, Distinguishing Liabilities From Equity (“ASC 480”), we have determined that the potential 5.8 million shares of Class A Common Stock which can be earned by QEP Seller should be valued at fair value and classified in stockholders’ equity. The preliminary fair value of the shares was determined using the Monte Carlo simulation valuation method based on Level 3 inputs using the fair value hierarchy. The key inputs included the quoted market price for the Class A Common Stock, market volatility of a peer group of companies similar to VEAC, an expected life for each tranche based on the remaining contractual term of the earn-out and risk-free rates based on the U.S. Treasury Constant Maturity curve.
(iii)	The fair value measurements of oil and natural gas properties and asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The preliminary fair values of oil and natural gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include, but are not limited to recoverable reserves, production rates, future operating and development costs, future commodity prices, appropriate discounts rates, and other relevant data. These inputs required significant judgments and estimates by management at the time of the valuation and are the most sensitive and may be subject to change.
(iv)	Pursuant to ASC Topic 740, Income Taxes (“ASC 740”), represents the deferred tax liability associated with QEP Seller contingent earn out consideration ($12.0 million), partially offset by the deferred tax asset associated with non-deductible transaction costs ($7.2 million).

c.	Represents the net proceeds from the issuance of 18,500,000 shares of Class A Common Stock and warrants to purchase 6,166,666 shares of Class A Common Stock pursuant to the Forward Purchase Agreement.

d.	Represents anticipated borrowings on the RBL Facility of $299.0 million, net of underwriting and commitment fees on the facility of $15.8 million. The underwriting and commitment fees have been reflected as a reduction in the carrying value of the facility and will be amortized to interest expense over the term of the facility.

e.	Represents the net proceeds from the issuance of the Senior Notes. Gross proceeds of $400.0 million were reduced by an estimated $8.0 million in transaction expenses, which have been reflected as a reduction in the carrying value of the Senior Notes and will be amortized to interest expense over the term of the Senior Notes.

f.	Represents the adjustment related to the reclassification of the investments held in the Trust Account to cash and cash equivalents to reflect the fact that these funds are available for use in connection with the business combination.

g.	Represents the payment of deferred underwriting compensation upon completion of the business combination.

h.	Represents preliminary estimated transaction costs totaling $10.0 million for advisory, banking, legal and accounting fees that are not able to be capitalized as part of the Transactions. In accordance with ASC 805, acquisition-related transaction costs and related charges are not included as a component of consideration to be transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are directly related to the business combination and will be nonrecurring.

i.	Represents the reclassification of the redeemable portion of the Class A Common Stock upon termination of the redemption option.

j.	Represents the conversion of the Class B Common Stock to Class A Common Stock upon completion of the business combination.

k.	Represents the illustrative redemption of Class A Common Stock assuming 11,040,000 shares of Class A Common Stock are validly tendered. The cash required to fund the illustrative redemption will be funded by additional borrowings on the RBL Facility.

3. Pro Forma Earnings Per Share

For the year ended December 31, 2017:

The table below reflects the adjustments to basic and fully diluted net income per common share for the effect of the Transactions had such Transactions occurred on January 1, 2017, in both the No Redemption Scenario and the Illustrative Redemption Scenario. VEAC’s historical basic and fully diluted weighted average shares outstanding were determined based on common stock activity from February 8, 2017 (Inception) to December 31, 2017. No adjustment has been made to such historical activity. Had such historical activity been adjusted to reflect it having occurred on January 1, 2017, VEAC’s pro forma net income per common share would have been $1.12 on both a basic and fully diluted basis in the No Redemption Scenario and $1.24 on both a basic and fully diluted basis in the Illustrative Redemption Scenario. The computation of diluted net income per common share excludes the impact of the potential dilution from the private placement warrants, the public warrants and the forward purchase warrants, as each of these was anti-dilutive. The computation of diluted net income per common share also excludes the impact of the potential dilution from the QEP Seller contingent earn out consideration, as no shares would be issuable based on the current market price of VEAC Class A common stock. Total potentially dilutive shares were 39,093,339 for all periods presented.

	Pro Forma (Assuming No Redemption)	Pro Forma Combined (Assuming Illustrative Redemption)
	(in thousands except share and per share information)
Basic and Diluted EPS
Numerator:
Net Income	$97,658	$94,803
Denominator:
VEAC historical weighted average shares outstanding	15,555,521	15,555,521
Lapse of redemption rights	53,046,079	42,006,079
Equity issuance	18,500,000	18,500,000
Basic and diluted weighted average shares outstanding	87,101,600	76,061,600
Basic and diluted EPS	$1.12	$1.25

For the nine months ended September 30, 2018:

The table below reflects the adjustments to basic and fully diluted net income per common share for the effect of the Transactions had such Transactions occurred on January 1, 2017, in both the No Redemption Scenario and the Illustrative Redemption Scenario. The computation of diluted net income per common share excludes the impact of the potential dilution from the private placement warrants, the public warrants and the forward purchase warrants, as each of these were anti-dilutive. The computation of diluted net income per common share also excludes the impact of the potential dilution from the QEP Seller contingent earn out consideration, as no shares would be issuable based on the current market price of VEAC Class A common stock. Total potentially dilutive shares were 39,093,339 for all periods presented.

	Pro Forma (Assuming No Redemption)	Pro Forma Combined (Assuming Illustrative Redemption
	(in thousands except share and per share information)
Basic and Diluted EPS
Numerator:
Net Income	$186,523	$183,921
Denominator:
Class B Shares converted to Class A Shares	13,800,000	13,800,000
IPO shares	55,200,000	44,160,000
Equity issuance	18,500,000	18,500,000
Basic weighted average shares outstanding	87,500,000	76,460,000
Basic and diluted EPS	$2.13	$2.41

4. Supplementary Disclosure of Oil and Natural Gas Operations

Oil and Natural Gas Reserve Quantities

The following tables provide a pro forma rollforward of the crude oil, natural gas, natural gas liquids and total proved reserves for the year ended December 31, 2017, as well as pro forma proved developed and undeveloped reserves at the beginning and end of the year, as if the Transactions occurred on January 1, 2017. For additional information, see the “Supplemental Oil and Gas Information (Unaudited)” included in the financial statements of the Williston Business included elsewhere in this proxy statement.

	Oil	Gas	NGL	Total
	(MMbbl)	(Bcf)	(MMbbl)	(Mmboe)
Balance at December 31, 2016	—	—	—	—
Purchases of minerals in place	110.2	137.6	27.0	160.0
Revisions of previous estimates	6.8	(14.9)	(1.3)	3.1
Extensions and discoveries	1.9	0.4	0.1	2.1
Production	(12.5)	(15.7)	(3.1)	(18.2)
Balance at December 31, 2017	106.4	107.4	22.7	147.0
Proved developed reserves
Balance at December 31, 2016	—	—	—	—
Balance at December 31, 2017	64.0	79.6	16.6	93.9
Proved undeveloped reserves
Balance at December 31, 2016	—	—	—	—
Balance at December 31, 2017	42.4	27.8	6.1	53.1

Revisions of previous estimates in 2017 include 3.1 MMboe of positive revisions, primarily related to 22.5 MMboe of positive revisions related to pricing, driven by higher oil prices and 6.4 MMboe of other revisions. These positive revisions were partially offset by 20.0 MMboe of negative revisions related to performance from the existing wells and 5.8 MMboe of negative operating cost revisions.

Extensions and discoveries in 2017 increased proved reserves by 2.1 MMboe, primarily related to recent well completions and associated new proved undeveloped locations in the Fort Berthold Indian Reservation area.

Standardized Measure of Discounted Future Net Cash Flows

The following pro forma standardized measure of the discounted net future cash flows and changes applicable to proved reserves reflect the effect of changes in income taxes using VEAC’s tax basis rather than QEP’s. The future cash flows are discounted at 10% per year and assume continuation of existing economic conditions. For additional information, see the “Supplemental Oil and Gas Information (Unaudited)” included in the financial statements of the Williston Business included elsewhere in this proxy statement.

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of VEAC’s proved oil and gas properties. The data presented should not be viewed as representing the expected cash flow from or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.

The pro forma standardized measure of discounted estimated net cash flows related to proved oil and gas reserves was as follows as of December 31, 2017 (in thousands):

	Williston Business	Pro Forma Adjustments	Pro Forma
Future cash inflows	$5,898,291	$—	$5,898,291
Future production costs	(3,065,604)	—	(3,065,604)
Future development costs	(822,615)	—	(822,615)
Future income tax expense	—	(151,141)	(151,141)
Future net cash flows	2,010,072	(151,141)	1,858,931
10% annual discount for estimated timing of net cash flows	(881,845)	66,307	(815,538)
Standardized measure of discounted future net cash flows	$1,128,227	$(84,834)	$1,043,393

The changes in the pro forma standardized measure of discounted estimated future net cash flows were as follows for the year ended December 31, 2017 (in thousands):

	Williston Business	Pro Forma Adjustments	Pro Forma
Balance at December 31, 2016	$872,152	$(872,152)	$—
Sales of oil, gas and NGL produced, net of production costs	(413,354)	—	(413,354)
Net change in sales prices and in production (lifting) costs related to future production	523,436	—	523,436
Net change due to extensions and discoveries	6,238	—	6,238
Net change due to revisions of quantity estimates	25,400	—	25,400
Net change due to purchases of reserves in place	—	872,152	872,152
Previously estimated development costs incurred during the period	204,862	—	204,862
Changes in estimated future development costs	(177,724)	—	(177,724)
Accretion of discount	87,215	—	87,215
Net change in income taxes	—	(84,834)	(84,834)
Other	2	—	2
Balance at December 31, 2017	$1,128,227	$(84,834)	$1,043,393

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for VEAC and unaudited pro forma condensed combined per share ownership information of VEAC after giving effect to the business combination, assuming two redemption scenarios as follows:

●	Assuming No Redemptions: This scenario assumes that no shares of Class A Common Stock are redeemed from the public stockholders.

●	Assuming Illustrative Redemption: This scenario assumes that 11,040,000 shares of Class A Common Stock are redeemed (an amount such that the maximum redemption condition in the Purchase Agreement may be satisfied and our net tangible assets would not be less than $5,000,001), resulting in an aggregate payment of approximately $111,945,600 out of the Trust Account.

The pro forma book value information reflects the business combination as if it had occurred on September 30, 2018. The net income (loss) and cash dividends per share information reflects the business combination as if it had occurred on January 1, 2017.

The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Information of VEAC” and “Selected Historical Financial and Operating Data of the Williston Business” and the historical consolidated and combined financial statements of VEAC and the Williston Business and the related notes thereto included elsewhere in this proxy statement. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the business combination had been completed as of the date indicated or will be realized upon the completion of the business combination.

	VEAC	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
Book value per share(1)	$0.32	$8.73	$8.52
Basic net income per share for the nine months ended September, 2018(3)	$0.25	$2.13	$2.41
Diluted net income per share for the nine months ended September 30, 2018(2)(3)(4)	$0.06	$2.13	$2.41
Basic net income per share for the period from February 8, 2017 (date of inception) to December 31, 2017(3)	$0.10	$1.12	$1.25
Diluted net income per share for the period from February 8, 2017 (date of inception) to December 31, 2017(2)(3)(4)	$0.03	$1.12	$1.25
Cash dividends per share	$—	$—	$—

(1)	Book value per share means the quotient of stockholders’ equity and weighted average basic shares outstanding, excluding Class A Common Stock subject to redemption.
(2)	Public warrants and private placement warrants are not considered in the calculation of VEAC’s historical diluted net income per share of common stock, since their inclusion would be anti-dilutive under the treasury stock method.
(3)	Pro forma basic and diluted net income per share presents the effect of the conversion of shares of Class B Common Stock to shares of Class A Common Stock, the issuance of the 18.5 million shares of Class A Common Stock pursuant to the Forward Purchase Agreement and the lapse of the redemption rights on the Class A Common Stock, had each of which occurred on January 1, 2017.
(4)	Pro forma diluted net income per share excludes the impact of the potential dilution from the private placement warrants, the public warrants and the forward purchase warrants, as each of these was anti-dilutive. The computation of diluted net income per common share also excludes the impact of the potential dilution from the QEP Seller contingent earn out consideration, as no shares would be issuable based on the current market price of VEAC Class A common stock. Total potentially dilutive shares were 39,093,339.

CAPITALIZATION

The following table sets forth:

●	the capitalization of VEAC on an unaudited, historical basis as of September 30, 2018, and

●	the capitalization of VEAC on a pro forma basis as of September 30, 2018, after giving effect to the business combination, the borrowings on the RBL Facility, our Sponsor’s purchase of 18,500,000 shares of Class A Common Stock plus warrants to purchase 6,166,666 shares of Class A Common Stock for an aggregate purchase price of $185,000,000, the issuance of the Senior Notes, the conversion of the Class B shares and the lapse of redemption rights on the Class A Common Stock and assuming (i) that no shares of Class A Common Stock are redeemed and (ii) that 11,040,000 shares of Class A Common Stock are redeemed.

Please refer to the historical financial statements of VEAC and the related notes included elsewhere in this proxy statement, as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	September 30, 2018	Pro Forma Combined
	Historical VEAC	Assuming No Redemptions	Assuming Illustrative Redemptions
	(in thousands)
Cash and cash equivalents	$30	$—	$—
Investment held in Trust Account	$559,732	$—	$—
Debt:
RBL Facility	$—	$299,000	$410,946
Senior Notes Offering	—	400,000	400,000
Total debt	—	699,000	810,946
Class A Common Stock subject to possible redemption	534,468	—	—
Stockholders’ equity:
Preferred Stock	—	—	—
Class A Common Stock	—	9	8
Class B Common Stock	1	—	—
Additional paid-in capital	—	768,561	656,616
Retained earnings (accumulated deficit)	4,998	(5,002)	(5,002)
Total stockholders’ equity	5,000	763,568	651,622
Total capitalization	$539,468	$1,462,568	$1,462,568

SPECIAL MEETING IN LIEU OF 2019 ANNUAL MEETING OF VEAC STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on                                      , 2019, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about                              , 2019. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held at                 , local time, on              , 2019, at                , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock, i.e., Class A Common Stock or Class B Common Stock, at the close of business on                , 2019, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 69,000,000 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 55,200,000 were shares of Class A Common Stock and 13,800,000 were shares of Class B Common Stock (also referred to herein as founder shares) held by our Sponsor and our independent directors.

Vote of the Sponsor, Directors and Officers of VEAC

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Our Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A Common Stock purchased in our IPO or in the aftermarket, in connection with the business combination. The founder shares held by the Sponsor and our independent directors have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by April 17, 2019. However, our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any shares of Class A Common Stock they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote thereat are present in person or represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of Class A Common Stock and Class B Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Directors are elected by a plurality of all of the votes cast by holders of shares of our Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. This means that the two (2) director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

The closing of the business combination is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. The Charter Proposals and the LTIP Proposal are conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. The Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement.

Recommendation to VEAC Stockholders

After careful consideration, our board of directors recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR BOTH NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

For a more complete description of our reasons for the approval of the business combination and the recommendation of our board of directors, see the section entitled “Proposal No. 1—The Business Combination Proposal—VEAC Board of Directors’ Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A Common Stock and each share of Class B Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A Common Stock and Class B Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class B Common Stock:

●	You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class B Common Stock will be voted as recommended by the board of directors. The board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the NASDAQ Proposal, “FOR” the LTIP Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal.

●	You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class B Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify our secretary, in writing, before the special meeting that you have revoked your proxy; or

●	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal, the Director Election Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class B Common Stock, you may call Morrow Sodali, our proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect: (203) 658-9400).

Redemption Rights

Under our Charter, any holders of our Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, calculated as of two (2) business days prior to the consummation of the business combination. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two (2) business days prior to the consummation of the business combination, including interest not previously released to us to pay our franchise and income taxes). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2018 of $559,731,733, the estimated per share redemption price would have been approximately $10.14.

In order to exercise your redemption rights, you must:

●	if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

●	check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock;

●	prior to 5:00 p.m., Eastern time, on , 2019 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street, 30th Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

●	deliver your shares of Class A Common Stock either physically or electronically through DTC to the transfer agent at least two (2) business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of VEAC must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, our future growth following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and we do not consummate a “business combination” (as defined in the Charter) by April 17, 2019, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Class A Common Stock and Class B Common Stock in connection with the business combination.

Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. VEAC and its directors, officers and employees may also solicit proxies in person. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. VEAC will bear the cost of the solicitation.

We have hired Morrow Sodali to assist in the proxy solicitation process. We will pay that firm a fee of $25,000, plus disbursements. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Purchase Agreement and the business combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement. Please see the subsection below entitled “The Purchase Agreement” below for additional information and a summary of certain terms of the Purchase Agreement. You are urged to read carefully the Purchase Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class.

The Purchase Agreement

This subsection of the proxy statement describes the material provisions of the Purchase Agreement, but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Purchase Agreement in its entirety because it is the primary legal document that governs the business combination.

The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

On November 6, 2018, VEAC and OpCo entered into the Purchase Agreement with QEP Seller, pursuant to which VEAC, through OpCo, will acquire all of QEP Seller’s right, title and interest in and to the Williston Business.

Pursuant to the terms of the Purchase Agreement, at the Closing, QEP Seller will receive aggregate cash consideration consisting of $1,650,000,000, subject to customary purchase price adjustments (including with respect to title and environmental defects with an effective time of 7:00 am July 1, 2018) (the “Consideration”).

Following the Closing, QEP Seller will be entitled to receive an aggregate of up to 5,833,340 million shares of Class A Common Stock based on certain stock price thresholds. If during the five years following the Closing, the per share volume-weighted average price exceeds (x) $12.00 for ten (10) out of twenty (20) consecutive trading days, then QEP Seller will receive 4,166,670 shares of Class A Common Stock and (y) $15.00 for ten (10) out of twenty (20) consecutive trading days, QEP Seller will receive an additional 1,666,670 shares of Class A Common Stock.

Conditions to Closing of the Purchase Agreement

Mutual Conditions

Under the Purchase Agreement, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

●	the representations and warranties of the other party being true and correct except to the extent any breaches would not in the aggregate have a material adverse effect and the specified representations being true and correct in all material respects, in each case without regard to the materiality standards contained in the Purchase Agreement;

●	performance by the other parties of their respective obligations, agreements and covenants;

●	the absence of material suits, actions, litigation or other proceedings seeking to restrain or prohibit the business combination;

●	the aggregate value of adjustments to the Consideration attributable to title defects, environmental defects, un-obtained consents to assignment and exercise of preferential purchase rights, not exceeding an amount equal to 20% of the Consideration;

●	the expiration of the waiting period (or extension thereof) under the HSR Act;

●	approval of the VEAC stockholders of the Purchase Agreement and the transactions contemplated thereby; and

●	delivery of all documents required to be delivered by the other party under the Purchase Agreement.

OpCo Conditions

Under the Purchase Agreement, the obligations of OpCo (but not QEP Seller) to consummate the business combination are further conditioned upon:

●	VEAC having at least $5,000,001 of net tangible assets remaining after the offer to redeem the Class A Common Stock;

●	no more than 16,560,000 shares of Class A Common Stock being redeemed;

●	the aggregate value of applicable new litigation matters arising after execution of the Purchase Agreement being less than $50 million, except to the extent that QEP Seller agrees to indemnify OpCo for all such liabilities in excess of $50 million; and

●	a consent of the lenders under QEP Seller’s credit agreement being obtained with respect to the business combination.

QEP Seller Conditions

Under the Purchase Agreement, the obligations of QEP Seller (but not OpCo) to consummate the business combination are also conditioned upon the replacement of certain of QEP Seller’s bonds by OpCo.

Representations and Warranties

The Purchase Agreement contains customary representations and warranties by the parties thereto. QEP Seller made customary representations and warranties relating to: organization; authority; no conflicts; consents; bankruptcy; broker’s fees; litigation; material contracts; no violation of laws; preferential purchase rights; royalties, expenses etc.; imbalances; wells; leases; employees; asset taxes; environmental matters; permits; suspended funds; insurance; foreign person status; information supplied by QEP Seller; ownership of certain assets; no distribution.

Under the Purchase Agreement, the organization representation of QEP Seller is qualified in part by a material adverse effect standard for purposes of determining whether a breach of such representation has occurred. Pursuant to the Purchase Agreement, a “material adverse effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Williston Business taken as a whole and as operated on the execution date or a material adverse effect on the ability of QEP Seller to consummate the transactions contemplated by the Purchase Agreement and perform its obligations thereunder; not including any material adverse effect resulting from: (a) the announcement of the transactions contemplated by the Purchase Agreement, (b)(i) QEP Seller’s conduct of business as directed, or consented to, by OpCo under the Purchase Agreement, including any conduct of business in furtherance of capital operations QEP Seller agreed to undertake on behalf of OpCo, or (ii) omissions or failures to act of QEP Seller where such omissions or failures to act (A) are required under the Purchase Agreement, (B) occurred at the direction of OpCo, or (C) occurred due to OpCo’s failure to consent to any activity, (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Williston Business is located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Williston Business is located; (e) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (f) orders or acts of governmental authorities that are not specific to QEP Seller or the Williston Business; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured (at no expense or liability to OpCo or VEAC) or no longer exist by the earlier of Closing and the termination of the Purchase Agreement; (i) a change in laws and any interpretations thereof from and after the execution date; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of hydrocarbons; (l) changes in service costs generally applicable to the oil and gas industry in the United States or in the area where the Williston Business is located; (m) strikes and labor disturbances; (n) natural declines in well performance; (o) any failure to meet internal or third-party projections or forecasts or revenue, earnings or reserve forecasts; (p) matters for which a purchase price adjustment is provided for under the Purchase Agreement; or (q) any effect resulting from any action taken by OpCo, VEAC or any OpCo’s representatives (other than entering into the Purchase Agreement).

OpCo and VEAC also made customary representations and warranties relating to: organization; authority; no conflicts; consents; bankruptcy; litigation; financing; regulatory ability to own the Williston Business; independent evaluation; accredited investor status; information supplied by VEAC; VEAC’s Trust Account; the Investment Company Act of 1940, as amended (“Investment Company Act”); taxes; VEAC’s capital structure.

Covenants of the Parties

Covenants of QEP Seller

QEP Seller made certain covenants under the Purchase Agreement including, among others, the following:

●	Subject to limited exceptions, during the period between signing and Closing, QEP Seller has agreed to (a) maintain, and if QEP Seller is the operator thereof, operate, the Williston Business (A) in the usual, regular and ordinary manner consistent with its past practice as would a reasonable and prudent owner/operator, and (B) in accordance in all material respects with all applicable laws; (b) maintain the books of account and records relating to the Williston Business in the usual, regular and ordinary manner, in accordance with the usual accounting practices of QEP Seller; (c) subject to the foregoing, (i) pay all operating expenses incurred with respect to the Williston Business in the ordinary course of business and (ii) except with respect to certain leases, cause to be timely paid all rentals, shut-in royalties, minimum royalties and other payments that are necessary to maintain QEP Seller’s rights in and to the leases in full force and effect until Closing; (d) give prompt notice to OpCo of any written notice (i) received or given by QEP Seller with respect to (A) any alleged material breach by QEP Seller or other person of any leases, permits or contracts or (B) any amendment, waiver, price redetermination, market out, curtailment or termination with respect to any applicable contract, (ii) received by QEP Seller from a lessor with respect to any requirements or demands to drill additional wells on any of the leases or (iii) received by QEP Seller from any party to any lease or any successor to the interest of such party of the filing or threatened filing of any action to terminate, cancel, rescind or procure judicial reformation of any lease; (e) give prompt notice to OpCo of (i) any material casualty losses and (ii) any emergency with respect to the Williston Business necessitating emergency operations; (f) conduct certain specified capital operations on behalf of OpCo; (g) not propose any operation with respect to the Williston Business reasonably expected to cost QEP Seller in excess of $300,000; (h) not consent to any operation with respect to the Williston Business proposed by a third party that is reasonably expected to cost QEP Seller in excess of $300,000; (i) not enter into any material contract, or terminate or materially amend or change the terms of any material contract; (j) not encumber, transfer, sell, mortgage, pledge or dispose of any portion of the Williston Business other than (i) the transfer, sale and/or disposition of hydrocarbons in the ordinary course of business, and (ii) sales of equipment that is no longer necessary or desirable in the operation of the Williston Business or for which replacement equipment has been, or will be on or prior to Closing, obtained; (k) use its commercially reasonable efforts to maintain the existing insurance; (l) not voluntarily relinquish its position as operator with respect to any asset comprising a part of the Williston Business; (m) not voluntarily settle or release any claim in excess of $300,000 with respect to the Williston Business to the extent relating (i) to the post-effective time period or (ii) to both the pre-effective time period and the Assumed Obligations (as defined in the Purchase Agreement) of OpCo under the Purchase Agreement; (n) not vote its membership interest in a certain coop, the membership interests of which are part of the Williston Business, to make, change or revoke any tax election with respect to the coop; and (o) not commit to do any of the foregoing.

●	QEP Seller has agreed to use commercially reasonable efforts, with respect to the assets comprising the Williston Business that QEP Seller operates, to support OpCo’s efforts to become successor operator of the Williston Business (to the extent permitted under any applicable joint operating agreement) effective as of the Closing and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, OpCo as successor operator of the Williston Business effective as of the Closing;

●	QEP Seller has agreed to make certain employees available to OpCo for purposes of conducting interviews and screening related to potential employment by OpCo and/or its affiliates of such employees and OpCo may make offers of employment to such employees subject to certain timing restrictions; QEP Seller is to be responsible for all compensation and benefits of its employees and any employees that will be employed by QEP Seller or its affiliate through the date of the Closing or the termination of the Transition Services Agreement, as applicable;

●	QEP Seller has agreed to obtain consent to the transaction under its existing credit agreement;

●	QEP Seller has agreed to enter certain hedges, as requested by Opco, as agreed prior to closing of the Purchase Agreement, which hedges shall be novated to OpCo upon Closing, if any;

●	QEP Seller has agreed to provide, and use its commercially reasonable efforts to cause its affiliates and its and their representatives to provide, OpCo such commercially reasonable cooperation as may be requested by OpCo to the extent necessary in connection with the debt financing, the out-of-pocket costs related to which OpCo is to reimburse QEP Seller; and

●	QEP Seller has agreed to cooperate with and assist OpCo in recording the federal leases included in the Williston Business in the applicable county records.

Covenants of OpCo

OpCo made certain covenants under the Purchase Agreement including, among others, the following:

●	OpCo has agreed to use commercially reasonable efforts to obtain or cause to be obtained in the name of OpCo (or its designee) and on or before Closing replacements for certain bonds related to the Williston Business, as necessary to consummate the transactions and remit the cancellation of the bonds posted by QEP Seller;

●	OpCo has agreed to retain records related to the Williston Business for five years following Closing and provide QEP Seller reasonable access thereto;

●	OpCo has agreed to use its commercially reasonable efforts to obtain the proceeds from the debt financing on the terms and conditions described in the Debt Commitment Letter, as defined in “—Related Agreements—Debt Commitment Letter,” subject to certain exceptions, and to obtain alternative financing if the proceeds become unavailable for any reason;

●	VEAC has agreed to use its commercially reasonable efforts to obtain the proceeds called for under the Forward Purchase Agreement, as supplemented by the November 6, 2018 Side Letter, on terms and conditions no less favorable to VEAC than provided for in the Forward Purchase Agreement;

●	OpCo and VEAC shall use their commercially reasonable efforts to cause the Sponsor to obtain the proceeds from Equity Investor under the Forward Purchase Agreement on terms and conditions no less favorable to Sponsor then provided for therein;

●	OpCo has agreed to reimburse certain out-of-pocket costs of QEP Seller associated with compliance of certain covenants including the costs associated with QEP Seller’s financial cooperation and 50% of the costs associated with providing its financial statements;

●	In addition, OpCo has agreed not to, and to cause its affiliates not to and to use commercially reasonable efforts to cause its respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any person concerning any proposal relating to the consummation of VEAC’s Initial Business Combination; (ii) furnish to any person any non-public information with respect to, or commence, continue or renew any due diligence investigation regarding, any business combination proposal; or (iii) enter into any agreement regarding, or approve or recommend any agreement with respect to, any business combination proposal;

Mutual Covenants

Each party made certain mutual covenants under the Purchase Agreement, including, among others, the following:

●	The parties have agreed to enter into a Transition Services Agreement at closing in a form attached to the Purchase Agreement;

●	Each of the parties has agreed to (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act or any other filings or notifications required by applicable laws and (b) use its commercially reasonable efforts to (x) promptly respond to any requests for additional information made by any governmental authority with respect thereto, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable laws to terminate or expire at the earliest possible date, and (z) resist in good faith, at each of their respective cost and expense, any assertion that the business combination constitutes a violation of applicable laws, all to the end of expediting consummation of the business combination;

●	The parties have agreed to a non-solicitation period of two (2) years with respect to the other party’s employees;

●	OpCo and QEP Seller have agreed to file or cause to be filed with the Federal Communications Commission (“FCC”) all appropriate applications with respect to the assignment to OpCo of certain FCC licenses;

●	The parties have agreed to governing language about the relationship of the Parties with respect to certain assets comprising part of the Williston Business for which consents to assign are not obtained;

●	The parties have agreed to cooperate with respect to the preparation of the proxy statement and any amendment or supplement to the proxy statement and any documents related to the offer to redeem the Class A Common Stock, which VEAC agreed to prepare and file, subject to certain notice and consent rights in favor of QEP Seller and restrictions on termination and withdrawal by OpCo;

●	The parties have agreed that QEP Seller may negotiate and finalize the terms of a consent decree with the EPA, subject to certain notice and consent rights in favor of OpCo; and, upon finalization of the consent decree the parties agree to amend the Purchase Agreement to provide for the assumption of certain obligations under the consent decree by OpCo; and

●	The parties have agreed to negotiate in good faith a form Registration Rights Agreement on terms consistent with those attached as an exhibit to the Purchase Agreement.

Indemnification

Under the Purchase Agreement, QEP Seller has agreed to indemnify OpCo, VEAC and their respective affiliates for any losses relating to (i) a breach of any representation or warranty of QEP Seller, other than specified representations and warranties and representations and warranties relating to tax matters, for a period of 12 months following the Closing; (ii) breaches of specified representations and warranties of QEP Seller without time limit; (iii) breaches of representations and warranties of QEP Seller related to tax matters and certain pre-Closing covenants for a period equal to the applicable statute of limitations plus 30 days; (iv) breaches of any post-Closing covenants of QEP Seller until fully performed; (v) Retained Liabilities (as defined in the Purchase Agreement) with respect to scheduled litigation, and any indemnity agreement entered into by the parties without time limit; and (vi) other Retained Liabilities for a period of two years except those for unpaid operating expenses (18 months) and certain excluded assets (indefinitely).

Additionally, OpCo has agreed to indemnify QEP Seller for any losses relating to a breach of any of its representations, warranties or covenants, the Assumed Obligations, certain losses arising out of OpCo’s pre-Closing access rights and certain losses associated with the cooperation in connection with the debt financing.

The indemnification obligations of QEP Seller set forth above with respect to a breach of any representation or warranty (other than tax-related and fundamental representations and warranties) are subject to a de minimis threshold of $100,000, an aggregate deductible equal to 2% of the Consideration and a cap equal to 20% of the Consideration.

Termination

The Purchase Agreement may be terminated by either QEP Seller or OpCo upon the occurrence of the following: (a) if the Closing is not consummated by the Outside Date (as defined in the Purchase Agreement), as subject to extension upon election of OpCo in accordance with the terms of the Purchase Agreement; (b) the aggregate value of title defects (net of title benefits), remediation amounts for environmental defects, and assets comprising part of the Williston Business withheld from Closing on account of preferential purchase rights or lack of consent is greater than 20% of the Consideration; and (c) upon the parties’ mutual written consent.

QEP Seller can terminate the Purchase Agreement if (a) QEP Seller’s closing conditions other than with respect to legal proceedings, defects or HSR approval have not been satisfied as of the Closing Date and remain unsatisfied for ten (10) days after written notice to OpCo or (b) VEAC’s board of directors makes a change in recommendation.

OpCo can terminate the Purchase Agreement if (a) OpCo’s closing conditions other than with respect to legal proceedings, defects, HSR approval, stockholder approval, net tangible assets or maximum redemption have not been satisfied as of the Closing Date and remain unsatisfied for 10 days after written notice to QEP Seller.

OpCo has certain reimbursement obligations, including with respect to hedge liabilities, related to termination by QEP Seller for OpCo’s failure to satisfy certain closing conditions.

Expenses

Subject to certain exceptions, all fees, costs and expenses incurred by the parties in negotiating the Purchase Agreement and or in consummating the transactions contemplated in the Purchase Agreement are required to be paid by the party incurring the same, including, legal and accounting fees, costs, and expenses; provided, however, OpCo has agreed to reimburse QEP Seller for expenses related to (a) financial cooperation, (b) 50% of the costs related to preparation of financial statements and (c) post-closing financial cooperation.

Amendments

The Purchase Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; provided, however, (i) following receipt of the requisite stockholder approval, no amendment will be permitted if it would require further approval by the stockholders of VEAC without first obtaining such further approval and (ii) no amendment to certain provisions will be permitted that materially and adversely impacts the entities financing OpCo without their prior consent.

QEP Seller and OpCo agree that QEP Seller has the continuing right to update the disclosure schedules to the Purchase Agreement upon which certain rights and obligations of OpCo are triggered including assumption of certain liabilities subject to a termination right.

Access

From the date of the Purchase Agreement until the Closing, QEP Seller has agreed to afford OpCo and its representatives reasonable access to certain assets comprising part of the Williston Business to conduct due diligence at their own cost, risk and expense.

Title Matters

Title Representations and Warranties

QEP Seller’s representations and warranties with respect to title of the Williston Business are limited to those related to conflicts, consents, litigation, violation of laws, royalties, wells and leases, and the special warranty of title to each well and well location (which shall be contained in the assignment to be entered into and delivered at the Closing), which shall be effective as of the Closing until the third anniversary thereof.

Notice of Title Defects and Benefits

OpCo has agreed to deliver all title defect notices to QEP Seller no later than 45 days after the execution date (the “Defect Claim Date”). Each title defect notice must include (a) a description of the alleged title defect and the applicable well, well location or portion thereof affected thereby, (b) the allocated value of each title defect property, (c) supporting documents reasonably necessary for QEP Seller to verify the existence of such alleged title defect, and (d) the amount by which OpCo reasonably believes the allocated value of each title defect property is reduced by such alleged title defect as well as the computations upon which OpCo’s belief is based. From the date of the Purchase Agreement until the Defect Claim Date, OpCo has agreed to endeavor to give written notice of any alleged title defects to QEP Seller each calendar week. QEP Seller may deliver to OpCo on or before the Defect Claim Date a title benefit notice with respect to any title benefit discovered by QEP Seller containing (a) a description of the alleged title benefit and the applicable well, well location or portion thereof affected thereby and (b) the amount by which QEP Seller reasonably believes the allocated value of such property is increased by the alleged title benefit.

QEP Seller’s Right to Cure

QEP Seller may, at its cost and at any time prior to ninety (90) days following the Closing (such period, the “Cure Period”), cure any title defect asserted by OpCo.

Remedies for Title Defects

With respect to title defects that are not waived in writing by OpCo or cured prior to the Closing, QEP Seller may elect to, at least two business days prior to the Closing, (a) reduce the Consideration by the title defect amount, (b) indemnify OpCo against all liabilities flowing from such defect, or (c) retain the affected asset in the event the defect amount is equal to or exceeds the allocated value of such asset. Except for OpCo’s rights under the special warranty of title and its right to terminate this agreement in connection with the aggregate value of title defects exceeding a certain threshold, the above-listed remedies are the exclusive title defect remedies of OpCo.

Title Defect and Benefit Amounts

The parties have agreed to certain mechanics to determine the title defect amounts (the amount by which the allocated value of a title defect property may be reduced as a result of the existence of a title defect) and title benefit amounts (the amount that may be used to offset title defect amounts as described below as a result of the existence of a title benefit) as set forth in the Purchase Agreement.

Title Defect Threshold and Deductible

Unless a title defect amount exceeds the $50,000 individual title defect threshold, no adjustment may be made to the Consideration, and there may not otherwise be any adjustments to the Consideration for title defects exceeding such individual defect threshold unless (i) the sum of all such uncured title defects (minus the aggregate title benefit amounts exceeding such threshold) plus (ii) the aggregate remediation amounts of all uncured environmental defects exceeding the $100,000 individual environmental threshold (but excluding any environmental defects cured by QEP Seller), exceeds 3.5% of the Consideration.

Title Dispute Resolutions

If QEP Seller and OpCo are unable to agree by the Closing on matters regarding title defects, title benefits, or the adequacy of curative materials provided by QEP Seller, the parties have agreed to certain arbitration procedures as set forth in the Purchase Agreement.

Casualty Loss

From and after July 1, 2018, if the Closing occurs, OpCo has agreed to assume all risk of loss with respect to production of hydrocarbons through normal depletion and depreciation of personal property. If, after the date of the Purchase Agreement but prior to the Closing, any asset comprising a part of the Williston Business is damaged or destroyed by fire or other casualty or is taken in condemnation or by eminent domain, and the reduction in value attributable to such casualty or taking exceeds $100,000, and the Closing thereafter occurs, QEP Seller may elect to cause the affected assets to be restored or repaired or pay to OpCo an amount actually paid to QEP Seller by third parties in connection with such casualty loss and assign and transfer over to OpCo, or subrogate OpCo to, unpaid claims against third parties related to such casualty loss.

Transfer Restrictions

Consents to Assign

QEP Seller has agreed to, prior to Closing, send notices to all consent holders seeking such holders’ consent to the business combination. If (a) QEP Seller fails to obtain a consent that would (i) cause the assignment to OpCo of any lease, contract, easement or other individual portion of the Williston Business to be void or voidable; (ii) give rise to the right to terminate or result in the termination of a lease or contract or (iii) expressly result in the payment of liquidated amounts pursuant to the terms of such lease or contract (collectively, a “Hard Consent”), or (b) a consent requested by QEP Seller is denied in writing, then (x) the asset affected by such Hard Consent shall not be conveyed at the Closing and (y) the Consideration shall be reduced by the allocated value of such affected asset (or portion thereof) excluded from the Williston Business at the Closing.

Other than as provided below, if (a) QEP Seller fails to obtain a consent prior to the Closing that is not a Hard Consent and (b) such consent is not denied in writing by the holder thereof, then the asset subject to such un-obtained consent shall nevertheless be assigned to OpCo at the Closing, without adjustment to the Consideration. Prior to the Closing, the parties have agreed to use their respective commercially reasonable efforts to obtain all consents.

If QEP Seller fails to obtain a consent with respect to the transfer of certain specified assets then the Purchase Agreement provides for the assignment of certain benefits and obligations with respect to such asset and a mortgage securing the same.

Preferential Purchase Rights

QEP Seller has agreed to, prior to Closing, send notices to all preferential purchase right holders. If any preferential purchase right holder exercises such preferential purchase right prior to the Closing, the asset subject to such preferential purchase right shall be excluded from the Purchase Agreement and the Consideration shall be reduced at the Closing by an amount equal to the allocated value of such affected asset (or portion thereof). If such holder of such preferential purchase right thereafter fails to consummate the purchase of the affected asset (or portion thereof) on or before the end of the period of time for closing such sale but not later 120 days following the Closing, then the parties have agreed to effect a subsequent closing with respect to the asset (or portion thereof) that was excluded from the initial closing, and OpCo has agreed to pay or provide to QEP Seller an amount equal to the allocated value of such asset (or portion thereof).

Environmental Matters

Notice of Environmental Defects

OpCo has agreed to deliver environmental defect notices setting forth matters that, in OpCo’s reasonable opinion, constitute environmental defects to QEP Seller no later than the Defect Claim Date.

Each environmental defect notice is required to be in writing and to include (a) a description of the alleged environmental defect and the assets affected by such defect, (b) the allocated value of the assets affected by such alleged environmental defect, (c) supporting documents reasonably necessary for QEP Seller to verify the existence of such alleged environmental defect and (d) a calculation of the remediation amount that OpCo asserts is attributable to such alleged environmental defect. From the date of the Purchase Agreement until the Defect Claim Date, OpCo has agreed to endeavor to give written notice of any alleged environmental defects to QEP Seller each calendar week.

QEP Seller’s Right to Cure

QEP Seller may, at its cost and at any time during the Cure Period, cure any environmental defect asserted by OpCo. OpCo has agreed to afford access to QEP Seller to facilitate QEP Seller’s attempt to cure any environmental defects.

Individual Environmental Threshold and Deductible

Unless an environmental defect exceeds the $100,000 individual environmental threshold, no adjustment may be made to the Consideration, and there may not otherwise be any adjustments to the Consideration for environmental defects exceeding such individual environmental threshold unless (i) the sum of the aggregate remediation amounts plus (ii) the sum of all such uncured title defects (minus the aggregate title benefit amounts exceeding the $50,000 threshold), exceeds 3.5% of the Consideration.

Remedies for Environmental Defects

With respect to environmental defects that are not waived in writing by OpCo or cured prior to the Closing, QEP Seller may elect to, at least two business days prior to the Closing, (a) reduce the Consideration by the remediation amount, (b) retain the asset in the event the remediation amount is equal to or exceeds the allocated value of such asset, or (c) indemnify OpCo against all liabilities flowing from such defect. If (b) is applicable, either party may elect for QEP Seller to retain the applicable asset.

Environmental Dispute Resolution

If QEP Seller and OpCo are unable to agree by the February 20, 2019 on matters regarding environmental defects and/or remediation amounts, the parties have agreed to certain arbitration procedures as set forth in the Purchase Agreement.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Purchase Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Registration Rights Agreement

In connection with the Closing, VEAC and QEP Seller will enter into the Registration Rights Agreement, pursuant to which VEAC will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act all or any portion of the earnout shares and any other shares of Class A Common Stock that QEP Seller may acquire pursuant to the Purchase Agreement. VEAC will file a registration statement within 45 days of such issuance to register the resale of all or a portion of QEP Seller’s shares of Class A Common Stock. QEP Seller will have the right to demand one underwritten offering if the expected gross proceeds from such offering would exceed $25,000,000 (a “demand registration”). VEAC may defer the demand registration for up to 60 days if failure to defer would be materially detrimental to VEAC, as determined in good faith by the VEAC Board, but VEAC may only defer a demand registration twice during any 12-consecutive-month period.

QEP Seller will also have customary “piggy-back” registration rights under the Registration Rights Agreement, which will allow QEP Seller to include all or a portion of its shares of Class A Common Stock in certain registrations initiated by VEAC, other than a registration statement (i) filed in connection with an employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to VEAC’s existing stockholders, (iii) for a convertible debt offering or (iv) for a dividend reinvestment plan.

VEAC will bear all costs for any demand or piggy-back registration, except that QEP Seller has agreed to pay any underwriting discounts or selling commissions and its legal expenses.

The Registration Rights Agreement will also provide for customary indemnification and lock up provisions.

Transition Services Agreement

Concurrently with Closing, OpCo and QEP Seller will enter into the Transition Services Agreement pursuant to which QEP Seller, as an independent contractor of OpCo, will provide OpCo with services set forth therein, including accounting and production reporting, marketing, land administration, information technology, regulatory and drilling and completion services.

As consideration for the services to be provided under the Transition Services Agreement, OpCo will pay QEP Seller an amount not to exceed $1,000,000 per month for each complete month during which the Transition Services Agreement is in effect plus certain reimbursable expenses. The fee is calculated based on the services actually provided during any particular calendar month (some services may survive the term of others as the language of the Transition Services Agreement contemplates).

The term of the Transition Services Agreement is generally one hundred twenty (120) days following the execution of the Transition Services Agreement. Certain services such as marketing and accounting and production reporting services are to be provided through the last day of the month necessary to provide such services through the production month during which the one hundred twentieth (120th) day and no longer than six (6) months following the date of the Transition Services Agreement occurs. Other services terminate on the last day of the month during which the one hundred twentieth day (120th) following the date that the Transition Services Agreement occurs. OpCo may terminate any or all of the services upon thirty (30) days’ notice with or without cause.

The form of the Transition Services Agreement is attached to this proxy statement as Annex B.

Second Amended and Restated Charter

Pursuant to the terms of the Purchase Agreement, upon the Closing, we will amend and restate our Charter (as so amended and restated, the “Second A&R Charter”) to, among other things, provide for certain provisions described below relating to the capital structure of VEAC following the consummation of the business combination.

Authorized Share Amendment. The Second A&R Charter will increase the number of authorized shares of our Class A Common Stock from 200,000,000 shares to 600,000,000 shares.

Director Term Amendment. The Second A&R Charter will change the term of office of our directors from a three-year term to a one-year term.

Exclusive Forum Amendment. The Second A&R Charter will adopt Delaware as the exclusive forum for certain stockholder litigation.

Additional Amendments. The Second A&R Charter will also change our name to Vantage Energy, Inc. and eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the consummation of the business combination.

Please also see “Proposal No. 2—The Authorized Share Charter Proposal,” “Proposal No. 3—The Director Term Charter Proposal,” “Proposal No. 4—The Exclusive Forum Charter Proposal” and “Proposal No. 5—The Additional Charter Proposal.”

Debt Commitment Letter

On November 6, 2018, OpCo entered into a debt commitment letter (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”) with the Commitment Parties, pursuant to which the Commitment Parties committed to make available to OpCo in accordance with the terms thereof the RBL Facility, which provides a maximum aggregate principal amount of up to $1,500 million with an expected initial borrowing base of $900 million and the Senior Bridge Facility, which provides an aggregate principal amount of up to $400 million (less the gross proceeds received from the issuance of any Senior Notes on or prior to the Closing Date) (but in no event in an aggregate principal amount of less than $300 million). The proceeds of the borrowings on the Closing Date under the RBL Facility (if any), from the issuance of the Senior Notes, from the Senior Bridge Facility (if any), from the NGP Private Placement and cash in the Trust Account will be used to finance the cash portion of the consideration of the business combination, to fund redemptions of shares by public stockholders in connection with the business combination, to pay the costs, fees and expenses (including original issue discount and/or upfront fees and deferred underwriting expenses in respect of VEAC’s IPO and fees and expenses payable pursuant to the Purchase Agreement) associated with the business combination and for working capital and general corporate purposes.

Background of the Business Combination

VEAC is a blank check company incorporated on February 8, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. VEAC’s acquisition and value creation strategy is to identify, acquire and, after our Initial Business Combination, build a company in the upstream oil and gas industry in North America that complements the experience of our management team and can benefit from its operational expertise. In connection with the formation of VEAC, Roger J. Biemans, our Chairman, President and Chief Executive Officer, along with representatives of our Sponsor, developed a rigorous screening process to identify assets that would allow VEAC to execute on its acquisition strategy. The proposed business combination was the result of an extensive search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by VEAC management and NGP. The terms of the business combination were the result of extensive negotiations between the VEAC management team, representatives of our Sponsor and QEP and its affiliates. The following is a brief description of the background of these negotiations, the business combination and related transactions.

On April 17, 2017, VEAC completed its IPO of 48,000,000 public units, with each unit consisting of one share of Class A Common Stock and one-third of one warrant, raising gross proceeds of $480,000,000. Simultaneously with the closing of the IPO, VEAC completed the private sale of 7,733,333 private placement warrants to our Sponsor, generating gross proceeds to us of approximately $11,600,000. The underwriters exercised their overallotment option in full and on April 19, 2017, purchased an additional 7,200,000 units, generating gross proceeds to us of $72,000,000. Simultaneously with the sale of the overallotment units, we completed a private placement with our Sponsor for an additional 960,000 private placement warrants, generating gross proceeds of $1,440,000.

Following the closing of our IPO, VEAC management commenced an active search for business combination candidates using VEAC’s and NGP’s network of potential proprietary and public transaction sources and numerous other business relationships. This network has been developed through extensive experience in both investing and operating in the energy industry.

During that period, Roger J. Biemans, the Chief Executive Officer of VEAC, and representatives of the Sponsor:

●	screened a list of 99 potential corporate and asset opportunities located in the VEAC targeted areas – Appalachia, Anadarko, Bakken, Eagle Ford, Haynesville, Montney, Permian and Powder River Basin shale plays;

●	conducted analysis of approximately 39 potential acquisition targets; and

●	engaged in discussions with representatives of approximately 20 potential acquisition targets.

Apart from QEP, VEAC had advanced discussions with representatives on two other business combination opportunities. The decision not to pursue the alternative acquisition targets was generally the result of one or more of (i) Mr. Biemans and NGP’s determination that the assets were not of sufficient quality, (ii) a difference in valuation expectations between Mr. Biemans and NGP, on the one hand, and a seller, on the other hand, (iii) a seller’s unwillingness to engage with VEAC given the timing and uncertainty of closing due to the requirement for VEAC stockholder approval and/or (iv) Mr. Biemans and NGP’s determination that the complexity and uncertainty involved caused the success of the particular opportunity to be too unlikely to warrant the expenditure of considerable resources.

On July 26, 2018, after QEP announced its second quarter 2018 financial and operating results, which included an update on its strategic and financial alternatives relating to its Williston Basin assets, Mr. Biemans approached QEP’s sell-side advisor to express interest in reviewing the opportunity to acquire the Williston Business. On July 30, 2018, VEAC and QEP Seller signed a confidentiality agreement.

After reviewing the materials in the data room, Mr. Biemans contacted Charles Stanley, Chairman, President and Chief Executive Officer of QEP, about a possible business combination involving VEAC and the Williston Basin assets. The VEAC management team continued to evaluate several other prospective business combinations during this time.

On August 20, 2018, Mr. Biemans and David Wolf, our Chief Financial Officer, met with Mr. Stanley, Richard J. Doleshek, Chief Financial Officer of QEP, and Michael C. Puchalski, VP, Business Development of QEP, to discuss a letter of intent for a proposed business combination. The letter of intent proposed a $1,500,000,000 initial consideration with an additional earnout of $250,000,000 in Class A Common Stock, made up of $125,000,000 and an additional $125,000,000 when the price of Class A Common Stock exceeded $15.00/share and $17.50/share for 20 consecutive trading days, respectively. The proposal was based on an April 1, 2018 effective date and was subject to pre-effective date designated well costs. The terms of the letter of intent were determined jointly by Mr. Biemans and NGP based on the analysis of net present value of estimates of future cash flows, precedent transaction metrics and public trading metrics prepared internally by Sponsor representatives and considered a reasonable value for the basis of initiating discussions with QEP.

On August 22, 2018, Mr. Stanley provided a proposal that QEP was prepared to move forward to negotiate definitive transaction documents with an all-cash purchase price of $1,750,000,000, an effective date of July 1, 2018 and removal of the pre-effective date designated well costs. Over the next few days, Mr. Biemans and Mr. Stanley discussed further iterations of the deal terms, including purchase price and potential earnouts.

Mr. Biemans discussed the revised terms of QEP’s proposal, along with three other potential acquisitions, with our Sponsor’s board of directors. On September 5, 2018, after additional diligence and modeling, Mr. Biemans provided our Sponsor’s board of directors with a further revised counterproposal to QEP’s proposal (which included that QEP will facilitate three years of hedges) along with other evaluation materials.

Throughout early September 2018, Mr. Biemans and Mr. Stanley further discussed the key terms of the proposed business combination, including the provisions unique to special purpose acquisition companies. On September 17, 2018, Mr. Stanley called Mr. Biemans and provided feedback from QEP’s board of directors on such terms as the length of time to close, an all-cash offer and QEP’s willingness to keep the Williston Business given its cash flow potential. Mr. Biemans and Mr. Stanley continued to negotiate the term sheet and discussed the lack of deposit or break fee, potential closing dates, the ability to hire QEP employees essential to the Williston Business, QEP hedging on behalf of VEAC and certain issues related to leases with the TAT.

On September 21, 2018, Mr. Biemans presented a new term sheet to Mr. Stanley, which included a $1.75 billion cash purchase price, an effective date of July 1, 2018, no deposit or break fee, QEP’s agreement to facilitate certain hedging transactions and various closing conditions. On September 25, 2018, VEAC management presented a detailed technical presentation to the our Sponsor’s board of directors, which outlined the strategic fit of the assets and a summary of the leasehold. Our Sponsor’s board of directors recommended proceeding with the transaction.

On October 3, 2018, QEP and VEAC agreed to terms of the proposed business combination, as outlined in the term sheet Mr. Biemans sent to QEP on September 21, 2018, subject to approval by the boards of directors of both companies once the definitive documentation was finalized.

From late September through early November, VEAC reached out to potential lenders for debt financing for the business combination. During this period of time, VEAC and the potential lenders discussed debt financing options and debt capital markets opportunities and negotiated the terms of the Debt Commitment Letter and related documentation.

Throughout October and early November, the parties and their respective counsels engaged in discussions and negotiations to complete due diligence and finalize the Purchase Agreement and related transaction documents. During this period of time, VEAC management and QEP management had multiple discussions on the carve-out financials, including the choice of auditors, the audit years required for various disclosures and the timeline to close the transaction. These discussions and negotiations included numerous telephone conversations and in-person meetings between the parties’ executives and representatives.

On October 8, 2018, a meeting of the VEAC Board was convened to review the contemplated business combination. During this meeting, VEAC management updated the VEAC Board on the status of the transaction, including an overview of the transaction and a technical review of the assets. Following discussion, the VEAC Board expressed its support for continued work towards a transaction.

Beginning October 29, 2018, representatives of our Sponsor held conversations with certain potential investors regarding the investment opportunity and potential for issuance and sale of shares of Class A Common Stock in a private placement to certain qualified institutional buyers, the proceeds of which would be used to fund a portion of the cash consideration in the business combination (the “PIPE Investment”). These discussions concluded on November 5, 2018, and the decision was made to not proceed with any PIPE Investment.

In early November, as a result of general market conditions, volatility in the equity markets and the recent decline in oil prices, Mr. Biemans and Mr. Stanley discussed a purchase price adjustment. After discussion with QEP’s board of directors, Mr. Stanley accepted the proposal of a reduction in purchase price of $100 million and the addition of an earnout of up to 5.8 million shares of Class A Common Stock if certain stock price targets are achieved.

On November 5, 2018, the VEAC Board convened a meeting at which members of VEAC management and our Sponsor were in attendance. VEAC management updated the VEAC Board on the status of the transaction, including the updated terms of the Purchase Agreement and related transaction documents, copies of which were provided to the VEAC Board in advance of the meeting. The VEAC Board concluded, after a thorough review of other business combination opportunities reasonably available to VEAC, that the proposed business combination represented the best potential business combination for VEAC based upon the process utilized to evaluate and assess other potential acquisition targets and the VEAC Board and management’s belief that such processes had not presented a better alternative. After discussion, the VEAC Board unanimously resolved that the following items be approved: (i) the Purchase Agreement and related transaction documents, (ii) the election of David Wolf as Chief Financial Officer of VEAC, (iii) a meeting of the stockholders of VEAC and preparation of the proxy materials for such meeting and (iv) the Debt Commitment Letter and commitment papers.

On November 6, 2018, the parties executed the Purchase Agreement and related transaction documents. Before the market opened on November 7, 2018, VEAC and QEP announced the execution of the Purchase Agreement and related transaction documents and the business combination.

VEAC Board of Directors’ Reasons for the Approval of the Business Combination

The VEAC Board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the VEAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The VEAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the VEAC Board may have given different weight to different factors. This explanation of the reasons for the VEAC Board’s approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the VEAC Board reviewed the results of the due diligence conducted by our Sponsor, VEAC’s management, and their advisors, which included:

●	research on comparable public companies within the Bakken Formation (“Bakken”);

●	research on comparable transactions within the Bakken and in the oil and gas business generally;

●	meetings and calls with the management team of QEP regarding operations and forecasts;

●	research on the Bakken, including historical well results, drilling activity and takeaway capacity;

●	review of material contracts related to the Williston Business;

●	review of financial, tax, legal, insurance, land, title, environmental and accounting due diligence;

●	consultation with legal and financial advisors;

●	financial and valuation analysis of the Williston Business and the business combination;

●	the lease operating statements of the Williston Business; and

●	financial projections of the Williston Business provided by the management team and advisors of QEP.

The factors considered by the VEAC Board include, but are not limited to, the following:

●	Large, Well-Delineated Position in Core of Bakken. QEP has a well-delineated position in the Bakken that produces a high margin, oil-weighted commodity mix. The acreage to be acquired is surrounded by many of the most prolific wells in the Bakken, and is located in areas with well understood geology and an extensive dataset of historical well performance. VEAC believes this premier acreage position will continue to offer attractive opportunities to reinvest cash flow through both new drilling and refracturing that can be a driver of substantial free cash flow and high margins.

●	Ability to Return Capital to Shareholders. In the first half of 2018, the Williston Business generated approximately $205 million of free cash flow on an annualized basis. VEAC expects to continue to generate an attractive free cash flow profile going forward, which has enabled VEAC to propose an initial annualized dividend of $0.25 per share immediately upon closing. VEAC believes that its ability and intention to pay a dividend will differentiate VEAC from its peers and offers an attractive value proposition to investors.

●	Multiple Sources of Upside Potential. The Williston Business is located in the geologic core of the Bakken, in areas with significant offset drilling activity and which have seen improving well results in recent years. In addition to the modeled inventory of 419 gross operated new drilling and refracturing opportunities, VEAC has identified additional potential inventory from multiple sources, including non-operated drilling and refracturing, development of additional geographic areas and geologic benches and the optimization of lateral lengths across the position. By leveraging industry expertise, a strong balance sheet and a focused and experienced operating team, VEAC believes it will have the ability to capitalize on the attractive organic growth opportunities present in the Williston Business.

●	High Degree of Operational Control. VEAC will be the operator of over 95% of its net acreage. This significant operational control will allow VEAC to execute its development program and provides VEAC the opportunity to drive economic and drilling efficiencies in the exploitation of its resources. Additionally, as of September 30, 2018, over 99% of the Williston Business was held by production, which gives VEAC flexibility and control over the timing and allocation of capital expenditures in an effort to optimize the full development of the Williston Business.

●	Experienced Operating Team. QEP is an experienced operator in the Bakken, having drilled 365 horizontal wells in the play in the past 10 years, including many of the top wells in the basin. In conjunction with the business combination, VEAC expects many members of QEP’s Bakken operating team will join VEAC, providing VEAC with continuity of operations and significant in-basin experience to build upon. In addition, the management team of VEAC has significant prior experience in building and managing organizations with peer-leading, low-cost operations. VEAC believes opportunities exist to further improve the cost structure of the Williston Business by leveraging management’s experience and VEAC’s sole focus on the Williston Basin.

●	Accretive Acquisition Opportunities. Many public companies are actively marketing their positions while several private equity-backed companies face limited opportunities for monetization. With the strong free cash flow and low-leverage profile of the Williston Business, VEAC believes it will be well positioned to take advantage of these market dynamics by pursuing accretive acquisitions in the region.

●	Strong Liquidity Profile. After giving effect to the business combination, VEAC expects to have substantial free cash flow and strong liquidity, giving VEAC the financial flexibility to fund development projects and pursue opportunistic acquisitions.

●	Terms of the Purchase Agreement. The VEAC Board reviewed the financial and other terms of the Purchase Agreement and determined that they were the product of arm’s-length negotiations among the parties.

In addition, the VEAC Board determined that the business combination and the Williston Business satisfy the investment criteria that the VEAC Board identified in connection with the IPO. For more information, see the section entitled “—Background of the Business Combination.”

In the course of its deliberations, the VEAC Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the business combination, including the following:

●	The risk that the potential benefits of the business combination may not be fully achieved, or may not be achieved within the expected timeframe.

●	Oil, natural gas and NGL prices are volatile. Sudden or sustained declines in oil, natural gas and NGL prices, such as those discussed above under the caption “Risk Factors,” could adversely affect the business, financial condition and results of operations of the Williston Business and the ability to meet capital expenditure obligations and financial commitments.

●	Planned development and acquisition projects require substantial capital that may be expensive or unavailable, which could lead to a decline in the ability to access or grow production and reserves.

●	The estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present values of the reserves.

●	The Williston Business is located in North Dakota and Montana, making them vulnerable to risks associated with a concentration of operations in a single geographic area.

●	Increasing competition in the Bakken may increase the likelihood of service cost inflation and limit VEAC’s ability to complete opportunistic acquisitions.

●	Development of PUDs may take longer and may require higher levels of capital expenditures than currently anticipated. Therefore, the estimated PUDs may not be ultimately developed or produced.

●	If commodity prices decrease to a level such that future undiscounted cash flows are less than the carrying value of the Williston Business, VEAC may be required to take write-downs of the carrying values of its properties.

●	Future cash flows and results of operations are highly dependent on VEAC’s ability to find, develop or acquire additional oil and natural gas reserves.

●	The operations of the Williston Business are subject to operational hazards for which they may not be adequately insured.

●	The operations of the Williston Business are subject to various governmental regulations that require compliance that can be burdensome and expensive and adversely affect the feasibility of conducting operations.

●	The operations of the Williston Business located on the Fort Berthold Indian Reservation of the TAT in North Dakota are subject to various federal, state, local and tribal regulations and laws, which may increase our costs and adversely affect VEAC’s ability to conduct operations.

●	The TAT may delay or attempt to withhold or condition its consent to the assignment of the JT Lease, which may have an adverse impact on the Williston Business or operations.

●	Any failure to comply with environmental laws and regulations applicable to the Williston Business could result in governmental authorities taking actions that adversely affect VEAC’s operations and financial condition.

●	The risks and costs to VEAC if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, could result in VEAC being unable to effect an Initial Business Combination by April 17, 2019, and force VEAC to liquidate.

●	The fact that the Purchase Agreement includes an exclusivity provision that prohibits VEAC from soliciting certain other business combination proposals, which restricts VEAC’s ability, so long as the Purchase Agreement is in effect, to consider other potential business combinations prior to April 17, 2019.

●	The risk that VEAC’s stockholders may fail to provide the votes necessary to effect the business combination.

●	The fact that completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within VEAC’s control.

●	The significant fees and expenses associated with completing the business combination and the substantial time and effort of management required to complete the business combination.

In addition to considering the factors described above, the VEAC Board also considered that some officers and directors of VEAC may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of VEAC’s stockholders. VEAC’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the VEAC Board, the Purchase Agreement and the business combination. For more information, see the section entitled “—Interests of Certain Persons in the Business Combination.”

The VEAC Board concluded that the potential benefits that it expects VEAC and its stockholders to achieve as a result of the business combination outweigh the potentially negative factors associated with the business combination. Accordingly, the VEAC Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the business combination and the other transactions contemplated by the Purchase Agreement are fair to, and in the best interests of, VEAC’s stockholders, (b) approved, adopted and declared advisable the Purchase Agreement and the transactions contemplated thereby and (c) recommended that the stockholders of VEAC approve each of the Proposals.

Satisfaction of 80% Test

It is a requirement under our Charter and NASDAQ listing requirements that the business or assets acquired in our Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our Initial Business Combination. VEAC has determined that the fair market value of the Williston Business meets this test.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

●	the fact that our Sponsor holds 8,693,333 private placement warrants that would expire worthless if a business combination is not consummated;

●	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

●	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $ , based on the closing price of our Class A Common Stock on , 2019;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (i) any third party (other than our independent public accountants) for services rendered or products sold to us or (ii) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

●	the continuation of our existing directors as directors after the business combination;

●	the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at their original purchase price, which if unrestricted and freely tradeable would be valued at approximately $ , based on the closing price of our Class A Common Stock on , 2019;

●	the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by April 17, 2019;

●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

●	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the business combination, our Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the business combination or, where the purchases are made by our Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in the Purchase Agreement.

Total Company Shares to Be Issued in the Business Combination

It is anticipated that, upon completion of the business combination, the ownership of VEAC will be as follows:

●	the public stockholders will own 55,200,000 shares of our Class A Common Stock, representing a 63.1% interest; and

●	the initial stockholders will own 32,300,000 shares of our Class A Common Stock, representing a 36.9% interest.

The number of shares and the set forth above assume that (i) no public stockholders elect to have their public shares redeemed, (ii) only 18,500,000 shares of Class A Common Stock are issued in the NGP Private Placement, (iii) none of the foregoing investors purchase shares of Class A Common Stock in the open market, (iv) no earnout consideration is issued to the QEP Seller pursuant to the Purchase Agreement and (v) there are no other issuances of equity interests of VEAC. As a result of the business combination, the voting interest of our public stockholders will decrease from 80.0% to 63.1%.

The ownership percentages with respect to VEAC set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the founder shares (even though they and the shares of Class A Common Stock into which they convert upon an Initial Business Combination are subject to transfer restrictions) due to the continued voting rights associated with the founder shares. If the actual facts are different than these assumptions, the percentage ownership retained by VEAC’s existing stockholders in VEAC following the business combination will be different. For example, if we assume that all outstanding 18,400,000 public warrants, 8,693,333 private placement warrants and 6,166,666 warrants that we expect our Sponsor to purchase pursuant to the terms of the Forward Purchase Agreement were exercisable and exercised following completion of the business combination, then the ownership of VEAC would be as follows:

●	the public stockholders and holders of the public warrants will own 73,600,000 shares of our Class A Common Stock, representing a 61.0% interest; and

●	the initial stockholders will own 47,159,999 shares of our Class A Common Stock, representing a 39.0% interest.

The public warrants and private placement warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

You should read “Summary of the Proxy Statement—Impact of the Business Combination on VEAC’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the business combination.

Sources of Funds(1)		Uses(1)
(in millions)
VEAC Cash in Trust Account(3)	560	Equity to QEP Seller(2)	—
RBL Facility	299	Cash to QEP Seller	1,391
Senior Bridge Facility	—	Fees & Expenses(5)	53
Senior Notes Offering(4)	400
NGP Private Placement	185
Total Sources	$1,444	Total Uses	$1,444

(1)	This sources and uses assumes no public stockholders elect to have their public shares redeemed.

(2)	For a period of five years following the Closing, QEP Seller will be entitled to receive an aggregate of up to 5,833,340 shares of Class A Common Stock in earnout consideration based on certain stock price thresholds.

(3)	Actual amount to be adjusted for interest income prior to the Closing. As of September 30, 2018, $559.7 million was held in the Trust Account.

(4)	OpCo expects to issue approximately up to $400 million aggregate principal amount of Senior Notes on or prior to the Closing.

(5)	This amount includes approximately $19.3 million in deferred underwriting commissions to the underwriters of our IPO.

Board of Directors of VEAC Following the Business Combination

Assuming the Director Election Proposal is approved by our stockholders at the special meeting, we expect our board of directors to remain the same following the completion of the business combination.

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of September 30, 2018, this would have amounted to approximately $10.14 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Common Stock for cash and will no longer own shares of VEAC. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the shares of Class A Common Stock included in the units sold in our IPO, which we refer to as the “20% threshold.” Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Each redemption of shares of Class A Common Stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $559.7 million as of September 30, 2018. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting in Lieu of 2019 Annual Meeting of VEAC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the business combination.

Accounting Treatment

The business combination will be accounted for as a business combination under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations, or ASC 805 in which VEAC will be deemed the accounting acquirer.

Certain U.S. Federal Income Tax Considerations

The following is a discussion of (i) certain U.S. federal income tax considerations for U.S. holders (as defined below) of our Class A Common Stock and Non-U.S. holders (as defined below) of our Class A Common Stock that, in either case, elect to have their Class A Common Stock redeemed for cash if the business combination is completed and, (ii) with respect to certain Non-U.S. holders who continue to hold shares of our Class A Common Stock or warrants, as applicable, after the business combination is completed, certain U.S. federal income tax considerations related to our status as a USRPHC (as defined below) following the business combination. This discussion is limited to holders that hold our Class A Common Stock or warrants, as applicable, as a “capital asset” for U.S. federal income tax purposes (generally property held for investment) and purchased our Class A Common Stock and warrants in the IPO. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from the completion of the business combination that are associated with redemptions of our Class A Common Stock or that apply to certain Non-U.S. holders who continue to hold shares of our Class A Common Stock or warrants, and this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

●	dealers in securities or foreign currencies;

●	persons whose functional currency is not the U.S. dollar;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	persons subject to the alternative minimum tax;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell our Class A Common Stock or warrants, as applicable, under the constructive sale provisions of the Code;

●	persons that acquired our Class A Common Stock or warrants, as applicable, through the exercise of

●	employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	certain former citizens or long-term residents of the United States; and

●	persons that hold our Class A Common Stock or warrants, as applicable, as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock or warrants, as applicable, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our Class A Common Stock or warrants, as applicable, to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations for U.S. Holders

This section is addressed to “U.S. holders” of our Class A Common Stock. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our Class A Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Redemption of Class A Common Stock

In the event that a U.S. holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting in Lieu of 2019 Annual Meeting of VEAC Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or other exchange of Class A Common Stock, the U.S. holder will be treated as described under “—U.S. Federal Income Tax Considerations for U.S. Holders—Redemption of Class A Common Stock—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” below. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Federal Income Tax Considerations for U.S. Holders—Redemption of Class A Common Stock—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of our shares of stock outstanding both before and after the redemption. The redemption of a U.S. holder’s Class A Common Stock generally will be treated as a sale of such Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock owned directly by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock actually owned, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our Class A Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our Class A Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. Finally, the redemption of a U.S. holder’s Class A Common Stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Class A Common Stock. If the redemption qualifies as a sale of Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock redeemed. A U.S. holder’s adjusted basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes. Any capital gain or loss recognized with respect to a redemption generally will be long-term capital gain or loss if the U.S. holder held the Class A Common Stock redeemed for more than one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. holder will generally be treated as receiving a distribution of cash from VEAC. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “—U.S. Federal Income Tax Considerations for U.S. Holders—Redemption of Class A Common Stock—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above.

Dividends we pay to a U.S. holder that is a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

USRPHC Withholding Tax. A withholding tax equal to 15% of the amount realized (the “USRPHC Withholding Tax”) on the redemption of our shares of Class A Common Stock (i.e., the amount of cash received by a holder pursuant to a redemption of our shares of Class A Common Stock) may be required.

A U.S. holder may eliminate the USRPHC Withholding Tax in respect of its receipt of cash pursuant to a redemption of our shares of Class A Common Stock by (i) certifying in writing (under penalties of perjury) to the person required to withhold the USRPHC Withholding Tax that such holder is not a Non-U.S. holder and (ii) providing to the person required to withhold the USRPHC Withholding Tax its U.S. taxpayer identification number (social security number for individuals and U.S. employer identification number in all other cases), address and certain other information (or such other information as is satisfactory to the person required to withhold the USRPHC Withholding Tax to establish such holder’s status as a U.S. holder).

If a U.S. holder fails to provide the necessary information described above to eliminate the USRPHC Withholding Tax and the amount of the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the U.S. holder’s U.S. federal income tax liability with respect thereto, a holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. U.S. holders of our Class A Common Stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Class A Common Stock will be treated as a sale or as a distribution under the Code.

Information Withholding and Backup Withholding

Payments received by a U.S. holder as a result of the exercise of redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations for Non-U.S. Holders

This section is addressed to “Non-U.S. holders” of our Class A Common Stock and/or warrants, as applicable. For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Class A Common Stock and/or warrants, as applicable, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Redemption of Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Class A Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting in Lieu of 2019 Annual Meeting of VEAC Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A Common Stock, as described under “U.S. Federal Income Tax Considerations for U.S. Holders” above.

Gain on Redemption Treated as a Sale of Class A Common Stock. If the redemption qualifies as a sale of Class A Common Stock with respect to a Non-U.S. holder, such Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the redemption of its Class A Common Stock unless:

●	the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●	the gain is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States); or

●	our Class A Common Stock constitutes a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. holder in the United States.

A Non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business. We believe that we will be a USRPHC for U.S. federal income tax purposes on the date of the redemption. However, as long as our Class A Common Stock is treated as “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five (5) year period ending on the date of the redemption or the Non-U.S. holder’s holding period for the Class A Common Stock, more than 5% of our Class A Common Stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the redemption of our Class A Common Stock as a result of our status as a USRPHC. If our Class A Common Stock were not considered to be regularly traded on an established securities market, such Non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on the redemption of our Class A Common Stock (as described in the preceding paragraph).

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution of cash from VEAC. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “—U.S. Federal Income Tax Considerations for Non-U.S. Holders—Redemption of Class A Common Stock—Gain on Redemption Treated as a Sale of Class A Common Stock” above. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any such distribution treated as made to a Non-U.S. holder on our Class A Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. holder that are effectively connected with a trade or business conducted by the Non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

USRPHC Withholding Tax. As described under “—U.S. Federal Income Tax Considerations for U.S. Holders—Redemption of Class A Common Stock—USRPHC Withholding Tax” above, because we believe that we will be a USRPHC on the date of redemption, the withholding of the USRPHC Withholding Tax may be required upon a redemption of our Class A Common Stock. If the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the Non-U.S. holder’s U.S. federal income tax liability with respect thereto, the holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale proceeds or as a distribution subject to withholding. Non-U.S. holders of our Class A Common Stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Class A Common Stock will be treated as a sale or as a distribution under the Code and to discuss the U.S. federal income tax considerations arising from our belief that we will be a USRPHC on the date that the business combination is completed.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Class A Common Stock) must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Class A Common Stock) generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of our Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A Common Stock and on the gross proceeds from a disposition of our Class A Common Stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.

HOLDERS OF OUR CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Certain Considerations for Continuing Non-U.S. Holders in Connection With VEAC’s Expected Status as a USRPHC as a Result of the Business Combination

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business. We believe that we will be a USRPHC at the completion of the business combination because a significant portion of the Williston Business is expected to be classified as United States real property interests. However, as long as our Class A Common Stock is and continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five (5) year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the Class A Common Stock, more than 5% of our Class A Common Stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our Class A Common Stock as a result of our status as a USRPHC. If our Class A Common Stock were not considered to be regularly traded on an established securities market, such Non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on the disposition of our Class A Common Stock (as described in the preceding paragraph), and the USRPHC Withholding Tax (at a rate of 15%) would apply to the gross proceeds from such disposition.

As a result of our expected status as a USRPHC, a Non-U.S. holder who recognizes gain from a disposition of our warrants generally will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to U.S. holders unless an applicable income tax treaty provides otherwise. However, if both our warrants and our Class A Common Stock are and continue to be regularly traded on an established securities market, only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five (5) year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the warrants, more than 5% of our warrants generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our status as a USRPHC. If our warrants are not considered to be so regularly traded on an established securities market, but our Class A Common Stock is, only a Non-U.S. holder whose warrants, as of the date of such Non-U.S. holder’s acquisition of such warrants, have a fair market value greater than 5% of the value of our Class A Common Stock, generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our status as a USRPHC. If both our warrants and our Class A Common Stock were not considered to be regularly traded on an established securities market, the relevant Non-U.S. holder (regardless of the percentage of our warrants owned) generally would be subject to U.S. federal income tax on a taxable disposition of our warrants, and the USRPHC Withholding Tax generally would apply to the gross proceeds from such disposition.

Finally, any distributions we make to a Non-U.S. holder that are not treated as dividends for U.S. federal income tax purposes (i.e., that are not made out of our current or accumulated earnings and profits) may be subject to the USRPHC Withholding Tax (at a rate of 15%).

If the USRPHC Withholding Tax withheld with respect to a disposition of our Class A Common Stock or warrants or a distribution made with respect to our Class A Common Stock exceeds the Non-U.S. holder’s U.S. federal income tax liability with respect to such disposition or distribution, such holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPREHENSIVE DISCUSSION OF ALL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR A NON-U.S. HOLDER WITH RESPECT TO OWNING OR DISPOSING OF OUR CLASS A COMMON STOCK AND/OR WARRANTS AFTER THE BUSINESS COMBINATION IS COMPLETED. WE URGE NON-U.S. HOLDERS TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE CONSIDERATIONS RELATING TO CONTINUED OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK AND/OR WARRANTS.

Regulatory Matters

Neither VEAC nor QEP is aware of any material regulatory approvals or actions that are required for completion of the business combination other than as required under the HSR Act. The parties have filed a premerger notification under the HSR Act. On November 26, 2018, the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Vote Required for Approval

The closing of the business combination is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting.

The Business Combination Proposal (and consequently, the Purchase Agreement and the business combination) will be approved and adopted only if we obtain the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Recommendation of the VEAC Board

THE VEAC BOARD RECOMMENDS THAT VEAC STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE AUTHORIZED SHARE CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve and adopt an amendment to the Charter to increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to 600,000,000 shares. The full text of the proposed Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Share Charter Proposal is attached to this proxy statement as Annex C.

Reasons for the Amendments

The Authorized Share Charter Proposal is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of Class A Common Stock as part of the earnout consideration to QEP Seller, the issuance of shares of Class A Common Stock (or derivative securities thereof) pursuant to the LTIP and the future conversion of outstanding warrants into shares of Class A Common Stock and (ii) provide flexibility for future issuances of Class A Common Stock if determined by the VEAC Board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Vote Required for Approval

The Authorized Share Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. If the Business Combination Proposal or the NASDAQ Proposal is not approved, this Proposal No. 2 will have no effect, even if approved by our stockholders.

The approval of the Authorized Share Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Authorized Share Charter Proposal.

Recommendation of the VEAC Board

THE VEAC BOARD RECOMMENDS THAT VEAC STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE AUTHORIZED SHARE CHARTER PROPOSAL.

PROPOSAL NO. 3—THE DIRECTOR TERM CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve an additional amendment to the Charter providing for the declassification of our board of directors and change of the term of office of members of the VEAC Board from a three-year term to a one-year term. The full text of the proposed Second A&R Charter reflecting the proposed amendment pursuant to the Director Term Charter Proposal is attached to this proxy statement as Annex C.

If the Director Term Charter Proposal is approved, the VEAC Board will be declassified and directors will be elected annually. Our current Charter provides for three classes of directors, with each class of directors serving until the third annual meeting of stockholders after their election. The VEAC Board believes it is in the best interests of VEAC and its stockholders to change the term of office of members of the VEAC Board from a three-year term to a one-year term. Accordingly, assuming the Director Term Charter Proposal is approved by stockholders, each of our directors elected at or after the special meeting will serve until the first annual meeting of stockholders after their election.

Newly created directorships resulting from an increase in the number of directors and any vacancies on the VEAC Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Reasons for the Amendment

The VEAC Board believes that the proposed amendment is appropriate to adequately address the needs of the post-combination company because it will allow stockholders to participate more frequently in the election of directors.

Vote Required for Approval

The Director Term Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. If the Business Combination Proposal or the NASDAQ Proposal are not approved, this Proposal No. 3 will have no effect, even if approved by our stockholders.

The approval of the Director Term Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Director Term Charter Proposal.

Recommendation of the VEAC Board

THE VEAC BOARD RECOMMENDS THAT VEAC STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE DIRECTOR TERM CHARTER PROPOSAL.

PROPOSAL NO. 4—THE EXCLUSIVE FORUM CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve an additional amendment to the Charter, which is, in the judgment of the VEAC Board, necessary to adequately address the needs of the post-combination company.

The proposed amendment provides that a stockholder bringing a claim subject to the proposed Article X will be required to bring that claim in the court of chancery in the State of Delaware (the “Court of Chancery”), provided that the Court of Chancery has personal jurisdiction over the defendants. If the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, then the claim must be brought in another state court in the State of Delaware. The full text of the proposed Second A&R Charter reflecting the proposed amendment pursuant to the Exclusive Forum Charter Proposal is attached to this proxy statement as Annex C.

The post-combination company may decide that it is in the best interests of the post-combination company and its stockholders to bring an action in a forum other than the Court of Chancery (or a state court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction), and it may consent in writing to the selection of an alternative forum.

This amendment also provides that any person who acquires an interest in the capital stock of the post-combination company will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

Article X would not apply to claims brought against the post-combination company except for those enumerated in Article X and, potentially, certain other related claims.

Reasons for the Amendments

The amendment is intended to assist the post-combination company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The VEAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that the post-combination company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, the VEAC Board believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of the post-combination company and its stockholders.

At the same time, the VEAC Board believes that the post-combination company should retain the ability to consent to an alternative forum on a case-by-case basis where the post-combination company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

Effect of Amendment on VEAC Stockholders

The effect of the Exclusive Forum Charter Proposal on VEAC stockholders is that any stockholder bringing: (i) any derivative action or proceeding brought on behalf of the post-combination company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the post-combination company to the post-combination company or the post-combination company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the post-combination company or any director or officer of the post-combination company arising pursuant to any provision of the DGCL or the Second A&R Charter or VEAC’s bylaws (as either may be amended and/or restated from time to time) or (iv) any action asserting a claim against the post-combination company governed by the internal affairs doctrine, will be required to bring such claim in the Court of Chancery, provided that the Court of Chancery has personal jurisdiction over the defendants, or, if the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, in another state court in the State of Delaware.

Vote Required for Approval

The Exclusive Forum Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. If the Business Combination Proposal or the NASDAQ Approval are not approved, this Proposal No. 4 will have no effect, even if approved by our stockholders.

The approval of the Exclusive Forum Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Exclusive Forum Charter Proposal.

Recommendation of the VEAC Board

THE VEAC BOARD RECOMMENDS THAT VEAC STOCKHOLDERS VOTE “FOR” THE

APPROVAL OF THE EXCLUSIVE FORUM CHARTER PROPOSAL.

PROPOSAL NO. 5—THE ADDITIONAL CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, VEAC’s stockholders are also being asked to approve amendments to the Charter to (i) eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the consummation of the business combination, (ii) change the post-combination company’s name to “Vantage Energy, Inc.,” and (iii) make such other changes that the VEAC Board deems appropriate for a public operating company. The full text of the proposed Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to this proxy statement as Annex C.

Vote Required for Approval

The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. If the Business Combination Proposal or the NASDAQ Proposal are not approved, this Proposal No. 5 will have no effect, even if approved by our stockholders.

The approval of the Additional Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Additional Charter Proposal.

Recommendation of the VEAC Board

THE VEAC BOARD RECOMMENDS THAT VEAC STOCKHOLDERS VOTE “FOR” THE

APPROVAL OF THE ADDITIONAL CHARTER PROPOSAL.

PROPOSAL NO. 6—THE NASDAQ PROPOSAL

Overview

In connection with our IPO, we entered into the Forward Purchase Agreement with our Sponsor that provides for the purchase by our Sponsor of an aggregate of up to 40,000,000 shares of our Class A Common Stock, plus an aggregate of up to 13,333,333 warrants, for an aggregate purchase price of up to $400,000,000 in a private placement that will close simultaneously with the closing of our Initial Business Combination. Subject to these caps, the number of securities to be issued and sold by VEAC and purchased by our Sponsor will equal that number which, after payment of the aggregate forward purchase price by our Sponsor, will result in gross proceeds to VEAC in an aggregate amount equal to the amount of funds necessary for VEAC to consummate the business combination and pay related fees and expenses, less amounts available to VEAC from the Trust Account (after payment of deferred underwriting discounts and after giving effect to any redemptions of public shares) and any other financing source obtained by VEAC for such purpose at or prior to the consummation of the business combination, plus any additional amounts mutually agreed by VEAC and our Sponsor that may be retained by the post-combination company for working capital or other purposes. We expect that, pursuant to the Forward Purchase Agreement, our Sponsor will purchase approximately 18,500,000 shares of Class A Common Stock, plus approximately 6,166,666 warrants, for an aggregate purchase price of approximately $185,000,000. However, we can give no assurance as to the number of securities that our Sponsor will ultimately purchase pursuant to the Forward Purchase Agreement.

In addition, for a period of five years following the Closing, QEP Seller will be entitled to receive an aggregate of up to 5,833,340 shares of Class A Common Stock as earnout consideration pursuant to the terms of the Purchase Agreement if certain stock price targets are achieved after the Closing.

Why VEAC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with NASDAQ Listing Rules 5635(a) and (d).

Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of assets of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. VEAC will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock of VEAC prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the NGP Private Placement.

Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders

If the NASDAQ Proposal is adopted, up to an aggregate of 59,166,673 shares of Class A Common Stock (including 13,333,333 shares of Class A Common Stock issuable pursuant to warrants purchased under the Forward Purchase Agreement) may be issued in connection with the NGP Private Placement and as earnout consideration pursuant to the terms of the Purchase Agreement, representing up to 85.7% of the shares of Class A Common Stock and Class B Common Stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of VEAC.

Vote Required for Approval

We may not consummate the business combination unless the NASDAQ Proposal is approved at the special meeting.

Approval of the NASDAQ Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NASDAQ Proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Additional Charter Proposal.

Recommendation of the VEAC Board

THE VEAC BOARD RECOMMENDS THAT VEAC STOCKHOLDERS VOTE “FOR” THE

APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 7—THE LTIP PROPOSAL

Overview

In this Proposal No. 7, we are asking our stockholders to approve the LTIP. A total of 7,400,000 shares of Class A Common Stock will be reserved for issuance under the LTIP. Our board of directors approved the LTIP on , 201 , subject to stockholder approval at the special meeting. If stockholders approve this proposal, the LTIP will become effective on the consummation of the business combination. If the LTIP is not approved by the stockholders, it will not become effective and no awards will be granted thereunder. The LTIP is described in more detail below. A copy of the LTIP is attached to this proxy statement as Annex D.

Consequences of Failing to Approve the Proposal

Failure of our stockholders to approve this proposal will mean that we will be unable to grant equity awards under the LTIP. We will continue to compensate our employees in order to attract, retain and motivate persons who make important contributions to VEAC and its affiliates.

Description of the Vantage Energy, Inc. Long Term Incentive Plan

A summary description of the material features of the LTIP is set forth below. The following summary does not purport to be a complete description of all the provisions of the LTIP and is qualified in its entirety by reference to the LTIP, the form of which is attached to this proxy statement as Annex D and incorporated by reference in its entirety.

Purpose of the Vantage Energy, Inc. Long Term Incentive Plan

The purpose of the LTIP is to enhance VEAC’s and its affiliates’ ability to attract, retain and motivate persons who make important contributions to VEAC and its affiliates by providing these individuals with equity ownership opportunities. We believe that the LTIP is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in VEAC and providing a means of recognizing their contributions to the success of VEAC and its affiliates. The VEAC Board and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified individuals who help VEAC and its affiliates meet its goals. VEAC seeks to achieve the LTIP’s purpose primarily by providing grants of a variety of awards (collectively referred to as “Awards”), including but not limited to:

●	incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”);

●	stock options that do not qualify as incentive stock options (“Nonstatutory Options” and, together with ISOs, “Options”);

●	stock appreciation rights (“SARs”);

●	restricted stock awards (“Restricted Stock”);

●	restricted stock units (“RSUs”);

●	stock awards;

●	dividend equivalents;

●	other stock-based awards;

●	cash awards; and

●	substitute awards.

The LTIP, in part, is intended to qualify under the provisions of Section 422 of the Code, which governs ISOs. The LTIP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. No awards may be granted under the LTIP after ten (10) years from the date the LTIP is approved by the VEAC Board. The LTIP shall remain in effect until all Awards granted under the LTIP have been exercised, satisfied, forfeited or expired.

Administration of the LTIP

A committee of two or more members of the VEAC Board (the “Committee”) administers the LTIP. Subject to the terms and conditions of the LTIP, the Committee shall have the power from time to time to:

●	determine which Eligible Persons (as defined below) shall receive an Award;

●	prescribe the form, amount, vesting and other terms and conditions of each Award;

●	modify, waive or adjust any term or condition of an Award that has been granted;

●	determine the treatment of an Award upon a termination of employment or other service relationship;

●	impose a holding period with respect to an Award or the shares of Class A Common Stock received in connection with an Award;

●	interpret and administer the LTIP and any award agreement; and

●	make all other determinations and take any other action that the Committee deems necessary or desirable for the administration of the LTIP.

The Committee may amend, alter, suspend, discontinue or terminate any Award or award agreement, the LTIP or the Committee’s authority to grant Awards without the consent of stockholders or Participants; provided that no change in the LTIP may be made that would materially adversely alter or impair the rights or obligations under any Award theretofore granted without the consent of the Participant, and provided, further, that the Committee may not, without the approval of our stockholders, amend or alter the LTIP, including any increase in any share limitation, if such stockholder approval is required by any federal or state law or regulation or the rules of the NASDAQ, and the Committee may otherwise, in its discretion, determine to submit other changes to the LTIP to stockholders for approval.

Shares Available for Issuance

An aggregate of 7,400,000 shares of Class A Common Stock will be available for issuance under the LTIP. Specifically, (i) all such shares may be issued upon the exercise of ISOs and (ii) the maximum aggregate amount, including cash compensation and the aggregate value of Awards granted, payable to any non-employee director in respect of services performed in any calendar year may not exceed $500,000; provided, that such limit is doubled for the calendar year in which a non-employee director first commences service on the VEAC Board.

Shares of Class A Common Stock subject to an Award that expire or are cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Class A Common Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock and (ii) the number of shares withheld or surrendered to VEAC in payment of any exercise or purchase price of an Award (other than Options or SARs) or taxes up to the minimum statutory rate relating to such Awards) shall again be available for issuance under the LTIP.

Persons Who May Participate in the LTIP

Individuals eligible to receive Awards, or “Eligible Persons,” under the LTIP are officers or employees of VEAC or any of its affiliates or any other person who provides services to VEAC or any of its affiliates, including directors of VEAC. Eligible Persons to whom an Award is granted under the LTIP are referred to as “Participants.” Currently, VEAC has seven directors (one of whom is an executive officer).

Awards under the LTIP

Stock Options. VEAC may grant Options to Eligible Persons, including (i) ISOs that comply with Section 422 of the Code and (ii) Nonstatutory Options, to Eligible Persons. The exercise price of each Option granted under the LTIP shall be determined by the Committee; provided that, the exercise price for an Option, other than an Option granted as a substitute award or adjusted in connection with a recapitalization, in each case as allowed under the LTIP, shall not be less than the greater of (A) the par value per share of Class A Common Stock or (B) 100% of the fair market value per share of Class A Common Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of VEAC or its parent or any of its subsidiaries, 110% of the fair market value, as defined in “Description of Securities—Warrants—Private Placement Warrants” below, per share of Class A Common Stock on the date of grant).

An Option agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of an SAR in connection with the grant of an Option.

Except as permitted under the LTIP in connection with a corporate transaction or event described in the LTIP, Options may not be amended without the approval of the stockholders of VEAC so as to (i) reduce the exercise price of any outstanding Options, (ii) cancel outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Options, as applicable or (iii) take any other action that would be considered a “repricing” of an Option under the NASDAQ listing standards.

SARs. VEAC may grant SARs to Eligible Persons. The grant price of each SAR granted under the LTIP shall be determined by the Committee; provided that, the grant price for a SAR, other than a SAR granted as a substitute award or adjusted in connection with a recapitalization, in each case as allowed under the LTIP, shall not be less than the greater of (A) the par value per share of Class A Common Stock or (B) 100% of the fair market value per share of Class A Common Stock as of the date of grant of the SAR.

Except as permitted under the LTIP in connection with a corporate transaction or event described in the LTIP, Options and SARs may not be amended without the approval of the stockholders of VEAC so as to (i) reduce the grant price of any outstanding SARs, (ii) cancel outstanding SARs in exchange for cash, other Awards or SARs with a grant price that is less than the grant price of the original SARs, as applicable or (iii) take any other action that would be considered a “repricing” of an SAR under the NASDAQ listing standards.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of Class A Common Stock subject to restrictions, terms and conditions imposed by the Committee in its discretion (such shares, “Restricted Stock”). Unless the Committee determines otherwise, upon the issuance of a Restricted Stock Award, a Participant shall have all of the rights of a stockholder with respect to the shares of Class A Common Stock represented by the Restricted Stock, including the right to vote such shares of Class A Common Stock and to receive all dividends or other distributions made with respect to the shares of Class A Common Stock; provided that (i) the Committee may require any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Restricted Stock Award and (ii) any non-cash property distributed as a dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such property was distributed.

Restricted Stock Units. An RSU Award represents the right of a Participant to receive shares of Class A Common Stock or cash, or a combination thereof, to a Participant in the future in consideration of the performance of services, but subject to the fulfillment of conditions (which may include the achievement of performance goals which may or may not be coterminous with the vesting schedule of the RSU), as specified by the Committee. RSUs may be paid in shares of Class A Common Stock, cash or a combination thereof.

Stock Appreciation Rights. An SAR is the right to receive a share of Class A Common Stock, or an amount equal to the excess of the fair market value of one share of Class A Common Stock on the date of exercise over the base price of the SAR, as determined by the Committee. The base price of an SAR may not be less than the fair market value per share of Class A Common Stock as of the date of grant. The Committee has the discretion to determine other terms and conditions of an SAR.

Other Stock-Based Awards. The Committee may grant Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Class A Common Stock or factors that may influence the value of such shares of Class A Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Class A Common Stock, purchase rights for shares of Class A Common Stock, awards with value and payment contingent upon performance of VEAC or any other factors designated by the Committee or valued by reference to the book value of Class A Common Stock or the value of securities of, or the performance of, specified affiliates of VEAC.

Cash Awards. The Committee may grant an Award denominated in cash to an Eligible Person on such terms and conditions as the Committee may determine at the time of grant.

Other Provisions

Transferability of Awards. The LTIP generally restricts the transfer of Awards, except for (1) transfer by will or the laws of descent and distribution, (2) to one or more members of a Participant’s immediate family or (3) pursuant to domestic order. Notwithstanding the foregoing, ISOs will not, under any circumstances, be transferable other than by will or the laws of descent and distribution.

Changes in Capital Structure. In the event of any change in the capital structure or business of VEAC or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as amended or any successor accounting standard (“ASC Topic 718”) and, in each case, that would result in an additional compensation expense to VEAC pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the LTIP, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable and (iv) the applicable limitations with respect to Awards (other than cash limits) to equitably reflect such Adjustment Event. In the event of any change in the capital structure or business of VEAC or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in the LTIP, the Committee shall have complete discretion to make equitable adjustments (if any) in such manner as it deems appropriate with respect to such other event.

Change in Control. Except to the extent otherwise provided in any applicable award agreement, in the event of a Change in Control (as defined in the LTIP) or other changes in VEAC or the outstanding Class A Common Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in the LTIP and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder: (i) accelerate the time of exercisability of an Award; (ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to VEAC by selected holders of some or all of the outstanding Awards held by such holders in exchange for payment therefor based on the amount payable to stockholders in connection with such transaction or (iii) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof); provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this treatment in the foregoing sentence shall only apply to the extent it is not in conflict with the treatment upon an Adjustment Event.

Substitute Awards. Awards may be granted in substitution or exchange for similar awards held by individuals who become Participants as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with VEAC or one of its subsidiaries. Such substitute awards that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Class A Common Stock on the date of the substitution if such substitution complies with the limitations or requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto (the “Nonqualified Deferred Compensation Rules”) and other applicable laws and the NASDAQ rules.

Termination and Amendment. The Committee may terminate the LTIP at any time and from time to time alter or amend the LTIP; provided that no such change may be made that would materially adversely alter or impair the rights of a Participant with respect to an Award theretofore granted without the consent of such Participant; provided, further, that the Committee may not, without approval of the stockholders of VEAC, make any amendment or alteration to the LTIP, including any increase in any share limitation or take any other action that otherwise must be approved by stockholders as required by any federal or state law or any NASDAQ listing standard.

Tax Withholding. VEAC or its affiliates may withhold taxes due or potentially payable in connection with any transaction involving an Award up to the maximum statutory withholding rate applicable to a Participant, and to take such other action as the Committee may deem advisable to enable VEAC, its affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. VEAC shall have the right to deduct or withhold, or cause to be deducted or withheld, from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant, the amount (in cash, Class A Common Stock (including Class A Common Stock that would otherwise be issued with respect to such Award) or other property) of any applicable taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations and to take such other action(s) as may be necessary in the opinion of VEAC to satisfy its withholding obligations with respect to such Award.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to Participants arising from participation in the LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the LTIP may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Nonstatutory Options and SARs with an exercise price less than the fair market value of shares of Class A Common Stock on the date of grant, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the LTIP, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Nonqualified Deferred Compensation Rules.

Tax Consequences to Participants

Options and SARs. Participants will not realize taxable income upon the grant of an Option or an SAR. Upon the exercise of a Nonstatutory Option or an SAR, a Participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of Class A Common Stock received, over (ii) the exercise price of the Award. A Participant will generally have a tax basis in any shares of Class A Common Stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares of Class A Common Stock on the date of exercise. Subject to the discussion under “—Tax Consequences to VEAC” below, VEAC will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the shares of Class A Common Stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the shares of Class A Common Stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of Class A Common Stock must be held for more than twelve (12) months to qualify for long-term capital gain treatment.

Participants eligible to receive an Option intended to qualify as an ISO (i.e., under Section 422 of the Code) will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Class A Common Stock received upon exercise of the ISO (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that have been held for the required holding period (generally, at least two (2) years from the date of grant and one (1) year from the date of exercise of the ISO), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Shares. However, if a Participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s-length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Shares. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

VEAC will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Shares. If a Participant makes a Disqualifying Disposition, VEAC will then, subject to the discussion below under “—Tax Consequences to VEAC,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of Class A Common Stock (other than ISO Shares that have not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an ISO, no additional gain will be recognized on the transfer of such previously held shares of Class A Common Stock in satisfaction of the Nonstatutory Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of Class A Common Stock received upon exercise which equals the number of previously held shares of Class A Common Stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Class A Common Stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price. Any additional shares of Class A Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

The LTIP generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a domestic relations order, but the LTIP allows the Committee to permit the transfer of Awards (other than ISOs), in its discretion. For income and gift tax purposes, certain transfers of Nonstatutory Options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and employment and payroll taxes will be collectible at the time the transferee exercises the stock options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and employment and payroll taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the shares of Class A Common Stock, the potential for future appreciation or depreciation of the shares of Class A Common Stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $15,000 per donee (for 2018, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Other Awards: Cash Awards, RSUs, Restricted Stock, Stock Awards and Other Stock-Based Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash Award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU Award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of Class A Common Stock in settlement of the RSU Award, as applicable, in an amount equal to the cash or the fair market value of the shares of Class A Common Stock received.

A recipient of Restricted Stock or a Stock Award generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of stock when received, reduced by any amount paid by the recipient; however, if the shares of stock are not transferable and are subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of stock (i) when the shares of stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of stock. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the shares of stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares of stock will commence on the later of the date the shares of stock are received or the restrictions lapse. Subject to the discussion below under “—Tax Consequences to VEAC,” VEAC will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Consequences to VEAC

Compensation of Covered Employees. The ability of the post-combination company to obtain a deduction for amounts paid under the LTIP could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits VEAC’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

Golden Parachute Payments. The ability of VEAC (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the LTIP could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The Awards, if any, that will be made to Eligible Persons under the LTIP are subject to the discretion of the Committee. Therefore, VEAC cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future. Therefore, a New Plan Benefits Table is not provided.

Vote Required for Approval

The LTIP Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting.

The approval of the LTIP Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the LTIP Proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Additional Charter Proposal.

Recommendation of the Board of Directors

THE VEAC BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE

APPROVAL OF THE LTIP PROPOSAL.

PROPOSAL NO. 8—THE DIRECTOR ELECTION PROPOSAL

Overview

Our board currently consists of seven (7) members. Pursuant to our Charter, the members of our board are divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of William K. White and M. Timothy Carey, will expire at the special meeting. The term of office of the second class of directors, consisting of Justin A. Gannon, Craig S. Glick and Alan J. Katz, will expire at the 2020 annual meeting of stockholders. The term of office of the third class of directors, consisting of Scott A. Gieselman and Mr. Biemans, will expire at the 2021 annual meeting of stockholders.

The VEAC Board has nominated each of Mr. White and Mr. Carey to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal. However, if the Director Term Charter Proposal is approved by our stockholders at the special meeting, each of Mr. White and Mr. Carey, if elected, will serve until the 2020 annual meeting of stockholders whereas the other incumbent members of the VEAC Board will serve until the expiration of their current terms. Commencing with the special meeting, each newly elected director will serve a one-year term and stand for election each year.

The following sets forth information regarding each nominee:

William K. White, age 76, has served as a member of our board of directors since April 2017. Mr. White has been an independent member of the Board of Directors of Resolute Energy Corporation, an independent oil and gas entity (“Resolute”), since May 2014. As a Resolute Director, he chairs the Audit Committee and is a member of the Compensation and Governance Committees. From October 2006 to October 2015, Mr. White served as an independent member of the Board of Directors of the General Partner of Eagle Rock Energy Partners, L.P. During that time, Mr. White chaired the Audit Committee and was a member of the Compensation and Conflicts Committees. From December 2012 to 2014, Mr. White joined the Board of Directors of NGP Capital Resource Company as an independent Director where he also served on the Compensation, Audit, Conflicts and Nominating and Governance Committees. From July 2008 through December 2008, Mr. White served as an independent Director, Audit Committee Chairman and member of the Compensation Committee of CRC-Evans International, Inc. From May 2005 to September 2007, he served as an independent Director and member of the Audit and Compensation Committees of the Board of Directors of Teton Energy Corporation, an independent oil and gas entity. From September 1996 to November 2002, Mr. White was Vice President, Finance and Administration and Chief Financial Officer of Pure Resources, Inc., an independent oil and gas producer. Mr. White received a Bachelor of Science degree in Business Administration with an emphasis in Accounting and Psychology from The Defiance College.

We believe that Mr. White’s considerable experience serving on the boards of publicly traded companies in the oil and gas industry brings important and valuable skills to our board of directors.

M. Timothy Carey, age 74, has served on the VEAC Board since April 2018. He has acted as an independent consultant, private investor and corporate director of numerous private companies in the oil and gas production and oilfield services business since 2010. From 1981 to 2010, Mr. Carey served in various executive positions at CRC-Evans Pipeline Int’l. Inc., a leading energy pipeline construction equipment company, and its predecessor and affiliated companies. In 1992, following Enterra Inc.’s acquisition of CRC-Evans, Mr. Carey was promoted to serve as the president of the downhole services group of Enterra Inc. Following the merger of Enterra and Weatherford International, Mr. Carey was promoted to serve as a Senior Vice President of Weatherford-Enterra Inc. and served in that capacity until 1997 when Mr. Carey and other former CRC-Evans executives led a buy-out of CRC-Evans. Following this 1997 acquisition, Mr. Carey served as President of CRC-Evans and continued in that capacity following the successful sale of the company to a regional utility company in 1999. In 2003, following a series of mergers involving the regional utility owner, Mr. Carey led another successful management buy-out of CRC-Evans from the successor owner. From 2003 to 2010, Mr. Carey served as CEO of CRC-Evans until its successful sale in 2010 to Stanley Black and Decker, following which, Mr. Carey continued to act as an advisor for the acquirer. Mr. Carey has a Chemical Engineering degree from Vanderbilt University and an MBA from Stanford University.

We believe that Mr. Carey’s leadership and consulting experience in the oil and gas production and oilfield services industries bring important and valuable skills to our board of directors.

Vote Required for Approval

The Director Election Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Director Election Proposal.

Recommendation of the Board of Directors

THE VEAC BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”

THE ELECTION OF BOTH OUR NOMINEES TO THE VEAC BOARD.

PROPOSAL NO. 9—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the VEAC Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal or the Director Election Proposal. If our stockholders approve the Adjournment Proposal, we may adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by VEAC stockholders, the VEAC Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal or the Director Election Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Adjournment Proposal.

Recommendation of the VEAC Board

THE VEAC BOARD RECOMMENDS THAT VEAC STOCKHOLDERS VOTE “FOR” THE

APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF VEAC

The following discussion and analysis should be read in conjunction with the financial statements and related notes of VEAC included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On April 17, 2017 (the “IPO Closing Date”), we consummated our initial public offering, or the IPO, of 48,000,000 units. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $480,000,000.

On April 17, 2017, simultaneously with the consummation of the IPO, we completed the private sale of 7,733,333 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds to us of approximately $11,600,000.

In connection with the IPO, the underwriters were granted an option to purchase up to an additional 7,200,000 units (the “Overallotment Units”) to cover overallotments. On April 17, 2017, the underwriters exercised their overallotment option in full and, on April 19, 2017, the underwriters purchased the Overallotment Units at an offering price of $10.00 per unit, generating gross proceeds of $72,000,000.

On April 19, 2017, simultaneously with the sale of the Overallotment Units, we completed a private placement with the Sponsor for an additional 960,000 private placement warrants at a purchase price of $1.50 per warrant, generating gross proceeds of $1,440,000.

Approximately $552,000,000 of the net proceeds from the IPO (including the Overallotment Units) and the private placement with the Sponsor has been deposited in a trust account established for the benefit of our public stockholders.

In connection with the IPO, the Sponsor entered into the Forward Purchase Agreement with us that provides for the purchase by the Sponsor of an aggregate of up to 40,000,000 shares of our Class A Common Stock, plus an aggregate of up to 13,333,333 warrants, for an aggregate purchase price of up to $400,000,000 in a private placement that will close simultaneously with the closing of our Initial Business Combination. In connection with the signing of the Purchase Agreement, we, OpCo, the Sponsor and QEP Seller entered into the November 6, 2018 Side Letter, which granted QEP Seller third-party beneficiary status under the Forward Purchase Agreement and limited its right to seek specific performance of the Sponsor’s obligations under the Forward Purchase Agreement to the lesser of $185,000,000 and the amount necessary for us to have sufficient cash on hand to complete the business combination (after giving effect to the release of funds in the trust, the redemption of shares of Class A Common Stock held by our public stockholders and any proceeds received by us or OpCo from debt financing).

Results of Operations

We have neither engaged in any significant operations nor generated any operating revenue. Our only activities from inception through the IPO Closing Date related to our formation and the IPO. Although we have not generated operating revenue, we have generated non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as costs in the pursuit of our acquisition plans.

For the three months ended September 30, 2018, we had net income of $1,772,510, which consisted of interest income held in the Trust Account net of operating costs, administrative service fees and income tax provision.

For the three months ended September 30, 2017, we had net income of $512,491, which consisted of interest income held in the Trust Account net of operating costs, administrative service fees and income tax provision.

For the nine months ended September 30, 2018, we had net income of $4,007,700, which consisted of interest income held in the Trust Account net of operating costs, administrative service fees and income tax provision.

For the period from February 8, 2017 (date of inception) to September 30, 2017, we had net income of $926,713, which consisted of interest income held in the Trust Account net of operating costs, administrative service fees and income tax provision.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was an initial sale of the founder shares to the Sponsor, and the proceeds of loans and advances from the Sponsor in the amount of $207,277. Additionally, an affiliate of VEAC’s executive officers advanced funds totaling $50,357 to pay administrative and offering costs. Upon the closing of the IPO, VEAC repaid the Sponsor $207,277 in settlement of the outstanding loan and advances. The funds advanced from the affiliate totaling $50,357 were repaid to the affiliate subsequent to the closing of the IPO. Subsequent to the IPO, the affiliate and the Sponsor paid an additional $718,577 of offering costs and other expenses on behalf of VEAC, all of which was repaid to the related parties before December 31, 2017. On October 19, 2018, the Sponsor agreed to loan VEAC an aggregate of up to $2,000,000 to cover expenses pursuant to an unsecured promissory note. This loan is non-interest bearing and payable on the earlier of April 17, 2019 or the completion of the Initial Business Combination.

On the IPO Closing Date, we consummated the public offering of 48,000,000 units. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $480,000,000.

On April 17, 2017, simultaneously with the consummation of the IPO, we completed the private sale of 7,733,333 private placement warrants at a purchase price of $1.50 per warrant to the Sponsor, generating gross proceeds to us of approximately $11,600,000.

In connection with the IPO, the underwriters were granted an option to purchase up to 7,200,000 Overallotment Units. On April 17, 2017, the underwriters exercised their overallotment option in full and, on April 19, 2017, the underwriters purchased the Overallotment Units at an offering price of $10.00 per unit, generating gross proceeds of $72,000,000.

On April 19, 2017, simultaneously with the sale of the Overallotment Units, we completed a private placement with the Sponsor for an additional 960,000 private placement warrants at a purchase price of $1.50 per warrant, generating gross proceeds of $1,440,000.

Approximately $552,000,000 of the net proceeds from the IPO (including the Overallotment Units) and the private placement with the Sponsor has been deposited in the Trust Account. The $552,000,000 of net proceeds held in the Trust Account includes $19,320,000 of deferred underwriting discounts and commissions that will be released to the underwriters of the IPO upon completion of our Initial Business Combination. Of the gross proceeds from the IPO and the private placement with the Sponsor that were not deposited in the Trust Account, $11,040,000 was used to pay underwriting discounts and commissions in the IPO, $207,277 was used to repay loans and advances from the Sponsor, and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

In addition, interest income on the funds held in the Trust Account may be released to us to pay our franchise and income taxes. During the nine months ended September 30, 2018, total interest of $1,347,972 was released from the Trust Account in order to pay franchise and income taxes of $1,347,293.

At September 30, 2018, we had cash and cash equivalents of $30,053 and a working capital deficit of $943,239

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of September 30, 2018.

Contractual Obligations

At September 30, 2018, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. On April 10, 2017, we entered into an administrative services agreement pursuant to which we have agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Initial Business Combination or our liquidation, we will cease paying these monthly fees.

The underwriters of the IPO were entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($11,040,000) was paid at the closing of the IPO and 3.5% ($19,320,000) was deferred. The deferred underwriting discounts and commissions will become payable to the underwriters upon the consummation of the Initial Business Combination and will be paid from amounts held in the Trust Account. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

As of September 30, 2018, we were not subject to any market or interest rate risk. The net proceeds from the IPO and the private placements of the private placement warrants held in the Trust Account have been invested solely in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there is no associated material exposure to interest rate risk.

INFORMATION ABOUT VEAC

Overview

VEAC is a blank check company incorporated as a Delaware corporation on February 8, 2017. VEAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Throughout the acquisition strategy process, VEAC has leveraged its team’s network of potential proprietary and public transaction sources where it believes a combination of its relationships, knowledge and experience in the energy industry could effect a positive transformation or augmentation of existing businesses or properties to improve their overall value proposition. VEAC has neither engaged in any operations nor generated any revenue to date. Based on its business activities, it is a “shell company” as defined in the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

On April 17, 2017, VEAC consummated its IPO of 48,000,000 units at $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-third of one warrant, each whole warrant entitling the holder to purchase one whole share of Class A Common Stock for $11.50 per share. In connection with the IPO, the underwriters were granted an option to purchase up to an additional 7,200,000 units to cover overallotments, if any. On April 17, 2017, the underwriters exercised their overallotment option in full and, on April 19, 2017, the underwriters purchased 7,200,000 units at an offering price of $10.00 per unit. The IPO generated total gross proceeds of $552,000,000. Prior to the consummation of the IPO, in February 2017, our Sponsor purchased 11,500,000 shares of Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.002 per share. In April 2017, we effected a stock dividend with respect to our Class B Common Stock of 2,300,000 shares thereof, resulting in our Sponsor holding an aggregate of 13,800,000 founder shares. Also, in April 2017, our Sponsor transferred 40,000 of these founder shares to each of Justin A. Gannon and William K. White, our independent directors.

In connection with the closing of the IPO and the overallotment option, VEAC completed the private sale of 8,693,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor, generating gross proceeds to VEAC of approximately $13,040,000. The private placement warrants are identical to the warrants sold as part of the units issued in the IPO, except that the Sponsor agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of an Initial Business Combination. The private placement warrants are also not redeemable by VEAC so long as they are held by the Sponsor or its permitted transferees.

A total of $552,000,000, including approximately $19,320,000 in deferred underwriting discounts and commissions to the underwriters of the IPO, of the proceeds of the IPO and the proceeds of the sale of the private placement warrants were placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. These funds will not be released until the earlier of our completion of an Initial Business Combination or our liquidation, although we may withdraw the interest earned on the funds held in our Trust Account to pay franchise and income taxes.

On April 27, 2017, VEAC announced that the holders of our units may elect to separately trade the Class A Common Stock and warrants included in the units on NASDAQ under the symbols “VEAC” and “VEACW,” respectively. Those units not separated continued to trade on NASDAQ under the symbol “VEACU.” Upon the closing of the business combination, we intend to change our name from “Vantage Energy Acquisition Corp.” to “Vantage Energy, Inc.,” and we have applied to continue the listing of our Class A Common Stock and warrants on NASDAQ under the symbols “VEI” and “VEIW,” respectively. The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

Initial Business Combination

NASDAQ rules require that an Initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting discounts and commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an Initial Business Combination.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, upon the consummation of the business combination, subject to the limitations described herein. As of September 30, 2018, the amount in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, is approximately $10.14 per public share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the business combination. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Initial Business Combination to a Stockholder Vote

The special meeting of VEAC stockholders to which this proxy statement relates is to solicit your approval of, among other things, the business combination. Unlike many other blank check companies, VEAC public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares of Class A Common Stock included in the units sold in the IPO.

Employees

VEAC currently has four officers. Members of the management team are not obligated to devote any specific number of hours to VEAC matters but they intend to devote as much of their time as they deem necessary to VEAC’s affairs until it has completed an Initial Business Combination. VEAC presently expects its officers to devote such amount of time as they reasonably believe is necessary to the business. VEAC does not intend to have any full time employees prior to the closing of an Initial Business Combination.

Management

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who will serve as directors and officers of VEAC following the business combination:

Name	Age	Position
Roger J. Biemans*	58	Chief Executive Officer and Director
David D. Wolf*	48	Chief Financial Officer
Carey Peters*	42	Chief Accounting Officer
Jeffrey A. Zlotky*	58	Secretary
Scott A. Gieselman	55	Director
Craig S. Glick	59	Director
M. Timothy Carey	74	Independent Director
Justin A. Gannon	69	Independent Director
Alan J. Katz	64	Independent Director
William K. White	76	Independent Director

*	Denotes an executive officer.

Roger J. Biemans has been our Chief Executive Officer and a member of our board of directors since February 2017. Mr. Biemans was most recently Chairman and CEO of Vantage Energy LLC, a private company he founded in 2006, before selling to Rice Energy Inc. in a $2.7 billion transaction in October 2016. Prior to forming Vantage Energy, he was President of EnCana Oil & Gas (USA) Inc., where he led EnCana Corp’s USA growth platform from 2000 through 2006, and from 1996 through 2000, served as Vice-President & Team Lead for AEC Oil & Gas (EnCana Corp) in Alberta, Canada. Mr. Biemans holds a BSc in Mechanical Engineering from the University of Calgary.

We believe that Mr. Biemans’ extensive knowledge of the energy industry, as well as his substantial business, leadership and management experience, bring important and valuable skills to our board of directors.

David D. Wolf was appointed as our Chief Financial Officer effective November 6, 2018. Mr. Wolf has served as President and CEO of Fuse Energy LLC since 2014. From 2008 until 2013, David was Executive Vice President and Chief Financial Officer of Berry Petroleum Company where he managed the commercial and technical aspects of Berry’s corporate development and had responsibility over Berry’s finance, accounting, and marketing functions. Prior to Berry, David was Managing Director in JP Morgan’s Investment Banking group from 1995 until 2008. David holds a B.S. in Economics from Rollins College and an MBA in Finance from the Crummer Graduate School of Business at the same institution.

Carey Peters has been our Chief Accounting Officer since February 2017. Ms. Peters is also currently the Fund Controller for NGP. Ms. Peters joined NGP in 2007. Prior to joining NGP, Ms. Peters was a Senior Accountant for Burlington Resources Inc., a former oil and gas company which was acquired by ConocoPhillips in 2006. Ms. Peters is a Certified Public Accountant and received her B.S. in Accounting and M.S. in Management Information Systems in 2000 from Texas A&M University.

Jeffrey A. Zlotky has been our Secretary since February 2017. Mr. Zlotky serves as Partner and General Counsel of the NGP Funds. Prior to joining NGP in 2015, Mr. Zlotky spent his entire professional career with the global law firm of Thompson & Knight LLP, where he was a partner in their Corporate and Securities practice group, with an emphasis on energy finance and private equity. During his tenure, Mr. Zlotky served in a variety of increasing management positions, including as its global Managing Partner from 2009 to 2012 and as a member of the board of directors of the Thompson & Knight Foundation. He has been a Director of Petrus Resources Ltd., an energy company active in property exploitation, strategic acquisitions and risk-managed exploration in western Canada, since December 29, 2015. Mr. Zlotky attended Princeton University, from which he graduated magna cum laude, and The University of Texas School of Law, from which he graduated with honors and served as an Associate Editor of the Texas Law Review.

Scott A. Gieselman has served as a member of our board of directors since February 2017. Mr. Gieselman has served as a Partner for NGP since April 2007. Prior to joining NGP, Mr. Gieselman worked in various positions in the investment banking energy group of Goldman, Sachs & Co., where he became a partner in 2002. He has been a Director of WildHorse Resources II, LLC, a private independent energy company, and WildHorse Resource Development Corporation, a Houston-based independent oil and natural gas company, since September 2016. Mr. Gieselman has served as a member of the board of directors of Rice Energy, Inc. since January 2014 and was a member of the board of directors of Memorial Resource Development Corp. from its formation until it was acquired by Range Resources Corporation in September 2016. In addition, Mr. Gieselman served as a member of the board of directors of Memorial Production Partners GP LLC from December 2011 until March 2016. Mr. Gieselman received a B.S. in 1985 and an M.B.A. in 1988 from Boston College.

We believe that Mr. Gieselman’s considerable financial and energy investment banking experience, as well as his experience on the boards of several energy companies, bring important and valuable skills to our board of directors.

Craig S. Glick has served as a member of our board of directors since February 2017. Mr. Glick joined NGP in 2006 and serves as Partner of the NGP Funds and sits on the its Executive Committee. Previously, Mr. Glick served as Managing Director and General Counsel for NGP Midstream & Resources from 2006 to 2008. He was a founding partner of Kosmos Energy Holdings and served as Senior Vice President, General Counsel and Corporate Secretary from 2003 to 2006. His previous tenures also include Hunt Resources and Hunt Oil Company (1999 to 2003), Gulf Canada Resources, Limited (1994 to 1999), and Torch Energy Advisors (1994). Mr. Glick was a Partner in the law firm of Vinson & Elkins from 1985 to 1994 and has been a director of four publicly-traded companies: Northern Blizzard Resources, Inc., Parallel Energy Trust, Westside Energy, Inc. and Gulf Indonesia Resources. Mr. Glick received a B.A. in Political Science, cum laude, in 1982 from Tulane University and earned a J.D. in 1985 from the University of Texas School of Law, where he was a member of the Texas Law Review.

We believe that Mr. Glick’s experience serving on the board of four publicly-traded companies, as well as his extensive experience in the energy industry, bring important and valuable skills to our board of directors.

M. Timothy Carey has served as a member of our board of directors since April 2018. Mr. Carey has acted as an independent consultant, private investor and corporate director of numerous private companies in the oil and gas production and oilfield services business since 2010. From 1981-2010, Mr. Carey served in various executive positions at CRC-Evans Pipeline Int’l. Inc., a leading energy pipeline construction equipment company, and its predecessor and affiliated companies. In 1992, following Enterra Inc.’s acquisition of CRC-Evans, Mr. Carey was promoted to serve as the president of the downhole services group of Enterra Inc. Following the merger of Enterra and Weatherford International, Mr. Carey was promoted to serve as a Senior Vice President of Weatherford-Enterra Inc. and served in that capacity until 1997 when Mr. Carey and other former CRC-Evans executives led a buy-out of CRC-Evans. Following this 1997 acquisition, Mr. Carey served as President of CRC-Evans and continued in that capacity following the successful sale of the company to a regional utility company in 1999. In 2003, following a series of mergers involving the regional utility owner, Mr. Carey led another successful management buy-out of CRC-Evans from the successor owner. From 2003 to 2010, Mr. Carey served as CEO of CRC-Evans until its successful sale in 2010 to Stanley Black and Decker, following which, Mr. Carey continued to act as an advisor for the acquirer. Mr. Carey has a Chemical Engineering degree from Vanderbilt University and an MBA from Stanford University.

We believe that Mr. Carey’s leadership and consulting experience in the oil and gas production and oilfield services industries bring important and valuable skills to the board of directors.

Justin A. Gannon has served as a member of our board of directors since April 2017. Since September 2013, Mr. Gannon has acted as an independent consultant, private investor and professional corporate director. From February 2003 through August 2013, Mr. Gannon served in various roles at Grant Thornton LLP, an independent audit, tax and advisory firm, including as National Leader of Merger and Acquisition Development from June 2011 through August 2013, Central Region Managing Partner from January 2010 through June 2011, Office Managing Partner in Houston, Texas from May 2007 through June 2011 and Office Managing Partner in Kansas City, Missouri from August 2004 to May 2007. From 1971 through 2002, Mr. Gannon worked at Arthur Andersen LLP, including as an Audit Partner for 21 years. Mr. Gannon has served as Chairman of the Audit Committee and member of the Compensation Committee of California Resources Corporation, a company engaged in oil and gas exploration and development, since December 2014. Mr. Gannon has also served as a Director, Chairman of the Audit Committee and member of the Conflicts Committee of the general partner of CrossAmerica Partners LP, a publicly-traded master limited partnership engaged in motor fuels distribution, since October 2014. He is a former chairman of the Board of Directors of American Red Cross chapters in the Tulsa, Oklahoma and San Antonio, Texas areas. Mr. Gannon received a Bachelor of Science degree in Accounting from Loyola Marymount University and is a Certified Public Account in Texas (active) and California (inactive).

We believe that Mr. Gannon’s significant accounting experience, as well as his involvement with companies in the oil and gas industry, bring important and valuable skills to our board of directors.

Alan J. Katz has served as a member of our board of directors since April 2018. Mr. Katz has served as Chief Technology Officer of ES Xplore LLC, an oil and gas exploration technology company, since 2016. Prior to ES Xplore’s spin-out from Hunt Consolidated in 2016, Mr. Katz served as Senior Vice President of Hunt Energy Enterprises from 2009 to 2016. Prior to that, Mr. Katz served as Managing Director and Chief Technology Officer of WR Hambrecht from 1997 to 2009 and as a Partner in its venture capital Funds. Previously, he was at Texas Instruments from 1988 to 1997, where he was founding director of TI Ventures and managed the Machine Learning Group in the Central Research Laboratory. Prior to Texas Instruments, Mr. Katz worked as a Senior Research Physicist in Exxon’s Upstream Rock Physics group. He has been a director of several private companies, including Decision Economics, Vizu, and Isochron. Mr. Katz received a PhD and an MS in Physics in 1982 and 1978, respectively, from Stanford University and earned a BA in Physics and Mathematics from the University of Chicago in 1976.

We believe that Mr. Katz’s experience in both the oil and gas industry and the investment banking industry bring important and valuable skills to the board of directors.

William K. White has served as a member of our board of directors since April 2017. Mr. White has been an independent member of the Board of Directors of Resolute Energy Corporation, an independent oil and gas entity (“Resolute”), since May 2014. As a Resolute Director, he chairs the Audit Committee and is a member of the Compensation and Governance Committees. From October 2006 to October 2015, Mr. White served as an independent member of the Board of Directors of the General Partner of Eagle Rock Energy Partners, L.P. During that time, Mr. White chaired the Audit Committee and was a member of the Compensation and Conflicts Committees. From December 2012 to 2014, Mr. White joined the Board of Directors of NGP Capital Resource Company as an independent Director where he also served on the Compensation, Audit, Conflicts and Nominating and Governance Committees. From July 2008 through December 2008, Mr. White served as an independent Director, Audit Committee Chairman and member of the Compensation Committee of CRC-Evans International, Inc. From May 2005 to September 2007, he served as an independent Director and member of the Audit and Compensation Committees of the Board of Directors of Teton Energy Corporation, an independent oil and gas entity. From September 1996 to November 2002, Mr. White was Vice President, Finance and Administration and Chief Financial Officer of Pure Resources, Inc., an independent oil and gas producer. Mr. White received a Bachelor of Science degree in Business Administration with an emphasis in Accounting and Psychology from The Defiance College.

We believe that Mr. White’s considerable experience serving on the boards of publicly-traded companies in the oil and gas industry brings important and valuable skills to our board of directors.

Board of Directors and Terms of Office of Officers and Directors

VEAC is managed under the direction of its board of directors. Its board of directors is divided into three classes of directors with only one class of directors being elected in each year and each class (except those directors appointed prior to VEAC’s first annual meeting of stockholders) serving a three-year term. However, if the Director Term Charter Proposal is approved by our stockholders at the special meeting, each director will serve until the first annual meeting of stockholders after their election and stand for election each year, commencing with our 2020 annual meeting.

Officers are appointed by the board of directors and serve at discretion of the board, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other officers as may be determined by the board of directors.

Board Leadership Structure and Role in Risk Oversight

Our board of directors currently has no chairman. The Chief Executive Officer, who is also a director, is responsible for leading our management, employees and operations. Our board of directors believes that its small size and collaborative nature of the remaining members on oversight of the execution of the business plans and strategy of the Company are such that a designated individual responsible solely for board leadership is not required at this time. Our board of directors believes that the current leadership structure is efficient for a company of our size, and promotes good corporate governance. However, our board of directors will continue to evaluate its leadership structure and may change it if, in the opinion of the board, a change is required by the needs of our business and operations.

Our board of directors is actively involved in overseeing our risk assessment and monitoring processes. The VEAC Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the VEAC Board include consideration of the challenges and risks of our businesses, and the VEAC Board and management actively engage in discussion on these topics. In addition, each of the VEAC Board’s committees considers risk within its area of responsibility.

Director Independence

The rules of NASDAQ require that a majority of our directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have four “independent directors” as defined in the rules of NASDAQ and applicable SEC rules. Our board of directors has determined that each of Messrs. Carey, Gannon, White and Katz is independent under applicable SEC and NASDAQ rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Our board of directors has established an audit committee of the board of directors. Mr. Gannon, Mr. White and Mr. Katz, all of whom are independent, serve as members of our audit committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below.

Mr. Gannon serves as chair of the audit committee. Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Gannon qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Our board of directors has adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Our board of directors has established a compensation committee of the board of directors. Mr. Gannon and Mr. White serve as members of our compensation committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Mr. Gannon and Mr. White are independent. Mr. White serves as chair of the compensation committee.

Our board of directors has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Committee Membership, Meetings and Attendance

Each of the Audit Committee and Compensation Committee of the VEAC Board is comprised entirely of independent directors.

During the fiscal year ended December 31, 2018, the VEAC Board held eight (8) meetings, our Audit Committee held four (4) meetings and our Compensation Committee held one (1) meeting.

Each of our incumbent directors attended or participated in at least 75% of the meetings of the VEAC Board and the respective committees of which he or she is a member held during the period such incumbent director was a director during the fiscal year ended December 31, 2018. We encourage all of our directors to attend our annual meetings of stockholders. This special meeting in lieu of the Company’s 2019 annual meeting of stockholders will be our 2019 annual meeting.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mr. Gannon and Mr. White. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, these directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our stockholders.

Executive Sessions of Non-Management Directors

Pursuant to NASDAQ rules, our independent directors must have regularly scheduled meetings at which only independent directors are present. The executive sessions have such agendas and procedures as are determined by the non-management and independent directors. Authority in such sessions to act on behalf of the Company or the board of directors on any matters requires an express delegation of authority by the board of directors. The independent directors rotate serving as the presiding director at each executive session of non-management directors.

Stockholder Communications

Our board of directors has established a process for stockholders to send communications to the board and its committees. Stockholders are invited to communicate to the board of directors or its committees by writing to the Company’s Secretary at Vantage Energy Acquisition Corp., c/o Secretary, 5221 N. O’Connor Boulevard, 11th Floor, Irving, Texas 75039. In addition, interested parties may communicate with the non-management and independent directors of the Company as a group by writing to the Company’s Secretary at Vantage Energy Acquisition Corp., c/o Secretary, 5221 N. O’Connor Boulevard, 11th Floor, Irving, Texas 75039. We review all messages received and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to our board of directors, its committees or the non-management and independent directors of the Company as a group, as applicable. Communications are sent as soon as practicable to the party to whom they are addressed, or if addressed to the VEAC Board generally, to our Chief Executive Officer. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the VEAC Board.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of any class of equity security which is registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2018, there were no delinquent filers.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement related to our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 5221 N. O’Connor Boulevard, 11th Floor, Irving, TX 75039 or by telephone at (972) 432-1440. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

NGP manages several investment vehicles. NGP Funds and other NGP affiliates and portfolio companies may compete with us for acquisition opportunities. If these entities or companies decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within NGP may be suitable for both us and for a current or future NGP Fund or other portfolio company and may be directed to such investment vehicle rather than to us. Neither NGP nor members of our management team who are also employed by NGP have any obligation to present us with any opportunity for a potential business combination of which they become aware. NGP and/or our management, in their capacities as officers or managing directors of NGP or in their other endeavors, may be required to present potential business combinations to the related entities described above, current or future NGP Funds or portfolio companies, or third parties, before they present such opportunities to us.

Notwithstanding the foregoing, we may pursue an affiliated joint acquisition opportunity (“Affiliated Joint Acquisition Opportunity”) with any such fund or other portfolio company or investment vehicle. Such entity may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Each of our officers and directors presently has, and any of them in the future may have, additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our business combination. In addition, we may pursue an Affiliated Joint Acquisition Opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

In addition, VEP employs Mr. Biemans and certain other individuals who may provide technical expertise in connection with the evaluation of our business combination targets. VEP has entered into a services agreement with our Sponsor, pursuant to which VEP will provide services to our Sponsor and us in connection with identifying, investigating, negotiating and completing an Initial Business Combination. We will not pay any of the fees under this services agreement, but we may reimburse our Sponsor if it reimburses out-of-pocket expenses of VEP related to identifying, negotiating and completing an Initial Business Combination and those expenses are permitted to be reimbursed by us as contemplated under “Certain Relationships and Related Party Transactions—Related Party Policy.” Pursuant to the services agreement and individual confidentiality and non-competition agreements with our Sponsor, Mr. Biemans is expected to devote at least 50% of his business time to providing services to us. VEP may also enter into a relationship with another private equity fund, and Mr. Biemans and such fund may form a company focused on the acquisition of oil and gas mineral and royalty interests pursuant to which VEP, Mr. Biemans and such other individuals would provide investment expertise and support for such acquisitions. Under such arrangement, Mr. Biemans and such other individuals may obtain a direct or indirect interest in such oil and gas mineral and royalty interests. While we do not expect our Initial Business Combination to be of oil and gas mineral and royalty interests, such that we do not expect such company to be competing with us for acquisitions, such company may own oil and gas mineral interests in the same area as companies that are our business combination targets. If we acquire an oil and gas operating company that operates in the same area where Mr. Biemans, other members of our management team, our Sponsor or other NGP portfolio companies have interests, it may present conflicts of interest after the consummation of the business combination.

Our Sponsor, officers and directors may become involved with subsequent blank check companies similar to the Company, although they have agreed, pursuant to a written letter agreement, not to participate in the formation of, or become an officer or director of, any other blank check company until we have entered into a definitive agreement regarding our Initial Business Combination or we have failed to complete our Initial Business Combination within 24 months after the closing of our IPO. Investors and potential investors should also be aware of the following other potential conflicts of interest:

None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	Our initial stockholders have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the consummation of our Initial Business Combination. Additionally, our initial stockholders have agreed to waive their redemption rights with respect to any founder shares held by them if we fail to consummate our Initial Business Combination within 24 months after the closing of our IPO. If we do not complete our Initial Business Combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. Furthermore, our initial stockholders have agreed not to transfer, assign or sell any founder shares held by them until one year after the date of the consummation of our Initial Business Combination or earlier if, subsequent to our Initial Business Combination, (i) the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after our Initial Business Combination or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the private placement warrants and the Class A Common Stock underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of our Initial Business Combination. Since our Sponsor and officers and directors directly or indirectly own common stock and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

●	Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to the Company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our Initial Business Combination with a business combination target that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of the Financial Industry Regulatory Authority (“FINRA”) or from an independent accounting firm that such Initial Business Combination is fair to the Company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the Company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our Initial Business Combination. Further, we pay an amount equal to $10,000 per month to our Sponsor for office space, utilities, secretarial support and administrative services provided to us.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

When we submit our Initial Business Combination to our public stockholders for a vote, we will complete our Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. Our initial stockholders have agreed to vote any founder shares and public shares held by them in favor of our Initial Business Combination, and our officers and directors have also agreed to vote any public shares held by them in favor of our Initial Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an Initial Business Combination.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

VEAC

Other than as described below, none of VEAC’s officers or directors have received any cash compensation from VEAC for services rendered to VEAC. There are no agreements or understandings, whether written or unwritten, with VEAC’s officers concerning the information specified in Item 402(t)(2) or (3) of Regulation S-K (i.e., any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to an acquisition, merger, consolidation, sale or other disposition of all or substantially all of the assets of VEAC or another issuer). Since our formation, we have not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our officers or directors. Commencing on April 11, 2017 through the earlier of consummation of an Initial Business Combination (which would include the business combination) and our liquidation, we have and will continue to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial support. This arrangement has been agreed to for our benefit and is not intended to provide compensation in lieu of a salary or other remuneration. We believe the $10,000 per month fee is at least as favorable as we could have obtained from an unaffiliated third party for the services. Other than the $10,000 per month fee to our Sponsor, no compensation of any kind, including finder’s and consulting fees, has been or will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an Initial Business Combination. However, our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or their affiliates.

After the completion of the business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. The amount of such compensation is not known at this time because the VEAC directors following the business combination will be responsible for determining executive officer and director compensation. Following completion of the business combination, Roger J. Biemans will serve as Chief Executive Officer and on the board of directors of the post-combination company and David Wolf will serve as Chief Financial Officer.

We do not intend to take and have not taken any action to ensure that members of our management team maintain their positions with us after the business combination although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after an Initial Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

For more information about the interests of our Sponsor, directors and officers in the business combination, see the section titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

QEP Seller

For a transition period following the business combination, persons employed by QEP Seller or its affiliates may provide services to the post-combination company through the Transition Services Agreement. Additionally, we may hire employees of QEP Seller or its affiliates in connection with the business combination. None of the persons employed by QEP Seller who provide services through the Transition Services Agreement or who become our employees will be executive officers of the post-combination company. Consequently, none of the compensation for persons employed by QEP Seller is reportable pursuant to SEC rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF THE WILLISTON BUSINESS

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Williston Business should be read in conjunction with the financial statements of the Williston Business and related notes contained in this proxy statement. The discussion and analysis contained herein relates only to the Williston Business because we expect that, following the completion of the business combination, the Williston Business will be our “predecessor” for financial reporting purposes. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas and NGL, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, drilling results, regulatory changes and other uncertainties, as well as those factors discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Neither we nor QEP undertakes any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

The Williston Business has been part of a wholly owned subsidiary of QEP. The Williston Business consists of all of QEP’s assets in North Dakota and Montana, the majority of which are located in the Williston Basin, including QEP’s South Antelope and Fort Berthold leasehold, various non-operated leases and mineral interests. All of the operated development activity and the majority of the non-operated development activity have been in the Bakken and Three Forks geologic formations.

General Trends and Outlook

The Williston Business is affected by the following key trends which are based on assumptions made by Williston Business management and information currently available to it. To the extent the underlying assumptions about, or interpretations of, available information prove to be incorrect, actual results may vary materially from their expected results.

Crude oil supply and demand

The operations of the Williston Business are highly dependent upon crude oil prices. Many factors that impact crude oil prices are outside of management’s control, including changes in supply and demand, which are impacted by weather conditions, pipeline capacity constraints, crude oil and refined product, inventory levels, basis differentials, export capacity, currency exchange ratios including the relative strength or weakness of the U.S. Dollar, global economic conditions, political stability or instability (including economic sanctions) in major crude oil producing regions, particularly in the Middle East, disruptions in waterborne shipments of crude oil, availability and cost of vessels, port congestion and many other factors. In recent years, crude oil prices have been affected by supply growth, particularly in the U.S., driven by advances in drilling and completion technologies, and fluctuations in demand driven by a variety of factors.

Changes in the market prices for crude oil directly impact many aspects of the Williston Business, including the financial condition, revenues, results of operations, planned drilling and completion activity, and related capital expenditures, proved undeveloped (PUD) reserves conversion rate, liquidity, rate of growth, costs of goods and services required to drill, complete and operate wells, and the carrying value of the properties. Historically, field-level prices received for the Williston Business crude oil production have been volatile. During the past five years as of December 31, 2017, the posted price for WTI has ranged from a low of $26.19 per barrel in February 2016 to a high of $110.62 per barrel in September 2013. If the price of crude oil declines to early 2016 levels or further, the operations, financial condition and level of expenditures for the development of reserves may be materially and adversely affected.

Rising operating costs and inflation

The current level of exploration, development and production activities across the United States has resulted in increased competition for personnel and equipment. This is causing increases in the prices for labor, supplies, services and property, plant and equipment. An increase in the general level of prices in the economy could have a similar effect. Typically, as prices for crude oil increase, associated costs rise. Conversely, as prices for crude oil decrease, associated costs decline. Cost declines tend to lag and may not adjust downward in proportion to declining commodity prices.

Historically, field-level prices received for the Williston Business crude oil production have been volatile. In 2017, commodity prices increased from the previous year, while during 2015 and 2016, commodity prices decreased from the previous year. Changes in commodity prices impact revenues, estimates of oil, gas and NGL reserves, assessments of any impairment of the carrying value of the Williston Business’s oil and gas properties, as well as the market value of properties being acquired or sold. Price changes also have the potential to affect the ability of the Williston Business to raise capital, borrow money, and retain personnel.

Potential for Future Asset Impairments

The carrying value of the Williston Business is sensitive to declines in oil, gas and NGL prices as well as increases in various development and operating costs and expenses and, therefore, is at risk of impairment. The Williston Business uses a cash flow model to assess proved properties for impairment. The cash flow model includes numerous assumptions, including estimates of future oil, gas and NGL production, estimates of future prices for production that are based on the price forecast used to make investment decisions, including estimates of basis differentials, future operating costs, transportation expenses, production taxes, and development costs that Williston Business management believes are consistent with its price forecast, and discount rates. The Williston Business considers a number of other factors, including the forward curve for future oil and gas prices, and developments in regional transportation infrastructure when developing its estimate of future prices for production. All inputs for the cash flow model are evaluated at each date of estimate.

The Williston Business bases its fair value estimates on projected financial information that it believes to be reasonably likely to occur. An assessment of the sensitivity of the Williston Business’s capitalized costs to changes in the assumptions in cash flow calculations is not practicable, given the numerous assumptions (e.g., future oil, gas and NGL prices; production and reserves; pace and timing of development plans; timing of capital expenditures; operating costs; drilling and development costs; and inflation and discount rates) that can materially affect the Williston Business’s estimates. Unfavorable adjustments to some of the above listed assumptions would likely be offset by favorable adjustments in other assumptions. For example, the impact of sustained reduced oil, gas and NGL prices on future undiscounted cash flows would likely be offset by lower drilling and development costs and lower operating costs.

If forward oil prices decline from September 30, 2018 levels or the Williston Business experiences negative changes in estimated reserve quantities, the Williston Business has proved and unproved property at risk for impairment. The actual amount of impairment incurred, if any, for these properties will depend on a variety of factors including, but not limited to, subsequent forward price curve changes, the additional risk-adjusted value of probable and possible reserves associated with the properties, weighted-average cost of capital, operating cost estimates and future capital expenditure estimates.

Impact of interest rates

Interest rates have been relatively low in recent periods. If interest rates rise, future financing costs will increase accordingly.

Factors Affecting the Comparability of the Williston Business’s Financial Results

The Williston Business’s future results of operations will not be comparable to the historical results of operations for the reasons described below.

General and administrative expenses

The results of operations of the Williston Business were not previously accounted for as the results of operations of a stand-alone legal entity, and accordingly have been carved out of the overall results of operations of QEP, as appropriate, for the periods presented. The results of operations of the Williston Business therefore include a portion of both direct costs and costs allocated by QEP. Direct general and administrative costs include expenses such as professional services and labor and benefits, including bonuses and share-based compensation related to employees that directly worked on the associated assets. Costs allocated by QEP to the Williston Business relate to: (i) various business services, including, but not limited to, payroll, accounts payable and facilities management, (ii) various corporate services, including, but not limited to, legal, land, finance, accounting, tax, information technology, human resources and public and regulatory policy, and (iii) corporate restructuring, executive compensation, including share-based compensation and pension and post-retirement costs. These allocations may not be indicative of the cost of future operations or the amount of future allocations.

Following the completion of the business combination, we will have general and administrative expenses typical for operating as an independent publicly traded corporation, including but not limited to: expenses associated with annual, quarterly and current reporting; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NASDAQ; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs; and director compensation. These general and administrative expenses may be different than those reflected in the historical financial statements of the Williston Business that were allocated from QEP.

Working capital

Historically, related party transactions have been net settled within QEP’s consolidated financial statements as these transactions related to QEP and were funded by QEP’s working capital. Third-party transactions were also funded by QEP’s working capital. Refer to Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this proxy statement for a discussion of working capital needs of the Williston Business after the completion of the business combination.

Debt

The Williston Business has historically had a portion of QEP’s debt and interest expense allocated to the Williston Business in the historical financial statements. Following the completion of the business combination, the Williston Business will no longer be allocated a portion of QEP’s debt and interest expense.

Results of Operations

The following table provides a summary of the financial and operating results of the Williston Business for the nine months ended September 30, 2018 and 2017:

	Nine months ended September 30,		Change
	2018	2017	2018 vs 2017
REVENUES	(in thousands)
Oil and condensate, gas and NGL sales	$617,645	$493,124	$124,521
Other revenue (loss)	27	(233)	260
Purchased oil sales	2,287	16,778	(14,491)
Total Revenues	619,959	509,669	110,290
OPERATING EXPENSES
Purchased oil expense	2,230	16,694	(14,464)
Lease operating expense	100,803	102,459	(1,656)
Transportation and processing costs	19,764	53,949	(34,185)
General and administrative	48,508	41,858	6,650
Production and property taxes	56,159	41,856	14,303
Depreciation, depletion and amortization	323,172	322,137	1,035
Exploration expenses	17	54	(37)
Total Operating Expenses	550,653	579,007	(28,354)
Net gain (loss) from asset sales	14	155	(141)
OPERATING INCOME (LOSS)	69,320	(69,183)	138,503
Interest and other income (expense)	(873)	807	(1,680)
Interest expense	(87,046)	(103,633)	16,587
INCOME (LOSS) BEFORE INCOME TAXES	(18,599)	(172,009)	153,410
Income tax (provision) benefit	4,359	63,493	(59,134)
NET INCOME (LOSS)	$(14,240)	$(108,516)	$94,276

Revenue

The following table presents revenues disaggregated by revenue source.

	Nine months ended September 30,		Change
	2018	2017(1)	2018 vs 2017
	(in thousands)
Oil and condensate sales	$572,096	$425,694	$146,402
Gas sales	31,376	32,710	(1,334)
NGL sales	47,080	34,720	12,360
Oil and condensate, gas and NGL sales, as adjusted(2)	650,552	493,124	157,428
Transportation and processing costs included in revenue(3)	(32,907)	—	(32,907)
Oil and condensate, gas and NGL sales, as presented	$617,645	$493,124	$124,521

(1)	Prior period amounts have not been adjusted under the modified retrospective method for the new revenue recognition rule. Refer to Note 2 – Revenue in the condensed financial statements of the Williston Business included elsewhere in this proxy statement.

(2)	The Williston Business adopted ASC 606, Revenue from Contracts with Customers, effective January 1, 2018, using the modified retrospective approach. As a result, the accounting policy for revenue recognition for the Williston Business changed, including the classification of processing and transportation costs incurred. Above is a reconciliation of Oil and condensate, gas and NGL sales (a GAAP measure) as presented on the Condensed Statements of Operations to Oil and condensate, gas and NGL sales, as adjusted (a non-GAAP measure). Oil and condensate, gas and NGL sales, as adjusted excludes transportation and processing costs that are included as part of “Oil and condensate, gas and NGL sales” on the Condensed Statements of Operations. Williston Business management removes these costs from “Oil and condensate, gas and NGL sales” included on the Condensed Statements of Operations to reflect total revenue associated with its production prior to deducting any expenses. Williston Business management believes that this non-GAAP measure is useful supplemental information for investors as it is reflective of the total revenue generated from the Williston Business’s wells for the period and is a more comparable measure to reported revenue of the Williston Business’s peers. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Refer to Note 2 – Revenue in the condensed financial statements of the Williston Business included elsewhere in this proxy statement.

(3)	Transportation and processing costs in the table above are not representative of total transportation and processing costs incurred. Refer to the Operating Expenses section below for a reconciliation of total transportation and processing costs.

Revenue, Volume and Price Variance Analysis

The following table shows volume and price related changes for adjusted production-related revenue of the Williston Business for the nine months ended September 30, 2018, compared to the nine months ended September 30, 2017:

	Oil and Condensate	Gas	NGL	Total
Oil and condensate, gas and NGL sales, as adjusted	(in thousands)
Nine months ended September 30, 2017	$425,694	$32,710	$34,720	$493,124
Changes associated with volumes(1)	(28,844)	(522)	(6,878)	(36,244)
Changes associated with prices(2)	175,246	(812)	19,238	193,672
Nine months ended September 30, 2018	$572,096	$31,376	$47,080	$650,552

(1)	The revenue variance attributed to the change in volume is calculated by multiplying the change in volume from the nine months ended September 30, 2018, as compared to the nine months ended September 30, 2017, by the average field-level price for the nine months ended September 30, 2017.

(2)	The revenue variance attributed to the change in price is calculated by multiplying the change in average field-level price from the nine months ended September 30, 2018, as compared to the nine months ended September 30, 2017, by the respective volumes for the nine months ended September 30, 2018.

Production and Pricing

	Nine months ended September 30,		Change
	2018	2017	2018 vs 2017
Production volumes
Oil and condensate (Mbbl)	8,766.7	9,403.5	(636.8)
Gas (Bcf)	11.6	11.8	(0.2)
NGL (Mbbl)	1,941.3	2,421.0	(479.7)
Total equivalent production (Mboe)	12,641.3	13,791.2	(1,149.9)

Oil (per bbl)
Average field-level price	$65.26	$45.27	$19.99
Gas (per Mcf)
Average field-level price	$2.70	$2.77	$(0.07)
NGL (per bbl)
Average field-level price	$24.25	$14.34	$9.91
Average net equivalent price (per Boe)
Average field-level price	$48.86	$35.76	$13.10

Nine Months Ended September 30, 2018 compared to Nine Months Ended September 30, 2017

Oil and condensate sales. Oil and condensate sales were $572,096 thousand for the first three quarters of 2018, an increase of $146,402 thousand or 34%, compared to the first three quarters of 2017. This increase was a result of a 44% increase in average field-level prices, partially offset by a 7% decrease in oil production volumes. The increase in average field-level oil prices was driven by an increase in average NYMEX-WTI oil prices for the comparable period. The 7% decrease in oil production volumes was primarily due to a reduction in drilling and completion activity.

Gas sales. Gas sales were $31,376 thousand for the first three quarters of 2018, a decrease of $1,334 thousand, or 4%, compared to the first three quarters of 2017. This decrease was a result of a 3% decrease in average field-level prices and a 2% decrease in gas production volumes. The decrease in average field-level gas prices was driven by a decrease in average NYMEX-HH natural gas prices for the comparable period. The decrease in production volumes was primarily due to a reduction in drilling and completion activity.

NGL sales. NGL sales were $47,080 thousand for the first three quarters of 2018, an increase of $12,360 thousand or 36%, compared to the first three quarters of 2017. This increase was a result of a 69% increase in average field-level prices, partially offset by a 20% decrease in NGL production volumes. The increase in average field-level NGL prices was primarily driven by an increase in propane, ethane and other NGL component prices. The decrease in production volumes was primarily due to a reduction in drilling and completion activity and from receiving lower ethane from a midstream provider.

Resale Margin

The Williston Business purchases and resells oil to mitigate credit risk related to third party purchasers, to fulfill volume commitments when production does not fulfill contractual commitments, and to capture additional margin from subsequent sales of third party purchases. The following table is a summary of the financial results from the resale activities:

	Nine months ended September 30,		Change
	2018	2017	2018 vs 2017
	(in thousands)
Purchased oil sales	$2,287	$16,778	$(14,491)
Purchased oil expense	(2,230)	(16,694)	14,464
Resale margin	$57	$84	$(27)

Purchased oil sales and expense decreased during the first three quarters of 2018 compared to first three quarters of 2017, due to lower oil resale volumes, as a result of increased field production in certain areas where the Williston Business purchases and resells oil.

Operating Expenses

The following table presents the production costs of the Williston Business on a unit of production basis:

	Nine months ended September 30,		Change
	2018	2017	2018 vs 2017
	(in thousands)
Lease operating expense	$100,803	$102,459	$(1,656)
Adjusted transportation and processing costs(1)	52,671	53,949	(1,278)
Production and property taxes	56,159	41,856	14,303
Total production costs	$209,633	$198,264	$11,369
	(per Boe)
Lease operating expense	$7.97	$7.43	$0.54
Adjusted transportation and processing costs(1)	4.16	3.91	0.25
Production and property taxes	4.44	3.03	1.41
Total production costs	$16.57	$14.37	$2.20

(1)	Below are reconciliations of transportation and processing costs (a GAAP measure) as presented on the Condensed Statements of Operations and on a unit of production basis to adjusted transportation and processing costs. Adjusted transportation and processing costs includes transportation and processing costs that are reflected as part of “Oil and condensate, gas and NGL sales” on the Condensed Statements of Operations. Williston Business management adds these costs together with transportation and processing costs reflected on the Condensed Statements of Operations to reflect the total operating costs associated with its production. Williston Business management believes that this non-GAAP measure is useful supplemental information for investors as it is reflective of the total production costs required to operate the wells for the period and is a more comparable measure to the operating costs of the Williston Business’s peers. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Refer to Note 2 – Revenue in the condensed financial statements of the Williston Business included elsewhere in this proxy statement.

	Nine months ended September 30,		Change
	2018	2017(1)	2018 vs 2017
	(in thousands)
Adjusted transportation and processing costs	$52,671	$53,949	$(1,278)
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	(32,907)	—	(32,907)
Transportation and processing costs, as presented	$19,764	$53,949	$(34,185)
	(per Boe)
Adjusted transportation and processing costs	$4.16	$3.91	$0.25
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	(2.60)	—	(2.60)
Transportation and processing costs, as presented	$1.56	$3.91	$(2.35)

(1)	Prior period amounts have not been adjusted under the modified retrospective method for the new revenue recognition rule. Refer to Note 2 – Revenue in the condensed financial statements of the Williston Business included elsewhere in this proxy statement.

Nine Months Ended September 30, 2018 compared to Nine Months Ended September 30, 2017

Lease operating expense (LOE). LOE decreased $1,656 thousand, or 2%, in the first three quarters of 2018 compared to the first three quarters of 2017, primarily driven by a decrease in workover and maintenance and repair expenses.

During the first three quarters of 2018, LOE increased $0.54 per Boe, or 7%, compared to the first three quarters of 2017, primarily driven by decreased production, due to a reduction in drilling and completion activity.

Adjusted transportation and processing costs. Adjusted transportation and processing costs decreased $1,278 thousand, or 2%, during the first three quarters of 2018 compared to the first three quarters of 2017. The decrease in expense was primarily attributable to lower volumes, partially offset by higher rates.

During the first three quarters of 2018, adjusted transportation and processing costs increased $0.25 per Boe, or 6%, compared to the first three quarters of 2017, due to higher oil and gas transportation and processing rates.

General and administrative (G&A) expense. During the first three quarters of 2018, G&A expense increased $6,650 thousand, or 16%, compared to the first three quarters of 2017. The increase in G&A expense during the first three quarters of 2018 compared to 2017 was primarily due to higher allocated G&A, including an $8,465 thousand increase in labor, bonus, benefits and stock compensation and a $1,057 thousand increase in legal expenses.

Production and property taxes. In North Dakota and Montana, production taxes are based on a percentage of field-level revenue. Production and property taxes increased $14,303 thousand, or 34%, in the first three quarters of 2018 compared to the first three quarters of 2017, primarily as a result of increased oil and gas revenues.

During the first three quarters of 2018, production and property taxes increased $1.41 per Boe, or 47%, compared to the first three quarters of 2017, primarily as a result of increased oil and gas revenues.

Depreciation, depletion and amortization (DD&A). DD&A expense decreased $1,035 thousand in the first three quarters of 2018 compared to the first three quarters of 2017, primarily driven by a higher DD&A rate, partially offset by a decrease in production.

Non-Operating Expenses

Interest expense. Interest expense decreased $16,587 thousand, or 16%, during the first three quarters of 2018 compared to the first three quarters of 2017. The decrease during the first three quarters of 2018 was primarily related to lower average debt levels from debt allocations in the first three quarters of 2018, and a decrease in the average interest rate in the first three quarters of 2018 compared to the first three quarters of 2017.

Income tax (provision) benefit. Income tax benefit decreased $59,134 thousand during the first three quarters of 2018 compared to the first three quarters of 2017. The decrease in benefit was the result of a lower net loss before tax and a lower combined effective federal and state income tax rate of 23.4% during the first three quarters of 2018 compared to a tax rate of 36.9% during the first three quarters of 2017. The decrease in income tax rate was primarily the result of the Tax Cuts and Jobs Act (H.R. 1) signed into law in December 2017.

Results of Operations

The following table provides a summary of the financial and operating results of the Williston Business for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016	2016 vs 2015
REVENUES	(in thousands)
Oil and condensate, gas and NGL sales	$687,849	$597,113	$667,868	$90,736	$(70,755)
Other revenue (loss)	(371)	(223)	1,265	(148)	(1,488)
Purchased oil sales	18,240	30,520	—	(12,280)	30,520
Total Revenues	705,718	627,410	669,133	78,308	(41,723)
OPERATING EXPENSES
Purchased oil expense	18,111	30,462	—	(12,351)	30,462
Lease operating expense	143,576	98,009	95,447	45,567	2,562
Transportation and processing costs	72,264	58,312	50,046	13,952	8,266
General and administrative	53,496	72,529	72,253	(19,033)	276
Production and property taxes	58,284	53,614	67,101	4,670	(13,487)
Depreciation, depletion and amortization	421,985	463,017	482,011	(41,032)	(18,994)
Exploration expenses	212	522	514	(310)	8
Impairment	—	3,992	14,472	(3,992)	(10,480)
Total Operating Expenses	767,928	780,457	781,844	(12,529)	(1,387)
Net gain (loss) from asset sales	(178)	(21)	(779)	(157)	758
OPERATING INCOME (LOSS)	(62,388)	(153,068)	(113,490)	90,680	(39,578)
Interest and other income (expense)	971	2,646	(399)	(1,675)	3,045
Interest expense	(136,360)	(139,988)	(135,345)	3,628	(4,643)
INCOME (LOSS) BEFORE INCOME TAXES	(197,777)	(290,410)	(249,234)	92,633	(41,176)
Income tax (provision) benefit	134,163	107,506	89,503	26,657	18,003
NET INCOME (LOSS)	$(63,614)	$(182,904)	$(159,731)	$119,290	$(23,173)

Revenue

The following table presents the revenues of the Williston Business disaggregated by revenue source.

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016	2016 vs 2015
	(in thousands)
Oil and condensate sales	$595,127	$540,536	$622,698	$54,591	$(82,162)
Gas sales	41,969	33,295	29,686	8,674	3,609
NGL sales	50,753	23,282	15,484	27,471	7,798
Oil and condensate, gas and NGL sales	$687,849	$597,113	$667,868	$90,736	$(70,755)

Revenue, Volume and Price Variance Analysis

The following table shows volume and price related changes for adjusted production-related revenue of the Williston Business for each of the years ended December 31, 2017, 2016 and 2015:

	Oil and Condensate	Gas	NGL	Total
Oil and condensate, gas and NGL sales	(in thousands)
Year ended December 31, 2015	$622,698	$29,686	$15,484	$667,868
Changes associated with volumes(1)	(9,755)	11,361	10,346	11,952
Changes associated with prices(2)	(72,407)	(7,752)	(2,548)	(82,707)
Year ended December 31, 2016	$540,536	$33,295	$23,282	$597,113
Changes associated with volumes(1)	(77,852)	1,138	(892)	(77,606)
Changes associated with prices(2)	132,443	7,536	28,363	168,342
Year ended December 31, 2017	$595,127	$41,969	$50,753	$687,849

(1)	The revenue variance attributed to the change in volume is calculated by multiplying the change in volumes from the years ended December 31, 2017 and 2016, as compared to the years ended December 31, 2016 and 2015, by the average field-level price for the years ended December 31, 2016 and 2015, respectively.

(2)	The revenue variance attributed to the change in price is calculated by multiplying the change in field-level prices from the years ended December 31, 2017 and 2016, as compared to the years ended December 31, 2016 and 2015, by the respective volumes for the years ended December 31, 2017 and 2016, respectively.

Production and Pricing

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016	2016 vs 2015
Production volumes
Oil and condensate (Mbbl)	12,494.6	14,598.1	14,831.4	(2,103.5)	(233.3)
Gas (Bcf)	15.7	15.2	11.0	0.5	4.2
NGL (Mbbl)	3,103.2	3,225.5	1,933.2	(122.3)	1,292.3
Total equivalent production (Mboe)	18,214.5	20,356.9	18,597.9	(2,142.4)	1,759.0

Oil (per bbl)
Average field-level price	$47.63	$37.03	$41.99	$10.60	$(4.96)
Gas (per Mcf)
Average field-level price	$2.67	$2.19	$2.70	$0.48	$(0.51)
NGL (per bbl)
Average field-level price	$16.36	$7.22	$8.01	$9.14	$(0.79)
Average net equivalent price (per Boe)
Average field-level price	$37.76	$29.33	$35.91	$8.43	$(6.58)

Year ended December 31, 2017 compared to Year ended December 31, 2016

Oil and condensate sales. Oil and condensate sales were $595,127 thousand for the year ended December 31, 2017, an increase of $54,591 thousand, or 10%, compared to the year ended December 31, 2016. This increase was a result of a 29% increase in average field-level prices, partially offset by a 14% decrease in oil production volumes. The increase in average field-level oil prices was driven by an increase in average NYMEX-WTI oil prices for the comparable period combined with narrowing differentials. The 14% decrease in oil production volumes was primarily due to a reduction in drilling and completion activity.

Gas sales. Gas sales were $41,969 thousand for the year ended December 31, 2017, an increase of $8,674 thousand, or 26%, compared to 2016. This increase was a result of a 22% increase in average field-level prices and a 3% increase in gas production volumes. The 22% increase in average field-level gas prices was driven by an increase in average NYMEX-HH natural gas prices for the comparable period. The 3% increase in gas production volumes was primarily attributable to higher allocated gas recovery as a result of restructuring a contract with a midstream provider starting in late 2016 and continuing in 2017.

NGL sales. NGL sales were $50,753 thousand for the year ended December 31, 2017, an increase of $27,471 thousand or 118%, compared to the year ended December 31, 2016. This increase was a result of a 127% increase in average field-level prices, partially offset by a 4% decrease in NGL production volumes. The 127% increase in average field-level prices was primarily driven by an increase in propane, ethane and other NGL component prices.

Year ended December 31, 2016 compared to Year ended December 31, 2015

Oil and condensate sales. Oil and condensate sales were $540,536 thousand for the year ended December 31, 2016, a decrease of $82,162 thousand, or 13%, compared to the year ended December 31, 2015. This decrease was a result of a 12% decrease in field-level oil prices and a 2% decrease in oil production volumes. The 12% decrease in field-level oil prices was primarily driven by a decrease in average NYMEX-WTI oil prices for the comparable period. The 2% decrease in oil production volumes was primarily driven by fewer net well completions in 2016 compared to 2015.

Gas sales. Gas sales were $33,295 thousand for the year ended December 31, 2016, an increase of $3,609 thousand, or 12%, compared to 2015. This increase was a result of a 38% increase in gas production volumes, partially offset by a 19% decrease in field-level gas prices. The 38% increase in gas production volumes was primarily the result of higher gas recovery rates from a midstream provider in 2016. The 19% decrease in field-level gas prices was driven by a decrease in average NYMEX-HH natural gas prices for the comparable period.

NGL sales. NGL sales were $23,282 thousand for the year ended December 31, 2016, an increase of $7,798 thousand or 50%, compared to the year ended December 31, 2015. This increase was a result of a 67% increase in NGL production, partially offset by a 10% decrease in field-level NGL prices. The 67% increase in NGL production was primarily due to additional ethane recovered by a midstream provider. The 10% decrease in field-level NGL prices was also driven by receiving an increased percentage of ethane from a midstream provider. The increased percentage of ethane was the result of a midstream provider electing to operate its gas processing plant in ethane recovery.

Resale Margin

The Williston Business purchases and resells oil to mitigate credit risk related to third party purchasers, to fulfill volume commitments when production does not fulfill contractual commitments, and to capture additional margin from subsequent sales of third party purchases. The following table is a summary of the financial results from the resale activities:

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016	2016 vs 2015
	(in thousands)
Purchased oil sales	$18,240	$30,520	$—	$(12,280)	$30,520
Purchased oil expense	(18,111)	(30,462)	—	12,351	(30,462)
Resale margin	$129	$58	$—	$71	$58

Year ended December 31, 2017 compared to Year ended December 31, 2016

Purchased oil sales and expense decreased during the year ended December 31, 2017 compared to 2016, due to lower oil resale volumes, as a result of increased field production in certain areas where the Williston Business purchases and resells oil.

Year ended December 31, 2016 compared to Year ended December 31, 2015

Purchased oil sales and expense increased during the year ended December 31, 2016 compared to 2015, due to the assignment of oil resale contracts to the Williston Business beginning in January 2016.

Operating Expenses

The following table presents the production costs of the Williston Business on a unit of production basis:

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016	2016 vs 2015
	(in thousands)
Lease operating expense	$143,576	$98,009	$95,447	$45,567	$2,562
Transportation and processing costs	72,264	58,312	50,046	13,952	8,266
Production and property taxes	58,284	53,614	67,101	4,670	(13,487)
Total production costs	$274,124	$209,935	$212,594	$64,189	$(2,659)
	(per Boe)
Lease operating expense	$7.88	$4.81	$5.13	$3.07	$(0.32)
Transportation and processing costs	3.97	2.86	2.69	1.11	0.17
Production and property taxes	3.20	2.63	3.61	0.57	(0.98)
Total production costs	$15.05	$10.30	$11.43	$4.75	$(1.13)

Year ended December 31, 2017 compared to Year ended December 31, 2016

Lease operating expense. LOE increased $45,567 thousand, or 46%, during the year ended December 31, 2017, compared to 2016. The increase was primarily driven by an increase in workovers and maintenance and repair expenses.

During the year ended December 31, 2017, LOE increased $3.07 per Boe, or 64%, compared to 2016. The increase was primarily driven by decreased production, primarily due to a reduction in drilling and completion activity, as well as higher workover and maintenance and repair expenses.

Transportation and processing costs. Transportation and processing costs increased $13,952 thousand, or 24%, during the year ended December 31, 2017, compared to 2016. The increase in expense during 2017 was primarily due to higher transportation rates as a result of restructuring a contract with a midstream provider starting in late 2016 and continuing in 2017.

During the year ended December 31, 2017, transportation and processing costs increased $1.11 per Boe, or 39%, compared to 2016. The increase was primarily attributable to a decrease in production as well as an increase in transportation rates as a result of restructuring a contract with a midstream provider starting in late 2016 and continuing in 2017.

General and administrative expense. During the year ended December 31, 2017, G&A expense decreased $19,033 thousand, or 26%, compared to 2016. The decrease in G&A expense in 2017 compared to 2016 was primarily due to lower allocated G&A, including a $16,418 thousand decrease in labor, bonus, benefits and stock compensation, a $1,503 thousand decrease in outside services and a $1,305 thousand decrease in rental expense.

Production and property taxes. In North Dakota and Montana, production taxes are based on a percentage of field-level revenue. Production and property taxes increased $4,670 thousand, or 9%, during the year ended December 31, 2017, compared to 2016, primarily as a result of increased oil and gas revenues.

During the year ended December 31, 2017, production and property taxes increased $0.57 per Boe, or 22%, compared to 2016. The increase was primarily attributable to increased oil and gas revenues.

Depreciation, depletion and amortization. DD&A expense decreased $41,032 thousand, during the year ended December 31, 2017, compared to 2016. The decrease in DD&A expense was due to decreased production, partially offset by a rate increase from decreased proved reserves.

Impairment expense. During the year ended December 31, 2017, there was no impairment charge. During the year ended December 31, 2016, impairment charges of $3,992 thousand were recorded, which was primarily related to an impairment of goodwill associated with acquisitions in 2015 and 2016.

Year ended December 31, 2016 compared to Year ended December 31, 2015

Lease operating expense. LOE increased $2,562 thousand, or 3%, during the year ended December 31, 2016, compared to 2015. The increase was primarily driven by increased workovers, produced water disposal expenses and maintenance and repair expenses.

During the year ended December 31, 2016, LOE decreased $0.32 per Boe, or 6%, compared to 2015. The decrease was primarily driven by increased production, partially offset by increased workovers, produced water disposal expenses and maintenance and repair expenses.

Transportation and processing costs. Transportation and processing costs increased $8,266 thousand, or 17%, during the year ended December 31, 2016, compared to 2015. The increase in expense during 2016 was primarily driven by increased production and a rate increase as a result of restructuring a contract with a midstream provider starting in late 2016.

During the year ended December 31, 2016, transportation and processing costs increased $0.17 per Boe, or 6%, compared to 2015. The increase was primarily driven by an increase in transportation rates as a result of restructuring a contract with a midstream provider starting in late 2016.

General and administrative expense. During the year ended December 31, 2016, G&A expense increased $276 thousand, or remained relatively flat on a percentage basis, compared to 2015. The slight increase in G&A expense in 2016 compared to 2015 was primarily due to higher allocated G&A, including a $4,178 thousand increase in labor, bonus, benefits and stock compensation and a $1,097 thousand increase in rental expense, partially offset by a $2,592 thousand decrease in outside services and a $2,389 thousand decrease related to increased overhead recoveries.

Production and property taxes. Production and property taxes decreased $13,487 thousand, or 20%, during the year ended December 31, 2016, compared to 2015, primarily as a result of decreased oil and gas revenues, driven by lower field-level prices.

During the year ended December 31, 2016, production and property taxes decreased $0.98 per Boe, or 27%, compared to 2015, primarily as a result of increased production and decreased oil and gas revenues, primarily from lower field-level prices.

Depreciation, depletion and amortization. DD&A expense decreased $18,994 thousand during the year ended December 31, 2016, compared to 2015. The decrease in DD&A expense was due to a rate decrease from increased proved reserves, partially offset by an increase in production.

Impairment expense. During the year ended December 31, 2016, impairment charges of $3,992 thousand were recorded compared to impairment charges of $14,472 thousand during the year ended December 31, 2015. The impairment charges in 2016 and 2015 were primarily related to the impairment of goodwill associated with acquisitions in 2015 and 2016.

Non-Operating Expenses

Year ended December 31, 2017 compared to Year ended December 31, 2016

Interest expense. Interest expense decreased $3,628 thousand, or 3%, during the year ended December 31, 2017, compared to 2016. The decrease was primarily related to lower average debt levels from debt allocations in 2017 due to a decrease in capital expenditures.

Income tax (provision) benefit. Income tax benefit increased $26,657 thousand during the year ended December 31, 2017, compared to 2016. The increase in income tax benefit was primarily the result of the federal rate change from 35% to 21% as provided by the Tax Cuts and Jobs Act, which resulted in a combined effective federal and state income tax rate of 67.8% during the year ended December 31, 2017, compared to 37.0% for the year ended December 31, 2016. The combined effective federal and state income tax rate was higher in 2017 due to revaluing the deferred tax liabilities and assets as of December 31, 2017 from a 35% to 21% federal corporate income tax rate.

Year ended December 31, 2016 compared to Year ended December 31, 2015

Interest expense. Interest expense increased $4,643 thousand, or 3%, during the year ended December 31, 2016, compared to 2015. The increase during the year ended December 31, 2016 was primarily related to higher average debt levels throughout 2016 from debt allocations to fund 2016 capital expenditures, partially offset by a decrease in QEP’s weighted average interest rate in 2016 compared to 2015.

Income tax (provision) benefit. Income tax benefit increased $18,003 thousand during the year ended December 31, 2016, compared to 2015. The increase in income tax benefit was the result of an increased net loss before income taxes. The combined effective federal and state income tax rate was 37.0% during the year ended December 31, 2016, compared to 35.9% for the year ended December 31, 2015. The increase in the rate was primarily due to a state income tax rate change.

Liquidity and Capital Resources

Historically, the sources of liquidity for the Williston Business included cash generated from operations and funding from QEP. The Williston Business historically participated in QEP’s centralized cash management program under which the net balance of cash receipts and cash disbursements were settled with QEP on a periodic basis.

The Williston Business has historically had a portion of QEP’s debt and interest expense allocated in the historical financial statements. In conjunction with the completion of the business combination, the Williston Business will no longer be allocated a portion of QEP’s debt and interest expense.

Nine Months Ended September 30, 2018 compared to Nine Months Ended September 30, 2017

The following table and discussion present a summary of net cash provided by operating activities, investing activities and financing activities of the Williston Business for the periods indicated.

	Nine months ended September 30,		Change
	2018	2017	2018 vs 2017
Net cash provided by (used in):	(in thousands)
Operating activities	$271,698	$139,456	$132,242
Investing activities	$(155,438)	$(195,758)	$40,320
Financing activities	$(112,483)	$58,474	$(170,957)

Operating Activities. The primary components of net cash provided by (used in) operating activities are net income (loss), non-cash adjustments to net income (loss) and changes in operating assets and liabilities and are presented in the following table:

	Nine months ended September 30,		Change
	2018	2017	2018 vs 2017
	(in thousands)
Net income (loss)	$(14,240)	$(108,516)	$94,276
Non-cash adjustments to net income (loss)	319,832	254,819	65,013
Changes in operating assets and liabilities	(33,894)	(6,847)	(27,047)
Net cash provided by (used in) operating activities	$271,698	$139,456	$132,242

Net cash provided by operating activities was $271,698 thousand during the nine months ended September 30, 2018, which included a $14,240 thousand net loss, $319,832 thousand of non-cash adjustments to the net loss and $33,894 thousand of changes in operating assets and liabilities. During the nine months ended September 30, 2018, non-cash adjustments to the net loss primarily included DD&A expense of $321,703 thousand, partially offset by a decrease in deferred income taxes of $4,359 thousand. The changes in operating assets and liabilities of $33,894 thousand primarily included a $22,288 thousand decrease in accounts payable and accrued expenses and a $10,808 thousand increase in accounts receivable, partially offset by a $4,571 thousand decrease in inventory.

Net cash provided by operating activities was $139,456 thousand during the nine months ended September 30, 2017, which included a $108,516 thousand net loss, $254,819 thousand of non-cash adjustments to the net loss and $6,847 thousand of changes in operating assets and liabilities. During the nine months ended September 30, 2017, non-cash adjustments to the net loss primarily included DD&A expense of $320,889 thousand, partially offset by a decrease in deferred income taxes of $63,493 thousand. The changes in operating assets and liabilities of $6,847 thousand primarily included an $8,623 thousand decrease in accounts payable and accrued expenses, a $9,333 thousand decrease in other liabilities and a $3,237 thousand increase in inventory, partially offset by a $12,624 thousand decrease in accounts receivable.

Investing Activities. The historical capital expenditures of the Williston Business were funded from a combination of cash flow generated from operations and funding from QEP. The historical capital expenditures of the Williston Business are presented in the following table:

	Nine months ended September 30,		Change
	2018	2017	2018 vs 2017
	(in thousands)
Property, plant and equipment capital expenditures	$162,976	$203,934	$(40,958)
Change in accruals and other non-cash adjustments	10,658	(8,021)	18,679
Total cash capital expenditures	$173,634	$195,913	$(22,279)

In the first three quarters of 2018, on an accrual basis, the Williston Business invested $162,976 thousand on property, plant and equipment capital expenditures, a decrease of $40,958 thousand compared to the first three quarters of 2017. In the first three quarters of 2018, the significant capital expenditures of the Williston Business included $86,369 thousand for development drilling, $72,360 thousand for the refracturing program and $4,247 thousand for facilities and general support equipment, including allocated general support equipment.

In the first three quarters of 2017, on an accrual basis, the Williston Business invested $203,934 thousand on property, plant and equipment capital expenditures. In the first three quarters of 2017, significant capital expenditures of the Williston Business included $166,109 thousand for development drilling, $27,382 thousand for the refracturing program and $10,443 thousand for facilities and general support equipment, including allocated general support equipment.

Financing Activities. In the first three quarters of 2018, net cash used in financing activities was $112,483 thousand compared to $58,474 thousand provided by financing activities in the first three quarters of 2017. During the first three quarters of 2018, the Williston Business repaid $262,426 thousand of long-term debt and received a contribution from QEP of $149,943 thousand. During the first three quarters of 2017, the Williston Business repaid $48,919 thousand of long-term debt and received a contribution from QEP of $107,393 thousand.

Year ended December 31, 2017 compared to Year ended December 31, 2016 and Year ended December 31, 2016 compared to Year ended December 31, 2015

The following table and discussion presents a summary of net cash provided by operating activities, investing activities and financing activities of the Williston Business for the periods indicated.

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016	2016 vs 2015
Net cash provided by (used in):	(in thousands)
Operating activities	$210,345	$198,897	$331,722	$11,448	$(132,825)
Investing activities	$(288,980)	$(313,851)	$(604,226)	$24,871	$290,375
Financing activities	$81,636	$118,089	$289,796	$(36,453)	$(171,707)

Operating Activities. The primary components of net cash provided by (used in) operating activities are net income (loss), non-cash adjustments to net income (loss) and changes in operating assets and liabilities and are presented in the following table:

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016	2016 vs 2015
	(in thousands)
Net income (loss)	$(63,614)	$(182,904)	$(159,731)	$119,290	$(23,173)
Non-cash adjustments to net income (loss)	285,336	358,715	410,235	(73,379)	(51,520)
Changes in operating assets and liabilities	(11,377)	23,086	81,218	(34,463)	(58,132)
Net cash provided by (used in) operating activities	$210,345	$198,897	$331,722	$11,448	$(132,825)

Net cash provided by operating activities was $210,345 thousand during the year ended December 31, 2017, which included a $63,614 thousand net loss, $285,336 thousand of non-cash adjustments to the net loss and $11,377 thousand of changes in operating assets and liabilities. During the year ended December 31, 2017, non-cash adjustments to the net loss primarily included DD&A expense of $420,290 thousand, partially offset by a decrease in deferred income taxes of $134,163 thousand. The changes in operating assets and liabilities of $11,377 thousand primarily included a $13,231 thousand decrease in other liabilities and an increase in inventory of $3,796 thousand, partially offset by a decrease in accounts receivable of $2,186 thousand and an increase in accounts payable and accrued expenses of $2,436 thousand.

Net cash provided by operating activities was $198,897 thousand during the year ended December 31, 2016, which included an $182,904 thousand net loss, $358,715 thousand of non-cash adjustments to the net loss and $23,086 thousand of changes in operating assets and liabilities. During the year ended December 31, 2016, non-cash adjustments to the net loss primarily included DD&A expense of $461,316 thousand, partially offset by a decrease in deferred income taxes of $107,506 thousand. The changes in operating assets and liabilities of $23,086 thousand primarily included an increase in accounts payable and accrued expenses of $20,016 thousand, a decrease in prepaid expenses of $10,427 thousand and a decrease in inventory of $5,685 thousand, partially offset by an increase in accounts receivable of $13,566 thousand.

Investing Activities. The historical capital expenditures of the Williston Business were funded from a combination of cash flow generated from operations and funding from QEP. The historical capital expenditures of the Williston Business are presented in the following table:

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016	2016 vs 2015
	(in thousands)
Property acquisitions	$—	$26,396	$62,874	$(26,396)	$(36,478)
Property, plant and equipment capital expenditures	284,396	267,893	497,977	16,503	(230,084)
Total accrued capital expenditures	284,396	294,289	560,851	(9,893)	(266,562)
Change in accruals and other non-cash adjustments	4,406	19,541	43,209	(15,135)	(23,668)
Total cash capital expenditures	$288,802	$313,830	$604,060	$(25,028)	$(290,230)

During the year ended December 31, 2017, on an accrual basis, the Williston Business invested $284,396 thousand on property, plant and equipment capital expenditures, an increase of $16,503 thousand compared to 2016. During the year ended December 31, 2017, significant capital expenditures of the Williston Business included $205,575 thousand for development drilling, $64,893 thousand for the refracturing program and $13,928 thousand for facilities and general support equipment, including allocated general support equipment.

During the year ended December 31, 2016, on an accrual basis, the Williston Business invested $267,893 thousand on property, plant and equipment capital expenditures, excluding property acquisitions, a decrease of $230,084 thousand compared to 2015. During the year ended December 31, 2016, significant capital expenditures of the Williston Business included $247,282 thousand for development drilling, $8,498 thousand for the refracturing program and $12,113 thousand for facilities and general support equipment, including allocated general support equipment. In addition, during the year ended December 31, 2016, the Williston Business acquired various oil and gas properties for a total purchase price of $26,396 thousand, which primarily included acquisitions of additional interests in QEP operated wells. During the year ended December 31, 2015, significant capital expenditures included $488,199 thousand for development drilling, $3,420 thousand for the refracturing program and $6,358 thousand for facilities and general support equipment, including allocated general support equipment. In addition, during the year ended December 31, 2015, the Williston Business acquired various oil and gas properties for a total purchase price of $62,874 thousand, which primarily included acquisitions of additional interests in QEP operated wells.

Financing Activities. During the year ended December 31, 2017, net cash provided by financing activities was $81,636 thousand compared to $118,089 thousand during the year ended December 31, 2016. During the year ended December 31, 2017, the Williston Business repaid $75,590 thousand of long-term debt and received a contribution from QEP of $157,226 thousand.

During the year ended December 31, 2016, net cash provided by financing activities was $118,089 thousand compared to net cash provided by financing activities of $289,796 thousand during the year ended December 31, 2015. During the year ended December 31, 2016, the Williston Business repaid $20,196 thousand of long-term debt and received a contribution from QEP of $138,285 thousand.

Off-Balance Sheet Arrangements

At December 31, 2017, material off-balance sheet arrangements of the Williston Business that were included in the historical financial statements of the Williston Business included operating leases, drilling and gathering contracts. There are no other off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources of the Williston Business. See “Contractual Cash Obligations and Other Commitments” below for more information regarding the off-balance sheet arrangements.

Credit Risk

QEP believes that its credit review procedures, loss reserves and collection procedures have adequately provided for usual and customary credit-related losses. Exposure to credit risk may be affected by extended periods of low commodity prices, as well as the concentration of customers in certain regions due to changes in economic or other conditions. Customers included commercial and industrial enterprises and financial institutions that may react differently to changing conditions.

QEP utilized various processes to monitor and evaluate credit risk exposure, which included closely monitoring current market conditions and counterparty credit fundamentals, including public credit ratings, where available. Credit exposure was controlled through credit approvals and limits based on counterparty credit fundamentals. Credit exposure was aggregated across all lines of business, including physical exposure. To further manage the level of credit risk, QEP requested credit support and, in some cases, requested parental guarantees, letters of credit or prepayment from companies with perceived higher credit risk. Loss reserves were periodically reviewed for adequacy and, if needed, were established on a specific case basis. QEP also had master-netting agreements with some counterparties that allowed the offsetting of receivables and payables in a default situation.

The Williston Business’s five largest customers accounted for 54%, 51%, and 55% of total revenues for the years ended December 31, 2017, 2016 and 2015, respectively. During the year ended December 31, 2017, Tesoro Refining & Marketing Co, Oneok Rockies Midstream, LLC and BP Oil Supply accounted for 19%, 12% and 12%, respectively, of the total revenues. During the year ended December 31, 2016, Valero Marketing & Supply Co and BP Oil Supply accounted for 14% and 13%, respectively, of the total revenues. During the year ended December 31, 2015, Valero Marketing & Supply Co, BP Oil Supply and Merrill Lynch Commodities Inc accounted for 14%, 13% and 10%, respectively, of the total revenues. We believe that the loss of any of these customers, or any other customer, would not have a material effect on the financial position or results of operations of the Williston Business since there are numerous potential purchasers of the Williston Business’s production.

Contractual Cash Obligations and Other Commitments

In the course of ordinary business activities, the Williston Business enters into a variety of contractual cash obligations and other commitments. The following table summarizes the significant contractual cash obligations of the Williston Business as of December 31, 2017:

	Payments Due by Year
	Total	2018	2019	2020	2021	2022	After 2022
	(in thousands)
Long-term debt to related party(1)	$2,253,139	$—	$2,253,139	$—	$—	$—	$—
Drilling contracts	510	510	—	—	—	—	—
Gathering and other	47,055	6,706	8,019	7,491	6,284	5,215	13,340
Asset retirement obligations(2)	30,006	—	285	633	389	408	28,291
Operating leases(3)	14,707	2,522	2,582	2,637	2,665	2,565	1,736
Total	$2,345,417	$9,738	$2,264,025	$10,761	$9,338	$8,188	$43,367

(1)	Although classified on the Balance Sheet as long-term, following the completion of the business combination, the Williston Business will no longer be allocated a portion of QEP’s debt.

(2)	These future obligations are discounted estimates of future expenditures based on expected settlement dates.

(3)	These leases represent the portion of QEP’s office space rent that has been allocated to the Williston Business, which will no longer be allocated to the Williston Business upon the closing of the business combination.

Related Parties

The historical financial statements of the Williston Business have related party transactions with QEP for the debt, G&A expense and cash management. Refer to Note 3 – Related Party Transactions included in the notes accompanying the financial statements of the Williston Business for additional information on related party transactions.

Critical Accounting Estimates

The significant accounting policies of the Williston Business are described in “Note 2 – Summary of Significant Accounting Policies” of the audited financial statements of the Williston Business. The financial statements of the Williston Business are prepared in accordance with GAAP. The preparation of the financial statements requires assumptions and estimates that affect the reported results of operations and financial position of the Williston Business. The following is a discussion of the accounting policies, estimates and judgments that Williston Business management believes are most significant in the application of GAAP used in the preparation of the financial statements of the Williston Business.

Oil, gas and NGL Reserves

One of the most significant estimates that the Williston Business management makes is the estimate of proved oil, gas and NGL reserves. Oil, gas and NGL reserve estimates require significant judgments in the evaluation of all available geological, geophysical, engineering and economic data. The data for a given field may change substantially over time as a result of numerous factors including, but not limited to, additional development activity, production history, projected future production, economic assumptions relating to commodity prices, development costs, operating expenses, severance and other taxes, capital expenditures and remediation costs. The subjective judgments and variances in data for various fields make these estimates less precise than other estimates included in the financial statement disclosures.

Estimates of proved oil, gas and NGL reserves significantly affect the DD&A expense. For example, if estimates of proved reserves decline, the DD&A rate will increase, resulting in a decrease in net income. A decline in estimates of proved reserves could also cause the Williston Business to perform an impairment analysis to determine if the carrying value of the oil and gas properties exceeds fair value, which could result in an impairment charge that would reduce earnings. See “Impairment of Long-Lived Assets” below.

QEP engaged independent reservoir engineering consultants to prepare estimates of the proved oil, gas and NGL reserves of the Williston Business at December 31, 2017. Reserve estimates are based on a complex and highly interpretive process that is subject to continuous revision as additional production and development drilling information becomes available. See “Note 10 – Supplemental Oil and Gas Information (unaudited)“of the financial statements of the Williston Business for more information.

Successful Efforts Accounting for Oil and Gas Operations

The Williston Business follows the successful efforts method of accounting for oil and gas property acquisitions, exploration, development and production activities. Under this method, the acquisition costs of proved and unproved properties, successful exploratory wells and development wells are capitalized. Other exploration costs, including geological and geophysical costs, delay rentals and administrative costs associated with unproved property and unsuccessful exploratory well costs are expensed. Costs to operate and maintain wells and field equipment are expensed as incurred. A gain or loss is generally recognized only when an entire field is sold or abandoned, or if the unit-of-production DD&A rate would be significantly affected. Capitalized costs of unproved properties are reclassified to proved property when related proved reserves are determined or charged against the impairment allowance when abandoned.

Capitalized Exploratory Well Costs

The Williston Business capitalizes exploratory well costs until it determines whether an exploratory well is commercial or noncommercial. If the well is deemed commercial, capitalized costs are depreciated on a field basis using the unit-of-production method and the estimated proved developed oil, gas and NGL reserves. If the well is concluded to be noncommercial, well costs are immediately charged to exploration expense. Exploratory well costs that have been capitalized for a period greater than one year since the completion of drilling are expensed unless the Williston Business remains engaged in substantial activities to assess whether the well is commercial.

Impairment of Long-Lived Assets

Proved oil and gas properties are evaluated on a field-by-field basis for potential impairment. Other properties are evaluated on a specific asset basis or in groups of similar assets, as applicable. Impairment is indicated when a triggering event occurs and/or the sum of the estimated undiscounted future net cash flows of an evaluated asset is less than the asset’s carrying value. Triggering events could include, but are not limited to, a reduction of gas, oil and NGL reserves caused by mechanical problems, faster-than-expected decline of production, lease ownership issues and declines in oil, gas and NGL prices. If impairment is indicated, fair value is estimated using a discounted cash flow approach. Cash flow estimates require forecasts and assumptions for many years into the future for a variety of factors, including commodity prices, operating costs and estimates of proved, probable and possible reserves. Cash flow estimates relating to future cash flows from probable and possible reserves are reduced by additional risk-weighting factors. During the years ended December 31, 2017, 2016 and 2015, no impairment charges related to proved properties were incurred.

Unproved properties are evaluated on a specific asset basis or in groups of similar assets, as applicable. The Williston Business performs periodic assessments of unproved oil and gas properties for impairment and recognizes a loss at the time of impairment. In determining whether an unproved property is impaired, numerous factors are considered, including, but not limited to, current development and exploration drilling plans, favorable or unfavorable exploration activity on adjacent leaseholds, in-house geologists’ evaluation of the lease, future reserve cash flows and the remaining lease term. During the year ended December 31, 2017, no impairment charges related to unproved properties were incurred. During the years ended December 31, 2016 and 2015, impairment charges were recorded of $284 thousand and $193 thousand, respectively, related to expiring leaseholds on unproved properties.

Asset Retirement Obligations

The Williston Business records asset retirement obligations (ARO) associated with the retirement of tangible, long-lived assets. The ARO liability applies primarily to abandonment costs associated with oil and gas wells and certain other properties. The fair values of such costs are estimated based on abandonment costs of similar assets and depreciated over the life of the related assets. ARO is subject to revisions because of the intrinsic uncertainties present when estimating asset retirement costs and asset retirement settlement dates. Revisions to the ARO estimate can result from changes in expected cash flows or material changes in estimated asset retirement costs. The ARO liability is adjusted to present value each period through an accretion calculation using a credit-adjusted risk-free interest rate. The ARO liability at December 31, 2017 and 2016 was $30,006 thousand and $24,343 thousand, respectively.

Accounting for ARO represents a critical accounting estimate because (i) most of these costs will not be incurred for a number of years, requiring estimates over a long period, (ii) laws and regulations could change in the future and/or circumstances affecting the operations of the Williston Business could change, either of which could result in significant changes to current plans, (iii) the methods used or required to plug and abandon non-producing oil and gas wellbores, remove platforms, tanks, production equipment and flow lines, and restore the well site could change, (iv) calculating the fair value of the ARO requires the Williston Business to estimate projected cash flows, make long-term assumptions about inflation rates, determine credit-adjusted risk-free interest rates and determine market risk premiums that are appropriate for the operations of the Williston Business, and (v) changes in any or all of these estimates could have an impact on the results of operations of the Williston Business.

Revenue Recognition

The Williston Business recognizes revenue from the sales of oil and condensate, gas and NGL in the period that the performance obligations are satisfied. Performance obligations are satisfied when the customer obtains control of product, when the Williston Business has no further obligations to perform related to the sale, when the transaction price has been determined and when collectability is probable. The sales of oil and condensate, gas and NGL are made under contracts with customers, which typically include consideration that is based on pricing tied to local indices and volumes delivered in the current month. Reported revenues include estimates for the two most recent months using published commodity price indexes and volumes supplied by field operators. Performance obligations under the Williston Business’s contracts with customers are typically satisfied at a point in time through monthly delivery of oil and condensate, gas and/or NGL. The Williston Business’s contracts with customers typically require payment for oil and condensate, gas and NGL sales within 30 days following the calendar month of delivery.

Oil is typically sold at specific delivery points under contract terms that are common in our industry. The Williston Business gas and NGL are also sold under contract types that are common in the industry; however, under these contracts, the gas and its components, including NGL, may be sold to a single purchaser or the residue gas and NGL may be sold to separate purchasers. Regardless of the contract type, the terms of these contracts compensate the Williston Business for the value of the residue gas and NGL constituent components at market prices for each product. The Williston Business purchases and resells oil to mitigate credit risk related to third party purchasers, to fulfill volume commitments when production does not fulfill contractual commitments, and to capture additional margin from subsequent sales of third party purchases. The Williston Business recognizes revenue from these resale activities in the period that the performance obligations are satisfied. A wellhead imbalance liability is recorded to the extent that the Williston Business has sold volumes in excess of its share of remaining reserves in an underlying property.

Litigation and Other Contingencies

The Williston Business is involved in various commercial and regulatory claims, litigation and other legal proceedings that arise in the ordinary course of business. In each reporting period, these claims are assessed in an effort to determine the degree of probability and range of potential loss for potential accrual in the financial statements of the Williston Business. In accordance with ASC 450, Contingencies, an accrual is recorded for a material loss contingency when its occurrence is probable and damages can be reasonably estimable based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes.

Legal proceedings are inherently unpredictable, and unfavorable resolutions can occur. Assessing contingencies is highly subjective and requires judgments about uncertain future events. When evaluating contingencies related to legal proceedings, the Williston Business may be unable to estimate losses due to a number of factors, including potential defenses, the procedural status of the matter in question, the presence of complex legal and/or factual issues, the ongoing discovery and/or development of information important to the matter. See “Note 8 – Commitments and Contingencies” of the financial statements of the Williston Business for more information.

Environmental Obligations

Judgments and estimates are made in accordance with applicable accounting rules when establishing reserves for environmental remediation, litigation and other contingent matters. Provisions for such matters are expensed when it is probable that a liability has been incurred and reasonable estimates of the liability can be made. Estimates of environmental liabilities are based on a variety of factors, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies and presently enacted laws and regulations. In future periods, a number of factors could significantly change the estimate of environmental remediation costs, such as changes in laws and regulations, changes in the interpretation or administration of laws and regulations, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contaminated soil and groundwater, and changes in costs of labor, equipment and technology. Consequently, it is not possible for the Williston Business to reliably estimate the amount and timing of all future expenditures related to environmental matters and actual costs may vary significantly. See “Note 8 – Commitments and Contingencies” of the financial statements of the Williston Business for more information.

Income Taxes

The amount of income taxes that the Williston Business records requires interpretations of complex rules and regulations of various tax jurisdictions. The Williston Business recognizes deferred tax assets and liabilities for temporary differences, operating losses and tax credit carryforwards. The Williston Business routinely assesses the realizability of the deferred tax assets and reduces such assets by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Williston Business routinely assesses potential uncertain tax positions and, if required, establishes accruals for such amounts. The accruals for deferred tax assets and liabilities, including deferred state income tax assets and liabilities, are subject to significant judgment by the Williston Business and are reviewed and adjusted routinely based on changes in facts and circumstances. Although the Williston Business considers its tax accruals adequate, material changes in these accruals may occur in the future, based on the impact of tax audits, changes in legislation and resolution of pending or future tax matters. See “Note 9 – Income Taxes” of the financial statements of the Williston Business for more information.

Recent Accounting Developments

See “Recent Accounting Developments” in “Note 2 – Summary of Significant Accounting Policies” of the financial statements of the Williston Business.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

In 2017, the Williston Business had debt allocated to it from QEP with an interest rate of 5.939%.

Commodity Price Risk

The Williston Business is exposed to the impact of market fluctuations in the prices of crude oil and natural gas. Both the profitability and cash flow of the Williston Business are affected by volatility in the prices of this commodity. Crude oil and natural gas prices are impacted by changes in the supply and demand for these products, as well as market uncertainty.

INFORMATION ABOUT THE WILLISTON BUSINESS

The Williston Business

Overview

The Williston Business consists of all of QEP’s assets in North Dakota and Montana, the majority of which are located in the Williston Basin, including QEP’s South Antelope and Fort Berthold leasehold, various non-operated leases and mineral interests. All of the operated development activity and the majority of the non-operated development activity have been in the Bakken and Three Forks geologic formations.

As of September 30, 2018, the Williston Business contained approximately 667,739 gross acres and 191,907 net acres which included both leasehold and fee mineral ownership. The Williston Business contained 397 operated producing wells and 1,299 outside operated wells as of September 30, 2018. For the nine months ended September 30, 2018, production from the Williston Business was 46.3 Mboe per day comprised of 69% oil, 16% natural gas and 15% NGL. VEAC has identified approximately 311 gross (140 net) remaining drilling locations across the Williston Business. In addition to the remaining drilling locations, VEAC has identified approximately 104 gross (88 net) existing producing wells as potential candidates for re-stimulation (refracs).

Background of QEP’s ownership history and operation of the Williston Business

QEP entered the current Williston Basin in 2008 when a predecessor entity acquired a large, generally contiguous block of acreage consisting of approximately 78,000 net leasehold acres primarily located on the Fort Berthold Indian Reservation (the FBIR Properties). The acreage block is just south of, and on trend with, the Parshall Field. QEP completed its first horizontal well on the FBIR Properties in February of 2009. QEP continued to lease additional acreage near the acquired acreage position and commenced a development program on its expanded leasehold. In August 2012, QEP announced it had entered into definitive agreements with multiple sellers to acquire additional properties in the Williston Basin for an aggregate purchase price of approximately $1.38 billion. Later named “South Antelope”, these properties were located in Williams and McKenzie counties of North Dakota, approximately 12 miles west of QEP’s western-most FBIR acreage. In addition to the South Antelope and FBIR Properties, QEP owns various mineral interests in North Dakota and Montana, primarily located in the Williston Basin, which were acquired by a predecessor entity in the 1990’s.

Properties

Summary of the Williston Business

The primary oil producing targets in the basin are the Middle Bakken and Three Forks formations, two world-class resources that make up one of the largest contiguous oil accumulations in North America. The top of the Bakken Formation ranges from approximately 9,500 feet to 10,000 feet below the surface across the Williston Business’s leasehold. The Three Forks Formation lies approximately 60 to 70 feet below the Middle Bakken Formation and is also a target for horizontal drilling.

As of September 30, 2018, the Williston Business consisted of 123,946 net acres in the Williston Basin in North Dakota and Montana, where VEAC is targeting development of the Bakken and Three Forks formations with horizontal wells. The Williston Basin spans portions of North Dakota, South Dakota, Montana and the Canadian province of Saskatchewan. While the presence of oil in the basin, and in particular in the Middle Bakken, was discovered in the 1920s, exploration and development activity was sporadic, and declining until development of technology during the late 1990’s that lead to “discovery” of the Elm Coulee Field in eastern Montana in 2000. The combination of horizontal drilling and multi-stage hydraulic fracturing has transformed the basin into one of the top oil producing regions in North America. The Williston Business has consistent geology across the acreage position and is highly predictable, leading to low-risk, high-return inventory of development drilling projects. Current development operations consist of drilling both the Bakken and Three Forks formations with 10,000’ horizontal wells from multi-well pads.

In addition to drilling new wells, QEP has successfully refractured approximately 30 Bakken and Three Forks horizontal wells. Significant inventory remains for refracturing operations across the Williston Basin properties.

Reserve Summary

Estimates of proved reserves of the Williston Business as of December 31, 2017, were prepared by Ryder Scott Company L.P. (RSC) and the proved reserves as of December 31, 2016, were derived from QEP’s internally prepared reserve estimates.

At December 31, 2017 and 2016, estimated proved reserves were approximately 147.0 MMboe and 160.0 MMboe, respectively, of which the Williston Business operated 95% and 96%, respectively. Proved developed reserves represented 64% and 63% of the total proved reserves at December 31, 2017 and 2016, respectively, while the remaining reserves were classified as proved undeveloped. As of December 31, 2017, the estimated proved reserves were comprised of approximately 88% crude oil and NGL and 12% natural gas. All reported reserves are located in the United States. The estimated proved reserves of the Williston Business are summarized in the table below:

	December 31, 2017				December 31, 2016
	Oil	Gas	NGL	Total	Oil	Gas	NGL	Total
	MMbbl	Bcf	MMbbl	MMboe(1)	MMbbl	Bcf	MMbbl	MMboe(1)
Proved developed reserves	64.0	79.6	16.6	93.9	68.7	89.5	17.4	101.0
Proved undeveloped reserves	42.4	27.8	6.1	53.1	41.4	48.0	9.6	59.0
Total proved reserves	106.4	107.4	22.7	147.0	110.1	137.5	27.0	160.0

(1)	Natural gas is converted to a crude oil equivalent at the ratio of six Mcf of natural gas to one barrel of crude oil equivalent.

The total proved reserves as of December 31, 2017, decreased 13.0 MMboe from December 31, 2016, primarily as a result of actual production performance, downward revisions of forecasted performance and an increase in operating expenses. The decrease in reserves was partially offset by increases due to favorable pricing, extensions and discoveries and other revisions. The year end reserves, total production and reserve life index for each of the years ended December 31, 2015, through December 31, 2017, is summarized in the table below:

Year Ended December 31,	Year End Reserves (MMboe)	Total Production (MMboe)	Reserve Life Index(1) (Years)
2015	181.1	18.6	9.7
2016	160.0	20.4	7.8
2017	147.0	18.2	8.1

(1)	Reserve life index is calculated by dividing year-end proved reserves by production for that year.

Proved Reserves

Proved reserve estimates and related information is presented consistent with the requirements of the SEC’s rules for the Modernization of Oil and Gas Reporting. These rules permit the use of reliable technologies to estimate and categorize reserves and require the use of the average of the first-of-the-month commodity prices, adjusted for location and quality differentials, for the prior 12 months (unless contractual arrangements designate the price) to calculate economic producibility of reserves and the discounted cash flows reported as the Standardized Measure of Future Net Cash Flows Relating to Proved Reserves. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Williston Business-Critical Accounting Estimates” for additional information regarding estimates of proved reserves and the preparation of such estimates.

Proved Undeveloped Reserves

Significant changes to the proved undeveloped (PUD) reserves of the Williston Business that occurred during 2017 are summarized in the table below:

2017
(MMboe)
Proved undeveloped reserves at January 1,(1)	59.0
Transferred to proved developed reserves	(16.3)
Revisions to previous estimates	8.4
Extensions and discoveries	2.0
Proved undeveloped reserves at December 31,(1)	53.1

(1)	Reserves associated with the refracturing program are classified as proved undeveloped reserves.

Transfers to proved developed reserves. The costs incurred for the development of PUD reserves were approximately $149,302 thousand in 2017, $171,493 thousand in 2016 and $375,990 thousand in 2015. The PUD reserves conversion rate (the percentage of booked PUD reserves) was 28%, 19% and 52% for the years ended December 31, 2017, 2016 and 2015, respectively. At December 31, 2016, the planned PUD reserve conversion rate for 2017 was 18%. The Williston Business transferred 16.3 MMboe of PUD reserves to proved developed reserves in 2017 compared to 10.6 MMboe that were planned for 2017 based on December 31, 2016 reserves. The Williston Business had more transfers to proved developed reserves in 2017 than planned because the Williston Business incurred $34,456 thousand more costs for the development of PUD reserves than originally planned as more development was shifted to PUD locations from the unproved locations that were initially planned and increased drilling efficiencies.

All of the proved undeveloped reserves at December 31, 2017, are scheduled to be developed within five years from the date such locations were initially disclosed as proved undeveloped reserves. The Williston Business removes reserves associated with a PUD location from reported proved reserves if such location is scheduled, under the then-current development plan, to be drilled later than five years from the date that such location was first reported as PUD.

At December 31, 2017, the Williston Business estimated that future development costs relating to the development of PUD reserves are approximately $45,900 thousand in 2018, $99,448 thousand in 2019, and $135,071 thousand in 2020. Estimated future development costs include capital spending on major development projects, some of which will take several years to complete. Of the future development costs related to PUD reserves, the Williston Business plans to spend approximately $30,705 thousand in 2018 on the refracturing program. The Williston Business management believes that cash flow from operations will be sufficient to cover these estimated future development costs.

Revisions to previous estimates. Revisions to previous estimates reflect ongoing evaluation of the asset portfolio. In 2017, the PUD reserves increased by 8.4 MMboe due to the overall positive factors summarized in the table below:

2017
(MMboe)
Revisions due to:
Changes in year-end prices (price impact to January 1, 2017 balance)	6.1
Negative performance	(2.0)
Change in development plans	9.2
Removal due to five year SEC rule	(5.2)
Other	0.3
Total revisions to prior estimates	8.4

In 2017, the Williston Business’s PUD reserves in aggregate were revised upward by 8.4 MMboe primarily due to a 9.2 MMboe increase from a change in development plans, resulting in additional infill development locations and a 6.1 MMboe increase related to changes in year-end prices, partially offset by a 5.2 MMboe decrease due to reserves attributable to locations now forecasted to be drilled outside the five year window and a 2.0 MMboe decrease from negative performance revisions.

Extensions and Discoveries. Extensions and discoveries in 2017 were primarily related to the performance of well completions and associated new PUD locations.

Additional Disclosures

See “Note 10 – Supplemental Oil and Gas Information (unaudited)” of the financial statements of the Williston Business for additional information pertaining to the proved reserves of the Williston Business as of the end of each of the last three years.

Reserve Reports

QEP retained Ryder Scott Company, L.P., independent oil and gas reserve evaluation engineering consultants, to prepare the estimates of all of the Williston Business’s proved reserves as of December 31, 2017. The proved reserves as of December 31, 2016 and 2015 were derived from QEP’s internally prepared reserve estimates.

Qualifications of Technical Person Preparing Reserve Reports

The individual at RSC who was responsible for overseeing the preparation of the Williston Business’s reserve estimates as of December 31, 2017, is a registered Professional Engineer in the State of Colorado and graduated with a Master’s of Science degree in Geological Engineering from the University of Missouri at Rolla in 1976. The individual has over 30 years of experience in the petroleum industry, including experience estimating and evaluating petroleum reserves.

The individual at QEP responsible for ensuring the accuracy of the reserve estimate preparation material provided to RSC and reviewing the estimates of reserves received from RSC is QEP’s Director of Corporate Reserves. This individual is a member of the Society of Petroleum Engineers and graduated with a Bachelor’s of Science degree in Engineering from the University of Minnesota. This individual has over 30 years of experience in the petroleum industry, including 15 years of experience in corporate reserves management.

Technologies Used

To estimate proved reserves, the SEC allows a company to use technologies that have been proved effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that have been field tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. A variety of methodologies were used to determine the proved reserve estimates. The principal methodologies employed are performance, analogy and volumetric methods.

All of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods. Volumetric measures are used, when available, to further corroborate these reserve estimates. Performance methods include, but may not be limited to, decline curve analysis, which utilized extrapolations of historical production data available through late 2017, in those cases where such data were considered to be definitive. For wells currently producing, forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

In 2017, all of the proved developed non-producing and undeveloped reserves included in this document were estimated by analogy to offset producing wells. Test data and other related information were used to estimate the anticipated IP rates for those wells or locations that are not currently producing. Wells or locations that are not currently producing may start producing earlier or later than anticipated in these estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies. The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, market demand and/or allowables or other constraints set by regulatory bodies. Some combination of these methods is used to determine reserve estimates in substantially all of the Williston Business’s fields.

Internal Controls Over Proved Reserve Estimates

The Williston Business’s reserve estimates were derived from QEP’s reserve estimates at December 31, 2017. QEP’s reserve estimates were prepared in a process that includes the associated controls described below.

At the end of each year, QEP management develops a five-year capital expenditure plan based on the best available data at the time the plan is developed. QEP’s capital expenditure plan for the Williston Business includes a development plan for converting PUD reserves. The development plan includes only PUD reserves that are reasonably certain will be drilled within five years of booking based upon an evaluation of a number of qualitative and quantitative factors, including estimated risk-based returns; estimated future location density; current commodity pricing and cost forecasts consistent with SEC guidelines; recent drilling and re-stimulated well results; availability of services, equipment, supplies and personnel; seasonal weather; and changes in drilling and completion techniques and technology. This process is intended to ensure that PUD reserves are only claimed for locations where a final investment decision has been made by QEP.

QEP maintains a Reserves Review Committee comprised of members of the management team and the Director of Corporate Reserves. The Reserves Review Committee meets on a semi-annual basis, including prior to the filing of reserves estimates with the SEC. The Reserves Review Committee reviews data that is submitted by the Director of Corporate Reserves to RSC, including cost and pricing assumptions and reserve reconciliations from the previous reserve determinations. The Director of Corporate Reserves’ Annual Reserve Summary Report and the Reserve Committee’s Certification are provided to the Audit Committee annually. The Audit Committee also meets annually with an external engineering firm to review the reserves estimation reporting process and disclosures. QEP’s Board of Directors (Board) annually reviews the five-year capital expenditure plan and approves the capital budget for the first year of the development plan.

QEP’s management reviews and revises the development plan throughout the year and may modify the development plan after evaluating a number of factors, including operating and drilling results; current and expected future commodity prices; estimated risk-based returns; estimated future location density; advances in technology; cost and availability of services, equipment, supplies and personnel; acquisition and divestiture activity; and current and projected financial conditions and liquidity. QEP’s management reviews changes to the development plan with the Audit Committee and the Board quarterly. Changes in the development plan will also be considered by management, the Director of Corporate Reserves and the Reserves Review Committee when reserves are estimated at year-end. If there are changes that result in certain PUD reserves no longer being scheduled for development within five years from the date of initial booking, QEP will reclassify those PUD reserves to non-proved reserve categories. In addition, PUD locations and reserves may be removed from the development plan ahead of their five-year life expiration as a result of asset divestitures and acquisitions and associated changes in the priority of development within the Williston Business’s portfolio of assets.

Production, Prices and Production Costs

The following table sets forth the production volumes and field-level prices of oil and gas produced, and the related production costs, for the nine months ended September 30, 2018 and 2017:

	Nine months ended September 30,		Change
	2018	2017	2018 vs 2017
Production volumes
Oil and condensate production (Mbbl)	8,766.7	9,403.5	(636.8)
Gas production (Bcf)	11.6	11.8	(0.2)
NGL production (Mbbl)	1,941.3	2,421.0	(479.7)
Total production (Mboe)	12,641.3	13,791.2	(1,149.9)
Average field-level price
Oil (per bbl)	$65.26	$45.27	$19.99
Gas (per Mcf)	$2.70	$2.77	$(0.07)
NGL (per bbl)	$24.25	$14.34	$9.91
Net equivalent price (per Boe)	$48.86	$35.76	$13.10
Production costs (per Boe)
Lease operating expense	$7.97	$7.43	$0.54
Adjusted transportation and processing costs	4.16	3.91	0.25
Production and property taxes	4.44	3.03	1.41
Total production costs	$16.57	$14.37	$2.20

Average lease operating, adjusted transportation and processing costs	$12.13	$11.34	$0.79

Production volumes decreased 8% to 12,641.3 Mboe during the first three quarters of 2018 compared to the first three quarters of 2017, due to a decrease in oil and NGL production, which was primarily related to reduced drilling and completion activity during 2017.

The following table sets forth the production volumes and field-level prices of oil and gas produced, and the related production costs, for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016	2016 vs 2015
Production volumes
Oil and condensate production (Mbbl)	12,494.6	14,598.1	14,831.4	(2,103.5)	(233.3)
Gas production (Bcf)	15.7	15.2	11.0	0.5	4.2
NGL production (Mbbl)	3,103.2	3,225.5	1,933.2	(122.3)	1,292.3
Total production (Mboe)	18,214.5	20,356.9	18,597.9	(2,142.4)	1,759.0
Average field-level price
Oil (per bbl)	$47.63	$37.03	$41.99	$10.60	$(4.96)
Gas (per Mcf)	$2.67	$2.19	$2.70	$0.48	$(0.51)
NGL (per bbl)	$16.36	$7.22	$8.01	$9.14	$(0.79)
Net equivalent price (per Boe)	$37.76	$29.33	$35.91	$8.43	$(6.58)
Production costs (per Boe)
Lease operating expense	$7.88	$4.81	$5.13	$3.07	$(0.32)
Transportation and processing costs	3.97	2.86	2.69	1.11	0.17
Production and property taxes	3.20	2.63	3.61	0.57	(0.98)
Total production costs	$15.05	$10.30	$11.43	$4.75	$(1.13)

Average lease operating, transportation and processing costs	$11.85	$7.67	$7.82	$4.18	$(0.15)

Production volumes decreased 11% to 18,214.5 Mboe during 2017 compared to 2016, primarily due to a decrease in oil production, which was primarily related to reduced drilling and completion activity during 2017.

Production volumes increased 9% to 20,356.9 Mboe during 2016 compared to 2015, primarily due to an increase in produced gas and NGL recovery, primarily ethane recovered by one of the Williston Business’s midstream providers.

Productive Wells

The following table summarizes the operated and non-operated productive wells of the Williston Business as of December 31, 2017, all of which are located in the U.S.:

	Oil		Gas		Total
	Gross	Net	Gross	Net	Gross	Net
Operated	385	332.3	—	—	385	332.3
Non-operated	504	27.2	5	2.4	509	29.6
Total productive wells	889	359.5	5	2.4	894	361.9

The Williston Business also holds numerous overriding royalty interests in oil and gas wells, which are not included in the table above.

Acreage

The following table summarizes developed and undeveloped acreage in which the Williston Business owns a working interest or mineral interest as of December 31, 2017. “Undeveloped Acreage” includes leasehold interests that already may have been classified as containing proved undeveloped reserves and unleased mineral interest acreage owned by the Williston Business. Excluded from the table is acreage in which the Williston Business’s interest is limited to royalty, overriding royalty and other similar interests. All leasehold acres are located in the U.S.

	Developed Acres(1)		Undeveloped Acres(2)		Total Acres
	Gross	Net	Gross	Net	Gross	Net
Montana	38,399	15,035	323,898	55,400	362,297	70,435
North Dakota	141,498	68,922	164,827	53,433	306,325	122,355
Total	179,897	83,957	488,725	108,833	668,622	192,790

(1)	Developed acreage is leased acreage or mineral interests assigned to productive wells.

(2)	Undeveloped acreage is leased acreage and mineral interests on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

Expiring Leaseholds

The majority of the Williston Business’s leasehold acreage is held by production. A portion of the leases covering the acreage summarized in the preceding table will expire at the end of their respective primary lease terms unless the leases are renewed, extended or drilling or production has occurred on the acreage subject to the lease prior to that date. Leases held by production generally remain in effect until production ceases. The following table sets forth the gross and net undeveloped acres subject to leases summarized in the preceding table that will expire during the periods indicated:

	Undeveloped Acres Expiring
	Gross	Net
Year ending December 31,
2018	578	419
2019	44	6
2020	600	343
2021	160	3
2022 and later	—	—
Total	1,382	771

Drilling Activity

The following table summarizes the total number of development and exploratory wells drilled (defined to include the number of wells completed at any time during the applicable year, regardless of when drilling was initiated), including both operated and non-operated wells, during the years indicated.

	Developmental Wells				Exploratory Wells
	Productive		Dry		Productive		Dry
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Year Ended December 31, 2017	55	28.2	—	—	—	—	—	—
Year Ended December 31, 2016	70	39.5	—	—	—	—	—	—
Year Ended December 31, 2015	154	59.7	—	—	—	—	—	—

The following table presents operated and non-operated well completions for the year ended December 31, 2017:

	Operated Completions		Non-operated Completions
	Gross	Net	Gross	Net
Total well completions	33	27.8	22	0.4

The following table presents operated and non-operated wells in the process of being drilled or waiting on completion as of December 31, 2017:

		Operated				Non-operated
	Drilling	Drilling		Waiting on completion		Drilling		Waiting on completion
	Rigs	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Total	1	2	2.0	5	4.7	—	—	7	0.1

To reduce the costs of well location construction and rig mobilization and demobilization and to obtain other efficiencies, the Williston Business utilizes multi-well pad drilling where practical. In some circumstances, wells drilled on a pad are not brought into production until all wells on the pad are drilled and cased and the drilling rig is moved from the location. As a result, multi-well pad drilling delays the completion of wells and the commencement of production. In addition, existing wells that offset new wells being completed by the Williston Business or offset operators may need to be temporarily shut-in during the completion process for the offset well. Such delays and well shut-ins have caused and may continue to cause volatility in the quarterly operating results of the Williston Business. In addition, delays in completion of wells have and may continue to impact planned conversion of PUD reserves to proved developed reserves. The Williston Business had five gross operated wells waiting on completion as of December 31, 2017.

Delivery Commitments

The Williston Business is a party to various long-term agreements that require the Williston Business to physically deliver oil and gas with future firm delivery commitments as follows:

Delivery Commitments
Period	(Mboe)
2018	8,836.3
Thereafter	4,514.9

These commitments are physical delivery obligations with prices based on prevailing index prices for oil and gas at the time of delivery or contracted gathering arrangements that require delivery of a fixed and determinable quantity of oil or gas in the future. None of these commitments require the Williston Business to deliver oil or gas produced specifically from any of its properties. Williston management believes that its production and reserves should be adequate to meet its term sales commitments. If oil and gas production is not sufficient to satisfy the Williston Business’s firm delivery commitments, Williston Business management believes that it can either purchase sufficient volumes of oil and gas in the market at index-related prices, or incur a contractual cash obligation, to satisfy the commitments. The Williston Business incurred contractual cash obligations of $5,042 thousand, $4,896 thousand, and $4,364 thousand for the years ended December 31, 2017, 2016 and 2015, respectively, for deficiencies associated with contracted gathering arrangements. Refer to “Contractual Cash Obligations and Other Commitments” for a summary of potential contractual cash obligations as of December 31, 2017.

In addition, at December 31, 2017, the Williston Business did not have a significant amount of production from owned properties that was subject to priorities or curtailments that may affect quantities delivered to customers, priority allocations or price limitations imposed by federal or state regulatory agencies, or any other factors beyond the Williston Business’s control that may affect the ability of the Williston Business to meet its contractual obligations other than those discussed in “Risk Factors”.

Seasonality

The Williston Business drills and completes wells throughout the year, but adverse weather conditions can impact drilling, completion and field operations, which can impact overall production volumes. Demand for crude oil and natural gas generally decreases during the spring and fall months and increases during the summer and winter months. However, seasonal anomalies and consumers’ procurement initiatives can also lessen seasonal demand fluctuations. Seasonal anomalies can increase competition for equipment, supplies and personnel and can lead to shortages and increase costs or delay the operations.

Competition

The oil and gas industry is intensely competitive, and the Williston Business competes with other companies that have greater resources than the Williston Business. Many of these companies not only explore for and produce crude oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for properties or define, evaluate, bid for and purchase a greater number of properties than the Williston Business can. They may also be able to expend greater resources to attract qualified personnel. In addition, these companies may have a greater ability to conduct exploration during periods of low crude oil and natural gas market prices. The Williston Business’s larger competitors may be able to absorb the existing and evolved laws and regulations more easily than the Williston Business can, which would adversely affect its competitiveness. The ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a competitive environment. In addition, because we will have fewer financial and human resources than many companies in the oil and gas industry, we may be at a disadvantage in eventually bidding or consummating transactions.

There is also competition between crude oil and natural gas producers and other related and unrelated industries. Furthermore, competitive conditions may be substantially affected by energy legislation or regulation enacted by governments of the United States and other jurisdictions. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon our future operations. Such laws and regulations may substantially increase the costs of capitalizing on oil and gas opportunities. Our larger competitors may be able to absorb the burden of existing, and any changes to governmental regulations more easily than we can, which would adversely affect our competitive position.

Government Regulations

The business operations of the Williston Business are subject to a wide range of local, state, tribal and federal statutes, rules, orders and regulations. The regulatory environment in which the oil and gas industry operates increases the cost of doing business and consequently affects profitability. Due to the myriad of complex federal, state, tribal and local regulations that may directly or indirectly affect the Williston Business, the following discussion of certain laws and regulations should not be considered an exhaustive review of all regulatory considerations affecting the operations of the Williston Business. See additional discussion of regulations under “Risk Factors”.

Regulation of Exploration and Production Activities

The regulation of oil and gas exploration and production activities is a broad and increasingly complex area, notably including laws and regulations governing the potential discharge or release of materials into the environment or otherwise relating to environmental protection. These laws and regulations include, but are not limited to, the following:

Clean Air Act. The federal Clean Air Act and similar state laws regulate the emission of air pollutants from equipment and facilities employed by the Williston Business, including, but not limited to, engines, tanks and dehydrators. In 2016, the Environmental Protection Agency (“EPA”) adopted various regulations specific to oil and gas exploration, production, gathering and processing, which impose air quality controls and work practices, and govern source determination and permitting requirements, and methane emissions. Since 2016, the EPA has taken steps to delay implementation of and amend the 2016 standards. Most recently, in September 2018, the EPA proposed to further loosen regulations on emissions of methane by reducing the frequency of well and compression station inspections for leaks, and allowing operators to use other methods of limiting emissions than those identified in the standards. As a result of these developments, future implementation of the 2016 standards is uncertain at this time. Additionally, many states are adopting air permitting and other air quality control regulations specific to oil and gas exploration, production, gathering and processing that are more stringent than existing requirements under federal regulations. We may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues.

In June 2016, the EPA issued a Federal Implementation Plan (“FIP”) to implement the Federal Minor New Source Review Program on tribal lands for oil and gas production. The FIP impacts the Williston Business’s operations on the FBIR. The FIP creates a permit-by-rule process for minor sources that also incorporates emission limits and other requirements under various federal air quality standards, applying them to a range of equipment and processes used in oil and gas production.

Greenhouse Gas Regulations and Climate Change Legislation. In recent years, the EPA has adopted and substantially expanded regulations for the measurement and annual reporting of carbon dioxide, methane and other greenhouse gases (“GHG”) emitted from certain large facilities, including onshore oil and gas production, processing, transmission, storage and distribution facilities. In addition, both houses of Congress have considered legislation to reduce emissions of GHG, and a number of states have taken, or are considering taking, legal measures to reduce emissions of GHG, primarily through the development of GHG inventories, GHG permitting and/or state or regional GHG cap and trade programs.

At an international level, the U.S. is one of almost 200 nations that agreed to the Paris Agreement, an international climate change agreement reached in Paris, France. The Paris Agreement, which took effect in November 2016, calls for countries to set their own GHG emissions targets. Although the U.S. initially signed the agreement, President Trump announced in June 2017 that the United States intends to withdraw from the Paris Agreement in accordance with the Paris Agreement’s four-year exit process and to seek negotiations either to reenter the Paris Agreement on different terms or establish a new framework agreement. In August 2017, the U.S. Department of State officially informed the United Nations of the United States’ intent to withdraw from the Paris Agreement. It is not possible at this time to predict whether or the manner in which the Paris Agreement will be implemented in the U.S., or how legal requirements imposed in the U.S. under the Paris Agreement or a replacement agreement would impact the Williston Business.

Bureau of Land Management Venting and Flaring Regulations. In November 2016, the Department of the Interior’s Bureau of Land Management (“BLM”) finalized a rule regulating the venting and flaring of natural gas, leak detection, air emissions from equipment, well maintenance and unloading, drilling and completions and royalties potentially owed for loss of such emissions from oil and gas facilities producing on federal and tribal leases. Certain provisions of the final rule took effect in January 2017 while other provisions had a compliance deadline of January 2018. In December 2017, the BLM delayed the obligations to comply with certain provisions of the rule until January 2019. On February 22, 2018, a United States District Court for the Northern District of California preliminarily enjoined the BLM’s decision to delay the rule’s compliance obligations, requiring the Williston Business and other operators to comply immediately with the rule. However, in September 2018, the BLM issued a final rule eliminating most of the requirements of the November 2016 rule and essentially reverting the BLM’s regulation of venting and flaring to what existed prior to that rule.

Other BLM Regulations. In November 2016, the BLM finalized regulations that update and replace Onshore Orders No. 3 (Site Security), No. 4 (Measurement of Oil) and No. 5 (Measurement of Gas). These regulations increase compliance burdens on federal lessees and operators (including the Williston Business) by requiring them to obtain numbers for all onshore points of federal royalty measurement from the BLM, adjusting recordkeeping requirements, and imposing new oil and gas measurement equipment standards, among other requirements, for production from federal and Indian leases. Although these regulations took effect in January 2017, the BLM has delayed the requirement to obtain numbers for all onshore points of federal royalty measurement.

Clean Water Act and Safe Drinking Water Act. The federal Clean Water Act and similar state laws regulate discharges of wastewater, oil, fill material, and other pollutants into regulated “waters of the United States.” These laws also require the preparation and implementation of Spill Prevention, Control, and Countermeasure Plans in connection with on-site storage of significant quantities of oil. The scope of what areas constitute jurisdictional waters of the United States regulated under the Clean Water Act is currently entangled in ongoing litigation and related administrative matters that are not expected to be resolved for several years. In the meantime, the EPA and the U.S. Army Corps of Engineers (“Corps”) are expected to determine the scope of such regulated areas much as they have over the last decade. Areas regulated under comparable state laws are generally defined more broadly. The federal Safe Drinking Water Act (“SDWA”) and comparable state statutes strictly regulate the disposal, treatment, and release of water produced or used during oil and gas development, including via underground injection control disposal wells.

In January 2017, the Corps issued revised and renewed streamlined general nationwide permits that are available to satisfy permitting requirements for certain work in streams, wetlands and other waters of the United States under Section 404 of the Clear Water Act and Section 10 of the Rivers and Harbors Act. The new nationwide permits took effect in March 2017, or when certified by each state, whichever was later. The oil and gas industry broadly utilizes nationwide permits 12, 14, and 39 for the construction, maintenance and repairs of pipelines, roads, and drill pads, respectively, and related structures in waters of the United States that impact less than a half-acre of waters of the United States and meet the other criteria of each nationwide permit.

Oil Pollution Act of 1990. The federal Oil Pollution Act of 1990 (“OPA”) and regulations issued under the OPA impose strict, joint and several liability on “responsible parties” for removal costs and damages to natural resources resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States.

Comprehensive Environmental Response, Compensation and Liability Act of 1980. The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA” or “Superfund”) and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who contributed to the release of a “hazardous substance” into the environment. Such responsible persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances released into the environment and for damages to natural resources. Such liability is in addition to claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment, which may also be made by third parties.

Resource Conservation and Recovery Act. The Resource Conservation and Recovery Act (“RCRA”) is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements on a person who is either a “generator” or “transporter” of hazardous waste or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility. RCRA and many state counterparts specifically exclude from the definition of hazardous waste “drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of oil, gas or geothermal energy.” Any repeal or modification of the oil and gas exploration and production waste exemption would increase the volume of hazardous waste we are required to manage and dispose of and would cause the Williston Business, as well as its competitors, to incur increased operating expenses. In December 2016, the U.S. District Court for the District of Columbia approved a consent decree between the EPA and a coalition of environmental nongovernmental organizations (“ENGOs”). The consent decree requires the EPA to review and determine whether it will revise the RCRA regulations for exploration and production waste to treat such waste as hazardous waste. The EPA must complete its review and make its decision regarding revision by March 2019. If the EPA chooses to revise the applicable RCRA regulations, it must sign a notice taking final action related to the new regulation by July 2021.

Hydraulic Fracturing Regulations. The Williston Business’s current and future production and oil and gas reserves are derived from reservoirs that require hydraulic fracture stimulation to be commercially viable. Hydraulic fracture stimulation involves pumping fluid at high pressure into tight sand or shale reservoirs to artificially induce fractures. The artificially induced fractures allow better connection between the wellbore and the surrounding reservoir rock, thereby enhancing the productive capacity and ultimate hydrocarbon recovery of each well. The fracture stimulation fluid is typically composed of over 99% water and sand, with the remaining constituents consisting of chemical additives designed to optimize the fracture stimulation treatment and production from the reservoir. The Williston Business discloses the contents of hydraulic fracturing fluids, and submits information regarding their wells and the fluids used in them, to the national online disclosure registry, FracFocus (www.fracfocus.org), and to state registries where required.

The Williston Business obtains water for fracture stimulations from a variety of sources, including industrial water wells and surface water sources. When technically and economically feasible, the Williston Business recycles flow-back and produced water for use in fracture stimulation, which reduces water consumption from surface and groundwater sources and reduces produced water disposal volumes. The Williston Business also employs additional measures, when available, to protect water quality such as using hydrocarbon free lubricants in water well construction, locking all inactive water wells to prevent unauthorized use, and transporting both fresh and produced water by pipeline instead of truck when feasible to avoid truck traffic and emissions. The Williston Business management believes that the employment of fracture stimulation technology does not present any significant additional risks other than those associated with the disposal of waste water (see “Risk Factors” for additional information) and those generally associated with oil and gas drilling, completion and production operations, such as the risk of spills, releases, discharges, accidents and injuries to persons and property.

Almost all oil and gas producing states require disclosure of the chemicals used in hydraulic fracturing and some form of reporting after a well is fractured. Some states have adopted additional requirements for hydraulic fracturing, such as notice to the surface owner or others, wellbore testing, ground water sampling, waste handling, and seismic monitoring. Other states rely for this purpose upon their existing regulatory programs for permitting wells, ensuring wellbore integrity, managing waste, and overseeing oil and gas development. States are updating legislative and regulatory requirements for hydraulic fracturing with increasing frequency. A few states have imposed moratoria on hydraulic fracturing, but the Williston Business does not operate in those states.

Federal regulation of hydraulic fracturing is currently limited, but is evolving. The EPA has regulatory authority over certain hydraulic fracturing activities involving diesel fuel under the SDWA, but the Williston Business does not use diesel fuel in any of the Williston Business’s hydraulic fracturing fluids. In recent years, the EPA adopted pretreatment standards under the Clean Water Act for hydraulic fracturing effluent, issued an advance notice of proposed rulemaking under the Toxic Substances Control Act to obtain data on hydraulic fracturing chemicals, and published a multi-year study on potential impacts to drinking water from hydraulic fracturing. In 2016, the Occupational Safety and Health Administration (“OSHA”) adopted employee-protection requirements regarding silica, which is used in hydraulic fracturing fluids. Most of the requirements applicable to hydraulic fracturing operations took effect in June 2018.

In the event that new or more stringent federal, state or local regulations, restrictions or moratoria are adopted in areas where the Williston Business operates, the Williston Business could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities, and perhaps even be precluded from drilling or stimulating wells in some areas.

Tribal Lands and Minerals. Various federal agencies within the U.S. Department of the Interior, particularly the BLM and the Bureau of Indian Affairs (BIA), along with certain Native American tribes, promulgate and enforce regulations pertaining to oil and gas operations on Native American tribal lands and minerals where the Williston Business operates. These regulations include, but are not limited to, such matters as lease provisions, drilling and production requirements, surface use restrictions, environmental standards, royalty considerations and taxes. In March 2016, the BIA implemented regulations significantly altering the procedure for obtaining rights-of-way on tribal lands. In certain cases, these new regulations have increased the time and cost required to obtain necessary rights-of-ways for operation on tribal lands for the Williston Business and its competitors.

Endangered Species Act and National Environmental Policy Act. To develop federal or Indian leases, the Williston Business must obtain authorizations from federal agencies, such as drilling permits and rights-of-way. Prior to issuing such authorizations, federal agencies must comply with both the Endangered Species Act and National Environmental Policy Act (“NEPA”). The Endangered Species Act restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating restrictions or a temporary, seasonal or permanent ban in affected areas. NEPA requires that federal agencies assess the direct, indirect and cumulative environmental impacts of their authorizations. This analysis is done in Environmental Assessments or Environmental Impact Statements prepared for a lead agency under the Council on Environmental Quality and other agency regulations, usually for the BLM in the areas where the Williston Business operates.

Occupational Safety and Health Act. OSHA establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communication programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

Transportation Regulations

Transporting Crude Oil by Rail. The Williston Business sells crude oil to customers that may transport crude oil by rail. In May 2015, the U.S. Department of Transportation issued a final rule regarding the safe transportation of flammable liquids by rail. The final rule imposes certain requirements on “offerors” of crude oil, including sampling, testing and certification requirements to improve classification of energy products placed into transport.

State Regulations

The states where the Williston Business operates have promulgated extensive and complex regulations that govern oil and gas development within their respective boundaries. These regulations generally increase the cost of constructing, operating, producing and abandoning wells, and violations may result in civil penalties and affect the ability of the Williston Business to operate. The following is an example of these state regulations.

North Dakota. The North Dakota Industrial Commission (the “NDI Commission”), North Dakota’s chief energy regulator, issued an order in June 2014 to reduce the volume of natural gas flared from oil wells in the Bakken and Three Forks formations. In connection with that order, the NDI Commission required operators to develop gas capture plans that describe how much natural gas is expected to be produced, how it will be delivered to a processor and where it will be processed. Production caps or penalties are imposed on certain wells that cannot meet the capture goals. In addition, pursuant to Commission Order No. 25417 the Williston Business is required to condition crude oil produced in the Bakken Petroleum System to remove lighter, volatile hydrocarbons and reduce the vapor pressure of crude oil.

Other Regulations

Reporting and Payment of Federal Royalties. The Department of Interior, Office of Natural Resources Revenue (ONRR), is responsible for collecting royalties on gas produced from Federal and Indian lands. In August 2016, the ONRR revised its civil penalty regulations, making it easier for the ONRR to issue civil penalties for incorrectly reporting production and incorrectly paying royalties on federal and tribal leases.

U.S. Tax Reform Legislation. On December 22, 2017, the Tax Cuts and Jobs Act (H.R.1) (“Tax Legislation”) was signed into law, which resulted in significant changes to U.S. federal income tax law. The Williston Business expects that these changes will positively impact the Williston Business’s future after-tax earnings in the U.S., primarily due to the lower federal statutory tax rate of 21% compared to 35%. The Tax Legislation also repeals the corporate alternative minimum tax (“AMT”). Several provisions of the new tax law such as limitations on the deductibility of interest expense and certain executive compensation and the inability to use Section 1031 like-kind exchanges for assets such as machinery and equipment could apply to the Williston Business; however, the Williston Business management does not believe that they will materially impact the financial statements of the Williston Business. The impact of the Tax Legislation may differ from the statements above due to, among other things, changes in interpretations and assumptions the Williston Business has made and actions the Williston Business may take as a result of the Tax Legislation. Additionally, guidance issued by the relevant regulatory authorities regarding the Tax Legislation may materially impact the financial statements and operations of the Williston Business. We will continue to analyze the Tax Legislation to determine the full impact of the new law onthe financial statements and operations of the Williston Business.

Legal Proceedings

The Williston Business is involved in various commercial and regulatory claims, litigation and other legal proceedings that arise in the ordinary course of business. Item 103 of the SEC’s Regulation S-K requires disclosure of certain environmental matters when a governmental authority is a party to the proceedings and the proceedings involve potential monetary sanctions that the Williston Business management reasonably believes could exceed $100,000. The following matter is disclosed pursuant to that requirement.

EPA Request for Information - In July 2015, QEP received an information request from the EPA pursuant to Section 114(a) of the Clean Air Act. The information request sought facts and data about certain tank batteries in QEP’s business. After timely responding to the information request, QEP met with the EPA to discuss this matter in November 2017. QEP is currently in negotiations with EPA to resolve this matter. QEP anticipates that resolution of this matter will likely result in monetary penalties in excess of $100,000. In addition, QEP has largely completed any capital improvements required to correct non-compliance issues, the costs of which were not material to the business.

Except as discussed above, the Williston Business management is not aware of any significant legal or governmental claims or assessments that are pending or threatened against the Williston Business.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the post-combination company’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Second A&R Charter is attached as Annex C to this proxy statement. We urge you to read the Second A&R Charter in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the business combination.

For more information on the Charter Proposals, see the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal,” “Proposal No. 3—The Director Term Charter Proposal,” “Proposal No. 4—The Exclusive Forum Charter Proposal” and “Proposal No. 5—The Additional Charter Proposal.”

Units

Each unit consists of one whole share of Class A Common Stock and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. We will not have any shares of Class B Common Stock outstanding after the Closing if the Business Combination Proposal and the Charter Proposals are approved by our stockholders at the special meeting.

Warrants must be exercised for one whole share of Class A Common Stock. The Class A Common Stock and warrants comprising the units began separate trading on April 27, 2017 on the NASDAQ under the symbols “VEAC” and “VEACW,” respectively. Holders of units currently have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of Class A Common Stock and warrants. Following the Closing, we anticipate that our Class A Common Stock and warrants will continue separate trading on the NASDAQ under the symbols “VEI” and “VEIW,” respectively. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

Common Stock

The Second A&R Charter authorizes the issuance of 600,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of Class A Common Stock and Class B Common Stock are, and the shares of Class A Common Stock issuable pursuant to the Purchase Agreement and the NGP Private Placement will be, duly authorized, validly issued, fully paid and non-assessable. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. As of the record date for the special meeting, there were 55,200,000 shares of Class A Common Stock outstanding, held of record by holders of Class A Common Stock, 13,800,000 shares of Class B Common Stock outstanding, held of record by holders of Class B Common Stock, holders of record of our units and holders of record of our warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Election of Directors

The VEAC Board currently consists of three classes of directors. The term of the initial Class I directors will expire at the special meeting; the term of the initial Class II directors will expire in 2020; and the term of the initial Class III directors will expire in 2021. At each succeeding annual stockholder meeting, beginning with the first annual meeting following the effectiveness of VEAC’s Charter, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If the Director Term Charter Proposal is approved, the board will be declassified and directors will be elected annually. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

The Class B Common Stock, which we refer to as founder shares, is identical to our Class A Common Stock included in the units that were sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of our Initial Business Combination, (B) to waive their redemption rights with respect to any founder shares and public shares held by them in connection with a stockholder vote to amend our Charter in a manner that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an Initial Business Combination within twenty-four (24) months from the closing of our IPO, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our Initial Business Combination within twenty-four (24) months from the closing of our IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our Initial Business Combination within such time period, (iii) the founder shares are shares of our Class B Common Stock that will automatically convert into shares of our Class A Common Stock at the time of our Initial Business Combination, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein and (iv) the founder shares are subject to registration rights. Our initial stockholders, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any founder shares held by them and any public shares purchased during or after our IPO in favor of the Initial Business Combination.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon the consummation of the business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in our IPO and related to the Closing (other than securities issued pursuant to the Forward Purchase Agreement), the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding as of the completion of our IPO plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the business combination, excluding securities issued pursuant to the Forward Purchase Agreement and any shares or equity-linked securities issued, or to be issued, to any seller in the business combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (a) one (1) year after the completion of our Initial Business Combination, (b) subsequent to our Initial Business Combination, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after our Initial Business Combination, or (c) following the completion of our Initial Business Combination, such future date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Second A&R Charter provides that shares of preferred stock may be issued from time to time in one or more series. The VEAC Board will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The VEAC Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the VEAC Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to certain adjustments, at any time commencing thirty (30) days after the completion of an Initial Business Combination. Warrants must be exercised for a whole share. The warrants will expire five (5) years after the completion of our Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our Initial Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than thirty (30) days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her, or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our Initial Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed Initial Business Combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our Charter to modify the substance or timing of our obligation to redeem 100% of our Class A Common Stock if we do not complete our Initial Business Combination within twenty-four (24) months from the closing of our IPO, or (e) in connection with the redemption of our public shares upon our failure to complete our Initial Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by VEAC in connection with redemption rights held by stockholders of VEAC as provided for in VEAC’s Charter or bylaws or as a result of the redemption of shares of Class A Common Stock by VEAC if a proposed Initial Business Combination is presented to the stockholders of VEAC for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including the Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of our Initial Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our IPO, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in our IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Forward Purchase Securities

Pursuant to the Forward Purchase Agreement, our Sponsor has agreed to purchase an aggregate of up to 40,000,000 shares of our Class A Common Stock, plus an aggregate of up to 13,333,333 warrants, for an aggregate purchase price of up to $400,000,000 in a private placement that will close simultaneously with the closing of our Initial Business Combination. The forward purchase warrants will have the same terms as the private placement warrants so long as they are held by our Sponsor or its permitted transferees, and the forward purchase shares will be identical to the shares of Class A Common Stock included in the units sold in our IPO, except that the forward purchase shares will be subject to transfer restrictions and certain registration rights, as described herein. Any forward purchase warrant held by a holder other than our Sponsor or its permitted transferees will have the same terms as the warrants included in the units sold in our IPO.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the VEAC Board at such time. In April 2017, we effected a stock dividend with respect to our Class B Common Stock of 2,300,000 shares thereof, resulting in our Sponsor owning an aggregate of 13,800,000 founder shares (and on each of April 10, 2017, and April 30, 2018, our Sponsor transferred 80,000 founder shares to VEAC’s independent directors at their original purchase price). If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Second A&R Charter and Bylaws

We will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of the business combination. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	the VEAC Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by the VEAC Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

The Second A&R Charter provides that any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the VEAC Board, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Exclusive Forum

The Second A&R Charter provides that a stockholder bringing a claim subject to the proposed Article X of the Second A&R Charter will be required to bring that claim in the Court of Chancery, subject to the Court of Chancery having personal jurisdiction over the defendants.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six (6) months but who are our affiliates at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three (3) month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of such securities then-outstanding; or

●	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and our Sponsor will be able to sell its private placement warrants and the securities acquired by our Sponsor in the NGP Private Placement, as applicable, pursuant to Rule 144 without registration one (1) year after we have completed our Initial Business Combination.

Listing of Securities

We have applied to continue the listing of our Class A Common Stock and warrants on the NASDAQ under the symbols “VEI” and “VEIW,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to VEAC regarding (i) the actual beneficial ownership of our voting common stock as of the record date (prior to the business combination and NGP Private Placement) and (ii) the expected beneficial ownership of our voting common stock immediately following consummation of the business combination and NGP Private Placement, assuming that no public shares of VEAC are redeemed, and alternatively that 11,040,000 public shares are redeemed, in each case, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our voting common stock;

●	each of our named executive officers and directors; and

●	all current executive officers and directors of VEAC, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our voting common stock prior to the business combination and NGP Private Placement is based on 69,000,000 shares of Class A Common Stock and Class B Common Stock (including founder shares) issued and outstanding in the aggregate as of November 30, 2018.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the business combination and NGP Private Placement, assuming none of our public shares are redeemed, has been determined based upon the following assumptions: (i) only 18,500,000 shares of Class A Common Stock are issued to the Sponsor in the NGP Private Placement, (ii) no earnout consideration is issued to QEP Seller pursuant to the Purchase Agreement, (iii) none of the investors set forth in the table below has purchased or purchases shares of Class A Common Stock in the open market and (iv) there will be an aggregate of 87,500,000 shares of our voting common stock issued and outstanding at the Closing (including (x) 55,200,000 public shares, (y) 13,800,000 shares of Class A Common Stock issued upon conversion of 13,800,000 founder shares upon the Closing and (z) 18,500,000 shares of Class A Common Stock issued in connection with the NGP Private Placement).

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the business combination and NGP Private Placement, assuming that 11,040,000 public shares have been redeemed, has been determined based on the following assumptions: (i) 18,500,000 shares of Class A Common Stock are issued to the Sponsor in the NGP Private Placement, (ii) no earnout consideration is issued to QEP Seller pursuant to the Purchase Agreement, (iii) none of the investors set forth in the table below has purchased or purchases shares of Class A Common Stock in the open market and (iv) there will be an aggregate of 70,940,000 shares of our voting common stock issued and outstanding at the Closing (including (x) 38,640,000 public shares, (y) 13,800,000 shares of Class A Common Stock issued upon conversion of 13,800,000 founder shares upon the Closing and (z) 18,500,000 shares of Class A Common Stock issued in connection with the NGP Private Placement).

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

			After business combination
	Prior to business combination		Assuming No Redemption		Assuming Illustrative Redemption
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
NGP Vantage Energy LLC (our Sponsor)(2)(3)	13,640,000	19.8%	32,140,000	36.7%	32,140,000	42.0%
Roger J. Biemans(2)(3)	13,640,000	19.8%	32,140,000	36.7%	32,140,000	42.0%
Jill W. Lampert(4)	—	—	—	—	—	—
Carey Peters	—	—	—	—	—	—
Jeffrey A. Zlotky	—	—	—	—	—	—
Scott A. Gieselman(5)	13,640,000	19.8%	32,140,000	36.7%	32,140,000	42.0%
Craig S. Glick(5)	13,640,000	19.8%	32,140,000	36.7%	32,140,000	42.0%
M. Timothy Carey(2)	40,000	*	40,000	*	40,000	*
Justin A. Gannon(2)	40,000	*	40,000	*	40,000	*
Alan J. Katz(2)	40,000	*	40,000	*	40,000	*
William K. White(2)	40,000	*	40,000	*	40,000	*
David D. Wolf	—	—	—	—	—	—
All directors and executive officers as a group (10 individuals)	13,800,000	20.0%	32,300,000	36.9%	32,300,000	42.2%
Alyeska Investment Group, L.P.(6)	5,333,336	7.7%	5,333,336	6.1%	5,333,336	7.0%
Glazer Capital, LLC(7)	4,996,798	7.2%	4,996,798	5.7%	4,996,798	6.5%
Adage Capital Partners, L.P.(8)	4,750,000	6.9%	4,750,000	5.4%	4,750,000	6.2%
Polar Asset Management Partners Inc.(9)	3,994,437	5.8%	3,994,437	4.6%	3,994,437	5.2%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the entities, directors and executive officers in this table is 5221 N. O’Connor Boulevard, 11th Floor, Irving, TX 75039.
(2)	Interests shown prior to the business combination consist solely of founder shares, classified as shares of Class B Common Stock. Interests shown after the business combination include shares of Class A Common Stock issuable upon conversion of the founder shares held by the applicable individual in connection with the Closing.
(3)	NGP Vantage Energy LLC is the record holder of the shares reported herein. Mr. Biemans is a manager and the Chief Executive Officer of NGP Vantage Energy LLC. As such, Mr. Biemans may be deemed to have or share beneficial ownership of the common stock held directly by NGP Vantage Energy LLC. Mr. Biemans disclaims any such beneficial ownership of such securities. In addition, NGP XI US Holdings, L.P. directly owns a majority of the limited liability company interests of NGP Vantage Energy LLC. NGP XI Holdings GP, L.L.C. is the sole general partner of NGP XI US Holdings, L.P., and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Tony R. Weber, Craig Glick and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. Accordingly, each of NGP XI US Holdings, L.P., NGP XI Holdings GP, L.L.C., NGP Natural Resources XI, L.P., G.F.W. Energy XI, L.P., GFW XI, L.L.C., NGP Energy Capital Management, L.L.C., Tony R. Weber, Chris Carter, Craig Glick and Jill Lampert may be deemed to have or share beneficial ownership of the common stock held directly by NGP Vantage Energy LLC.
(4)	Effective November 6, 2018, Jill W. Lampert resigned from her position as our Chief Financial Officer and was replaced by David D. Wolf.
(5)	NGP Vantage Energy LLC is the record holder of the shares reported herein. Messrs. Gieselman and Glick are managers of NGP Vantage Energy LLC. As such, Messrs. Gieselman and Glick may be deemed to have or share beneficial ownership of the common stock held directly by NGP Vantage Energy LLC. Messrs. Gieselman and Glick disclaim any such beneficial ownership of such securities.
(6)	According to a Schedule 13G filed with the SEC on February 14, 2018 on behalf of Alyeska Investment Group, L.P., Alyeska Fund GP, LLC, Alyeska Fund 2 GP, LLC and Anand Parekh. The business address of this stockholder is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(7)	According to a Schedule 13G filed with the SEC on February 14, 2018 on behalf of Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”), and Paul J. Glazer, the shares reported herein are held by certain funds and managed accounts to which Glazer Capital serves as investment manager, and Mr. Glazer serves as the Managing Member of Glazer Capital. The business address of this stockholder is 250 West 55th Street, Suite 30A, New York, NY 10019.
(8)	According to a Schedule 13G filed with the SEC on April 20, 2017 on behalf of Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”), Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), Robert Atchinson and Phillip Gross, the shares reported herein are directly owned by ACP. ACPGP is the general partner of ACP, ACA is the managing member of ACPGP, and Messrs. Atchinson and Gross are managing members of ACA. ACP has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares of Class A Common Stock beneficially owned by ACP. The business address of this stockholder is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(9)	According to a Schedule 13G filed with the SEC on February 9, 2018 by Polar Asset Management Partners Inc., a company incorporated under the laws on Ontario, Canada (“PAMP”), PAMP serves as the investment manager to Polar Multi Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar Vehicles”), with respect to shares of our Class A Common Stock directly held by the Polar Vehicles. The business address of this stockholder is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Founder Shares

On February 14, 2017, the Sponsor purchased an aggregate of 11,500,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Prior to the Sponsor’s initial investment in VEAC of $25,000, VEAC had no assets. The purchase price of the founder shares was determined by dividing the amount of cash contributed to VEAC by the number of founder shares issued by VEAC.

On April 10, 2017, VEAC effected a stock dividend prior to the closing of the IPO of 2,300,000 shares of Class B Common Stock, resulting in our Sponsor holding an aggregate of 13,800,000 founder shares. On April 10, 2017, our Sponsor transferred 80,000 founder shares to VEAC’s independent directors at their original purchase price. On April 30, 2018, our Sponsor transferred another 80,000 founder shares to VEAC’s independent directors at their original purchase price. At September 30, 2018, the Sponsor’s and VEAC’s initial stockholders held, collectively, 13,800,000 founder shares.

Private Placement Warrants

Our Sponsor purchased from VEAC an aggregate of 8,693,333 private placement warrants at a price of $1.50 per warrant, or approximately $13,040,000, in a private placement that occurred in conjunction with the completion of the IPO. Each private placement warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share, subject to adjustment. A portion of the purchase price of the private placement warrants was placed in the Trust Account. The private placement warrants will not be redeemable by VEAC so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by VEAC and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO. The Sponsor, or its permitted transferees, will have the option to exercise the private placement warrants on a cashless basis. The private placement warrants will not be transferable, assignable or saleable until thirty (30) days after the completion of the business combination.

If VEAC does not complete the business combination within twenty-four (24) months from the closing of the IPO, the proceeds from the sale of the private placement warrants will be used to fund the redemption of VEAC’s public shares (subject to the requirements of applicable law), the exercise period of the private placement warrants will terminate and the private placement warrants will expire worthless.

Forward Purchase Agreement

We have entered into the Forward Purchase Agreement with our Sponsor pursuant to which it has agreed to purchase an aggregate of up to 40,000,000 shares of our Class A Common Stock, plus an aggregate of up to 13,333,333 warrants, for a purchase price of $10.00 per forward purchase unit, or an aggregate purchase price of up to $400,000,000 in a private placement that will close simultaneously with the closing of our Initial Business Combination. Our Sponsor will purchase a number of forward purchase units that will result in gross proceeds to us necessary to enable us to consummate our Initial Business Combination and pay related fees and expenses, after first applying amounts available to us from the Trust Account (after paying the deferred underwriting discounts and commissions and giving effect to any redemptions of public shares) and any other financing source obtained by us for such purpose at or prior to the consummation of our Initial Business Combination, plus any additional amounts mutually agreed by us and our Sponsor to be retained by the post-combination company for working capital or other purposes.

On November 6, 2018, we, OpCo, our Sponsor and QEP Seller entered into the November 6, 2018 Side Letter, granting QEP Seller third-party beneficiary status under the Forward Purchase Agreement and limiting QEP Seller’s right to seek specific performance of our Sponsor’s obligations under the Forward Purchase Agreement to the lesser of $185,000,000 and the amount necessary for us to have sufficient cash on hand to complete the business combination (after giving effect to the release of funds in the Trust Account, the redemption of shares of Class A Common Stock held by our public stockholders and any proceeds received by us or OpCo from debt financing). We expect that our Sponsor will purchase approximately 18,500,000 shares of Class A Common Stock, plus warrants to purchase approximately 6,166,666 shares of Class A Common Stock, for an aggregate purchase price of approximately $185,000,000.

The forward purchase warrants will have the same terms as the private placement warrants so long as they are held by our Sponsor or its permitted transferees, and the forward purchase shares will be identical to the shares of Class A Common Stock included in the units sold in the IPO, except that the forward purchase shares will be subject to transfer restrictions and certain registration rights. Any forward purchase warrant held by a holder other than our Sponsor or its permitted transferees will have the same terms as the warrants included in the units sold in the IPO.

Our Sponsor has the right to transfer a portion of its obligation to purchase the forward purchase securities to third parties, and to correspondingly transfer, directly or indirectly, a proportionate number of the founder shares and private placement warrants held by our Sponsor to any such transferee, subject to compliance with applicable securities laws.

Registration Rights

The holders of the founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO (the “Initial Registration Rights Agreement”). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that VEAC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by VEAC subsequent to its completion of the business combination and rights to require VEAC to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Initial Registration Rights Agreement provides that VEAC will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. VEAC will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Forward Purchase Agreement, VEAC has agreed that it will use its commercially reasonable efforts to file within 30 days after the closing of an Initial Business Combination a registration statement registering the resale of the forward purchase shares and the forward purchase warrants (and the underlying Class A Common Stock) and to cause such registration statement to be declared effective as soon as practicable after it is filed.

Indemnity

The Sponsor has agreed that it will be liable to VEAC if and to the extent any claims by a vendor (other than VEAC’s independent auditors) for services rendered or products sold to VEAC, or a prospective target business with which VEAC entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, reduces the amount of funds in the Trust Account to below (i) $10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under VEAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. VEAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of VEAC and, therefore, the Sponsor may not be able to satisfy those obligations. VEAC has not asked the Sponsor to reserve for such eventuality as VEAC believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because VEAC will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with VEAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Related Party Notes Payable

Until the consummation of the IPO, our only source of liquidity was the initial sale of the founder shares to the Sponsor and the proceeds of loans and advances from the Sponsor in the amount of $207,277. Additionally, an affiliate of VEAC’s executive officers advanced funds totaling $50,357 to pay administrative and offering costs. Upon the closing of the IPO, VEAC repaid the Sponsor $207,277 in settlement of the outstanding loan and advances. The funds advanced from the affiliate totaling $50,357 were repaid to the affiliate subsequent to the closing of the IPO. Subsequent to the IPO, the affiliate and the Sponsor paid an additional $718,577 of offering costs and other expenses on behalf of VEAC, all of which was repaid to the related parties before December 31, 2017. On October 19, 2018, the Sponsor agreed to loan VEAC an aggregate of up to $2,000,000 to cover expenses pursuant to an unsecured promissory note. This loan is non-interest bearing and payable on the earlier of April 17, 2019 or the completion of the Initial Business Combination.

Administrative Services Agreement

On April 10, 2017, we entered into an administrative services agreement pursuant to which have agreed to pay our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of our Initial Business Combination or our liquidation, we will cease paying these monthly fees.

VEP Services Agreement

VEP is controlled by Mr. Biemans, our Chief Executive Officer. VEP employs Mr. Biemans and certain other individuals who may provide technical expertise in connection with the evaluation of our business combination targets. VEP has entered into a services agreement with our Sponsor, pursuant to which VEP will provide services to our Sponsor and us in connection with identifying, investigating, negotiating and completing an Initial Business Combination. We will not pay any of the fees under this services agreement, but we may reimburse our Sponsor if it reimburses out-of-pocket expenses of VEP related to identifying, negotiating and completing an Initial Business Combination. Pursuant to the services agreement and individual confidentiality and non-competition agreements with our Sponsor, Mr. Biemans is expected to devote at least 50% of his business time to providing services to us.

Related Party Policy

VEAC has a code of ethics relating to the approval of related party transactions. Our code of ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving VEAC.

In addition, our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we will not consummate an Initial Business Combination with an entity that is affiliated with any of our Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our Initial Business Combination is fair to VEAC from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our Initial Business Combination, other than the following payments, none of which will be made from the proceeds of our IPO and the sale of the private placement warrants held in the Trust Account prior to the completion of our Initial Business Combination:

●	repayment of up to an aggregate of $200,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;

●	payment to our Sponsor of $10,000 per month for office space, utilities, secretarial support and administrative services;

●	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an Initial Business Combination; and

●	repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended Initial Business Combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender.

Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.

INDEPENDENT REGISTERED ACCOUNTING FIRM

Representatives of our independent registered public accounting firm, Withum Smith+Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

HOUSEHOLDING INFORMATION

Unless VEAC has received contrary instructions, VEAC may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of VEAC’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of VEAC’s disclosure documents, the stockholders should follow these instructions:

●	If the shares are registered in the name of the stockholder, the stockholder should contact VEAC at its offices at Vantage Energy Acquisition Corp., 5221 N. O’Connor Boulevard, 11th Floor, Irving, Texas 75039 to inform VEAC of his or her request; or

●	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

VEAC’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

We anticipate that the 2020 annual meeting of stockholders will be held no later than , 2020. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2020 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the meeting is held on or about , 2020, such proposals must be received by VEAC at its offices at 5221 N. O’Connor Boulevard, 11th Floor, Irving, Texas, 75039, within a reasonable time before VEAC begins to print and send its proxy materials for the meeting.

In addition, our bylaws provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of VEAC not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day before the meeting and not later than the later of (x) the close of business on the ninetieth (90th) day before the meeting or (y) the close of business on the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made by VEAC. Thus, for our 2020 annual meeting of stockholders, notice of a proposal must be delivered to our Secretary no later than , 2020 and no earlier than , 2020. The Chairman of our board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, our bylaws provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of VEAC (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the one hundred twentieth (120th) day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the tenth (10th) day following the day on which public announcement of the date of the annual meeting was first made by VEAC; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made by VEAC. Thus, for our 2020 annual meeting of stockholders, notice of a nomination must be delivered to our Secretary no later than , 2020 and no earlier than , 2020. The Chairman of our board of directors may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

VEAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read VEAC’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document VEAC files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact VEAC’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at: (203) 658-9400)

Email: VEAC@morrowsodali.com

If you are a VEAC stockholder and would like to request documents, please do so by , 2019, in order to receive them before the special meeting. If you request any documents from VEAC, VEAC will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to VEAC has been supplied by VEAC, and all such information relating to the Williston Business has been supplied by QEP. Information provided by either VEAC or QEP does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of VEAC for the special meeting. VEAC has not authorized anyone to give any information or make any representation about the business combination, VEAC or the Williston Business that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Vantage Energy Acquisition Corp. Unaudited Condensed Financial Statements
Unaudited Condensed Balance Sheets as of September 30, 2018 and December 31, 2017	F-2
Unaudited Condensed Statements of Operations for the Three Months Ended September 30, 2018 and 2017, for the Nine Months Ended September 30, 2018 and for the Period from February 8, 2017 (date of inception) to September 30, 2017	F-3
Unaudited Condensed Statement of Changes in Stockholders’ Equity for the Nine Months Ended September 30, 2018	F-4
Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2018 and for the Period from February 8, 2017 (date of inception) to September 30, 2017	F-5
Unaudited Notes to Condensed Financial Statements	F-6

Vantage Energy Acquisition Corp. Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-16
Balance Sheet as of December 31, 2017	F-17
Statement of Operations for the period from February 8, 2017 (date of inception) to December 31, 2017	F-18
Statement of Changes in Stockholders’ Equity for the period from February 8, 2017 (date of inception) to December 31, 2017	F-19
Statement of Cash Flows for the period from February 8, 2017 (date of inception) to December 31, 2017	F-20
Notes to Financial Statements	F-21

Williston Business Unaudited Condensed Financial Statements
Unaudited Condensed Statements of Operations for the Nine Months Ended September 30, 2018 and 2017	F-32
Unaudited Condensed Balance Sheets as of September 30, 2018 and December 31, 2017	F-33
Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2018 and 2017	F-34
Notes Accompanying the Unaudited Condensed Financial Statements	F-35

Williston Business Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-42
Statements of Operations for the Years Ended December 31, 2017, 2016 and 2015	F-43
Balance Sheets as of December 31, 2017 and 2016	F-44
Statements of Cash Flows for the Years Ended December 31, 2017, 2016 and 2015	F-45
Statements of Equity for the Years Ended December 31, 2017, 2016 and 2015	F-46
Notes Accompanying the Financial Statements	F-47

VANTAGE ENERGY ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,053	$376,959
Prepaid expenses	64,323	175,855
Total current assets	94,376	552,814

Cash and marketable securities held in Trust Account	559,731,733	554,390,357
Total assets	$559,826,109	$554,943,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,003,854	$162,377
Accrued income taxes	33,761	—
Total current liabilities	1,037,615	162,377

Deferred underwriting discounts and commissions	19,320,000	19,320,000
Total liabilities	20,357,615	19,482,377

Class A common stock subject to possible redemption; 53,446,849 and 53,046,079 shares at September 30, 2018 and December 31, 2017 (at approximately $10.00 per share, respectively)	534,468,490	530,460,790

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 1,753,151 and 2,153,921 shares issued and outstanding (excluding 53,446,849 and 53,046,079 shares subject to possible redemption) at September 30, 2018 and December 31, 2017, respectively	175	215
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 13,800,000 shares issued and outstanding	1,380	1,380
Additional paid-in capital	-	3,444,185
Retained earnings	4,998,449	1,554,224
Total stockholders’ equity	5,000,004	5,000,004
Total liabilities and stockholders’ equity	$559,826,109	$554,943,171

See accompanying notes to unaudited condensed financial statements

VANTAGE ENERGY ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	For the Period from February 8, 2017 (date of inception) to September 30,
	2018	2017	2018	2017

Revenue	$—	$—	$—	$—

EXPENSES
Administration fee – related party	30,000	30,000	90,000	56,333
General and administrative	321,980	456,979	1,397,590	603,833

TOTAL EXPENSES	351,980	486,979	1,487,590	660,166

OTHER INCOME
Investment income on Trust Account	2,648,975	1,368,106	6,689,348	2,168,515
Interest income	544	2,764	2,445	2,764

TOTAL OTHER INCOME	2,649,519	1,370,870	6,691,793	2,171,279

NET INCOME BEFORE INCOME TAX PROVISION	2,297,539	883,891	5,204,203	1,511,113

Income tax provision	525,029	371,400	1,196,503	584,400

Net income attributable to common shares	$1,772,510	$512,491	$4,007,700	$926,713

Weighted average common shares outstanding – basic	15,728,475	16,067,364	15,744,356	15,411,453
Weighted average common shares outstanding – diluted	69,000,000	69,000,000	69,000,000	69,000,000

Net income per share of common stock - basic	$0.11	$0.03	$0.25	$0.06
Net income per share of common stock - diluted	$0.03	$0.01	$0.06	$0.01

See accompanying notes to unaudited condensed financial statements

VANTAGE ENERGY ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(unaudited)

					Additional
	Class A Common Stock		Class B Common Stock		Paid-in	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balances as of December 31, 2017	2,153,921	$215	13,800,000	$1,380	$3,444,185	$1,554,224	$5,000,004

Change in common stock subject to possible redemption	(400,770)	(40)	-	-	(4,007,660)	-	(4,007,700)

Reclass additional paid-in capital to retained earnings	-	-	-	-	563,475	(563,475)	-

Net income	-	-	-	-	-	4,007,700	4,007,700

Balances as of September 30, 2018	1,753,151	$175	13,800,000	$1,380	$-	$4,998,449	$5,000,004

See accompanying notes to unaudited condensed financial statements

VANTAGE ENERGY ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

Cash Flows From Operating Activities:	For the Nine Months Ended September 30, 2018	For the Period from February 8, 2017 (date of inception) through September 30, 2017
Net income	$4,007,700	$926,713
Adjustments to reconcile net income to net cash used in operating activities:
Investment income earned on marketable securities held in Trust Account	(6,689,348)	(2,168,515)
Changes in operating assets and liabilities:
Prepaid expenses	111,532	(162,370)
Accounts payable and accrued expenses	841,477	492,143
Accrued income taxes	33,761	584,400
Net Cash Used In Operating Activities	(1,694,878)	(327,629)

Cash Flows From Investing Activities:
Cash deposited into Trust Account	—	(552,000,000)
Interest released from Trust Account to pay taxes	1,347,972	—
Net Cash Provided By (Used In) Investing Activities	1,347,972	(552,000,000)

Cash Flows From Financing Activities:
Proceeds from issuance of Class A common stock	—	552,000,000
Proceeds from sale of Private Placement Warrants	—	13,040,000
Payment of underwriter discounts and commissions	—	(11,040,000)
Payment of offering costs	—	(311,342)
Payment to related parties for operating costs paid on behalf of the Company	—	(487,088)
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from Sponsor note and advances	—	207,277
Payment of Sponsor note and advances	—	(207,277)
Due to related parties	—	7,944
Net Cash Provided By Financing Activities	—	553,234,514

Net increase (decrease) in cash	(346,906)	906,885

Cash at beginning of period	376,959	—

Cash at end of period	$30,053	$906,885

Supplemental disclosures of cash flow information:
Income and franchise taxes paid	$1,347,293	$—

Supplemental disclosure of non-cash financing activities:

Payment to related parties for general and administrative expenses paid on behalf of the Company	$239,103	$247,588
Deferred underwriting discounts and commissions	$-	$19,320,000
Change in common stock subject to possible redemption	$4,007,700	$529,833,280

See accompanying notes to unaudited condensed financial statements

VANTAGE ENERGY ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 1. Description of Organization and Business Operations

Organization and General

Vantage Energy Acquisition Corp. (the “Company”) was incorporated in Delaware on February 8, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At September 30, 2018, the Company had not commenced any operations. All activity for the period from February 8, 2017 (date of inception) through September 30, 2018 relates to the Company’s formation and the initial public offering (the “Public Offering”) of units (the “Units”) described below, the identification and evaluation of prospective acquisition targets for an Initial Business Combination and ongoing administrative and compliance matters. On April 17, 2017, the Company closed its Public Offering of 48,000,000 units at a price of $10.00 per Unit (See Note 3 and Note 6). On April 17, 2017, simultaneously with the consummation of the Public Offering, the Company completed the private sale of 7,733,333 private placement warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per warrant to the Company’s sponsor, NGP Vantage Energy LLC, a Delaware limited liability company (the “Sponsor”). On April 17, 2017, the underwriters of the Public Offering exercised their overallotment option in connection with the Public Offering in full and, on April 19, 2017, the underwriters purchased 7,200,000 Units (“Overallotment Units”) at an offering price of $10.00 per Unit, generating gross proceeds of $72,000,000. Simultaneously with the closing of the overallotment, the Company consummated the private placement of an additional 960,000 Private Placement Warrants to the Sponsor, generating gross proceeds of approximately $1,440,000.

The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the net proceeds from the Public Offering. The fiscal year of the Company is the twelve-month calendar period from January 1 through December 31.

The Company intends to finance its Initial Business Combination with proceeds from the Public Offering (Note 3) and the private placements of the Private Placement Warrants (Note 4) and forward purchase securities described in Note 4, the Company’s capital stock, debt or a combination of the foregoing. Upon the closings of the Public Offering, the sale of the Overallotment Units and the private placements of the Private Placement Warrants, approximately $552,000,000 was placed in a trust account (the “Trust Account”) (discussed below).

The registration statement for the Company’s Public Offering (as described in Note 3) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2017.

Trust Account

The proceeds held in the Trust Account will be invested only in U.S. government securities with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest only in direct U.S. government treasury obligations, as determined by the Company. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account will be released until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to affect the substance or timing of its obligation to redeem 100% of such Public Shares if it has not consummated an Initial Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a stockholder will have the right to redeem his, her or its Public Shares for an amount in cash equal to his, her or its pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. As a result, such Public Shares are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Liquidation and Going Concern

The Company only has 24 months from the closing date of the Public Offering (until April 17, 2019) to complete an Initial Business Combination. If the Company does not complete an Initial Business Combination within 24 months from the closing date of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 17, 2019. As of September 30, 2018, the Company may not have sufficient liquidity to meet its future obligations. Management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company until the Initial Business Combination or April 17, 2019.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2018 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K filed by the Company with the SEC on March 27, 2018.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income Per Share of Common Stock

Net income per share of common stock is computed by dividing net income attributable to common shares by the weighted average number of shares of common stock outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. An aggregate of 53,446,849 and 52,983,328 shares of Class A common stock subject to possible redemption at September 30, 2018 and 2017, respectively, have been excluded from the calculation of basic net income per share of common stock since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Public Offering (including the consummation of the overallotment) and private placements of the Private Placement Warrants to purchase an aggregate of 27,093,333 shares of the Company’s Class A common stock in the calculation of diluted net income per share of common stock, since their inclusion would be anti-dilutive under the treasury stock method.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Cash and Marketable Securities held in Trust Account

The amounts held in the Trust Account represent net proceeds from the Public Offering and the private placements of Private Placement Warrants of $552,000,000 which were invested in a money market instrument that invests in U.S. Treasury Securities with original maturities of six months or less and are classified as restricted assets because such amounts can only be used by the Company in connection with the consummation of an Initial Business Combination.

As of September 30, 2018, cash and marketable securities held in the Trust Account had a fair value of $210,550 and $559,521,183, respectively. At September 30, 2018, there was $7,731,733 of investment income held in the Trust Account available to be released to the Company to pay franchise and income taxes.

As of December 31, 2017, cash and marketable securities held in the Trust Account had a fair value of $9,435 and $554,380,922, respectively.

Redeemable Common Stock

As discussed in Note 1, all of the 55,200,000 Public Shares contain a redemption feature which allows for the redemption of Class A common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid-in capital or in the absence of additional paid-in capital, retained earnings.

At September 30, 2018, 53,446,849 of the 55,200,000 Public Shares were classified outside of permanent equity.

At December 31, 2017, 53,046,079 of the 55,200,000 Public Shares were classified outside of permanent equity.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2018 or December 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2018 or December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Related Parties

The Company follows subtopic ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the Company’s related parties include: (a) affiliates of the Company (“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date that the financial statements were issued are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. The Company anticipates its first presentation of changes in stockholders’ equity, in accordance with the new guidance, will be included in its Form 10-Q for the quarter ended March 31, 2019.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3. Public Offering

In April 2017, the Company closed its Public Offering of 55,200,000 Units at a price of $10.00 per Unit, with gross proceeds of $552,000,000 from the sale of Units. The closings occurred on April 17, 2017 with respect to 48,000,000 Units and on April 19, 2017 with respect to 7,200,000 Units related to the exercise of the underwriters’ overallotment option.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value per share, and one-third of one warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

Simultaneous with the closing of the Public Offering on April 17, 2017, the Sponsor purchased an aggregate of 7,733,333 Private Placement Warrants at a price of $1.50 per whole warrant (approximately $11,600,000 in the aggregate) in a private placement. Simultaneously with the closing of the overallotment, the Company consummated the private placement of an additional 960,000 Private Placement Warrants to the Sponsor, generating gross proceeds of approximately $1,440,000.

The Company paid underwriting discounts and commissions of 2.0% of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 4. Related Party Transactions

Founder Shares

In February 2017, the Sponsor purchased 11,500,000 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.002 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof.

The Founder Shares are identical to the Public Shares except that the Founder Shares are shares of the Company’s Class B common stock which automatically convert into shares of the Company’s Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below.

In April 2017, the Company effected a stock dividend of 2,300,000 shares of the Company’s Class B common stock, resulting in the Sponsor holding an aggregate of 13,800,000 Founder Shares.

On April 10, 2017, the Sponsor transferred an aggregate of 80,000 Founder Shares to the Company’s independent directors at their original purchase price.

On April 30, 2018, the Sponsor transferred an aggregate of 80,000 Founder Shares to two of the Company’s independent directors at their original purchase price.

In connection with the Public Offering, the holders of the Founder Shares agreed to forfeit up to 1,800,000 Founder Shares to the extent that the overallotment option in connection with the Public Offering was not exercised in full by the underwriters so that the holders of the Founder Shares would own 20.0% of the Company’s issued and outstanding shares of common stock after the Public Offering. As described above, the underwriters exercised their overallotment option in connection with the Public Offering in full, and therefore none of the Founder Shares were forfeited.

The holders of the Founder Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Upon the closing of the Public Offering on April 17, 2017 and April 19, 2017, the Sponsor purchased an aggregate of 8,693,333 Private Placement Warrants at a price of $1.50 per whole warrant (approximately $13,040,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Forward Purchase Agreement

On April 10, 2017, the Company entered into forward purchase agreement pursuant to which the Sponsor agreed to purchase an aggregate of up to 40,000,000 shares of Class A common stock, plus an aggregate of up to 13,333,333 warrants, for a purchase price of $10.00 per forward purchase unit, or an aggregate purchase price of up to $400,000,000, in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the Private Placement Warrants so long as they are held by the Sponsor or its permitted transferees, and the forward purchase shares will be identical to Public Shares, except that the forward purchase shares will be subject to transfer restrictions and certain registration rights. Any forward purchase warrant held by a holder other than the Sponsor or its permitted transferees will have the same terms as the warrants included in the Units sold in the Public Offering.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement signed on April 10, 2017. These holders will be entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On February 14, 2017, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Public Offering pursuant to an unsecured promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of June 30, 2017 or the completion of the Public Offering. During the period February 8, 2017 (date of inception) through December 31, 2017, the Sponsor paid costs associated with the Public Offering in an aggregate of approximately $200,000 under the Note. An additional $7,277 was advanced on behalf of the Company related to the Public Offering. Upon closing of the Public Offering, the Company paid $207,277 in settlement of the Note and additional costs.

Advances from Related Parties

An affiliate of the Company’s executive officers and the Sponsor paid certain administrative expenses and offering costs on behalf of the Company. These advances are due on demand and are non-interest bearing. During the period February 14, 2017 to September 30, 2017, the affiliate paid $734,676 of offering costs and other expenses on behalf of the Company, which comprised of $487,088 in offering cost and $247,588 in other expenses. During the three and nine months ended September 30, 2018, these related parties paid $80,648 and $239,103 of other expenses on behalf of the Company. No amounts are due to related parties as of September 30, 2018.

Administrative Services Agreement

The Company, commencing on April 11, 2017, has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company paid administrative fees due to the Sponsor of $30,000 and $90,000 for the three and nine months ended September 30, 2018, respectively. The Company paid the Sponsor $30,000 and $56,333 for such services for the three months ended September 30, 2017 and for the period February 8, 2017 (date of inception) to September 30, 2017, respectively.

Note 5. Deferred Underwriting Discounts and Commission

The Company is committed to pay the Deferred Discount of 3.5% of the gross proceeds of the Public Offering, or $19,320,000, to the underwriters of the Public Offering upon the Company’s completion of an Initial Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if an Initial Business Combination is not completed within 24 months after the Public Offering.

Note 6. Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At September 30, 2018, there were 55,200,000 shares of Class A common stock issued and outstanding (of which 53,446,849 were classified outside of permanent equity) and 13,800,000 shares of Class B common stock issued and outstanding. At December 31, 2017, there were 55,200,000 shares of Class A common stock issued and outstanding (of which 53,046,079 were classified outside of permanent equity) and 13,800,000 shares of Class B common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2018 and December 31, 2017, there were no shares of preferred stock issued or outstanding.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of September 30, 2018 and December 31, 2017 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Description	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash and marketable securities held in Trust Account
September 30, 2018	$559,731,733	$559,731,733	$—	$—
December 31, 2017	$554,390,357	$554,390,357	$—	$—

Note 8. Subsequent Events

On October 19, 2018, the Sponsor agreed to loan the Company an aggregate of up to $2,000,000 to cover expenses pursuant to an unsecured promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of April 17, 2019 or the completion of the Initial Business Combination. The loan will be repaid upon the completion of the Initial Business Combination out of the proceeds of the trust account. In the event that the Initial Business Combination does not close, such loan would be repaid only out of funds held outside of the trust account.

On November 6, 2018, the Company entered into a Purchase and Sale Agreement (the “Business Combination Agreement”) by and among the Company, QEP Energy Company, a Delaware corporation (“QEP”), and Vantage Acquisition Operating Company, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company (“OpCo”), pursuant to which OpCo will acquire all of QEP’s right, title and interest in and to certain oil and natural gas assets located in the Williston Basin in North Dakota and Montana.

At the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), OpCo will pay aggregate consideration of approximately $1.65 billion in cash, subject to purchase price adjustments as further described in the Business Combination Agreement. For a period of five years following the Closing, QEP will be entitled to receive an aggregate of up to 5.8 million shares of Class A Common Stock of the Company in earn-out consideration based on certain stock price thresholds. QEP is entitled to registration rights with respect to these earn-out shares. The parties expect the Business Combination to close late in the first quarter or early in the second quarter of 2019, subject to the satisfaction or waiver of certain customary conditions, including, among others, the approval of the Business Combination Agreement and the transactions contemplated thereby by the Company’s stockholders.

On November 6, 2018, OpCo entered into a commitment letter (the “Debt Commitment Letter”) with the lenders party thereto (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to make available to OpCo in accordance with the terms of the Debt Commitment Letter, on the date of Closing, a senior secured reserve-based revolving credit facility in the aggregate principal amount of up to $1,500 million (the “RBL Facility”) and a senior unsecured increasing rate bridge loan facility in an aggregate principal amount of up to $400 million (less any proceeds received from the issuance of senior unsecured notes on or prior to the Closing Date) (the “Senior Bridge Facility”). The RBL Facility is expected to have an initial borrowing base of $900 million and over $600 million of availability on the date of Closing. The proceeds of the borrowings under the RBL Facility and the Senior Bridge Facility and/or from the issuance of senior notes and/or securities (if applicable) will be used, together with the cash in the Company’s trust account, to finance the consideration and the costs and expenses of the business combination.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Vantage Energy Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Vantage Energy Acquisition Corp. (the “Company”) as of December 31, 2017, the related statements of operations, changes in stockholders’ equity and cash flows, for the period from February 8, 2017 (date of inception) to December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from February 8, 2017 (date of inception) to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

March 26, 2018

Vantage Energy Acquisition Corp.

Balance Sheet

December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$376,959
Prepaid expenses	175,855
Total current assets	552,814

Cash and marketable securities held in Trust Account	554,390,357
Total assets	$554,943,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$162,377
Total current liabilities	162,377

Deferred underwriting discounts and commissions	19,320,000
Total liabilities	19,482,377

Class A common stock subject to possible redemption; 53,046,079 shares (at approximately $10.00 per share)	530,460,790

Stockholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 2,153,921 shares issued and outstanding (excluding 53,046,079 shares subject to possible redemption)	215
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 13,800,000 shares issued and outstanding	1,380
Additional paid-in capital	3,444,185
Retained earnings	1,554,224
Total stockholders’ equity	5,000,004
Total liabilities and stockholders’ equity	$554,943,171

See accompanying notes to financial statements.

Vantage Energy Acquisition Corp.

Statement of Operations

For the period from February 8, 2017 (date of inception) to December 31, 2017

Revenue	$-

EXPENSES
Administration fee - related party	86,333
General and administrative expenses	803,459

TOTAL EXPENSES	889,792

OTHER INCOME
Investment income on Trust Account	3,400,357
Interest income	4,236

TOTAL OTHER INCOME	3,404,593

NET INCOME BEFORE INCOME TAX PROVISION	2,514,801

Income tax provision	960,577

Net income attributable to common shares	$1,554,224

Weighted average shares of common stock outstanding - basic	15,555,521

Weighted average shares of common stock outstanding - diluted	57,521,101

Net income per share of common stock - basic	$0.10

Net income per share of common stock - diluted	$0.03

See accompanying notes to financial statements.

VANTAGE ENERGY ACQUISITION CORP.

Statement of Changes in Stockholders’ Equity

For the period from February 8, 2017 (date of inception) to December 31, 2017

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Sale of Class B common stock to Sponsor (1)	-	$-	13,800,000	$1,380	$23,620	$-	$25,000

Sale of Units in Public Offering	55,200,000	5,520	-	-	551,994,480	-	552,000,000

Underwriters’ discount and offering expenses	-	-	-	-	(31,158,430)	-	(31,158,430)

Sale of 8,693,333 Private Placement Warrants at $1.50 per warrant	-	-	-	-	13,040,000	-	13,040,000

Shares subject to possible redemption	(53,046,079)	(5,305)	-	-	(530,455,485)	-	(530,460,790)

Net income	-	-	-	-	-	1,554,224	1,554,224
Balances as of December 31, 2017	2,153,921	$215	13,800,000	$1,380	$3,444,185	$1,554,224	$5,000,004

(1)	This number has been retroactively restated to reflect the stock dividend of 2,300,000 shares on April 10, 2017 (see Note 4).

See accompanying notes to financial statements.

VANTAGE ENERGY ACQUISITION CORP.

Statement of Cash Flows

For the period from February 8, 2017 (date of inception) to December 31, 2017

Cash Flows From Operating Activities:
Net income	$1,554,224
Adjustments to reconcile net income to net cash used in operating activities:
Investment income earned on marketable securities held in Trust Account	(3,400,357)
Changes in operating assets and liabilities:
Prepaid expenses	(175,855)
Accrued expenses	162,377

Net Cash Used In Operating Activities	(1,859,611)

Cash Flows From Investing Activities:
Cash deposited into Trust Account	(552,000,000)
Interest released from Trust Account	1,010,000
Net Cash Used In Investing Activities	(550,990,000)

Cash Flows From Financing Activities:
Proceeds from issuance of Class A common stock	552,000,000
Proceeds from sale of Private Placement Warrants	13,040,000
Payment of underwriting discounts and commissions	(11,040,000)
Payment of offering costs	(311,342)
Payment to related parties for offering costs paid on behalf of the Company	(487,088)
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from Sponsor note and advances	207,277
Payment of Sponsor note and advances	(207,277)
Net Cash Provided By Financing Activities	553,226,570

Net increase in cash	376,959

Cash at beginning of period	-

Cash at end of period	$376,959

Supplemental disclosure of cash flow:

Cash paid for income taxes	$1,010,000

Supplemental disclosure of financing activities:

Payment to related parties for general and administrative expenses on behalf of the Company	$281,846
Deferred underwriting discounts and commissions	$19,320,000
Common stock subject to possible redemption	$530,460,790

See accompanying notes to financial statements.

VANTAGE ENERGY ACQUISITION CORP.

Notes to Financial Statements

For the period from February 8, 2017 (date of inception) to December 31, 2017

Note 1. Description of Organization and Business Operations

Organization and General

Vantage Energy Acquisition Corp. (the “Company”) was incorporated in Delaware on February 8, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2017, the Company had not commenced any operations. All activity for the period from February 8, 2017 (date of inception) to December 31, 2017 relates to the Company’s formation and the initial public offering (the “Public Offering”) of units (the “Units”) described below, the identification and evaluation of prospective acquisition targets for an Initial Business Combination and ongoing administrative and compliance matters. On April 17, 2017, the Company closed its Public Offering of 48,000,000 units at a price of $10.00 per Unit (See Note 3 and Note 6). On April 17, 2017, simultaneously with the consummation of the Public Offering, the Company completed the private sale of 7,733,333 private placement warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per warrant to the Company’s sponsor, NGP Vantage Energy LLC, a Delaware limited liability company (the “Sponsor”). On April 17, 2017, the underwriters of the Public Offering exercised their overallotment option in connection with the Public Offering in full and, on April 19, 2017, the underwriters purchased 7,200,000 Units (“Overallotment Units”) at an offering price of $10.00 per Unit, generating gross proceeds of $72,000,000. Simultaneously with the closing of the overallotment, the Company consummated the private placement of an additional 960,000 Private Placement Warrants to the Sponsor, generating gross proceeds of approximately $1,440,000.

The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the net proceeds from the Public Offering. The Company has selected December 31st as its fiscal year end.

The Company intends to finance its Initial Business Combination with proceeds from the Public Offering (Note 3) and the private placements of the Private Placement Warrants (Note 4) and forward purchase securities described in Note 4, the Company’s capital stock, debt or a combination of the foregoing. Upon the closings of the Public Offering, the sale of the Overallotment Units and the private placements of the Private Placement Warrants, approximately $552,000,000 was placed in a trust account (the “Trust Account”) (discussed below).

The registration statement for the Company’s Public Offering (as described in Note 3) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2017.

Trust Account

The proceeds held in the Trust Account will be invested only in U.S. government securities with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest only in direct U.S. government treasury obligations, as determined by the Company. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account will be released until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to affect the substance or timing of its obligation to redeem 100% of such Public Shares if it has not consummated an Initial Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a stockholder will have the right to redeem his, her or its Public Shares for an amount in cash equal to his, her or its pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. As a result, such Public Shares are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of December 31, 2017, the Company may not have sufficient liquidity to meet its future obligations. Management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company until the Initial Business Combination or for a minimum of one year from the date of issuance of these financial statements.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income Per Share of Common Stock

Net income per share of common stock is computed by dividing net income attributable to common shares by the weighted average number of shares of common stock outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. An aggregate of 53,046,079 shares of Class A common stock subject to possible redemption at December 31, 2017 have been excluded from the calculation of basic net income per share of common stock since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Public Offering (including the consummation of the overallotment) and private placements of the Private Placement Warrants to purchase an aggregate of 27,093,333 shares of the Company’s Class A common stock in the calculation of diluted net income per share of common stock, since their inclusion would be anti-dilutive.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Cash and Marketable Securities held in Trust Account

The amounts held in the Trust Account represent net proceeds from the Public Offering and the private placements of Private Placement Warrants of $552,000,000 which were invested in a money market instrument that invests in U.S. Treasury Securities with original maturities of six months or less and are classified as restricted assets because such amounts can only be used by the Company in connection with the consummation of an Initial Business Combination.

As of December 31, 2017, cash and marketable securities held in the Trust Account had a fair value of $9,435 and $554,380,922, respectively. At December 31, 2017, there was $2,390,357 of investment income held in the Trust Account available to be released to the Company to pay franchise and income taxes.

Redeemable Common Stock

As discussed in Note 1, all of the 55,200,000 Public Shares contain a redemption feature which allows for the redemption of Class A common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid-in capital.

Accordingly, at December 31, 2017, 53,046,079 of the 55,200,000 Public Shares were classified outside of permanent equity at their redemption value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs of $31,158,430, consisting principally of underwriting discounts and commissions of $30,360,000 (including approximately $19,320,000 of which payment is deferred) and $798,430 of professional, printing, filing, regulatory and other costs were charged to additional paid-in capital upon the closing of the Public Offering in April 2017.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Related Parties

The Company follows subtopic ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include: (a) affiliates of the Company (“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date that the financial statements were issued are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 3. Public Offering

In April 2017, the Company closed its Public Offering of 55,200,000 Units at a price of $10.00 per Unit, with gross proceeds of $552,000,000 from the sale of Units. The closings occurred on April 17, 2017 with respect to 48,000,000 Units and on April 19, 2017 with respect to 7,200,000 Units related to the exercise of the underwriters’ overallotment option.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value per share, and one-third of one warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

Simultaneous with the closing of the Public Offering on April 17, 2017, the Sponsor purchased an aggregate of 7,733,333 Private Placement Warrants at a price of $1.50 per whole warrant (approximately $11,600,000 in the aggregate) in a private placement. Simultaneously with the closing of the overallotment, the Company consummated the private placement of an additional 960,000 Private Placement Warrants to the Sponsor, generating gross proceeds of approximately $1,440,000.

The Company paid underwriting discounts and commissions of 2.0% of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 4. Related Party Transactions

Founder Shares

In February 2017, the Sponsor purchased 11,500,000 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.002 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof.

The Founder Shares are identical to the Public Shares except that the Founder Shares are shares of the Company’s Class B common stock which automatically convert into shares of the Company’s Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below.

In April 2017, the Company effected a stock dividend of 2,300,000 shares of the Company’s Class B common stock, resulting in the Sponsor holding an aggregate of 13,800,000 Founder Shares.

On April 10, 2017, the Sponsor transferred an aggregate of 80,000 Founder Shares to the Company’s independent directors at their original purchase price.

In connection with the Public Offering, the holders of the Founder Shares agreed to forfeit up to 1,800,000 Founder Shares to the extent that the overallotment option in connection with the Public Offering was not exercised in full by the underwriters so that the holders of the Founder Shares would own 20.0% of the Company’s issued and outstanding shares of common stock after the Public Offering. As described above, the underwriters exercised their overallotment option in connection with the Public Offering in full, and therefore none of the Founder Shares were forfeited.

The holders of the Founder Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Upon the closing of the Public Offering on April 17, 2017 and April 19, 2017, the Sponsor purchased an aggregate of 8,693,333 Private Placement Warrants at a price of $1.50 per whole warrant (approximately $13,040,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Forward Purchase Agreement

On April 10, 2017, the Company entered into forward purchase agreement pursuant to which the Sponsor agreed to purchase an aggregate of up to 40,000,000 shares of Class A common stock, plus an aggregate of up to 13,333,333 warrants, for a purchase price of $10.00 per forward purchase unit, or an aggregate purchase price of up to $400,000,000, in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the Private Placement Warrants so long as they are held by the Sponsor or its permitted transferees, and the forward purchase shares will be identical to Public Shares, except that the forward purchase shares will be subject to transfer restrictions and certain registration rights. Any forward purchase warrant held by a holder other than the Sponsor or its permitted transferees will have the same terms as the warrants included in the Units sold in the Public Offering.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement signed on April 10, 2017. These holders will be entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On February 14, 2017, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Public Offering pursuant to an unsecured promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of June 30, 2017 or the completion of the Public Offering. During the period February 8, 2017 (date of inception) to December 31, 2017, the Sponsor paid costs associated with the Public Offering in an aggregate of approximately $200,000 under the Note. An additional $7,277 was advanced on behalf of the Company related to the Public Offering. Upon closing of the Public Offering, the Company paid $207,277 in settlement of the Note and additional costs.

Advances from Related Parties

An affiliate of the Company’s executive officers and the Sponsor paid certain administrative expenses and offering costs on behalf of the Company. These advances are due on demand and are non-interest bearing. During the period February 8, 2017 (date of inception) to December 31, 2017, these related parties paid $768,934 of offering costs and other expenses on behalf of the Company, which amount was comprised of $487,088 in offering costs and $281,846 in other expenses. As of December 31, 2017, the amount due to the related parties was $0.

Administrative Services Agreement

The Company, commencing on April 11, 2017, has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company paid the Sponsor $86,333 for the period February 8, 2017 (date of inception) to December 31, 2017.

Note 5. Deferred Underwriting Discounts and Commission

The Company is committed to pay the Deferred Discount of 3.5% of the gross proceeds of the Public Offering, or $19,320,000, to the underwriters of the Public Offering upon the Company’s completion of an Initial Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if an Initial Business Combination is not completed within 24 months after the Public Offering.

Note 6. Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2017, there were 55,200,000 shares of Class A common stock issued and outstanding (of which 53,046,079 were classified outside of permanent equity) and 13,800,000 shares of Class B common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2017, there were no shares of preferred stock issued or outstanding.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2017 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Description	December 31, 2017	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash and marketable securities held in Trust Account	$554,390,357	$554,390,357	$—	$—

Note 8. Income Tax

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Reform Bill”) was signed into law. Prior to the enactment of the Tax Reform Bill, the Company measured its deferred tax assets at the federal rate of 34%. The Tax Reform Bill reduced the federal tax rate to 21% resulting in the re-measurement of the deferred tax asset as of December 31, 2017. Beginning January 1, 2018, the lower tax rate of 21% will be used to calculate the amount of any federal income tax due on taxable income earned during 2018.

The Company’s net deferred tax assets are as follows:

December 31, 2017
Deferred tax asset
Organizational costs/Startup expenses	$66,079
Total deferred tax assets	66,079
Valuation allowance	(66,079)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

Year Ended December 31, 2017
Federal
Current	$960,577
Deferred	(66,079)

State
Current	$—
Deferred	—
Change in valuation allowance	66,079
Income tax provision	$960,577

As of December 31, 2017, the Company had no U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2017, the change in the valuation allowance was $66,079.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2017 is as follows:

Year Ended December 31, 2017
Statutory federal income tax rate	34.0%
State taxes, net of federal tax benefit	0.0%
Deferred tax rate change	1.5%
Change in valuation allowance	2.6%
Income tax provision	38.2%

Note 9. Quarterly Financial Information (Unaudited)

Following are the Company’s unaudited quarterly statements of operations for the period from February 8, 2017 (date of inception) to March 31, 2017 and the quarters ended June 30, 2017 through December 31, 2017. The Company has prepared the quarterly data on a consistent basis with the audited financial statements included elsewhere in this proxy statement and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement. These quarterly operating results are not necessarily indicative of the Company’s operating results for any future period.

	For the Period from February 8, 2017 (date of inception) to March 31, 2017	For the Three Months Ended June 30, 2017	For the Three Months Ended September 30, 2017	For the Three Months Ended December 31, 2017
Revenue	$-	$-	$-	$-
Expenses
General and administrative expenses	$7,012	$139,842	$456,979	$199,626
Administration fee – related party	-	26,333	30,000	30,000
TOTAL EXPENSES	$7,012	$166,175	$486,979	$229,626
OTHER INCOME
Investment income on Trust Account	$-	$800,409	$1,368,106	$1,231,842
Interest income	-	-	2,764	1,472
TOTAL OTHER INCOME	$-	$800,409	$1,370,870	$1,233,314
NET INCOME (LOSS) BEFORE INCOME TAX PROVISION	$(7,012)	$634,234	$883,891	$1,003,688
Income tax provision	-	213,000	371,400	376,177
Net income (loss) attributable to common shares	$(7,012)	$421,234	$512,491	$627,511
Weighted average shares of common stock outstanding - basic	11,500,000	15,699,686	16,067,364	16,015,990
Weighted average shares of common stock outstanding - diluted	11,500,000	69,000,000	69,000,000	69,000,000
Net income (loss) per share of common stock - basic	$(0.00)	$0.03	$0.03	$0.04
Net income (loss) per share of common stock - diluted	$(0.00)	$0.01	$0.01	$0.01

WILLISTON BUSINESS

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,
	2018	2017
REVENUES	(in thousands)
Oil and condensate, gas and NGL sales	$617,645	$493,124
Other revenue (loss)	27	(233)
Purchased oil sales	2,287	16,778
Total Revenues	619,959	509,669
OPERATING EXPENSES
Purchased oil expense	2,230	16,694
Lease operating expense	100,803	102,459
Transportation and processing costs	19,764	53,949
General and administrative	48,508	41,858
Production and property taxes	56,159	41,856
Depreciation, depletion and amortization	323,172	322,137
Exploration expenses	17	54
Total Operating Expenses	550,653	579,007
Net gain (loss) from asset sales	14	155
OPERATING INCOME (LOSS)	69,320	(69,183)
Interest and other income (expense)	(873)	807
Interest expense	(87,046)	(103,633)
INCOME (LOSS) BEFORE INCOME TAXES	(18,599)	(172,009)
Income tax (provision) benefit	4,359	63,493
NET INCOME (LOSS)	$(14,240)	$(108,516)

Refer to the notes accompanying the unaudited condensed financial statements.

WILLISTON BUSINESS

UNAUDITED CONDENSED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—
Accounts receivable, net	72,196	61,388
Prepaid expenses	5,257	3,902
Hydrocarbon inventories, at lower of average cost or net realizable value	116	116
Total Current Assets	77,569	65,406
Property, Plant and Equipment (successful efforts method for oil and gas properties)
Proved properties	4,996,066	4,844,056
Unproved properties	64,518	65,493
General support equipment allocated from a related party	33,806	37,395
Materials and supplies	8,743	13,314
Total Property, Plant and Equipment	5,103,133	4,960,258
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	2,493,080	2,168,822
General support equipment allocated from a related party	21,714	22,063
Total Accumulated Depreciation, Depletion and Amortization	2,514,794	2,190,885
Net Property, Plant and Equipment	2,588,339	2,769,373
Other noncurrent assets	34,601	30,687
TOTAL ASSETS	2,700,509	2,865,466
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$104,577	$107,690
Accounts payable and accrued expenses, net to related party	16,527	46,360
Production and property taxes	6,897	6,429
Interest payable	9,667	11,338
Total Current Liabilities	137,668	171,817
Long-term debt	1,990,713	2,253,139
Deferred income taxes	97,827	102,187
Asset retirement obligations	31,630	30,006
Other long-term liabilities	22,302	23,651
Commitments and contingencies (see Note 7)
EQUITY
Parent net investment (deficit)	420,369	284,666
Total net equity (deficit)	420,369	284,666
TOTAL LIABILITIES AND EQUITY	$2,700,509	$2,865,466

Refer to the notes accompanying the unaudited condensed financial statements.

WILLISTON BUSINESS

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2018	2017
OPERATING ACTIVITIES	(in thousands)
Net income (loss)	$(14,240)	$(108,516)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	321,703	320,889
Asset retirement obligation – accretion	1,469	1,248
Deferred income taxes	(4,359)	(63,493)
Net (gain) loss from asset sales	(14)	(155)
Allocated non-cash (gains) losses	1,033	(3,670)
Changes in operating assets and liabilities	(33,894)	(6,847)
Net Cash Provided by (Used in) Operating Activities	271,698	139,456
INVESTING ACTIVITIES
Property, plant and equipment, including exploratory well expense	(173,634)	(195,913)
Proceeds from disposition of assets	18,196	155
Net Cash Provided by (Used in) Investing Activities	(155,438)	(195,758)
FINANCING ACTIVITIES
Long-term debt to related party repaid	(262,426)	(48,919)
Contributions from (distributions to) parent, net	149,943	107,393
Net Cash Provided by (Used in) Financing Activities	(112,483)	58,474
Change in cash and cash equivalents and restricted cash	3,777	2,172
Beginning cash and cash equivalents and restricted cash(1)	23,428	20,427
Ending cash and cash equivalents and restricted cash(1)	$27,205	$22,599

Supplemental Disclosures:
Cash paid for interest, net of capitalized interest	$88,717	$103,811
Non-cash Investing Activities:
Change in capital expenditure accruals and other non-cash adjustments	$(10,658)	$8,021

(1)	Refer to New Accounting Pronouncements in Note 1 – Description of Business and Basis of Presentation.

Refer to the notes accompanying the unaudited condensed financial statements.

WILLISTON BUSINESS

NOTES ACCOMPANYING THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 – Description of Business and Basis of Presentation

The accompanying financial statements have been prepared to reflect the assets, liabilities, revenues, expenses and cash flows from certain oil and natural gas assets (the “Williston Business”) currently owned by QEP Energy Company (“Seller”), a wholly owned subsidiary of QEP Resources, Inc., which is an independent crude oil and natural gas exploration and production company (“QEP”).

The Williston Business, which primarily operates in the Williston Basin in North Dakota and Montana, is being sold pursuant to a purchase and sale agreement, executed November 6, 2018, between the Seller and Vantage Acquisition Operating Company, LLC (“Buyer”) and Vantage Energy Acquisition Corp. (the “Buyer Parent”). Upon completion of the sale of the Williston Business to Buyer, which will constitute the initial business combination for Buyer Parent, Buyer Parent expects that the Williston Business will be its “predecessor” for financial reporting purposes.

Except where the context otherwise requires or where otherwise indicated, (1) all references to “QEP” refer to QEP Resources, Inc. and its subsidiaries, and (2) all references to the “we,” “us” and “our” refer to the Williston Business.

These financial statements of the Williston Business have been prepared in connection with this proxy statement and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) on the basis of QEP’s historical ownership of the Williston Business. The financial statements have been derived from QEP’s financial statements, which include the results of the Williston Business, as if we had been a separate company for all periods presented. The assets and liabilities in these financial statements have been reflected on a historical basis, as prior to the business combination of the assets and liabilities presented are wholly owned by QEP. These financial statements may not necessarily be indicative of the actual results of operations that might have occurred if we had been operating separately during the periods reported.

The costs of doing business incurred by QEP on our behalf have been reflected in the accompanying financial statements. These costs include general and administrative expenses allocated to us by QEP in exchange for:

●	business services, such as payroll, accounts payable and facilities management;

●	corporate services, such as legal, land, finance, accounting, information technology, tax, human resources and public and regulatory policy;

●	executive compensation, including share-based compensation; and

●	pension and other post-retirement benefit costs.

We believe the assumptions underlying our financial statements, including the assumptions regarding the allocation of general and administrative expenses from QEP, are reasonable. Transactions between QEP and us have been identified in the financial statements as transactions between related parties (Refer to Note 3 – Related Party Transactions).

Cash, Cash Equivalents and Restricted Cash

Cash equivalents consist principally of highly liquid investments in securities with original maturities of three months or less made through commercial bank accounts that result in available funds the next business day. We do not own any bank accounts and rely on QEP’s centralized cash management system, and therefore do not have cash equivalents. Restricted cash are funds that are legally or contractually reserved for a specific purpose and therefore not available for immediate or general business use.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the amounts shown in the Condensed Statements of Cash Flows:

	September 30,
	2018	2017
	(in thousands)
Cash and cash equivalents	$—	$—
Restricted cash(1)	27,205	22,599
Total cash, cash equivalents and restricted cash shown in the Condensed Statements of Cash Flows	$27,205	$22,599

(1)	As of September 30, 2018, the restricted cash balance consisted of $27,205 thousand included within “Other noncurrent assets” on the Condensed Balance Sheets. As of September 30, 2017, the restricted cash balance consisted of $22,599 thousand included within “Other noncurrent assets” on the Condensed Balance Sheets. Our restricted cash is primarily cash deposited into an escrow account related to a title dispute between third parties in North Dakota.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which seeks to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries and across capital markets. The FASB subsequently issued various ASUs which deferred the effective date of ASU No. 2014-09 and provided additional implementation guidance, including industry specific guidance. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when revenue is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. In addition, new and enhanced disclosures are required. The amendment was effective for public companies prospectively for reporting periods beginning on or after December 15, 2017, and early adoption was permitted for periods beginning on or after December 15, 2016. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. We have selected the modified retrospective method and early adopted this standard in the first quarter of 2018 in connection with the adoption by QEP. Refer to Note 2 – Revenue for more information.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize the lease assets and lease liabilities classified as operating leases on the balance sheet and disclose key quantitative and qualitative information about leasing arrangements. The amendment will be effective for reporting periods beginning on or after December 15, 2018 for public companies, and early adoption is permitted. This standard does not apply to leases to explore for or use minerals, oil or natural gas resources, including the right to explore for those natural resources. We believe this new guidance will likely increase the recorded asset and liability balances on our Condensed Balance Sheets due to the required recognition of right-of-use assets and corresponding lease liabilities, but have not determined the aggregate amount of change.

In October 2016, the FASB issued ASU No. 2016-16, Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory, which intends to reduce the complexity in accounting standards related to intra-entity asset transfers by requiring a reporting entity to recognize the tax effects from the sale of assets when a transfer occurs, even though the pre-tax effects of the transaction are eliminated in consolidation. This amendment was effective retrospectively for reporting periods beginning after December 15, 2017, and early adoption was permitted. We adopted this standard in the first quarter of 2018, in connection with the adoption by QEP, and the adoption did not have a material impact on our condensed financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted cash, which intends to clarify how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. This amendment was effective retrospectively for reporting periods after December 15, 2017, and early adoption was permitted. We adopted this standard in the first quarter of 2018 in connection with the adoption by QEP, and the adoption did not have a material impact on our Condensed Statements of Cash Flows.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which amends guidance on certain investments and income taxes as a result of the Tax Cuts and Jobs Act of 2017. The amendment was effective upon issuance. The adoption did not have a material impact on our condensed financial statements.

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842) - Targeted Improvements, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and lessors may elect not to separate lease and nonlease components when certain conditions are met. The amendment will be effective for reporting periods beginning on or after December 15, 2018 for public companies, and early adoption is permitted. We do not plan to early adopt this new standard. We are currently assessing the impact of the ASU, however, we believe this new guidance will likely increase the recorded asset and liability balances on our Condensed Balance Sheets due to the required recognition of right-of-use assets and corresponding lease liabilities, but have not determined the aggregate amount of change.

Note 2 – Revenue

Adoption of ASC Topic 606, Revenue from Contracts with Customers

On January 1, 2018, the Williston Business adopted ASC Topic 606, Revenue from Contracts with Customers, using the modified retrospective approach, which was applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning January 1, 2018, are presented in accordance with ASC Topic 606, while prior period amounts are reported in accordance with ASC Topic 605, Revenue Recognition.

In accordance with ASC Topic 606, we now record transportation and processing costs that are incurred after control of the product has transferred to the customer as a reduction of “Oil and condensate, gas and NGL sales” on the Condensed Statements of Operations. Prior to the adoption of ASC Topic 606, these transportation and processing costs were recorded as an expense within “Transportation and processing costs” on the Condensed Statements of Operations. There was no impact to net income (loss) or opening retained earnings as a result of adopting ASC Topic 606.

The following table presents the impact to the Condensed Statements of Operations as a result of adopting ASC Topic 606.

	Nine Months Ended
	September 30, 2018
	As Reported	ASC Topic 606 Adjustments	As Adjusted(1)
REVENUES	(in thousands)
Oil and condensate, gas and NGL sales	$617,645	$32,907	$650,552
Other revenue (loss)	27	—	27
Purchased oil sales	2,287	—	2,287
Total Revenues	619,959	32,907	652,866
OPERATING EXPENSES
Purchased oil expense	2,230	—	2,230
Lease operating expense	100,803	—	100,803
Transportation and processing costs	19,764	32,907	52,671
General and administrative	48,508	—	48,508
Production and property taxes	56,159	—	56,159
Depreciation, depletion and amortization	323,172	—	323,172
Exploration expenses	17	—	17
Total Operating Expenses	550,653	32,907	583,560
Net gain (loss) from asset sales	14	—	14
OPERATING INCOME (LOSS)	69,320	—	69,320
Interest and other income (expense)	(873)	—	(873)
Interest expense	(87,046)	—	(87,046)
INCOME (LOSS) BEFORE INCOME TAXES	(18,599)	—	(18,599)
Income tax (provision) benefit	4,359	—	4,359
NET INCOME (LOSS)	$(14,240)	$—	$(14,240)

(1)	This column excludes the impact of adopting ASC Topic 606 and is consistent with the presentation prior to January 1, 2018.

Revenue Recognition

We recognize revenue from the sales of oil and condensate, gas and NGL in the period that the performance obligations are satisfied. Our performance obligations are satisfied when the customer obtains control of product, when we have no further obligations to perform related to the sale, when the transaction price has been determined and when collectability is probable. The sales of oil and condensate, gas and NGL are made under contracts with customers, which typically include consideration that is based on pricing tied to local indices and volumes delivered in the current month. Reported revenues include estimates for the two most recent months using published commodity price indexes and volumes supplied by field operators. Performance obligations under our contracts with customers are typically satisfied at a point in time through monthly delivery of oil and condensate, gas and/or NGL. Our contracts with customers typically require payment for oil and condensate, gas and NGL sales within 30 days following the calendar month of delivery.

Our oil is typically sold at specific delivery points under contract terms that are common in our industry. Our gas and NGL are also sold under contract types that are common in our industry; however, under these contracts, the gas and its components, including NGL, may be sold to a single purchaser or the residue gas and NGL may be sold to separate purchasers. Regardless of the contract type, the terms of these contracts compensate the Williston Business for the value of the residue gas and NGL constituent components at market prices for each product. We purchase and resell oil to mitigate credit risk related to third party purchasers, to fulfill volume commitments when our production does not fulfill contractual commitments, and to capture additional margin from subsequent sales of third party purchases. We recognize revenue from these resale activities in the period that the performance obligations are satisfied. A wellhead imbalance liability is recorded to the extent that we have sold volumes in excess of its share of remaining reserves in an underlying property.

The following table presents our revenues that are disaggregated by revenue source. Transportation and processing costs in the following table are not all of the transportation and processing costs that the Williston Business incurs, only the expenses that are netted against revenues pursuant to ASC Topic 606.

	Nine Months Ended
	September 30,
	2018	2017 (1)
	(in thousands)
Oil and condensate sales	$572,096	$425,694
Gas sales	31,376	32,710
NGL sales	47,080	34,720
Oil and condensate, gas and NGL sales, as adjusted	650,552	493,124
Transportation and processing costs included in revenue	(32,907)	—
Oil and condensate, gas and NGL sales, as presented	$617,645	$493,124

(1)	Prior period amounts have not been adjusted under the modified retrospective method.

Note 3 – Related Party Transactions

Allocation of Costs

Our condensed financial statements include direct charges for the operations of our assets and corporate overhead costs allocated to us using a combination of metrics that include net capital investment, operating income less direct expenses and payroll expense. The employees supporting our operations are employees of QEP. General and administrative expense allocated to us for this support was $48,508 thousand and $41,858 thousand for the nine months ended September 30, 2018 and 2017, respectively. These allocated costs primarily relate to QEP’s: (i) various business services, including, but not limited to, payroll, accounts payable and facilities management, (ii) various corporate services, including, but not limited to, legal, land, finance, accounting, information technology, tax, human resources and public and regulatory policy and (iii) corporate restructuring, executive compensation, including share-based compensation, and pension and post-retirement costs.

Centralized Cash Management

We do not own any bank accounts and rely on QEP’s centralized cash management system. QEP operates a cash management system whereby cash, held in separate bank accounts, is swept to a centralized account. Sales and purchases related to third-party transactions are settled in cash but are received or paid by QEP within the centralized cash management system. We utilize this centralized cash management system to support our operations, resulting in related party transactions to and from QEP on the Condensed Balance Sheets.

Related Party Debt

QEP has fixed rate, long-term senior notes with interest rates ranging between 5.25% and 6.875% and a variable rate, revolving credit facility. We were allocated a portion of QEP’s debt for our historical funding shortfalls and charged a variable interest rate ranging between 5.467% and 5.982%, which was derived from QEP’s overall interest rate incurred on its outstanding debt.

The following table summarizes the interest expense associated with the allocated related party debt that is included in the Condensed Statements of Operations:

	Nine Months Ended
	September 30,
	2018	2017
	(in thousands)
Interest expense	$(87,046)	$(103,633)

Note 4 – Asset Retirement Obligations

QEP records ARO when there are legal obligations associated with the retirement of tangible long-lived assets. The fair values of such costs are estimated by QEP personnel based on abandonment costs of similar assets and depreciated over the life of the related assets. Revisions to the ARO liability may occur, amongst other things, due to changes in estimated abandonment costs and estimated settlement timing. The ARO liability is adjusted to present value each period through an accretion calculation using a credit-adjusted, risk-free interest rate.

The following is a reconciliation of the changes in the asset retirement obligation for the periods specified below:

Asset Retirement Obligations
2018
(in thousands)
ARO liability at January 1,	$30,006
Accretion	1,469
Additions	280
Liabilities settled	(125)
ARO liability at September 30,	$31,630

Note 5 – Fair Value Measurements

We measure and disclose fair values in accordance with the provisions of ASC 820, Fair Value Measurements and Disclosures. This guidance defines fair value in applying GAAP, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also establishes a fair value hierarchy. Level 1 inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets that the Williston Business has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

Nonrecurring Fair Value Measurements

The provisions of the fair value measurement standard are also applied to our nonrecurring measurements. We utilize fair value on a periodic basis to review our proved oil and gas properties for potential impairment when events and changes in circumstances indicate that the carrying amount of such property may not be recoverable. The fair value of property is measured utilizing the income approach and utilizing inputs that are primarily based upon internally developed cash flow models discounted at an appropriate weighted average cost of capital. Given the unobservable nature of the inputs, fair value calculations associated with proved oil and gas property impairments are considered Level 3 within the fair value hierarchy. In addition, the signing of a purchase and sale agreement could also trigger an impairment of proved properties. For assets subject to a purchase and sale agreement, the fair value of property is measured pursuant to the terms of the purchase and sale agreement.

During the nine months ended September 30, 2018 and 2017, we did not record impairment charges related to proved properties.

Note 6 – Debt

All debt outstanding relates to the allocated related party debt with QEP discussed in Note 3 – Related Party Transactions.

Note 7 – Commitments and Contingencies

We are involved in various commercial and regulatory claims, litigation and other legal proceedings that arise in the ordinary course of its business. In each reporting period, we assess these claims in an effort to determine the degree of probability and range of possible loss for potential accrual in its financial statements. In accordance with ASC 450, Contingencies, an accrual is recorded for a material loss contingency when its occurrence is probable and damages are reasonably estimable based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes.

Legal proceedings are inherently unpredictable and unfavorable resolutions can occur. Assessing contingencies is highly subjective and requires judgment about uncertain future events. When evaluating contingencies related to legal proceedings, we may be unable to estimate losses due to a number of factors, including potential defenses, the procedural status of the matter in question, the presence of complex legal and/or factual issues, the ongoing discovery and/or development of information important to the matter.

Mandan, Hidatsa and Arikara Nation (“MHA Nation”) Litigation. In June 2018, the MHA Nation notified QEP of its position that QEP has no valid lease covering certain minerals underlying the Missouri and Little Missouri Riverbeds, based on assertions that the disputed minerals are held in trust by the United States for the benefit of the MHA Nation, and that QEP’s Indian Mineral Development Act (“IMDA”) lease was not properly approved by the Secretary of Interior. The MHA Nation also passed a resolution purporting to rescind those portions of QEP’s IMDA lease covering the disputed minerals. No litigation has been filed and no discovery has been conducted. QEP is evaluating the allegations and its defenses and is currently unable to make an estimate of the reasonably possible loss at this early stage.

Note 8 – Subsequent Event

Management has evaluated subsequent events through December 14, 2018, the date the financial statements were issued, and believes that there are no events that would have a material impact on the financial statements and related disclosures.

WILLISTON BUSINESS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

QEP Resources, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of the Williston Business (the Company) of QEP Resources, Inc. as of December 31, 2017 and 2016, and the related statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the financial statements, the Williston Business includes allocations of certain costs from QEP Resources, Inc. These costs may not be reflective of the actual level of costs which would have been incurred had the Williston Business operated as a separate entity apart from QEP Resources, Inc. As a result, historical financial information is not necessarily indicative of what the Williston Business’s results of operations, financial position and cash flows will be in the future.

/s/ Weaver and Tidwell, L.L.P.

We have served as the Company’s auditor since 2018.

Houston, Texas

December 14, 2018

WILLISTON BUSINESS

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2017	2016	2015
REVENUES	(in thousands)
Oil and condensate, gas and NGL sales	$687,849	$597,113	$667,868
Other revenue (loss)	(371)	(223)	1,265
Purchased oil sales	18,240	30,520	—
Total Revenues	705,718	627,410	669,133
OPERATING EXPENSES
Purchased oil expense	18,111	30,462	—
Lease operating expense	143,576	98,009	95,447
Transportation and processing costs	72,264	58,312	50,046
General and administrative	53,496	72,529	72,253
Production and property taxes	58,284	53,614	67,101
Depreciation, depletion and amortization	421,985	463,017	482,011
Exploration expenses	212	522	514
Impairment	—	3,992	14,472
Total Operating Expenses	767,928	780,457	781,844
Net gain (loss) from asset sales	(178)	(21)	(779)
OPERATING INCOME (LOSS)	(62,388)	(153,068)	(113,490)
Interest and other income (expense)	971	2,646	(399)
Interest expense	(136,360)	(139,988)	(135,345)
INCOME (LOSS) BEFORE INCOME TAXES	(197,777)	(290,410)	(249,234)
Income tax (provision) benefit	134,163	107,506	89,503
NET INCOME (LOSS)	$(63,614)	$(182,904)	$(159,731)

Refer to the notes accompanying the financial statements.

WILLISTON BUSINESS

BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS	(in thousands)
Current Assets
Cash and cash equivalents	$—	$—
Accounts receivable, net	61,388	63,574
Prepaid expenses	3,902	4,930
Hydrocarbon inventories, at lower of average cost or net realizable value	116	116
Total Current Assets	65,406	68,620
Property, Plant and Equipment (successful efforts method for oil and gas properties)
Proved properties	4,844,056	4,530,531
Unproved properties	65,493	92,589
General support equipment allocated from a related party	37,395	43,424
Materials and supplies	13,314	9,518
Total Property, Plant and Equipment	4,960,258	4,676,062
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	2,168,822	1,753,135
General support equipment allocated from a related party	22,063	25,386
Total Accumulated Depreciation, Depletion and Amortization	2,190,885	1,778,521
Net Property, Plant and Equipment	2,769,373	2,897,541
Other noncurrent assets	30,687	27,167
TOTAL ASSETS	$2,865,466	$2,993,328
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$107,690	$116,219
Accounts payable and accrued expenses, net to related party	46,360	39,801
Production and property taxes	6,429	5,725
Interest payable	11,338	11,665
Total Current Liabilities	171,817	173,410
Long-term debt to related party	2,253,139	2,328,729
Deferred income taxes	102,187	236,350
Asset retirement obligations	30,006	24,343
Other long-term liabilities	23,651	39,442
Commitments and contingencies (see Note 8)
EQUITY
Parent net investment (deficit)	284,666	191,054
Total net equity (deficit)	284,666	191,054
TOTAL LIABILITIES AND EQUITY	$2,865,466	$2,993,328

Refer to the notes accompanying the financial statements.

WILLISTON BUSINESS

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016	2015
OPERATING ACTIVITIES	(in thousands)
Net income (loss)	$(63,614)	$(182,904)	$(159,731)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	420,290	461,316	480,836
Asset retirement obligation – accretion	1,695	1,702	1,175
Deferred income taxes	(134,163)	(107,506)	(89,503)
Impairment	—	3,992	14,472
Bargain purchase gain from acquisitions	—	(4,393)	—
Net (gain) loss from asset sales	178	21	779
Allocated non-cash (gains) losses	(2,664)	3,583	2,476
Changes in operating assets and liabilities
Accounts receivable	2,186	(13,566)	105,050
Inventories	(3,796)	5,685	6,579
Prepaid expenses	1,028	10,427	7,925
Accounts payable and accrued expenses	2,436	20,016	(31,704)
Other	(13,231)	524	(6,632)
Net Cash Provided by (Used in) Operating Activities	210,345	198,897	331,722
INVESTING ACTIVITIES
Property acquisitions	—	(26,396)	(62,874)
Property, plant and equipment, including exploratory well expense	(288,802)	(287,434)	(541,186)
Other expenditures	(178)	(21)	(166)
Net Cash Provided by (Used in) Investing Activities	(288,980)	(313,851)	(604,226)
FINANCING ACTIVITIES
Long-term debt to related party incurred	—	—	176,566
Long-term debt to related party repaid	(75,590)	(20,196)	—
Contributions from (distributions to) parent, net	157,226	138,285	113,230
Net Cash Provided by (Used in) Financing Activities	81,636	118,089	289,796
Change in cash, cash equivalents and restricted cash(1)	3,001	3,135	17,292
Beginning cash, cash equivalents and restricted cash(1)	20,427	17,292	—
Ending cash, cash equivalents and restricted cash(1)	$23,428	$20,427	$17,292

(1)	Refer to Cash, Cash Equivalents and Restricted Cash in Note 2 – Summary of Significant Accounting Policies.

Refer to the notes accompanying the financial statements.

WILLISTON BUSINESS

STATEMENTS OF EQUITY

Parent net investment (deficit)
(in thousands)
Balance at January 1, 2015	$282,174
Net income (loss)	(159,731)
Contributions from (distributions to) parent, net	113,230
Balance at December 31, 2015	235,673
Net income (loss)	(182,904)
Contributions from (distributions to) parent, net	138,285
Balance at December 31, 2016	191,054
Net income (loss)	(63,614)
Contributions from (distributions to) parent, net	157,226
Balance at December 31, 2017	$284,666

Refer to the notes accompanying the financial statements.

WILLISTON BUSINESS

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS

Note 1 – Description of Business and Basis of Presentation

The accompanying financial statements have been prepared to reflect the assets, liabilities, revenues, expenses and cash flows from certain oil and natural gas assets (the “Williston Business”) currently owned by QEP Energy Company (“Seller”), a wholly owned subsidiary of QEP Resources, Inc., which is an independent crude oil and natural gas exploration and production company (“QEP”).

The Williston Business, which primarily operates in the Williston Basin in North Dakota and Montana, is being sold as part of a purchase and sale agreement, executed November 6, 2018, between the Seller and Vantage Acquisition Operating Company, LLC (“Buyer”) and Vantage Energy Acquisition Corp. (the “Buyer Parent”). Upon completion of the sale of the Williston Business to Buyer, which will constitute the initial business combination for Buyer Parent, Buyer Parent expects that the Williston Business will be its “predecessor” for financial reporting purposes.

Except where the context otherwise requires or where otherwise indicated, (1) all references to “QEP” refer to QEP Resources, Inc. and its subsidiaries, and (2) all references to the “we,” “us” and “our” refer to the Williston Business.

These financial statements of the Williston Business have been prepared in connection with this proxy statement and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) on the basis of QEP’s historical ownership of the Williston Business. The financial statements have been derived from QEP’s financial statements, which include the results of the Williston Business, as if we had been a separate company for all periods presented. The assets and liabilities in these financial statements have been reflected on a historical basis, as prior to the business combination of the assets and liabilities presented are wholly owned by QEP. These financial statements may not necessarily be indicative of the actual results of operations that might have occurred if we had been operating separately during the periods reported.

The costs of doing business incurred by QEP on our behalf have been reflected in the accompanying financial statements. These costs include general and administrative expenses allocated to us by QEP in exchange for:

●	business services, such as payroll, accounts payable and facilities management;

●	corporate services, such as legal, land, finance, accounting, information technology, tax, human resources and public and regulatory policy;

●	executive compensation, including share-based compensation; and

●	pension and other post-retirement benefit costs.

We believe the assumptions underlying our financial statements, including the assumptions regarding the allocation of general and administrative expenses from QEP, are reasonable. Transactions between QEP and us have been identified in the Financial Statements as transactions between related parties (Refer to Note 3 – Related Party Transactions).

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. A significant item that requires management’s estimates and assumptions is the estimate of proved oil, gas and natural gas liquids (“NGL”) reserves, which are used in the calculation of depreciation, depletion and amortization rates of our oil and gas properties, impairment of proved properties and asset retirement obligations. Changes in estimated quantities of our reserves could impact our reported financial results as well as disclosures regarding the quantities and value of proved oil and gas reserves. Other items subject to estimates and assumptions include the carrying amount of property, plant and equipment, valuation allowances for receivables, income taxes, accrued liabilities, accrued revenue and related receivables and obligations related to employee benefits, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Risks and Uncertainties

Our revenue, profitability and future growth are substantially dependent upon the prevailing and future prices for oil, gas and NGL, which are affected by many factors outside of our control, including changes in market supply and demand. Changes in market supply and demand are impacted by weather conditions, pipeline capacity constraints, inventory storage levels, basis differentials, export capacity, strength of the U.S. dollar and other factors. Field-level prices received for our oil and gas production have historically been volatile and may be subject to significant fluctuations in the future.

Revenue Recognition

We recognize revenue from oil and gas producing activities in the period that services are provided or products are delivered. Revenues associated with the sale of oil, gas and NGL are accounted for using the sales method, whereby revenue is recognized when these commodities are sold to purchasers. Revenues include estimates for the two most recent months using published commodity price indexes and volumes supplied by field operators. An imbalance liability is recorded to the extent that we have sold volumes in excess of our share of remaining reserves in an underlying property.

We purchase and resell oil to mitigate credit risk related to third party purchasers, to fulfill volume commitments when our production does not fulfill contractual commitments, and to capture additional margin from subsequent sales of third party purchases. We recognize revenue from these resale activities when title transfers to the customer.

Cash, Cash Equivalents and Restricted Cash

Cash equivalents consist principally of highly liquid investments in securities with original maturities of three months or less made through commercial bank accounts that result in available funds the next business day. We do not own any bank accounts and rely on QEP’s centralized cash management system, and therefore do not have cash equivalents. Restricted cash are funds that are legally or contractually reserved for a specific purpose and therefore not available for immediate or general business use.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Balance Sheets to the amounts shown in the Statements of Cash Flows:

	December 31,
	2017	2016	2015
	(in thousands)
Cash and cash equivalents	$—	$—	$—
Restricted cash(1)	23,428	20,427	17,292
Total cash, cash equivalents and restricted cash shown in the Statements of Cash Flows	$23,428	$20,427	$17,292

(1)	As of December 31, 2017, 2016 and 2015, the restricted cash balances consisted of $23,428 thousand, $20,427 thousand and $17,292 thousand, respectively, and was included within “Other noncurrent assets” on the Balance Sheets. Our restricted cash is primarily cash deposited into an escrow account related to a title dispute between third parties in North Dakota.

Supplemental cash flow information is shown in the table below:

	Year Ended December 31,
	2017	2016	2015
Supplemental Disclosures:	(in thousands)
Cash paid for interest, net of capitalized interest	$136,687	$139,602	$132,486
Non-cash Investing Activities:
Change in capital expenditure accruals and other non-cash adjustments	$(4,406)	$(19,541)	$(43,209)

Accounts Receivable

Accounts receivable consists mainly of receivables from oil and gas purchasers and joint interest owners on properties we operate. For receivables from joint interest owners, we have the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Generally, our oil and gas receivables are collected and bad debts are minimal. However, if commodity prices are low for an extended period of time, we could incur increased levels of bad debt expense. Bad debt expense associated with accounts receivable for the years ended December 31, 2017, 2016 and 2015, was $385 thousand, $4 thousand and $167 thousand, respectively. Bad debt recovery or expense is included in “General and administrative” expense on the Statements of Operations. We routinely assess the recoverability of all material trade and other receivables to determine their collectability. The allowance for bad debt expenses was $519 thousand and $174 thousand at December 31, 2017 and 2016, respectively.

Property, Plant and Equipment

Property, plant and equipment balances are stated at historical cost. Material and supplies inventories are valued at the lower of cost or net realizable value. Maintenance and repair costs are expensed as incurred. Significant accounting policies for our property, plant and equipment are as follows:

Successful Efforts Accounting for Oil and Gas Operations

We follow the successful efforts method of accounting for oil and gas property acquisitions, exploration, development and production activities. Under this method, the acquisition costs of proved and unproved properties, successful exploratory wells and development wells are capitalized. Other exploration costs, including geological and geophysical costs, delay rentals and administrative costs associated with unproved property and unsuccessful exploratory well costs are expensed. Costs to operate and maintain wells and field equipment are expensed as incurred. A gain or loss is generally recognized only when an entire field is sold or abandoned, or if the unit-of-production depreciation, depletion and amortization rate would be significantly affected. Capitalized costs of unproved properties are reclassified to proved property when related proved reserves are determined or charged against the impairment allowance when abandoned.

Capitalized Exploratory Well Costs

We capitalize exploratory well costs until we determine whether an exploratory well is commercial or noncommercial. If we deem the well commercial, capitalized costs are depreciated on a field basis using the unit-of-production method and the estimated proved developed oil and gas reserves. If we conclude that the well is noncommercial, well costs are immediately charged to exploration expense. Exploratory well costs that have been capitalized for a period greater than one year since the completion of drilling are expensed unless we remain engaged in substantial activities to assess whether the project is commercial.

Depreciation, Depletion and Amortization (DD&A)

Capitalized proved leasehold costs are depleted on a field-by-field basis using the unit-of-production method and the estimated total proved oil and gas reserves. Capitalized costs of exploratory wells that have found proved oil and gas reserves and capitalized development costs are depreciated using the unit-of-production method based on estimated proved developed reserves for a successful effort field. We capitalize an estimate of the fair value of future abandonment costs.

DD&A for our remaining properties is generally based upon rates that will systematically charge the costs of assets against income over the estimated useful lives of those assets using the straight-line method. The estimated useful lives of those assets depreciated under the straight-line basis generally range as follows:

Buildings	10 to 30 years
Leasehold improvements	3 to 10 years
Service, transportation and field service equipment	3 to 7 years
Furniture and office equipment	3 to 7 years

Impairment of Long-Lived Assets

Proved oil and gas properties are evaluated on a field-by-field basis for potential impairment. Other properties are evaluated on a specific asset basis or in groups of similar assets, as applicable. Impairment is indicated when a triggering event occurs and/or the sum of the estimated undiscounted future net cash flows of an evaluated asset is less than the asset’s carrying value. Triggering events could include, but are not limited to, a reduction of oil, gas and NGL reserves caused by mechanical problems, faster-than-expected decline of production, lease ownership issues, and declines in oil, gas and NGL prices. If impairment is indicated, fair value is estimated using a discounted cash flow approach. Cash flow estimates require forecasts and assumptions for many years into the future for a variety of factors, including commodity prices, operating costs and estimates of proved, probable and possible reserves. Cash flow estimates relating to future cash flows from probable and possible reserves are reduced by additional risk-weighting factors.

During the years ended December 31, 2017, 2016 and 2015, we did not record impairment charges related to proved properties.

Unproved properties are evaluated on a specific asset basis or in groups of similar assets, as applicable. We perform periodic assessments of unproved oil and gas properties for impairment and recognize a loss at the time of impairment. In determining whether an unproved property is impaired, we consider numerous factors including, but not limited to, current development and exploration drilling plans, favorable or unfavorable exploration activity on adjacent leaseholds, in-house geologists’ evaluation of the lease, future reserve cash flows and the remaining lease term.

During the year ended December 31, 2017, we did not incur impairment charges related to unproved properties. During the years ended December 31, 2016 and 2015, we recorded impairment charges of $284 thousand and $193 thousand, respectively, related to expiring leaseholds on unproved properties.

Asset Retirement Obligations

We are obligated to fund the costs of disposing of long-lived assets upon their abandonment. Our ARO liability applies primarily to abandonment costs associated with oil and gas wells and certain other properties. ARO associated with the retirement of tangible long-lived assets are recognized as liabilities with an increase to the carrying amounts of the related long-lived assets in the period incurred. The cost of the tangible asset, including the asset retirement costs, is depreciated over the useful life of the asset. ARO are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at our credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value and recorded on the Statements of Operations within “Depreciation, depletion and amortization”. If estimated future costs of ARO change, an adjustment is recorded to both the ARO liability and the long-lived asset. Revisions to estimated ARO can result from changes in retirement cost estimates, revisions to estimated inflation rates and changes in the estimated timing of abandonment. See “Note 5 – Asset Retirement Obligations” of our financial statements for additional information.

Goodwill

Goodwill represents the excess of the amount paid over the fair value of assets acquired in a business combination and is not subject to amortization. During the year ended December 31, 2017, we early adopted ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the test for goodwill impairment. Under the new guidance we perform an annual goodwill impairment test by comparing the fair value of a reporting unit with its carry amount, with an impairment charge being recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. We determine the fair value of its reporting units in which goodwill is allocated using the income approach in which the fair value is estimated based on the value of expected future cash flows. Key assumptions used in the cash flow model include estimated quantities of oil, gas and NGL reserves, including both proved reserves and risk-adjusted unproved reserves, and including probable and possible reserves; estimates of market prices considering forward commodity price curves as of the measurement date; estimates of revenue and operating costs over a multi-year period; and estimates of capital costs. During the year ended December 31, 2017, we did not record any goodwill. During the years ended December 31, 2016 and 2015, we recorded $3,709 thousand and $14,278 thousand, respectively, of goodwill. Annual impairment testing of goodwill at year end December 31, 2016 and 2015 resulted in a full write down of $3,709 thousand and $14,278 thousand, respectively.

Litigation and Other Contingencies

We are involved in various commercial and regulatory claims, litigation and other legal proceedings that arise in the ordinary course of our business. In each reporting period, we assess these claims in an effort to determine the degree of probability and range of possible loss for potential accrual in our Financial Statements. The amount of ultimate loss may differ from these estimates. In accordance with ASC 450, Contingencies, an accrual is recorded for a material loss contingency when its occurrence is probable and damages are reasonably estimable based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. See “Note 8 – Commitments and Contingencies” for additional information.

We accrue material losses associated with environmental obligations when such losses are probable and can be reasonably estimated. Accruals for estimated environmental losses are recognized no later than at the time the remediation feasibility study, or the evaluation of response options, is complete. These accruals are adjusted as additional information becomes available or as circumstances change. Future environmental expenditures are not discounted to their present value. Recoveries of environmental costs from other parties are recorded separately as assets at their undiscounted value when receipt of such recoveries is probable.

Credit Risk

QEP believes that its credit review procedures, loss reserves, cash deposits and investments, and collection procedures have adequately provided for usual and customary credit-related losses. Exposure to credit risk may be affected by extended periods of low commodity prices, as well as the concentration of customers in certain regions due to changes in economic or other conditions. Customers include commercial and industrial enterprises and financial institutions that may react differently to changing conditions.

QEP utilizes various processes to monitor and evaluate its credit risk exposure, which include closely monitoring current market conditions and counterparty credit fundamentals, including public credit ratings, where available. Credit exposure is controlled through credit approvals and limits based on counterparty credit fundamentals, and are aggregated across all lines of business physical exposure and short-term cash investments. To further manage the level of credit risk, we request credit support and, in some cases, requests parental guarantees, letters of credit or prepayment from companies with perceived higher credit risk. Loss reserves are periodically reviewed for adequacy and may be established on a specific case basis.

Our five largest customers accounted for 54%, 51%, and 55% of our total revenues for the years ended December 31, 2017, 2016 and 2015, respectively. During the year ended December 31, 2017, Tesoro Refining & Marketing Co, Oneok Rockies Midstream, LLC and BP Oil Supply accounted for 19%, 12% and 12%, respectively, of our total revenues. During the year ended December 31, 2016, Valero Marketing & Supply Co and BP Oil Supply accounted for 14% and 13%, respectively, of our total revenues. During the year ended December 31, 2015, Valero Marketing & Supply Co, BP Oil Supply and Merrill Lynch Commodities Inc accounted for 14%, 13% and 10%, respectively, of our total revenues. Management believes that the loss of any of these customers, or any other customer, would not have a material effect on the financial position or results of operations, since there are numerous potential purchasers of its production.

Income Taxes

Taxes are calculated on a separate return basis, rather than allocated from QEP. The amount of income taxes recorded by us requires interpretations of complex rules and regulations of various tax jurisdictions in which we operate. We have recognized deferred tax assets and liabilities for temporary differences, operating losses and other tax attributes. Deferred income taxes are provided for the temporary differences arising between the book and tax carrying amounts of assets and liabilities. These differences create taxable or tax-deductible amounts for future periods.

ASC 740, Income Taxes, specifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold for a tax position to be reflected in the financial statements. If recognized, the tax benefit is measured as the largest amount of tax benefit that is more-likely-than-not to be realized upon ultimate settlement. Our management has considered the amounts and the probabilities of the outcomes that could be realized upon ultimate settlement and believes that it is more-likely-than-not that our recorded income tax benefits will be fully realized. All of QEP’s federal income tax returns through to 2017 have been examined by the Internal Revenue Service and are closed. Most state tax returns for 2014 and subsequent years remain subject to examination.

Our policy is to recognize any interest earned on income tax refunds in “Interest and other income (expense)” on the Statements of Operations, any interest expense related to uncertain tax positions in “Interest expense” on the Statements of Operations and to recognize any penalties related to uncertain tax positions in “General and administrative” expense on the Statements of Operations.

On December 22, 2017, the Tax Cuts and Jobs Act (H.R.1) (Tax Legislation) was signed into law, which resulted in significant changes to U.S. federal income tax law. We expect that these changes will positively impact our future after-tax earnings in the U.S., primarily due to the lower federal statutory tax rate of 21% compared to 35%. The Tax Legislation also repeals the corporate alternative minimum tax (AMT). Several provisions of the new tax law such as limitations on the deductibility of interest expense and certain executive compensation and the inability to use Section 1031 like-kind exchanges for assets such as machinery and equipment could apply to us; however, we do not believe that they will materially impact these financial statements. The impact of the Tax Legislation may differ from the statements above due to, among other things, changes in interpretations and assumptions we have made and actions we may take as a result of the Tax Legislation. Additionally, guidance issued by the relevant regulatory authorities regarding the Tax Legislation may materially impact our financial statements and operations.

Earnings per Common Share

Historical earnings per share are not presented because the Williston Business did not have common stock that was part of the capital structure for the periods presented.

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which seeks to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries and across capital markets. The FASB subsequently issued various ASUs which deferred the effective date of ASU No. 2014-09 and provided additional implementation guidance, including industry specific guidance. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when revenue is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. In addition, new and enhanced disclosures are required. The amendment is effective for public companies prospectively for reporting periods beginning on or after December 15, 2017, and early adoption is permitted for periods beginning on or after December 15, 2016. The two permitted transition methods under the new standard were the full retrospective method, in which case the standard would be applied to each prior reporting period presented, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. We do not expect net income (loss) or cash flows to be materially impacted by the new standard; however, we expect that a portion of our transportation and processing costs will be netted within revenue under the new standard. In addition, we will have expanded disclosure requirements as a result of the adoption of the new ASU. We have selected the modified retrospective method and will adopt this guidance on the effective date of January 1, 2018 in connection with the adoption by QEP.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize the lease assets and lease liabilities classified as operating leases on the balance sheet and disclose key quantitative and qualitative information about leasing arrangements. The amendment will be effective for reporting periods beginning on or after December 15, 2018 for public companies, and early adoption is permitted. This standard does not apply to leases to explore for or use minerals, oil or natural gas resources, including the right to explore for those natural resources. We believe the new guidance will likely increase the recorded asset and liability balances on our Balance Sheets due to the required recognition of the right-of-use assets and corresponding lease liabilities, but has not determined the aggregate amount of the change.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of certain cash receipts and cash payments, which intends to reduce the diversity in practice in how certain transactions are classified in the statement of cash flows. This amendment will be effective for public companies for reporting periods beginning after December 15, 2017, and early adoption is permitted. We early adopted this standard in the fourth quarter of 2017 in connection with the adoption by QEP, and the adoption of this standard did not have a material impact on our financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the definition of a business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of businesses. The amendment will be effective prospectively for reporting periods beginning after December 15, 2017, and early adoption is permitted. We early adopted this standard in the fourth quarter of 2017 in connection with the adoption by QEP, and the adoption of this standard did not have a material impact on our Financial Statements; however, this standard may impact the determination of whether future acquisitions are accounted for as a business combination or an asset acquisition.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the test for goodwill impairment, which eliminates the requirement to calculate implied fair value of goodwill to measure the goodwill impairment charge. The amendment will be effective for public companies prospectively for reporting periods beginning after December 15, 2019, and early adoption is permitted. We early adopted this standard in the first quarter of 2017 in connection with the adoption by QEP, and the adoption of this new standard did not have a material impact on our financial statements.

Note 3 – Related Party Transactions

Allocation of Costs

Our financial statements include direct charges for the operations of our assets and corporate overhead costs allocated to us by QEP using a combination of metrics that include net capital investment, operating income less direct expenses and payroll expense. The employees supporting our operations are employees of QEP. General and administrative expense allocated to us for this support was $53,496 thousand, $72,529 thousand and $72,253 thousand for the years ended December 31, 2017, 2016 and 2015, respectively. These allocated costs primarily relate to QEP’s: (i) various business services, including, but not limited to, payroll, accounts payable and facilities management, (ii) various corporate services, including, but not limited to, legal, land, finance, accounting, information technology, tax, human resources and public and regulatory policy and (iii) corporate restructuring, executive compensation, including share-based compensation, and pension and post-retirement costs.

Centralized Cash Management

We do not own any bank accounts and rely on QEP’s centralized cash management system. QEP operates a cash management system whereby cash, held in separate bank accounts, is swept to a centralized account. Sales and purchases related to third-party transactions are settled in cash but are received or paid by QEP within the centralized cash management system. We utilize this centralized cash management system to support our operations, resulting in related party transactions to and from QEP on the Balance Sheets.

Related Party Debt

QEP has fixed rate, long-term senior notes with interest rates ranging between 5.25% and 6.875% and a variable rate, revolving credit facility. We were allocated a portion of QEP’s debt for our historical funding shortfalls and charged a variable interest rate ranging between 5.939% and 5.987%, which was derived from QEP’s overall interest rate incurred on its outstanding debt.

The following table summarizes the interest expense associated with the allocated related party debt that is included in our Statements of Operations:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Interest expense	$(136,360)	$(139,988)	$(135,345)

Note 4 – Acquisitions

During the year ended December 31, 2016, we acquired various oil and gas properties for an aggregate purchase price of $26,396 thousand, which primarily included acquisitions of additional interests in QEP operated wells. In conjunction with the acquisitions, we recorded $3,709 thousand of goodwill, which was subsequently impaired, and a $4,393 thousand bargain purchase gain. The bargain purchase gain is reported on the Statement of Operations within “Interest and other income (expense)”.

During the year ended December 31, 2015, we acquired various oil and gas properties for an aggregate purchase price of $62,874 thousand, which primarily included an acquisition of additional interests in QEP operated wells. In conjunction with the acquisitions, we recorded $14,278 thousand of goodwill, which was subsequently impaired.

Note 5 – Asset Retirement Obligations

We record ARO when there are legal obligations associated with the retirement of tangible long-lived assets. The fair values of such costs are estimated by QEP personnel based on abandonment costs of similar assets and depreciated over the life of the related assets. Revisions to the ARO liability may occur, amongst other things, due to changes in estimated abandonment costs and estimated settlement timing. During the years ended December 31, 2017 and 2016, there was no current portion of the ARO liability. The ARO liability is adjusted to present value each period through an accretion calculation using a credit-adjusted, risk-free interest rate.

The following is a reconciliation of the changes in the asset retirement obligation for the periods specified below:

	Asset Retirement Obligations
	2017	2016
	(in thousands)
ARO liability at January 1,	$24,343	$24,535
Accretion	1,695	1,702
Additions	1,699	3,182
Revisions	2,269	(5,076)
Liabilities settled	—	—
ARO liability at December 31,	$30,006	$24,343

Note 6 – Fair Value Measurements

We measure and disclose fair values in accordance with the provisions of ASC 820, Fair Value Measurements and Disclosures. This guidance defines fair value in applying GAAP, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also establishes a fair value hierarchy. Level 1 inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets that the Williston Business has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

Nonrecurring Fair Value Measurements

The provisions of the fair value measurement standard are also applied to our nonrecurring measurements. We utilize fair value on a periodic basis to review our proved oil and gas properties for potential impairment when events and changes in circumstances indicate that the carrying amount of such property may not be recoverable. The fair value of property is measured utilizing the income approach and utilizing inputs that are primarily based upon internally developed cash flow models discounted at an appropriate weighted average cost of capital. Given the unobservable nature of the inputs, fair value calculations associated with proved oil and gas property impairments are considered Level 3 within the fair value hierarchy. In addition, the signing of a purchase and sale agreement could also trigger an impairment of proved properties. For assets subject to a purchase and sale agreement, the fair value of property is measured pursuant to the terms of the purchase and sale agreement. During the years ended December 31, 2017, 2016 and 2015, we did not record impairment charges related to proved properties.

Acquisitions of proved and unproved properties are also measured at fair value on a nonrecurring basis. We utilize a discounted cash flow model to estimate the fair value of acquired property as of the acquisition date which utilizes the following inputs to estimate future net cash flows: (i) estimated quantities of oil, gas and NGL reserves; (ii) estimates of future commodity prices; and (iii) estimated production rates, future operating and development costs, which are based on our historic experience with similar properties. In some instances, market comparable information of recent transactions is used to estimate fair value of unproved acreage. Due to the unobservable characteristics of the inputs, the fair value of the acquired properties is considered Level 3 within the fair value hierarchy. Refer to Note 4 – Acquisitions for additional information on the fair value of acquired properties.

Note 7 – Debt

All debt outstanding relates to the allocated related party debt with QEP discussed in Note 3 – Related Party Transactions.

Note 8 – Commitments and Contingencies

We are involved in various commercial and regulatory claims, litigation and other legal proceedings that arise in the ordinary course of our business. In each reporting period, we assess these claims in an effort to determine the degree of probability and range of possible loss for potential accrual in our Financial Statements. In accordance with ASC 450, Contingencies, an accrual is recorded for a material loss contingency when its occurrence is probable and damages are reasonably estimable based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes.

Legal proceedings are inherently unpredictable and unfavorable resolutions can occur. Assessing contingencies is highly subjective and requires judgment about uncertain future events. When evaluating contingencies related to legal proceedings, we may be unable to estimate losses due to a number of factors, including potential defenses, the procedural status of the matter in question, the presence of complex legal and/or factual issues, the ongoing discovery and/or development of information important to the matter.

Mandan, Hidatsa and Arikara Nation (“MHA Nation”) Litigation. In June 2018, the MHA Nation notified QEP of its position that QEP has no valid lease covering certain minerals underlying the Missouri and Little Missouri Riverbeds, based on assertions that the disputed minerals are held in trust by the United States for the benefit of the MHA Nation, and that QEP’s Indian Mineral Development Act (“IMDA”) lease was not properly approved by the Secretary of Interior. The MHA Nation also passed a resolution purporting to rescind those portions of QEP’s IMDA lease covering the disputed minerals. No litigation has been filed and no discovery has been conducted. QEP is evaluating the allegations and its defenses and is currently unable to make an estimate of the reasonably possible loss at this early stage.

Commitments

We have contracted for gathering services with various third parties. Market conditions, drilling activity and competition may prevent full utilization of the contractual capacity. In addition, we have contracts with third parties who provide drilling services. Annual payments and the corresponding years for gathering, processing, transportation, storage, drilling, and fractionation contracts are as follows:

Year	Amount
(in thousands)
2018	$7,216
2019	$8,019
2020	$7,491
2021	$6,284
2022	$5,215
After 2022	$13,340

QEP has contractual cash obligations for operating leases with third-party lessors of which a portion was allocated to us. Allocated rental expense from operating leases amounted to $3,422 thousand, $4,019 thousand and $3,260 thousand during the years ended December 31, 2017, 2016 and 2015, respectively. Minimum future payments under the terms of long-term operating leases allocated to us for QEP’s primary office locations are as follows:

Year	Amount
(in thousands)
2018	$2,522
2019	$2,582
2020	$2,637
2021	$2,665
2022	$2,565
After 2022	$1,736

Note 9 – Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (H.R.1) (Tax Legislation) was signed into law, which resulted in significant changes to U.S. federal income tax law. We expect that these changes will positively impact future after-tax earnings in the U.S., primarily due to the lower federal statutory tax rate of 21% compared to 35%. The Tax Legislation also repeals the corporate alternative minimum tax (AMT). Several provisions of the new tax law such as limitations on the deductibility of interest expense and certain executive compensation and the inability to use Section 1031 like-kind exchanges for assets such as machinery and equipment could apply to us; however, we do not believe that they will materially impact our Financial Statements. The impact of the Tax Legislation may differ from the statements above due to, among other things, changes in interpretations and assumptions we have made and actions we may take as a result of the Tax Legislation.  Additionally, guidance issued by the relevant regulatory authorities regarding the Tax Legislation may materially impact our Financial Statements.

Details of income tax provisions and deferred income taxes from continuing operations are provided in the following tables.

The components of income tax provisions and benefits were as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Federal income tax (provision) benefit
Current	$—	$—	$—
Deferred	128,105	98,229	83,584
State income tax (provision) benefit
Current	—	—	—
Deferred	6,058	9,277	5,919
Total income tax (provision) benefit	$134,163	$107,506	$89,503

The difference between the statutory federal income tax rate and our effective income tax rate is explained as follows:

	Year Ended December 31,
	2017	2016	2015
Federal income taxes statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in rate as a result of:
State income taxes, net of federal income tax benefit	2.1%	2.2%	2.7%
Impact of US Tax Reform(1)	30.9%	—%	—%
Permanent Items	(0.2)%	(0.2)%	(1.8)%
Effective income tax rate	67.8%	37.0%	35.9%

(1)	The new tax legislation changed the federal corporate income tax rate from 35% to 21% starting in 2018. The rate change caused us to revalue our deferred tax liabilities and assets as of December 31, 2017 from a 35% to 21% federal corporate income tax rate which caused the majority of the change in rate.

Significant components of our deferred income taxes were as follows:

	December 31,
	2017	2016
	(in thousands)
Deferred tax assets
Federal and state net operating loss	$176,337	$188,741
Total deferred tax assets	$176,337	$188,741

Deferred tax liabilities
Property, plant and equipment	$283,406	$437,343
Employee benefits and compensation costs	(2,947)	(7,890)
Bonus and vacation accrual	(2,238)	(5,029)
Other	303	667
Total deferred tax liabilities	278,524	425,091
Net deferred income tax liability	$(102,187)	$(236,350)

The amounts and expiration dates of net operating loss and tax credit carryforwards at December 31, 2017, are as follows:

	Expiration Dates	Amounts
		(in thousands)
State net operating loss and tax credit carryforwards	2018-2037	$18,257
U.S. net operating loss	2036-2037	$158,080

For the three years ended December 31, 2017, 2016 and 2015, we generated federal and state net operating losses for purposes of calculating taxes on a separate return basis. These federal and state net operating losses have been carried forward.

In assessing the realizability of deferred tax assets, a determination is made as to whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the weighting of positive and negative evidence, no valuation allowance of the net deferred tax assets was recorded.

Realizability of the deferred tax assets could change if estimates of future taxable income change. To the extent taxable income is generated in future periods, these tax benefits will be realized and will reduce the future effective tax rate.

Taxes are calculated on a separate return basis, rather than allocated from QEP. We have been included in QEP’s consolidated U.S. tax return.

Note 10 – Supplemental Oil and Gas Information (unaudited)

We are making the following supplemental disclosures of oil and gas producing activities, in accordance with ASC 932, Extractive Activities – Oil and Gas, as amended by ASU 2010-03, Oil and Gas Reserve Estimation and Disclosures, and SEC Regulation S-X. We use the successful efforts accounting method for its oil and gas exploration and development activities. All of our properties are located in the United States.

Capitalized Costs

The aggregate amounts of costs capitalized for oil and gas exploration and development activities and the related amounts of accumulated depreciation, depletion and amortization are shown below:

	December 31,
	2017	2016
	(in thousands)
Proved properties	$4,844,056	$4,530,531
Unproved properties, net	65,493	92,589
Total proved and unproved properties	4,909,549	4,623,120
Accumulated depreciation, depletion and amortization	(2,168,822)	(1,753,135)
Net capitalized costs	$2,740,727	$2,869,985

Costs Incurred

The costs incurred in oil and gas acquisition, exploration and development activities are displayed in the table below. Development costs are net of the change in accrued capital costs of $4,406 thousand and ARO additions and revisions of $3,968 thousand during the year ended December 31, 2017. The costs incurred for the development of PUD reserves were approximately $149,302 thousand in 2017, $171,493 thousand in 2016 and $375,990 thousand in 2015.

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Proved property acquisitions	$—	$25,506	$55,611
Unproved property acquisitions	—	890	7,263
Exploration costs (capitalized and expensed)	212	522	514
Development costs	286,847	282,000	537,292
Total costs incurred	$287,059	$308,918	$600,680

Results of Operations

Following are the results of operations of our oil and gas producing activities, before allocated corporate overhead and interest expenses.

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Revenues	$687,478	$596,890	$669,134
Production costs	274,124	209,935	212,595
Exploration expenses	212	522	514
Depreciation, depletion and amortization	421,985	463,018	482,011
Impairment	—	3,992	14,472
Total expenses	696,321	677,467	709,592
Income (loss) before income taxes	(8,843)	(80,577)	(40,458)
Income tax benefit (expense)	6,077	29,829	93,560
Results of operations from producing activities excluding allocated corporate overhead and interest expenses	$(2,766)	$(50,748)	$53,102

Estimated Quantities of Proved Oil and Gas Reserves

Estimates of proved oil and gas reserves have been completed in accordance with professional engineering standards and in accordance with Predecessor’s reserve estimate process and associated controls. QEP retained Ryder Scott Company, L.P. (RSC), independent oil and gas reserve evaluation engineering consultants, to prepare the estimates of all of its proved reserves as of December 31, 2017. Estimates of all proved reserves as of December 31, 2016 and 2015 were derived from QEP’s internally prepared reserve estimates. The estimated proved reserves have been prepared in accordance with the SEC’s Regulation S-X and ASC 932 as amended. The individuals performing reserves estimates possess professional qualifications and demonstrate competency in reserves estimation and evaluation. The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.

All of our proved undeveloped reserves at December 31, 2017 are scheduled to be developed within five years from the date such locations were initially disclosed as proved undeveloped reserves. We plan to continue development of our leaseholds and anticipate that we will have the financial capability to continue development in the manner estimated. The majority of our PUD reserves are located on leaseholds that are held by production.

As of December 31, 2017, all of our oil and gas reserves are attributable to properties within the United Sates. A summary of our change in quantities of proved oil, gas and NGL reserves for the years ended December 31, 2015, 2016 and 2017 are as follows:

	Oil	Gas	NGL	Total(8)
	(MMbbl)	(Bcf)	(MMbbl)	(MMboe)
Balance at December 31, 2014	110.3	100.9	16.1	143.3
Revisions of previous estimates(1)	(17.0)	(2.5)	2.5	(14.9)
Extensions and discoveries(2)	45.2	64.7	12.2	68.2
Purchase of reserves in place(3)	2.0	3.2	0.6	3.1
Production	(14.8)	(11.0)	(1.9)	(18.6)
Balance at December 31, 2015	125.7	155.3	29.5	181.1
Revisions of previous estimates(4)	(3.5)	(4.9)	0.2	(4.2)
Purchase of reserves in place(5)	2.6	2.4	0.5	3.5
Production	(14.6)	(15.2)	(3.2)	(20.4)
Balance at December 31, 2016	110.2	137.6	27.0	160.0
Revisions of previous estimates(6)	6.8	(14.9)	(1.3)	3.1
Extensions and discoveries(7)	1.9	0.4	0.1	2.1
Production	(12.5)	(15.7)	(3.1)	(18.2)
Balance at December 31, 2017	106.4	107.4	22.7	147.0
Proved developed reserves
Balance at December 31, 2014	65.1	64.3	9.7	85.6
Balance at December 31, 2015	78.3	88.1	17.1	110.1
Balance at December 31, 2016	68.7	89.5	17.4	101.0
Balance at December 31, 2017	64.0	79.6	16.6	93.9
Proved undeveloped reserves
Balance at December 31, 2014	45.2	36.6	6.4	57.7
Balance at December 31, 2015	47.4	67.2	12.4	71.0
Balance at December 31, 2016	41.5	48.1	9.6	59.0
Balance at December 31, 2017	42.4	27.8	6.1	53.1

(1)	Revisions of previous estimates in 2015 include 14.9 MMboe of negative revisions primarily due to 9.8 MMboe of negative revisions related to lower commodity pricing and 9.2 MMboe of other revisions, partially offset by 3.7 MMboe of positive performance revisions. Negative pricing revisions were driven by lower oil prices.

(2)	Extensions and discoveries in 2015 increased proved reserves by 68.2 MMboe primarily related to extensions and discoveries due to new well completions and associated new PUD locations.

(3)	Purchase of reserves in place in 2015 was 3.1 MMboe primarily related to various acquired oil and gas properties.

(4)	Revisions of previous estimates in 2016 include 4.2 MMboe of negative revisions, primarily related to 11.6 MMboe of negative revisions related to pricing, driven by lower oil prices. These negative revisions were partially offset by reserves associated with infill development locations in areas that have been previously developed on lower density spacing and 3.8 MMboe of positive performance revisions.

(5)	Purchase of reserves in place in 2016 was 3.5 MMboe primarily related to various acquired oil and gas properties.

(6)	Revisions of previous estimates in 2017 include 3.1 MMboe of positive revisions, primarily related to 22.5 MMboe of positive revisions related to pricing, driven by higher oil prices and 6.4 MMboe of other revisions. These positive revisions were partially offset by 20.0 MMboe of negative revisions related to performance from the existing wells and 5.8 MMboe of negative operating cost revisions.

(7)	Extensions and discoveries in 2017 increased proved reserves by 2.1 MMboe, primarily related to recent well completions and associated new PUD locations in the FBIR area.

(8)	Generally, gas consumed in operations was excluded from reserves, however, in some cases, produced gas consumed in operations was included in reserves when the volumes replaced fuel purchases.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

Future net cash flows were calculated at December 31, 2017, 2016 and 2015, by applying prices, which were the simple average of the first-of-the-month commodity prices, adjusted for location and quality differentials, for each of the 12 months during 2017, 2016 and 2015, with consideration of known contractual price changes. The following table provides the average benchmark prices per unit, before location and quality differential adjustments, used to calculate the related reserve category:

	Year Ended December 31,
	2017	2016	2015
Average benchmark price per unit:
Oil price (per bbl)	$51.34	$42.75	$50.28
Gas price (per MMBtu)	$2.98	$2.48	$2.59

Year ended operating expenses, development costs and appropriate statutory income tax rates, with consideration of future tax rates, were used to compute the future net cash flows. All cash flows were discounted at 10% to reflect the time value of cash flows, without regard to the risk of specific properties. The estimated future costs to develop proved undeveloped reserves are approximately $45,900 thousand in 2018, $99,448 thousand in 2019 and $135,071 thousand in 2020. Estimated future development costs include capital spending on major development projects, some of which will take several years to complete. Of the future development costs related to PUD reserves, we plan to spend approximately $30,705 thousand in 2018 on the refracturing program.

The assumptions used to derive the standardized measure of discounted future net cash flows are those required by accounting standards and do not necessarily reflect our expectations. The information may be useful for certain comparative purposes but should not be solely relied upon in evaluating us or our performance. Furthermore, information contained in the following table may not represent realistic assessments of future cash flows, nor should the standardized measure of discounted future net cash flows be viewed as representative of the current value of our reserves. Management believes that the following factors should be considered when reviewing the information below:

●	Future commodity prices received for selling our net production will likely differ from those required to be used in these calculations.

●	Future operating and capital costs will likely differ from those required to be used in these calculations.

●	Future market conditions, government regulations, reservoir conditions and risks inherent in the production of oil and gas may cause production rates in future years to vary significantly from those rates used in the calculations.

●	Future revenues may be subject to different production, severance and property taxation rates.

●	The selection of a 10% discount rate is arbitrary and may not be a reasonable factor in adjusting for future economic conditions or in considering the risk that is part of realizing future net cash flows from the reserves.

The standardized measure of discounted future net cash flows relating to proved reserves is presented in the table below:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Future cash inflows	$5,898,291	$4,456,048	$6,642,855
Future production costs	(3,065,604)	(2,351,638)	(3,059,730)
Future development costs(1)	(822,615)	(738,204)	(851,189)
Future income tax expense(2)	—	—	(2,185)
Future net cash flows	2,010,072	1,366,206	2,729,751
10% annual discount for estimated timing of net cash flows	(881,845)	(494,054)	(1,018,735)
Standardized measure of discounted future net cash flows	$1,128,227	$872,152	$1,711,016

(1)	Future development costs include future abandonment and salvage costs.

(2)	The standardized measure of discounted future net cash flows for the year ended December 31, 2017, assumes the new 21% federal tax rate from the Tax Legislation enacted in December 2017.

The principal sources of change in the standardized measure of discounted future net cash flows relating to proved reserves is presented in the table below:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Balance at January 1,	$872,152	$1,711,016	$2,872,047
Sales of oil, gas and NGL produced, net of production costs	(413,354)	(386,956)	(456,538)
Net change in sales prices and in production (lifting) costs related to future production	523,436	(778,829)	(2,316,051)
Net change due to extensions and discoveries	6,238	295	422,535
Net change due to revisions of quantity estimates	25,400	(59,541)	(532,039)
Net change due to purchases of reserves in place	—	8,622	31,646
Net change due to sales of reserves in place	—	—	—
Previously estimated development costs incurred during the period	204,862	225,313	410,507
Changes in estimated future development costs	(177,724)	(20,364)	108,236
Accretion of discount	87,215	171,238	367,641
Net change in income taxes	—	1,370	802,997
Other	2	(12)	35
Net change	256,075	(838,864)	(1,161,031)
Balance at December 31,	$1,128,227	$872,152	$1,711,016

Note 11 – Subsequent Event

Management has evaluated subsequent events through December 14, 2018, the date the financial statements were issued, and believes that there are no additional events that would have a material impact on the financial statements and related disclosures.

Annex A

PURCHASE AND SALE AGREEMENT

by and among

QEP ENERGY COMPANY

as Seller

and

VANTAGE ACQUISITION OPERATING COMPANY, LLC

as Buyer

and

VANTAGE ENERGY ACQUISITION CORP.

as Buyer Parent

dated

November 6, 2018

Article I DEFINITIONS AND INTERPRETATION		1

1.1	Defined Terms	1
1.2	References and Rules of Construction	1

Article II PURCHASE AND SALE		2

2.1	Purchase and Sale	2
2.2	Excluded Assets	5
2.3	Revenues and Expenses	5
2.4	Joint Interest and Other Audits	7

Article III CONSIDERATION		8

3.1	Consideration	8
3.2	[Intentionally Deleted]	8
3.3	Adjustments to Purchase Price	8
3.4	Adjustment Methodology	10
3.5	Preliminary Settlement Statement	11
3.6	Final Settlement Statement	11
3.7	Disputes	12
3.8	Allocation of Purchase Price/Allocated Values	12
3.9	Allocation for Imbalances at Closing	13

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER		13

4.1	Organization, Existence and Qualification	13
4.2	Authorization, Approval and Enforceability	14
4.3	No Conflicts	14
4.4	Consents	14
4.5	Bankruptcy	14
4.6	Brokers’ Fees	14
4.7	Litigation	14
4.8	Material Contracts	15
4.9	No Violation of Laws	16
4.10	Preferential Purchase Rights	17
4.11	Royalties, Expenses, Etc	17
4.12	Imbalances	17
4.13	Current Commitments	17
4.14	Asset Taxes	17
4.15	Wells	18
4.16	Leases	18
4.17	Employees	18
4.18	Environmental	19
4.19	Permits	19
4.20	Suspended Funds	19
4.21	Insurance	19
4.22	Foreign Person	20
4.23	Seller Information	20
4.24	SASR Interests	20
4.25	No Distribution	20

i

Article V REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER		21

5.1	Organization, Existence and Qualification	21
5.2	Authorization, Approval and Enforceability	21
5.3	No Conflicts	21
5.4	Consents	22
5.5	Bankruptcy	22
5.6	Litigation	22
5.7	Financing	22
5.8	Regulatory	24
5.9	Independent Evaluation	24
5.10	Brokers’ Fees	24
5.11	Accredited Investor	25
5.12	Buyer Parent Information	25
5.13	Buyer Parent Trust	25
5.14	Investment Company Act	25
5.15	Taxes	26
5.16	Buyer Parent Capital Structure	26

Article VI CERTAIN AGREEMENTS		27

6.1	Conduct of Business	27
6.2	Successor Operator	29
6.3	Governmental Bonds and Guarantees	29
6.4	Amendment to Schedules	30
6.5	Records Retention	30
6.6	Regulatory Matters	31
6.7	[Intentionally Deleted.]	32
6.8	Employees	32
6.9	Transition Services Agreement	34
6.10	Hedges	34
6.11	Novation	37
6.12	[Intentionally Deleted.]	37
6.13	Financial Cooperation	37
6.14	Recording Cooperation	40
6.15	Financing	41
6.16	Financial Statements	43
6.17	FCC Filings	44
6.18	Schedule 6.18 Assets	44
6.19	[Intentionally Deleted.]	44
6.20	The Proxy Statement	44
6.21	Special Meeting; Recommendation of the Board of Buyer Parent	46
6.22	Business Combination Proposal	47
6.23	Consent Agreement	48
6.24	Credit Agreement Consent	49
6.25	Registration Rights Agreement	49

ii

Article VII BUYER’S CONDITIONS TO CLOSING		50

7.1	Representations	50
7.2	Performance	50
7.3	No Legal Proceedings; Governmental Prohibitions	50
7.4	Title Defects, Environmental Defects, Etc.	50
7.5	Closing Deliverables	50
7.6	HSR Act	50
7.7	Required Buyer Parent Stockholder Approval	51
7.8	Net Tangible Assets	51
7.9	Maximum Redemption	51
7.10	Unscheduled Pre-Closing Litigation	51

Article VIII SELLER’S CONDITIONS TO CLOSING		51

8.1	Representations	51
8.2	Performance	52
8.3	No Legal Proceedings; Governmental Prohibitions	52
8.4	Title Defects, Environmental Defects, Etc.	52
8.5	Replacement Bonds	52
8.6	Closing Deliverables	52
8.7	HSR Act	52
8.8	Required Buyer Parent Stockholder Approval	52

Article IX CLOSING		53

9.1	Date of Closing	53
9.2	Place of Closing	53
9.3	Closing Obligations	53
9.4	Records	55

Article X ACCESS/DISCLAIMERS		56

10.1	Access	56
10.2	Confidentiality	58
10.3	Disclaimers	58

Article XI TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		61

11.1	Seller’s Title	61
11.2	Notice of Title Defects; Defect Adjustments	62
11.3	Casualty and Condemnation Loss	69
11.4	Preferential Purchase Rights and Consents to Assign	70

Article XII ENVIRONMENTAL MATTERS		72

12.1	Notice of Environmental Defects	72
12.2	NORM, Asbestos, Wastes and Other Substances	77

iii

Article XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		77

13.1	Assumption by Buyer	77
13.2	Indemnities of Seller	78
13.3	Indemnities of Buyer	78
13.4	Limitation on Liability	79
13.5	Express Negligence	79
13.6	Exclusive Remedy	80
13.7	Indemnification Procedures	80
13.8	Survival	82
13.9	Waiver of Right to Rescission	83
13.10	Limitations on Damages	83
13.11	Non-Compensatory Damages	83
13.12	Disclaimer of Application of Anti-Indemnity Statutes	84

Article XIV TERMINATION, DEFAULT AND REMEDIES		84

14.1	Right of Termination	84
14.2	Effect of Termination	85
14.3	Return of Documentation and Confidentiality	87

Article XV MISCELLANEOUS		87

15.1	Appendices, Exhibits and Schedules	87
15.2	Expenses and Taxes	87
15.3	Assignment	90
15.4	Preparation of Agreement	90
15.5	Publicity	90
15.6	Notices	91
15.7	Further Cooperation	92
15.8	Filings, Notices and Certain Governmental Approvals	92
15.9	Entire Agreement; Conflicts	93
15.10	Parties in Interest	93
15.11	Amendment	93
15.12	Waiver; Rights Cumulative	94
15.13	Governing Law; Jurisdiction	94
15.14	Severability	95
15.15	Removal of Name	95
15.16	Counterparts	95
15.17	Like-Kind Exchange	96
15.18	Specific Performance	96
15.19	Post-Closing Financial Cooperation	96
15.20	No Financing Source Liability	98
15.21	No Non-Recourse Persons Liability	99

Appendix I DEFINED TERMS		I-1

iv

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	-	Defined Terms
Exhibit A –Part 1	-	Leases
Exhibit A –Part 2	-	Fee Minerals
Exhibit B-1	-	Wells
Exhibit B-2	-	Well Locations
Exhibit B-3	-	Other Wells
Exhibit C-1	-	Inventory
Exhibit C-2	-	Communication Equipment
Exhibit D-1	-	Surface Fee Interests
Exhibit D-2	-	Easements
Exhibit D-3	-	FCC Licenses
Exhibit D-4	-	Vehicles
Exhibit D-5	-	Surface Leases
Exhibit E	-	Excluded Assets
Exhibit F-1	-	Form of Assignment and Bill of Sale
Exhibit F-2		Form of Master Assignment and Bill of Sale
Exhibit F-3	-	Form of Membership Interest Assignment
Exhibit F-4	-	Form of Hydrocarbon Production Assignment
Exhibit G-1	-	Form of Surface Deed
Exhibit G-2	-	Form of Mineral Deed
Exhibit H-1	-	Escrowed Suspense Funds
Exhibit H-2	-	Escrowed Suspense Assignment
Exhibit I	-	Form of Transition Services Agreement
Exhibit J	-	Form of Novation Instruments
Exhibit K	-	Form of PSA Amendment
Exhibit L	-	BMO Leases
Exhibit M	-	Form of Mortgage
Exhibit N	-	Earnout Provisions
Exhibit O	-	Terms of Registration Rights Agreement

v

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Schedule 1.1	-	Permitted Liens
Schedule 3.8A	-	Wells (Allocated Values)
Schedule 3.8B	-	Well Locations (Allocated Values)
Schedule 4.4	-	Consents
Schedule 4.7	-	Litigation
Schedule 4.8(a)	-	Material Contracts
Schedule 4.8(b)	-	Material Contract Matters
Schedule 4.9	-	Violation of Laws
Schedule 4.10	-	Preferential Purchase Rights
Schedule 4.11	-	Burdens
Schedule 4.12	-	Imbalances
Schedule 4.13	-	Current Commitments
Schedule 4.14	-	Asset Taxes
Schedule 4.15	-	Well Payout Balances
Schedule 4.16	-	Leases
Schedule 4.17	-	Employees
Schedule 4.18	-	Environmental
Schedule 4.20	-	Suspended Funds
Schedule 4.21	-	Insurance
Schedule 5.3	-	Consents, Approvals and Authorizations
Schedule 6.1	-	Conduct of Business
Schedule 6.1(f)	-	Interim Capital Operations
Schedule 6.3	-	Bonds
Schedule 6.8	-	Permitted Employees
Schedule 6.10	-	Specified Hedging Agreement
Schedule 6.18	-	Schedule 6.18 Assets
Schedule 6.23	-	Draft Agreement
Schedule 10.1	-	Buyer Insurance
Schedule PE	-	Permitted Encumbrances

vi

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 6th  day of November, 2018 (the “Execution Date”), and is by and among QEP Energy Company, a Delaware corporation (“Seller”), Vantage Acquisition Operating Company, LLC, a Delaware limited liability company (“Buyer”), and Vantage Energy Acquisition Corp., a Delaware corporation (“Buyer Parent”). Seller, Buyer and Buyer Parent may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter), on the terms and subject to the conditions of this Agreement.

WHEREAS, in connection with the acquisition of the Assets by Buyer, Buyer Parent is required to provide an opportunity for its Public Stockholders (as hereinafter defined) to have their shares of Buyer Parent Class A Common Stock (as defined hereinafter) redeemed on the terms and subject to the conditions and limitations set forth in this Agreement and the applicable Buyer Parent Governing Documents (as defined hereinafter) (the “Offer”).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Appendix I, unless the context otherwise requires.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Annex A-1

Article II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Seller’s right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(t) below (such right, title and interest, less and except the Excluded Assets, collectively, the “Assets”).

(a) All Hydrocarbon leases, fee mineral interests, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, overriding royalties, net profits interests and any other similar interests in minerals and/or Hydrocarbons in each case to the extent located in the Sale Area, including the oil and gas leases, mineral interests and other interests described on Exhibit A-Part 1 and Exhibit A-Part 2 and the fee, mineral and/or leasehold estates created thereby (Seller’s interest in such fee minerals, the “Fee Minerals”, and the Fee Minerals and Seller’s interest in such leases, collectively, the “Leases”), together with any and all other right, title and interest of Seller in and to the lands located in the Sale Area and/or otherwise covered thereby or the lands pooled, unitized, communitized or consolidated therewith (such lands included in the Sale Area and/or covered by the Leases or pooled, unitized, communitized or consolidated therewith being hereinafter referred to as the “Lands”), and all other interests of Seller of any character in the Leases;

(b) all rights and interests in, under or derived from all unitization, communitization and pooling orders, declarations and agreements in effect with respect to any of the Leases or Lands and the units created thereby (the “Units”);

(c) all oil and gas wells located on any of the Leases, Lands or Units, whether producing, non-producing, plugged and abandoned, temporarily abandoned, or otherwise (such interest in such wells, including the wells set forth on Exhibit B-1, the “Wells”); and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time (including all Hydrocarbons in storage or existing in pipelines, plants and/or tanks (including inventory and line fill) as of the Effective Time for which Seller receives a Purchase Price adjustment pursuant to Section 3.3(a)(i));

(d) all disposal, observation and other wells located on, or primarily used in connection with, any of the Leases, Lands or Units (other than Wells), whether plugged and abandoned, temporarily abandoned, or otherwise, including the wells described on Exhibit B-3 (“Other Wells”);

Annex A-2

(e) all Applicable Contracts and all rights thereunder, except for any Contracts to the extent transfer is (i) restricted by Hard Consents and the necessary consents to transfer are not obtained pursuant to Section 11.4(b), or (ii) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(f) all facilities, equipment, machinery, fixtures and other personal, movable and mixed property, operational and nonoperational, known or unknown, in each case, that are (i) described on Exhibit C-1 (to the extent described on Exhibit C-1 and not put to use in the ordinary course of business prior to Closing, the “Inventory”), (ii) located on any of the Leases, Wells, Other Wells, Units or other Assets or (iii) charged to Buyer as Operating Expenses hereunder, in each case, including pipelines, gathering systems, manifolds, well equipment, casing, tubing, pumps, motors, fixtures, machinery, tanks, boilers, compression equipment, flow lines, processing and separation facilities, injection facilities, disposal facilities, pads, structures, materials and other items primarily used in the ownership, operation or development of the Leases, Wells, Other Wells, Units or other Assets (the foregoing, including the Inventory, collectively, the “Personal Property”);

(g) the personal computers, SCADA equipment, telemetry and production monitoring equipment, communication equipment, radio equipment, software licenses (to the extent they may be assigned), servers, network equipment and associated peripherals, telephone equipment, and associated data, in each case, that are (i) described on Exhibit C-2, (ii) located on any of the Leases, Wells, Other Wells, Units or other Assets or (iii) charged to Buyer hereunder as Operating Expenses (the “Communication Equipment”);

(h) the fee simple surface estate in and covering the tract of land described on Exhibit D-1 and all improvements, fixtures, facilities and appurtenances located thereon or relating thereto (including the field office(s) located thereon and described on Exhibit D-1), but subject to the terms, conditions, covenants and obligations described on Exhibit D-1 (the “Surface Fee Interests”);

(i) all Easements to the extent used or held for use in connection with the ownership or operation of any of the Leases, Wells, Other Wells, Units or other Assets, including the Easements described on Exhibit D-2, except to the extent transfer is (i) restricted by Hard Consents and the necessary consents to transfer are not obtained pursuant to Section 11.4(b), or (ii) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(j) to the extent they may be assigned without violating any Hard Consents or any applicable Law, all Permits that are primarily used or held for use in connection with the ownership or operation of the other Assets;

Annex A-3

(k) subject to the terms of Section 6.17, those licenses granted by the Federal Communications Commission and described in Exhibit D-3 (the “FCC Licenses”);

(l) the vehicles and rolling stock described on Exhibit D-4 (the “Vehicles”);

(m) the leased real property and leased offices, warehouses, and other personal property, in each case, described in Exhibit D-5 (the “Surface Leases”), except to the extent transfer is (i) restricted by Hard Consents and the necessary consents to transfer are not obtained pursuant to Section 11.4(b), or (ii) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(n) to the extent and only to the extent relating to those Assets operated by Seller, (i) the escrow account(s) described on Exhibit H-1 (as so limited, the “Escrowed Suspense Accounts”), and (ii) the Suspense Funds on deposit therein (as so limited, the “Escrowed Suspense Funds”);

(o) all membership interests in Sakakawea Area Spill Response LLC, a Delaware limited liability company (such entity, “SASR” and such membership interests, the “SASR Interests”);

(p) all cores associated with the other Assets;

(q) all Imbalances relating to the Assets;

(r) all of the files, records, information and data, either written or electronically stored, relating to Seller’s ownership and operation of the Assets and in Seller’s or its Affiliates’ possession, including: all title records; title opinions; well logs; well tests; well files; mud logs; directional surveys; core reports; daily drilling records; machinery and equipment maintenance files; production and accounting records in Excel format reflecting current ownership decks, well master files, division of interest files, Working Interest owner name and address files and revenue, royalty payment and joint interest billing account information; and Asset Tax records (collectively, the “Records”);

(s) all rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the other Assets as of the Closing Date and (i) relate to the period from and after the Effective Time, (ii) that constitute the accounts receivable for which there is an upward adjustment to the Purchase Price pursuant to Section 3.3(a)(vii), or (iii) relate to both the period prior to the Effective Time and the Assumed Obligations for which Buyer is responsible hereunder, except to the extent transfer is (A) restricted by Hard Consents and the necessary consents to transfer are not obtained pursuant to Section 11.4(b), or (B) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

Annex A-4

(t) all proprietary and, if transferrable without making any additional payments or incurring any liabilities or obligations (or if such payments, liabilities and obligations are assumed by Buyer), non-proprietary geophysical and other seismic and related technical data and information, in each case to the extent relating to the Assets; and

(u) subject to Section 6.10, the Specified Hedging Agreements.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses.

(a) Subject to the provisions hereof, Seller shall remain entitled (by payment, through the adjustments to the Purchase Price hereunder or otherwise) to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and operatorship (including COPAS fees and other overhead amounts received from Third Parties under operating agreements, pooling orders or similar arrangements) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled (by payment, through the adjustments to the Purchase Price hereunder or otherwise) to all of the rights of ownership (including the right to all receivables, production, proceeds of production and other proceeds) and operatorship (subject to the final sentence of this Section 2.3(a), including COPAS fees and other overhead amounts received from Third Parties under operating agreements, pooling orders or similar arrangements except as otherwise provided in the Transition Services Agreement, but excluding, for the avoidance of doubt, amounts which are reimbursements of costs or expenses borne by Seller as operator on behalf of other joint interest owners for which the Purchase Price was not otherwise adjusted pursuant to Section 3.3(a)(vii)), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall, except as otherwise provided in the Transition Services Agreement, be accounted for in the Final Settlement Statement. Notwithstanding anything in this Agreement to the contrary, Seller shall be entitled to retain and keep any overhead amounts paid by Third Parties (including COPAS fees and other overhead amounts received from Third Parties under operating agreements, pooling orders or similar arrangements) with respect to Seller’s operation of the Assets prior to the Effective Time.

(b) “Operating Expenses” means all operating expenses (including costs of insurance, extension payments, renewal payments, rentals and other lease maintenance payments, and shut-in payments) and all capital expenditures (including bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business or in furtherance of the operations described on Schedule 6.1(f), and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, but excluding Liabilities attributable to (i) personal injury or death, property damage or violation of any Law, (ii) Decommissioning Obligations, (iii) title matters, including curing any Title Defects, (iv) environmental matters, including obligations to remediate any contamination of water or the Assets under applicable Environmental Laws, (v) obligations with respect to Imbalances, (vi) obligations to pay Burdens or other interest owners’ (including Working Interest owners) revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense (including the Suspense Funds and the Escrowed Suspense Funds), (vii) Asset Taxes, Income Taxes or Transfer Taxes and (viii) overhead costs, general or administrative expenses or costs, fees or expenses of Seller or any Affiliate of Seller, (ix) any Liabilities and claims that constitute Retained Liabilities or for which Seller has agreed hereunder to indemnify, defend or hold harmless any Buyer Indemnified Party; or (x) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (ix), whether such claims are made pursuant to Contract or otherwise; provided, further, however, that the foregoing Liabilities described in the preceding clauses (i) through (ix) shall, to the extent the same are (A) related to the operations described on Schedule 6.1(f) that are conducted after the Execution Date, (B) not caused by or arising out of the gross negligence or willful misconduct of any Seller Indemnified Party, (C) not Schedule 6.1(f) Insured Liabilities and (D) not arising out of or related to the Consent Agreement, expressly be considered “Operating Expenses” hereunder for purposes of Section 3.3(a)(ii).

Annex A-5

(c) After the Parties’ agreement upon the Final Settlement Statement (or the determination thereof), but subject to Section 3.6(b) and except as otherwise provided in the Transition Services Agreement, if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within thirty (30) days after the end of the calendar month in which such amounts were received, be paid by such receiving Party to the proper Party. After the Parties’ agreement upon the Final Settlement Statement (or the determination thereof), but subject to Section 3.6(b) and except as otherwise provided in the Transition Services Agreement, (i) if either Party pays monies for Operating Expenses which are the obligation of the other Party, then such other Party shall, within thirty (30) days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party which paid such Operating Expenses, (ii) if a Party receives an invoice of an Operating Expense which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iii) if an invoice for Operating Expenses is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such Operating Expenses to the obligee thereof.

(d) For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Preliminary Settlement Statement or Final Settlement Statement and otherwise under this Agreement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date, regardless of when the applicable invoice was sent. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, as applied by Seller in the ordinary course of business consistent with past practice, subject to the other provisions of this Section 2.3.  For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the production meters, flare meters, fuel use equipment, venting, or delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands.  Liquid Hydrocarbons in storage shall be measured by gauging of tanks at the Effective Time.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging data is not available.

Annex A-6

(e) For the avoidance of doubt and subject to Section 13.2, the Parties agree that, other than with respect to the Excluded Receivables, from and after the Cut-Off Date, Buyer shall be responsible for all Operating Expenses and shall be entitled to all proceeds, in each case, related to the Assets, regardless of when such Operating Expenses were incurred or paid or when such proceeds of production were earned or received. Notwithstanding anything in this Section 2.3 to the contrary but subject to Section 13.2, from and after the Cut-Off Date, (i) Seller shall not be responsible for, or otherwise required to pay, any Operating Expenses, regardless when the same were incurred or paid and (ii) Seller shall expressly be entitled to the Excluded Receivables, regardless when the same are received by Buyer, Seller or their respective Affiliates. To the extent any Party or its Affiliates receive any Excluded Receivables or proceeds that the other Party is entitled to hereunder, then such Party (A) if in the form of cash, such Party shall promptly remit such amounts to the other Party, or (B) if in the form of a credit or a recoupment right (including in the form of a recoupable balance), such Party shall promptly pay to the other Party an amount in cash equal to the total dollar value of such non-cash Excluded Receivables or receivable (including the amount of any such recoupable balance).

2.4 Joint Interest and Other Audits. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of Section 2.3. Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party or its Affiliates and relating to periods for which the other Party is wholly or partially responsible.

Annex A-7

Article III

CONSIDERATION

3.1 Consideration. The purchase price for the transfer of the Assets and the transactions contemplated hereby shall be $1,650,000,000 (the “Purchase Price”), as adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in immediately available funds to the bank account designated by Seller (the details of which shall be provided to Buyer in the Preliminary Settlement Statement). In addition, Seller may be entitled to additional consideration for the Assets as set forth on, and subject to the terms and conditions of, Exhibit N attached hereto (the “Earnout Payments”).

3.2 [Intentionally Deleted].

3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price.”

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to the value of all merchantable oil, condensate and other liquid Hydrocarbons attributable to the Assets in storage or existing in pipelines, plants and/or tanks (including inventory and line fill) in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or above the relevant outlet flange or (B) upstream of the sales meter, if any, the value of such Hydrocarbons to be based upon the Contract price in effect as of the Effective Time (or the price paid to Seller in connection with the sale of such Hydrocarbons, if there is no Contract price, in effect as of the Effective Time), less Burdens on such production to the extent Seller has paid such Burdens and has not been reimbursed for such payment pursuant to Section 3.3(a)(ii);

(ii) an amount equal to all Operating Expenses (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes) incurred by Seller that are attributable to the Assets during the period following the Effective Time and paid by Seller (irrespective of whether paid before or after the Effective Time), including (A) bond and customary and reasonable costs of insurance premiums paid by or on behalf of Seller with respect to the period following the Effective Time up to Closing, (B) Burdens and (C) rentals and other lease maintenance payments;

(iii) [Intentionally Deleted];

(iv) the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but paid or otherwise economically borne by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were taken into account in determining the “proceeds actually received” by Seller for purposes of applying Section 3.3(b)(i) with respect to such transaction);

(v) subject to Section 3.9, to the extent that Seller is underproduced as of the Effective Time, as complete and final settlement of all Well Imbalances (and not any Burdens associated with such Imbalances) attributable to the Assets, an amount equal to the product of the underproduced volumes times the applicable Settlement Price;

(vi) subject to Section 3.9, to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time, as complete and final settlement of all Pipeline Imbalances (and not any Burdens associated with such Imbalances) attributable to the Assets, an amount equal to the product of the overdelivered volumes times the applicable Settlement Price;

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(vii) if Seller or any of its Affiliates is the operator under an operating agreement, unit agreement, pooling order or similar arrangement covering any Asset, the aggregate amount of accounts receivable as of the date Seller delivers the Final Settlement Statement with respect to the total amount of all costs and expenses (including Operating Expenses) paid by Seller or its Affiliate on behalf of other joint interest owners of such Asset that are attributable to the periods from and after the Effective Time, whether paid by Seller before or after the Effective Time;

(viii) an amount equal to the product of (A) eight hundred forty thousand dollars ($840,000.00), multiplied by (B) each calendar month between the period between the Effective Time and the Closing Date, which amount shall be pro-rated for any partial calendar months during such time period;

(ix) an amount equal to the Closing Extension Payment, if applicable; and

(x) an amount equal to all Interim Period Hedge Losses paid by Seller or its Affiliates;

(xi) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to (x) all proceeds actually received by Seller attributable to the sale of Hydrocarbons (A) produced from or allocable to the Assets during the period following the Effective Time or (i) contained in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time for which an upward adjustment to the Purchase Price was made pursuant to Section 3.3(a)(i), in each case, net of Burdens and reasonable expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a), Asset Taxes, Income Taxes and Transfer Taxes) directly incurred in earning or receiving such proceeds in the ordinary course of business and consistent with past practice and (y) all other proceeds actually received by Seller attributable to the ownership or operatorship of the Assets (including COPAS fees and other overhead amounts received from Third Parties under operating agreements, pooling orders or other similar arrangements attributable to the period between the Effective Time and the Closing, but excluding, for the avoidance of doubt, amounts which are reimbursements of costs or expenses borne by Seller as operator on behalf of other joint interest owners) during the period following the Effective Time;

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(ii) if Seller makes the election under Section 11.2(d)(iii) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined;

(iii) if Seller makes the election under Section 12.1(c)(iii) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iv) the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(d), Section 11.2(d)(v), Section 11.4(a)(i), Section 11.4(b)(i) or Section 12.1(c)(iv);

(v) [Intentionally Deleted];

(vi) the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2 but paid or otherwise economically borne by Buyer;

(vii) subject to Section 3.9, to the extent that Seller is overproduced as of the Effective Time, as complete and final settlement of all Well Imbalances (and not any Burdens associated with such Imbalances) attributable to the Assets, an amount equal to the product of the overproduced volumes times the applicable Settlement Price;

(viii) subject to Section 3.9, to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time, as complete and final settlement of all Pipeline Imbalances (and not any Burdens associated with such Imbalances) attributable to the Assets, an amount equal to the product of the underdelivered volumes times the applicable Settlement Price;

(ix) an amount equal to the Suspense Funds, other than the Escrowed Suspense Funds;

(x) an amount equal to all Interim Period Hedge Gains received by Seller or its Affiliates;

(xi) an amount equal to all pre-payments, cash calls and similar advance payments of costs and expenses received by Seller or its Affiliates on behalf of other joint interest owners of the Assets with respect to (A) operations that have not been conducted by Seller by the Closing Date or (B) which Seller has not incurred and paid such costs and expenses as of the Closing Date; and

(xii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

3.4 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.

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3.5 Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting Seller’s good faith estimate of each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds. Within two (2) Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5. Final adjustments to the Purchase Price will be made pursuant to Section 3.6.

3.6 Final Settlement Statement.

(a) On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Seller shall, at Buyer’s request, supply reasonable documentation in its or its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made. As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 15.2(d), be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price shall, without limiting Section 15.2(d) or Buyer’s right to indemnity under Section 13.2(d) for Seller Taxes, be final and binding on the Parties, subject to the provisions of Section 2.3(b). Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party to the owed Party within ten (10) days after final determination of such owed amounts in accordance herewith. All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b) Subject to matters for which a Party has an indemnity obligation pursuant to Article XIII and subject to Section 2.3(e), there shall be no adjustment for, or obligation to pay, any revenues, proceeds, or Operating Expenses between the Parties following the eighteen (18) month anniversary of the Closing Date (the “Cut-Off Date”).

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3.7 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), within fifteen (15) Business Days after Buyer’s delivery of a Dispute Notice, upon the written request of either Buyer or Seller, Buyer and Seller shall engage the Denver office of Deloitte LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”) to resolve any such disputed matters set forth in the Dispute Notice (other than Disputed Title Matters and Disputed Environmental Matters) in accordance with the terms of this Agreement. Each of Buyer and Seller shall within twenty-five (25) Business Days after Buyer’s delivery of such Dispute Notice summarize its position with regard to such dispute in a written document and submit such summaries to the Accounting Arbitrator, together with a copy of the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. The Parties shall cooperate diligently with any reasonable request of the Accounting Arbitrator in an effort to resolve the matters submitted to the Accounting Arbitrator as soon as reasonably possible after the Accounting Arbitrator is engaged. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a written decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall, without limiting Section 15.2(d), be final, conclusive and binding on Seller and Buyer, absent fraud or manifest error, and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the disputes presented to it, shall be limited to the procedures in this Section 3.7, may not hear or decide any matters except the disputes presented to it and may not award damages, interest, costs, attorneys’ fees, expenses or penalties to either Party. In addition, the Accounting Arbitrator shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Arbitrator in the process of resolving such disputes.

3.8 Allocation of Purchase Price/Allocated Values.

(a) Buyer and Seller agree that the Purchase Price shall be allocated among the Wells and the Well Locations as set forth in Schedule 3.8A and Schedule 3.8B, as applicable (the “Allocated Values”). Buyer and Seller agree that (i) such allocation is reasonable, (ii) the Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein, (iii) the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of this Section 3.8(a), and (iv) subject to Section 3.8(b), they shall not take any position inconsistent therewith, including in notices in connection with Preferential Purchase Rights or in other documents or notices relating to the transactions contemplated by this Agreement.

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(b) Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is determined pursuant to Section 3.6 (the “Allocation”). If Seller and Buyer reach an agreement with respect to the Allocation, (i) Buyer and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following the receipt of any Earnout Payment or any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Allocation. If the Parties are unable to reach agreement within thirty (30) days after the date that the Final Settlement Statement is finally determined, then each Party shall be entitled to adopt its own position regarding the Allocation; provided that such position shall, to the extent allowed under applicable federal income tax Law, be consistent with the Allocated Values.

3.9 Allocation for Imbalances at Closing. Notwithstanding anything to the contrary in this Agreement, if, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.12, then, as the applicable Party’s sole remedy in respect of such error, the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(v), Section 3.3(a)(vi), Section 3.3(b)(vii) or Section 3.3(b)(viii), as applicable, and Schedule 4.12 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted. If, after Closing, any Imbalances are discovered before the date that the Final Settlement Statement is agreed upon, then the Party discovering such Imbalances shall notify the other Parties and, notwithstanding anything to the contrary herein, as the applicable Party’s sole remedy in respect of such error, the Parties shall settle such Imbalances based on the formula set forth in Section 3.3(a)(v), Section 3.3(a)(vi), Section 3.3(b)(vii) or Section 3.3(b)(viii), as applicable, as part of the process described in Section 3.5.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement (subject to Section 6.4), Seller represents and warrants to Buyer and Buyer Parent the following:

4.1 Organization, Existence and Qualification. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign corporation in the State of North Dakota and all other jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

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4.2 Authorization, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflicts. Assuming the receipt of the Credit Agreement Consent, all the Consents and the waiver of, or compliance with, all Preferential Purchase Rights, and except for compliance with the HSR Act, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which Seller or its Affiliates are a party or by which Seller or its Affiliates or the Assets may be bound or (c) violate in any material respect any Law applicable to Seller or any of the Assets.

4.4 Consents. Except (a) as set forth on Schedule 4.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee, (d) for Preferential Purchase Rights and (e) for compliance with the HSR Act, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment or any obligations in any Leases or Applicable Contracts to pay any amounts to any Third Party in connection with assignment of the Assets contemplated hereunder (in each case), that Seller is required to obtain or pay in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates.

4.6 Brokers’ Fees. None of Seller or its Affiliates have incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.7 Litigation. Except as set forth in Schedule 4.7, (a) there is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Assets or, to Seller’s Knowledge, otherwise relating to the Assets, and (b) there is no audit or, to Seller’s Knowledge, investigation by any Governmental Authority pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Assets.

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4.8 Material Contracts.

(a) Schedule 4.8(a) sets forth as of the Execution Date all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller or any Affiliate of Seller of more than $250,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller or any Affiliate of Seller of more than $250,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Applicable Contract that is a Marketing Contract that cannot be terminated by Seller without penalty upon ninety (90) days’ or less notice;

(iv) any Applicable Contract that is an indenture, credit agreement, mortgage, loan, promissory note, credit or sale-leaseback, guaranty of any obligation, letter of credit or similar financial Contract for debt of borrowed money;

(v) any Applicable Contract that constitutes a lease under which Seller or any Affiliate of Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller or such Affiliate without penalty upon ninety (90) days’ or less notice and (B) involves an annual base rental of more than $250,000;

(vi) any Applicable Contract that is a farmout agreement, participation agreement, partnership agreement, joint venture and/or exploration agreement, development agreement, joint or unit operating agreement or similar Applicable Contract;

(vii) any Applicable Contract that contains a non-compete provision or area of mutual interest provision, or that purports to restrict, limit or prohibit the locations in which Seller or any Affiliate of Seller conducts business (other than those relating to restrictions under applicable Law);

(viii) any Applicable Contract that contains calls upon or options to purchase production, or is a dedication of the Assets or Hydrocarbon production therefrom or otherwise requires production from the Assets to be transported, processed or sold in a particular fashion, or requires the payment of deficiency payments if specified production volume levels are not achieved;

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(ix) any Applicable Contract that contains a take or pay payment, advance payment or other similar payment clause (other than Burdens and similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, at some future time without receiving payment therefor at or after the time of delivery;

(x) any Applicable Contract that constitutes a Hedge Contract;

(xi) any Applicable Contract for which the primary purpose is to provide for the indemnification of another Person;

(xii) any Applicable Contract that would obligate Buyer to drill additional wells after the Closing;

(xiii) any Applicable Contract pursuant to which Seller has posted credit support in favor of any Third Party (other than in respect of any credit facilities of Seller or its Affiliates which will not bind the Assets following Closing);

(xiv) the SASR Governing Documents; and

(xv) any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing.

(b) To Seller’s Knowledge, each Applicable Contract listed or required to be listed in Schedule 4.8(a) is in full force and effect as to Seller and each counterparty, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth in Schedule 4.8(b), there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Prior to the Execution Date, Seller has made available to Buyer true and complete copies of each Applicable Contract described or required to be listed in Schedule 4.8(a) and all amendments thereto. As of the Execution Date, Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Applicable Contract described or required to be listed in Schedule 4.8(a).

4.9 No Violation of Laws. To Seller’s Knowledge, except as set forth in Schedule 4.9, Seller is not in material violation of or material non-compliance with any applicable Laws with respect to its ownership and operation of the Assets. For the avoidance of doubt, this Section 4.9 does not include any matters with respect to Environmental Laws or Laws related to Taxes, which shall be exclusively addressed in Section 4.18 and Section 4.14, respectively.

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4.10 Preferential Purchase Rights. Except as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11 Royalties, Expenses, Etc. Except for (a) such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(viii), (b) as set forth on Schedule 4.11 and (c) the Escrowed Suspense Funds, Seller has properly and timely paid all material Burdens with respect to the Assets due by Seller, or if not paid, is contesting such Burdens in good faith in the normal course of business as set forth on Schedule 4.11. Subject to the foregoing, to Seller’s Knowledge, as of the Execution Date, all material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets, Burdens and amounts payable to co-owners of the Assets) required to be paid by Seller with respect to the ownership or operation of the Assets have been paid in the ordinary course of business except for any such expenses that are being disputed in good faith by Seller as set forth on Schedule 4.11.

4.12 Imbalances. Schedule 4.12 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.13 Current Commitments. Schedule 4.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments proposed or received by Seller, individually in excess of $300,000 net to Seller’s applicable interest (the “AFEs”), relating to the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs were not completed by the Effective Time.

4.14 Asset Taxes. Except as set forth in Schedule 4.14, with respect to material Asset Taxes, (a) all such Taxes that have become due and payable by Seller have been timely paid in full, (b) all Tax Returns with respect to such Taxes required to be filed by Seller have been properly and timely filed (taking into account applicable filing extensions) with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects, (c) there are no liens on any of the Assets attributable to Taxes other than liens for Taxes not yet due, and (d) with respect to all such Taxes, (i) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax, (ii) there are no pending or, to Seller’s Knowledge, threatened audits, examinations or other proceedings against the Assets or Seller by any Governmental Authority, and (iii) Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of such Taxes and, to Seller’s Knowledge, no such claim has been threatened. None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. SASR is, and, to Seller’s Knowledge, has been since its formation, treated as a partnership for U.S. federal income tax purposes. Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 4.14 are the only representations and warranties in this Agreement with respect to Tax matters.

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4.15 Wells.

(a) There is no well operated by Seller or its Affiliates on the Assets, (i) with respect to which there is an order from a Governmental Authority requiring that such well be plugged and abandoned or (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that has not been plugged and abandoned in accordance with applicable Law.

(b) To Seller’s Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Leases, Contracts and pooling or Unit agreements and no such Well is subject to material penalties on allowables after the Effective Time because of any overproduction prior to the Effective Time.

(c) With respect to those Wells that are subject to payout, Schedule 4.15 sets forth, as of the date set forth in such Schedule, any material payout balances maintained by Seller for such of those Wells that are operated by Seller or its Affiliates.

4.16 Leases. Except as specified in Schedule 4.16, to Seller’s Knowledge: (a) all bonuses and rentals and other material payments or obligations due to the lessors under the BMO Leases have been properly and timely paid (except for the Burdens and other expenses addressed in Section 4.11), (b) as of the Execution Date, Seller has not received written notice from a lessor of any requirements or demands to drill additional wells on any of the BMO Leases, which requirements or demands have not been resolved, and (c) as of the Execution Date, Seller has not received any unresolved written notice that any party to any BMO Lease or any successor to the interest of such party has filed or threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any BMO Lease.

4.17 Employees.

(a) Except as set forth on Schedule 4.17, Seller has no material Liabilities with respect to non-compliance with employment Laws with respect to any employee of Seller or any of its Affiliates that has performed work at or in connection with the Assets. None of Seller or any of its Affiliates has made any commitments or representations to any of its employees regarding (i) potential employment by Buyer or any Affiliate of Buyer, or (ii) any terms and conditions of such potential employment by Buyer or any Affiliate thereof. No union or similar organization represents any Permitted Employee, and, to Seller’s Knowledge, no union or other organization is attempting to organize such Permitted Employees. There is no Liability with respect to any Employee Benefit Plan sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates, or with respect to which Seller or any of its ERISA Affiliates could have any Liability, in either case, that could become a Liability of Buyer or any of its Affiliates on or after the Closing.

(b) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any material Liability of Seller under or with respect to (i) Title IV of ERISA, (ii) Sections 302 and 502 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) any Employee Benefit Plan, or (v) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any voluntary employees’ beneficiary association (as described in Section 501(c)(9) of the Code), in each case, that would reasonably be expected to be a Liability of Buyer following the Closing Date. There does not now exist, nor do any circumstances exist that could be expected to result in, any Liability for failure to comply with the provisions of Section 601, et seq. of ERISA and Section 4980B of the Code and Section 701, et seq. of ERISA and Subtitle K of the Code that would reasonably be expected to be a Liability of Buyer following the Closing Date.

(c) The consummation of the transactions contemplated by this Agreement or any Transaction Document will not, either alone or in combination with any other event, result in Buyer or any of its ERISA Affiliates incurring any Liability with respect to any Employee Benefit Plan sponsored, maintained, or contributed to by Seller or any of its ERISA Affiliates.

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4.18 Environmental. Except as set forth in Schedule 4.18, as of the Execution Date: (a) to Seller’s Knowledge, the Assets operated by Seller and the operation thereof are in compliance with applicable Environmental Laws in all material respects; (a) Seller has not received any written notice from any Person asserting that any of the Assets is in violation of Environmental Laws or is subject to material environmental Liabilities, which in either case remains pending or unresolved; (b) Seller has provided Buyer with copies of all material reports addressing an Environmental Condition with respect to the Assets that are in Seller’s possession or control and relate to the five (5)-year period prior to the Effective Time; and (c) with respect to the Assets, Seller has not entered into, and to Seller’s Knowledge is not subject to, any written agreements, consents, orders, decrees, judgments, or other directives of any Governmental Authority (other than Permits) that are in existence as of the Execution Date and unique to Seller, that are based on any Environmental Laws, that relate to the future use of any of the Assets and that require any change in the present conditions of any of the Assets.

4.19 Permits. To Seller’s Knowledge, (a) Seller possesses all Permits required to be obtained by Seller from any Governmental Authority for conducting its business with respect to the Assets, (b) each of such Permits is in full force and effect in all material respects, (c) there exists no material default under any such Permit by Seller or by any other Person, and (d) no event has occurred that upon receipt of notice or lapse of time or both would constitute any material default under any such Permit by Seller or any other Person.

4.20 Suspended Funds. Schedule 4.20 lists (a) all Suspense Funds (including the Escrowed Suspense Funds) of Seller as of October 1, 2018 that are attributable to the Assets, (b) a description of the source of such funds and the reason they are being held in suspense, and (c) if known, the name(s) of the Person(s) claiming such Suspense Funds or to whom such Suspense Funds are owed.

4.21 Insurance. Schedule 4.21 set forth a list of the material insurance policies held by Seller with respect to the Assets. Such policies are in full force and effect, and, as of the Execution Date, Seller has not (a) received written notice of any pending or threatened termination of such policies or (b) received any notice from the insurer under any such insurance policy related to the Assets disclaiming coverage in any material amount, reserving rights with respect to a material claim or such policy in general, or canceling or materially amending any such policy.

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4.22 Foreign Person. Seller (or if Seller is a “disregarded entity” for U.S. federal income tax purposes, Seller’s regarded owner) is not a “foreign person” within the meaning of Section 1445 of the Code.

4.23 Seller Information. None of the information supplied or to be supplied by or on behalf of Seller or any of its Affiliates relating to Seller, the Assets and/or Seller’s Affiliates, stockholders, members, control Persons and representatives expressly for inclusion or incorporation by reference in the Offer Documents and/or in any other document filed by Buyer Parent with the SEC will, at the date of filing, mailing and the time of the Special Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Seller or that are included in such filings). The Offer Documents, insofar as they relate to information supplied by or on behalf of Seller or any of its Affiliates related to Seller, the Assets and/or Seller’s Affiliates, stockholders, members, control Persons and representatives for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to information supplied by or on behalf of Buyer or Buyer Parent or their respective Affiliates or Representatives for inclusion or incorporation by reference in the Offer Documents.

4.24 SASR Interests. Seller is the sole legal and beneficial owner of the SASR Interests, free and clear of any Encumbrances other than as may be imposed by applicable Law or by the terms of the applicable organizational and governing documents of SASR. There are no outstanding redemption rights, repurchase rights, commitments or other rights or Contracts of any kind, in each case, relating to or entitling any Person to purchase, subscribe for or otherwise acquire, the SASR Interests, other than this Agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the SASR Interests. As of the Execution Date, true and correct copies of the organizational documents of SASR have been made available to Buyer.

4.25 No Distribution. Seller is an experienced and knowledgeable investor, is able to bear the economic risks of its acquisition and ownership of the Buyer Parent Common Stock which may be issued to it pursuant to this Agreement, and is capable of evaluating (and has evaluated) the merits and risks of investing in the Buyer Parent Common Stock and Seller’s acquisition and ownership thereof. Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”), and is acquiring the Buyer Parent Common Stock for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder or any other securities Laws. Seller acknowledges and understands that (a) the Buyer Parent Common Stock which may be issued as an Earnout Payment pursuant to this Agreement has not been registered under the Securities Act in reliance on an exemption therefrom and (b) that the Buyer Parent Common Stock to be issued to it pursuant to this Agreement will, upon its acquisition by Seller, be characterized as “restricted securities” under state and federal securities Laws. Seller agrees that the Buyer Parent Common Stock to be issued to it pursuant to this Agreement may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

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Article V

REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER

Except as disclosed in the SEC forms, reports, schedules and statements filed or furnished under the 1933 Act or the Exchange Act by Buyer Parent with the SEC prior to the Execution Date (excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” and any other disclosure therein to the extent they are related to forward-looking statements) (the “Buyer Parent SEC Reports”) Buyer and Buyer Parent jointly and severally represent and warrant to Seller the following:

5.1 Organization, Existence and Qualification. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware, and Buyer Parent is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each of Buyer and Buyer Parent has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is, or will be at Closing, duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer or Buyer Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.2 Authorization, Approval and Enforceability. Each of Buyer and Buyer Parent has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. Subject to the requisite approval of the Stockholder Proposals as to Buyer Parent, the execution, delivery and performance by Buyer and Buyer Parent of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary corporate or limited liability company action, as applicable, on the part of Buyer and Buyer Parent. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer and Buyer Parent are a party, when executed and delivered by Buyer and Buyer Parent, will be, the valid and binding obligations of Buyer and Buyer Parent and enforceable against Buyer and Buyer Parent in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Conflicts. Subject to obtaining all consents, approvals, authorizations and other actions described in Schedule 5.3, the execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the Transaction Documents to which each of them is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer or Buyer Parent, as applicable, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any of their respective property may be bound or (c) assuming compliance with the HSR Act, violate any Law applicable to Buyer, Buyer Parent or any of their property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer and Buyer Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or adversely affect the value of any Buyer Parent Common Stock.

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5.4 Consents. Subject to obtaining all consents, approvals, authorizations and other actions described in Schedule 5.3, and except for compliance with the HSR Act (if applicable), there are no requirements to obtain consent from Third Parties that either Buyer or Buyer Parent is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer and Buyer Parent.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer Parent’s Knowledge, threatened in writing against Buyer or Buyer Parent. Neither Buyer nor Buyer Parent are insolvent.

5.6 Litigation. As of the Execution Date, there is no lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer Parent’s Knowledge, threatened in writing (a) against Buyer, Buyer Parent or any of their respective Affiliates that has or would have a material adverse effect upon the ability of Buyer or Buyer Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder, or (b) with respect to the Buyer Parent Trust.

5.7 Financing.

(a) Buyer has received and accepted an executed commitment letter dated as of the date hereof (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing to Buyer in the amounts set forth therein (the “Debt Financing”) for the purposes of funding a portion of the Purchase Price, Buyer’s other obligations hereunder and related fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement, including in connection with the Debt Financing, on the Closing Date. Sponsor has received and accepted from the Equity Investor the executed equity commitment letters described on Schedule 5.7(a) (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Sponsor the amounts set forth therein (the “Equity Financing”). The Debt Financing pursuant to the Debt Commitment Letter and the Equity Financing pursuant to the Equity Commitment Letter are collectively referred to in this Agreement as the “Financing.” Buyer has delivered to Seller true, complete and correct copies of the executed Debt Commitment Letter, the fee letter referenced in the Debt Commitment Letter (the “Fee Letter”) (provided that the Fee Letter has been redacted in a manner acceptable to the Lenders) and the Equity Commitment Letters.

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(b) Except as expressly set forth in the Commitment Letters and the Fee Letter, there are no conditions precedent to the obligations of the Lenders or the Equity Investor to provide the Financing or any contractual contingencies that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing. Assuming the accuracy of the representations and warranties set forth in Article IV and the satisfaction of the conditions precedent set forth in Article VII, as of the date hereof, Buyer does not have any reason to believe that they will be unable to satisfy all terms and conditions to be satisfied by them respectively in any Commitment Letter on or prior to the Closing Date nor does Buyer have knowledge that any of the Lenders nor does Buyer Parent have knowledge that the Equity Investor will not perform their respective obligations thereunder (subject to the terms and conditions thereof).

(c) Except as expressly set forth in the Forward Purchase Agreement, there are no conditions precedent to the obligations of the Sponsor to perform its obligations under the Forward Purchase Agreement or any contractual contingencies that would permit the Sponsor to reduce the total amount of Forward Purchase Units (as defined in the Forward Purchase Agreement) the Sponsor is required to purchase thereunder. Assuming the accuracy of the representations and warranties set forth in Article IV and the satisfaction of the conditions precedent set forth in Article VII, as of the date hereof, Buyer Parent does not have any reason to believe that it will be unable to satisfy all terms and conditions to be satisfied by it in the Forward Purchase Agreement on or prior to the Closing Date nor does Buyer Parent have knowledge that the Sponsor will not perform its obligations thereunder (subject to the terms and conditions thereof).

(d) Assuming the accuracy of the representations and warranties in Article IV and the satisfaction of the conditions precedent set forth in Article VII, the Financing, when funded in accordance with the Commitment Letters, shall provide Buyer, taken together with other cash on hand and the proceeds of equity contributed by Buyer Parent (including any proceeds received by Buyer Parent from the Sponsor pursuant to the Forward Purchase Agreement), with cash proceeds on the Closing Date sufficient for the satisfaction of all of Buyer’s obligations to pay (i) the Adjusted Purchase Price and (ii) any fees and expenses of or payable by Buyer under this Agreement and under the Debt Commitment Letter and Fee Letter and due on the Closing Date.

(e) As of the date hereof, the Debt Commitment Letter is a valid and binding obligation of Buyer and the Equity Commitment Letters are the valid and binding obligations of Equity Investor and Sponsor, and, to the knowledge of Buyer, of each of the other parties thereto, except to the extent limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Buyer under the terms and conditions of the Debt Commitment Letter or of Sponsor or Equity Investor under the terms and conditions of the Equity Commitment Letters. Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter and Fee Letter on or before the date of this Agreement. None of the Commitment Letters or the Fee Letter has been modified or amended, as of the date hereof (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Letter) and, as of the date hereof, none of the commitments under the Commitment Letters have been withdrawn or rescinded in any respect.

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(f) As of the date hereof, the Forward Purchase Agreement is a valid and binding obligation of Buyer Parent and, to the knowledge of Buyer Parent, of each of the other parties thereto, except to the extent limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Buyer Parent under the terms and conditions of the Forward Purchase Agreement. The Forward Purchase Agreement has not been modified or amended, as of the date hereof and, as of the date hereof, none of the commitments under the Forward Purchase Agreement have been withdrawn or rescinded in any respect.

5.8 Regulatory. Buyer is or will be at Closing qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, as of Closing, Buyer shall maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and as of Closing shall file any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

5.9 Independent Evaluation. Each of Buyer and Buyer Parent (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and is aware of the risks associated with the purchase, ownership and operation of such properties and facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (ii) has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.

5.10 Brokers’ Fees. None of Buyer, Buyer Parent or their respective Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.

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5.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Assets for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.12 Buyer Parent Information. None of the information supplied or to be supplied by Buyer, Buyer Parent or any of their Affiliates relating to Buyer, Buyer Parent and/or their stockholders, members, control Persons and representatives expressly for inclusion in the Offer Documents and/or in any other document filed by Buyer Parent with the SEC will, at the date of filing, mailing and the time of the Special Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Buyer or Buyer Parent or that are included in such filings). The Offer Documents, insofar as they relate to information supplied by or on behalf of Buyer or Buyer Parent related to Buyer, Buyer Parent and/or their stockholders, members, control Persons and representatives for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, neither Buyer nor Buyer Parent makes any representation or warranty with respect to information supplied by or on behalf of Seller or its Affiliates or Representatives for inclusion or incorporation by reference in the Offer Documents.

5.13 Buyer Parent Trust. As of the Execution Date, Buyer Parent has (and, assuming no Public Stockholders exercise their right to redeem their shares of Buyer Parent Class A Common Stock, will have immediately prior to the Closing) at least $552 million in the Buyer Parent Trust, with such funds invested in cash, United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Buyer Parent Trust Agreement. The Buyer Parent Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer Parent and, to the Knowledge of Buyer Parent, the Trustee, enforceable in accordance with its terms. As of the Execution Date, the Buyer Parent Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. As of the Execution Date, there are no side letters and (except for the Buyer Parent Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, between Buyer Parent, on the one hand, and the Trustee or any other Person, on the other hand, that would (a) cause the description of the Buyer Parent Trust Agreement in Buyer Parent’s filings with the SEC to be inaccurate in any material respect or (b) entitle any Person (other than holders of Buyer Parent Class A Common Stock who shall have exercised their redemption rights) to any portion of the proceeds in the Buyer Parent Trust. Prior to the Closing, none of the funds held in the Buyer Parent Trust may be released except as set forth in the Buyer Parent Trust Agreement.

5.14 Investment Company Act. Buyer Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or subject to any provision of that act.

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5.15 Taxes. Each of Buyer Parent and its subsidiaries has filed all material Tax Returns, and such Tax Returns are true, accurate and complete in all material respects. All material Taxes owed by Buyer Parent and its subsidiaries which are or have become due have been timely paid in full, except for those which are being contested in good faith and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP. There is no material deficiency proposed or assessed with respect to any Taxes or Tax Returns of Buyer Parent or its subsidiaries. Neither Buyer Parent nor any of its subsidiaries have executed any waiver of any statute of limitations on the assessment or collection of any material Tax that remains outstanding. There is no pending audit, suit, proceeding, claim, examination or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of Buyer Parent, threatened or proposed with respect to any material Taxes of Buyer Parent and its subsidiaries. Neither Buyer Parent nor any of its subsidiaries has received written notice from a taxing authority in a jurisdiction where it does not file a Tax Return claiming that it is subject to material Tax in that jurisdiction. There are no liens for material Taxes against the property of the Buyer Parent or its subsidiaries except for liens for Taxes not yet due or delinquent. All material Tax withholding and deposit requirements imposed on the Buyer Parent or its subsidiaries have been satisfied in full. Neither Buyer Parent nor any of its subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither Buyer Parent nor any of its subsidiaries has made an election Section 965(h) of the Code.

5.16 Buyer Parent Capital Structure.

(a) As of the Execution Date, the authorized capital stock of Buyer Parent consists of (i) 200,000,000 shares of Buyer Parent Class A Common Stock, (ii) 20,000,000 shares of Buyer Parent Class B Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Buyer Parent Preferred Stock”). At the close of business on November 5, 2018: (A) 55,200,000 shares of Buyer Parent Class A Common Stock were issued and outstanding, (B) 13,800,000 shares of Buyer Parent Class B Common Stock were issued and outstanding, (C) no shares of Buyer Preferred Stock were issued and outstanding, and (D) 27,093,333 warrants, each whole warrant entitling the holder thereof to purchase one share of Buyer Parent Class A Common Stock at an exercise price of $11.50 per share of Buyer Parent Class A Common Stock (the “Buyer Parent Existing Warrants”) were issued and outstanding. All outstanding shares of Buyer Parent Class A Common Stock and Buyer Parent Class B Common Stock are validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), the Buyer Parent Governing Documents, commitments or agreements to which Buyer Parent is a party or by which it is bound. Except (1) as disclosed in the Buyer Parent SEC reports, (2) for the Buyer Parent Class B Common Stock and the Buyer Parent Existing Warrants and (3) in connection with this Agreement, there are no outstanding (w) Interests of Buyer Parent convertible into or exchangeable for other Interests of Buyer Parent, (x) options, warrants, or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in Buyer Parent, (y) obligations of Buyer Parent to issue any Interests in it or (z) obligations of Buyer Parent to repurchase, redeem or otherwise acquire any Interests. Buyer Parent has no direct or indirect Interests, participation or voting right or other investment (whether debt, equity, or otherwise) in any Person (including any contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(b) The shares of Buyer Parent Class A Common Stock issuable as part of the Earnout Payments have been duly authorized and reserved for issuance and, when issued and delivered pursuant to the terms of Exhibit N attached hereto, will be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), the Buyer Parent Governing Documents, commitments, or agreements to which Buyer Parent is a party or by which it is bound.

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Article VI

CERTAIN AGREEMENTS

6.1 Conduct of Business. Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken in connection with emergency situations and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date and until Closing:

(a) subject to (i) Seller’s right to comply with the terms of the Leases, any Contracts applicable to Seller or its Affiliates and the Assets, applicable Laws and requirements of Governmental Authorities and (ii) interruptions resulting from force majeure, mechanical breakdown and planned maintenance, maintain, and if Seller is the operator thereof, operate, the Assets (A) in the usual, regular and ordinary manner consistent with its past practice as would a reasonable and prudent owner/operator, and (B) in accordance in all material respects with all applicable Laws;

(b) maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(c) subject to Section 6.1(b), (i) pay all Operating Expenses incurred with respect to the Assets in the ordinary course of business and (ii) except for the Leases set forth in Schedule 6.1, cause to be timely paid all rentals, shut-in royalties, minimum royalties and other payments that are necessary to maintain Seller’s rights in and to the Leases in full force and effect until Closing;

(d) give prompt notice to Buyer of any written notice (i) received or given by Seller with respect to (A) any alleged material breach by Seller or other Person of any of the Leases, Permits and Applicable Contracts or (B) any amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Applicable Contract, (ii) received by Seller from a lessor with respect to any requirements or demands to drill additional wells on any of the Leases or (iii) received by Seller from any party to any Lease or any successor to the interest of such party of the filing or threatened filing of any action to terminate, cancel, rescind or procure judicial reformation of any Lease;

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(e) give prompt notice to Buyer of (i) any material Casualty Losses and (ii) any emergency with respect to the Assets necessitating emergency operations;

(f) conduct the operations set forth on Schedule 6.1(f);

(g) not propose any operation with respect to the Assets reasonably expected to cost Seller in excess of $300,000;

(h) not consent to any operation with respect to the Assets proposed by a Third Party that is reasonably expected to cost Seller in excess of $300,000;

(i) not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 4.8(a), or terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend or change the terms of any Material Contract;

(j) not encumber, transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (i) the transfer, sale and/or disposition of Hydrocarbons in the ordinary course of business, and (ii) sales of equipment that is no longer necessary or desirable in the operation of the Assets or for which replacement equipment has been, or will be on or prior to Closing, obtained;

(k) use its commercially reasonable efforts to maintain the existing insurance set forth on Schedule 4.21;

(l) not voluntarily relinquish its position as operator with respect to any Asset;

(m) not voluntarily settle or release any claim in excess of $300,000 with respect to the Assets to the extent relating (i) to the post-Effective Time period or (ii) to both the pre-Effective Time period and the Assumed Obligations for which Buyer is responsible hereunder;

(n) not vote its membership interest in SASR to make, change or revoke any Tax election with respect to SASR; and

(o) not commit to do any of the foregoing.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets of which neither Seller nor its Affiliates is the operator, and Buyer agrees that the acts or omissions of any other Working Interest owner or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

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With respect to any AFE or similar request received by Seller that is estimated to cost in excess of $300,000, Seller shall forward such AFE to Buyer as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. Buyer agrees that it will timely respond to any written request for consent pursuant to this Section 6.1. In the event the Parties are unable to agree within five (5) days (unless a shorter time is reasonably required by the circumstances or the applicable joint operating agreement) of Buyer’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, Buyer’s decision shall control and Seller shall vote its Working Interest or other voting interests consistent with such decision.

From and after the Closing Date, Buyer agrees that, notwithstanding anything in this Agreement to the contrary (A) Seller shall have the right to control and make adjustments with respect to Burdens paid by Seller to Governmental Authorities, to the extent the same relate to pre-Effective Time periods, in order to comply with applicable Laws and the terms of the Leases and any relevant Contracts and Seller has agreed in writing after Closing or in this Agreement that Seller is obligated hereunder to indemnify the Buyer Indemnified Parties therefor, and (B) Buyer shall use its commercially reasonable efforts to cooperate with Seller’s efforts and actions in connection therewith.

6.2 Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or its Affiliate) as operator of those Assets or portions thereof that Seller (or its Affiliate) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that, as to the Assets it (or its Affiliate) operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement, Unit agreement, pooling order, or other applicable agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate and/or appoint, to the extent legally possible and permitted under, and subject to any Third Party’s right to resume operatorship under, any applicable joint operating agreement, Unit agreement, pooling order, or other applicable agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3 Governmental Bonds and Guarantees.

(a) Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, set forth on Schedule 6.3, posted by Seller or its Affiliates with any Governmental Authority or any non-governmental Third Party and relating to the Assets (the “Bonds”) are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Bonds to the extent such replacements are necessary (i) to consummate the transactions contemplated by this Agreement and (ii) to permit the cancellation of such Bonds posted by Seller and/or any of its Affiliates with respect to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities and all applicable Third Parties meeting the requirements of such Governmental Authorities and such Third Parties to own and, if applicable, operate the Assets.

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(b) In the event that any Governmental Authority or any Third Party does not permit the cancellation of any Bond posted by Seller and/or any Affiliate thereof with respect to the Assets, then, from and after Closing, without limiting Buyer’s right to indemnification pursuant to Section 13.2, Buyer shall indemnify Seller or such Affiliate, as applicable, against all amounts incurred by Seller or such Affiliate, as applicable, under such Bond (and all costs incurred in connection with such Bond) to the extent applicable to the Assets. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate thereof in connection with the Bonds must be returned to Seller, and shall be deemed an Excluded Asset for all purposes hereunder.

6.4 Amendment to Schedules. Each of Buyer and Buyer Parent agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any act, omission or occurrence, to the extent occurring after (and not before) the Execution Date, which, if existing on the Execution Date, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived solely as to Section 13.2(a) but shall not be waived for purposes of Section 13.2(b) through (d) and Buyer shall be entitled to make a claim pursuant to Section 13.2(b) through (d) with respect thereto; provided, further, however, that if the conditions to Closing of Buyer set forth in Article VII are not fulfilled, and nonetheless Buyer elects to proceed with Closing, and the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing pursuant to Section 13.2 shall be waived for all purposes and Buyer shall not be entitled to make a claim with respect thereto pursuant to Section 13.2. Notwithstanding anything in this Agreement to the contrary, should Seller add to, supplement or amend the matters disclosed on Schedule 4.7 as of the Execution Date, such addition, supplement or amendment shall, if the matters disclosed by such addition, supplement or amendment (i) constitute Part 1 Litigation, be made to Part 1 of Schedule 4.7, or (ii) do not constitute Part 1 Litigation, be made to a new Part 3 of Schedule 4.7.

6.5 Records Retention. Buyer shall and shall cause its successors and assigns to, for a period of five (5) years following Closing (or, in the case of Records related to Tax matters, until the expiration of the period of time set forth in the applicable statute of limitations), (a) retain the Records, (b) provide Seller and its officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying at Seller’s expense, and (c) provide Seller and its officers, employees and representatives with reasonable access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Article XIII for review and copying at Seller’s expense.

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6.6 Regulatory Matters.

(a) Seller and Buyer shall (x) make or cause to be made appropriate filings of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than ten (10) Business Days, after the Execution Date, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings and compliance with this Section 6.6; provided that Buyer and Seller shall each pay fifty percent (50%) of any filing fees in connection therewith, and (y) use their commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, to take all actions necessary to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date but in no event later than the Outside Date, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible in accordance herewith, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 6.6, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) absent an objection from a Governmental Authority, provide advance notice and allow the other Party to participate in every communication with a Governmental Authority; provided that this clause shall not apply to a communication initiated by the Governmental Authority without advance notice to a Party, in which case the next clause shall apply, (iii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iv) have the right to review in advance, and to the extent practicable, each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (v) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person. Each Party shall provide the other with information that is reasonably requested and that is reasonably necessary to obtain the expiration of the waiting period under the HSR Act; provided, however, that neither Party would be required to share information that (A) is subject to the attorney-client or work product privilege, absent entry of a mutually acceptable joint defense agreement or (B) reflects the value of the transaction.

(b) Buyer and Seller shall, and shall cause their respective Affiliates to, take reasonable best efforts to cause the expiration or early termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as is practicable but in no event later than the Outside Date. Buyer and Seller shall jointly determine all strategy with regard to any provision of the foregoing; provided that nothing in this Agreement obligates Buyer or any of its Affiliates or Seller or any of its Affiliates to agree to divest, hold separate or otherwise take any action that limits the ability of Buyer or its Affiliates or Seller or any of its Affiliates to operate or retain its own assets or businesses, or the Assets. Neither Buyer nor Seller shall take any action that will delay obtaining the expiration of the HSR Act waiting period and neither shall withdraw or refile any filing under the HSR Act without the approval of the other Party.

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6.7 [Intentionally Deleted.]

6.8 Employees.

(a) Notwithstanding anything to the contrary contained in the Confidentiality Agreement, Buyer and its Affiliates may, on or after the Execution Date and at reasonable times approved by Seller, interview any employee of Seller or its Affiliates set forth on Schedule 6.8 (each, a “Permitted Employee”) and conduct those lawful, standard employee screening and eligibility procedures with regard to the potential employment of any Permitted Employee as Buyer or any such Affiliate conducts with respect to candidates for employment in its ordinary course of business, provided, however, that Buyer shall not require any Permitted Employee to submit an application as a predicate for being considered for an employment offer (though any employment offer may be conditioned upon Buyer’s standard pre-employment screenings, including background checks and submission of a resume). Promptly following (i) Buyer or its Affiliates making an offer of employment to any Permitted Employee, and (ii) any such Permitted Employee accepting his or her offer of employment from Buyer or its Affiliates, in each case, Buyer shall notify Seller in writing of the same in order that Seller can appropriately comply with its obligations in this Section 6.8. Seller may not supplement or amend Schedule 6.8 for a period of thirty (30) days following the Execution Date without the prior written consent of Buyer. Thereafter, Seller may supplement or amend Schedule 6.8 at any time prior to the Closing in order to add or delete certain individuals to or from Schedule 6.8; provided, however, that no individual to whom Buyer and its Affiliates have made an offer of employment may be removed from such Schedule. Buyer and its Affiliates may conduct interviews and screening of the Permitted Employees from the Execution Date until thirty (30) days before the Closing Date; provided that such interviewing and screening shall not unreasonably interfere with the business of Seller or its Affiliates. Seller shall exercise commercially reasonable efforts to cooperate with Buyer and its Affiliates to facilitate the completion of the interview and screening procedures hereunder.

(b) After the Execution Date, and as set forth in Section 6.8(a) above, Buyer and its Affiliates shall be authorized to communicate with any Permitted Employee regarding such Permitted Employee’s potential employment with Buyer or its Affiliate and Buyer and its Affiliates shall be authorized to communicate any offer of employment to any Permitted Employees, with such employment offers to be conditioned upon the Closing and effective as of the Closing Date or, in the case of a Permitted Employee who will be performing services under the Transition Services Agreement (a “TSA Employee”), as of the date of the expiration or early termination under the Transition Services Agreement of the group(s) of services such Permitted Employee will perform (his or her applicable “TSA Service Termination Date”). Any such offers of employment must, unless otherwise agreed by Seller, not result in a reduction in the Permitted Employee’s base salary or base wages as compared to the base salary or base wages in effect immediately prior to the Closing. Buyer shall, not later than twenty (20) days before the Scheduled Closing Date, deliver to Seller a final written list containing the name of each Permitted Employee to whom Buyer or any of its Affiliates has made an employment offer. Buyer shall also provide to Seller, not later than twenty (20) days prior to the Scheduled Closing Date, the names of each Permitted Employee who has then accepted an employment offer from Buyer or any of its Affiliates (each Permitted Employee who accepts such an offer and assumes employment with Buyer or its Affiliate on or following the Closing being a “Continuing Employee”) and the names of the Permitted Employees who have then declined an employment offer from Buyer or its Affiliate. Each Continuing Employee shall, as of the Closing Date or, in the case of a TSA Employee, as of their applicable TSA Services Termination Date (if he or she is still employed by Seller or its Affiliate), be terminated by Seller or its Affiliate and become an employee of Buyer or its Affiliate. Between the Execution Date and twenty (20) days prior to the Closing Date, Seller shall not (and shall cause its Affiliates to not) terminate any Permitted Employee who has received an employment offer from Buyer or any of its Affiliates (other than for cause or with Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed). Seller shall not induce or otherwise attempt to influence any such Permitted Employee to resign or to not accept his or her offer of employment from Buyer or any of its Affiliates.

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(c) Seller shall be responsible for all compensation and benefits owing to Continuing Employees arising on or prior to the Closing Date or, in the case of a TSA Employee, as of their applicable TSA Services Termination Date (or, if earlier, the date a Continuing Employee ceases employment with Seller or its Affiliate) and for all compensation and benefits owing to Permitted Employees not hired by Buyer or its Affiliates. Buyer or its Affiliate, as applicable, shall be responsible for all compensation and benefits owing to Continuing Employees arising on or after their hiring by Buyer or such Affiliate (including after the Closing Date or, in the case of a TSA Employee, after their applicable TSA Services Termination Date) and resulting from such Continuing Employees’ employment with Buyer or its Affiliate. Seller shall be responsible and pay for any obligation arising out of the WARN Act with respect to any employee of Seller or any of its Affiliates (including any Permitted Employees laid off on or prior to the Closing Date); provided that Buyer or its Affiliate, as applicable, shall be responsible and pay for any obligation arising out of the WARN Act and owed to any Continuing Employees laid off by Buyer or its Affiliate after the Closing Date or, in the case of a TSA Employee, after their applicable TSA Services Termination Date. Buyer shall not take any act (or omit to take any act) on or after the Closing Date that creates any Liability for Seller or any of its Affiliates under the WARN Act.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall create any obligation on the part of Buyer or its Affiliates to (i) offer employment to, or hire, any Permitted Employee, (ii) except as expressly provided herein, offer or provide specified levels of compensation or benefits to Permitted Employees or (iii) continue the employment of any employee for any definite period following the Closing Date or, in the case of a TSA Employee, after their applicable TSA Services Termination Date.

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(e) Without limiting the generality of Section 15.10, no provision in this Agreement shall create any Third-Party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason in respect of continued employment or new employment with Seller or its Affiliates or Buyer or its Affiliates or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller or Buyer or its Affiliates. Nothing in this Section 6.8, express or implied, shall be deemed an amendment of any Employee Benefit Plan providing benefits to any Permitted Employee or any other employee of Seller or its Affiliates. Each Party hereby agrees not to, and, with respect to Seller, to cause its Affiliates or anyone acting on Seller’s or any of its Affiliates’ behalf not to, and, with respect to Buyer, to cause each member of the Buyer Group or anyone acting on Buyer’s or any member of the Buyer Group’s behalf not to, for two (2) years after the Execution Date, directly or indirectly (other than as permitted by Sections 6.8(a) and 6.8(b) hereof): solicit or contact with a view to the engagement or employment of, any employee of the other Party or its Affiliates; provided, however, that it shall not be a violation of this Section 6.8(e) to engage in solicitations incidental to general advertising or other general solicitation in the ordinary course not specifically targeted at such Persons or to employ any Person not solicited in violation hereof. In addition, except pursuant to an offer of employment extended to a Permitted Employee prior to the Closing in accordance with Section 6.8(a) and Section 6.8(b), for a period of six (6) months following the Closing Date, without Seller’s consent, Buyer shall not, and shall cause its Affiliates not to, hire or otherwise employ any Permitted Employee to which Buyer did not make an offer of employment.

6.9 Transition Services Agreement. The Parties shall enter into at Closing the Transition Services Agreement substantially in the form set forth on Exhibit J (the “Transition Services Agreement”); provided that, with respect to the items on the Schedules thereto which the Parties fail to agree to as of the Execution Date, Seller and Buyer shall, acting in good faith, use their commercially reasonable efforts to agree to such items prior to the Closing and such Schedules shall be modified accordingly.

6.10 Hedges.

(a) After the execution of this Agreement and prior to Closing, upon receipt of written instructions from Buyer, Seller or its Affiliate shall, as soon as is reasonably practicable, authorize the initiation of such hedging transactions in connection with the Assets as Buyer may request in writing in accordance with the terms and conditions, and with any counterparty that has an ISDA Master Agreement in effect or executes an ISDA Master Agreement with Seller or its Affiliate, set forth in such written instructions (any such transaction initiated in accordance with this Section 6.10(a), each a “Specified Hedging Agreement”); provided that (i) the notional monthly quantities associated with all such Specified Hedging Agreements are, in the aggregate, no greater than those listed on Schedule 6.10 and on market terms, (ii) the Specified Hedging Agreements are executed solely with counterparties listed on Schedule 6.10 as a transaction under such counterparties’ existing ISDA Master Agreement with Seller or its Affiliate, (iii) neither Seller nor any of its Affiliates shall be required to pay to any counterparty any fee to authorize the initiation of any Specified Hedging Agreement (unless Buyer agrees to reimburse Seller or its applicable Affiliate for such fee), (iv) the Specified Hedging Agreement provides (A) for the novation of the obligations thereunder to the Buyer, (B) a right of Seller or its applicable Affiliate, in its sole discretion, to terminate the transactions thereunder if Closing does not occur or (C) a requirement to terminate the transactions thereunder if Closing occurs and a Novation Failure Unwinding Scenario occurs with respect thereto, and (v) Buyer has delivered such instructions at least five (5) Business Days prior to the Closing. Neither Seller nor its Affiliates shall authorize the initiation of any Specified Hedging Agreement except as expressly provided in this Section 6.10.

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(b) If Seller or its applicable Affiliate has authorized the initiation of any Specified Hedging Agreement in accordance with this Section 6.10 and the proposed counterparty thereto fails to authorize the initiation of such Specified Hedging Agreement, Seller shall not be in breach of this Section 6.10 for such counterparty’s failure to authorize the initiation of such Specified Hedging Agreement.

(c) Prior to the earlier of the (x) novation of a Specified Hedging Agreement to Buyer at Closing or (y) if applicable, the unwinding of such Specified Hedging Agreement after the occurrence of a Novation Failure Unwinding Scenario, Seller or its applicable Affiliate shall (i) comply with such Specified Hedging Agreement and (ii) not execute or deliver any amendment for, or waiver of any right under, such Specified Hedging Agreement, transfer any right or obligation under such Specified Hedging Agreement or terminate such Specified Hedging Agreement other than amendments necessary in order to give effect to this Section 6.10; provided, however, that Seller or its applicable Affiliate shall execute and deliver any such amendment or waiver or effect any such transfer or termination in accordance with any written request delivered by Buyer to Seller and consistent with Schedule 6.10.

(d) In the event that (i) the Seller Termination Unwinding Scenario occurs and any Elected Unwind Hedge is actually unwound or terminated by Seller or its applicable Affiliate pursuant to Section 6.10(f), or (ii) Closing occurs (whether or not a Novation Failure Unwinding Scenario occurs), in each case, Buyer and Buyer Parent shall (without duplication of any Purchase Price adjustments pursuant to Section 3.3(a)(x) or Section 3.3(b)(x), as applicable), on a joint and several basis, pay, be responsible for, defend, indemnify, hold harmless and forever release Seller and its Affiliates from and against any and all Liabilities of, or payable by, Seller or its Affiliates (i) to any counterparty listed on Schedule 6.10 related to entering into the Specified Hedging Agreements or any amendments, waivers, transfers or terminations of Specified Hedging Agreements pursuant to Section 6.10(c), Section 6.10(e), or Section 6.10(f), (ii) if Closing occurs, related to transferring or novating the Specified Hedging Agreements to Buyer, (iii) related to any monthly settlement of a Specified Hedging Agreement, and (iv) under any Specified Hedging Agreement pursuant to a Novation Failure Unwinding Scenario or any Elected Unwind Hedge pursuant to the Seller Termination Unwinding Scenario (collectively, the “Hedging Indemnities”).

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(e) In the event Closing occurs and any Specified Hedging Agreement is not novated to Buyer or its Affiliates for any reason whatsoever other than as a result of any breach of this Agreement by Seller or its Affiliates (a “Novation Failure Unwinding Scenario”), then Seller or its applicable Affiliate shall, at the sole cost and expense of Buyer, unwind and liquidate such Specified Hedging Agreement and the transactions contemplated thereby within five (5) Business Days following the Closing in accordance with the terms of the confirmations contained in each of such Specified Hedging Agreement and Buyer shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds, and all Liabilities related to such terminated, unwound and/or liquidated Specified Hedging Agreements and the transactions contemplated thereby, it being understood that such Liabilities shall be limited to the applicable Hedging Indemnities.

(f) In the event that this Agreement is terminated by Seller pursuant to Section 14.1(a) and Seller is entitled to the remedies set forth in Section 14.2(b) (the “Seller Termination Unwinding Scenario”), then Seller or its applicable Affiliate may (but shall not be required to), at the sole cost and expense of Buyer, unwind and liquidate all or any portion of the Specified Hedging Agreements and the transactions contemplated thereby in accordance with the terms of the applicable Specified Hedging Agreements. In the event the Seller Termination Unwinding Scenario occurs, Seller shall deliver written notice to Buyer of its (or its applicable Affiliate’s) election whether or not to unwind and liquidate all or any portion of the Specified Hedging Agreements and the transactions contemplated thereby within thirty (30) days following termination of this Agreement, and only those Specified Hedging Agreements that Seller (or its applicable Affiliate) elects to unwind and liquidate in such notice (the “Elected Unwind Hedges”) shall be subject to the provisions of Section 6.10(h)(ii)(A), and all other Specified Hedging Agreements (“Elected Retained Hedges”) shall instead be subject to Section 6.10(g) and Section 6.10(h)(ii)(B) and Section 6.10(h)(iii).

(g) If this Agreement is terminated prior to Closing (other than in the event of the Seller Termination Unwinding Scenario with respect to the Elected Unwind Hedges), then Seller shall retain, pay, be responsible for, defend, indemnify, hold harmless and forever release Buyer and its Affiliates from and against any and all Hedging Indemnities.

(h) For the avoidance of doubt (i) in the event Closing occurs, Buyer shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds, and Liabilities related to the Specified Hedging Agreements and the transactions contemplated thereby, it being understood that all such revenues, gains and proceeds shall be the property of Buyer and that all such Liabilities shall be limited to the Hedging Indemnities, (ii) in the event the Seller Termination Unwinding Scenario occurs, (A) Buyer shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds, and all Liabilities related to any Elected Unwind Hedges and the transactions contemplated thereby, it being understood that such Liabilities shall be limited to the applicable Hedging Indemnities and (B) Seller shall promptly, within thirty (30) days following termination of this Agreement pay to Buyer the aggregate Net Mark-To-Market Values of the Elected Retained Hedges (reduced by any amounts netted from the amounts owed by Seller under Section 6.10(h)(ii)(A)); provided, however, any payments required of Buyer under Section 6.10(h)(ii)(A) shall be made net of any amounts owed by Seller under Section 6.10(h)(ii)(B), and (iii) in the event Section 6.10(g) applies, subject to Section 6.10(h)(ii), Seller shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds and Liabilities related to the applicable Specified Hedging Agreements (including, if applicable, any Elected Retained Hedges) and the transactions contemplated thereby, it being understood that all such revenues, gains and proceeds shall be the property of Seller or its applicable Affiliate and that all such Liabilities shall be limited to the Hedging Indemnities.

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(i) Notwithstanding anything to the contrary in this Agreement, the Specified Hedging Agreements and the transactions contemplated thereby and the actions to be taken by the Parties in accordance with this Section 6.10 and Section 6.11 are an exception to, and will under no circumstance constitute a breach of, any of (i) the representations and warranties made by either Party in this Agreement or in any certificate to be delivered at Closing and (ii) the covenants contained in Section 6.1.

6.11 Novation. Seller or its applicable Affiliate shall execute and deliver to the Specified Hedging Agreement counterparties the novation instruments substantially in the forms attached to this Agreement as Exhibit J at the Closing (the “Novation Instruments”). Buyer shall execute an ISDA agreement with each applicable counterparty of the Specified Hedging Agreements prior to such novation and pay to Seller any fees paid by Seller or its applicable Affiliate to a trade counterparty that was necessary to effect any novation contemplated by this Section 6.11. Seller shall consult with Buyer regarding any such fee prior to agreeing to pay such fee. If Seller or its applicable Affiliate has executed and delivered any Novation Instrument in accordance with this Section 6.11 and the proposed counterparty thereto or Buyer fails to execute and deliver such Novation Instrument, Seller and its Affiliates shall not be in breach of this Section 6.11 for such counterparty’s or Buyer’s failure to execute and deliver such Novation Instrument.

6.12 [Intentionally Deleted.].

6.13 Financial Cooperation. For the period beginning on the Execution Date and ending on the Closing Date, Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, provide such commercially reasonable cooperation as may be requested by Buyer and Buyer Parent to the extent necessary in connection with the arrangement of, and the satisfaction of those conditions precedent which implicate Seller and its Affiliates to, the Debt Financing. Such cooperation shall include the following:

(a) furnishing to Buyer, Buyer Parent and their Financing Sources (i) the Required Information (as soon as reasonably practicable after the date hereof), in each case that is Compliant, and (ii) reasonably requested recording information, party names, legal descriptions, and petroleum engineering information relating to the Assets (with respect to this subpart (ii), in the form that such information and records currently exist);

(b) participating in a reasonable number of due diligence sessions, drafting sessions, road shows and sessions with ratings agencies in connection with the Debt Financing including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and Representatives (including, for the avoidance of doubt, accountants) of Seller, on the one hand, and the Financing Sources, in each case, upon reasonable prior notice and at reasonable locations and times and subject to customary confidentiality arrangements;

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(c) providing information reasonably requested by each of Buyer and Buyer Parent for its preparation of materials for bank information memoranda, marketing materials (including road show presentations), rating agency presentations, high-yield offering prospectuses and similar documents required in connection with the Debt Financing, and identifying any information contained therein that would constitute material, non-public information with respect to Seller, its Affiliates or its or their securities or the Assets for purposes of United States federal or state securities Laws if Seller were a public reporting company;

(d) providing reasonable access to Buyer, Buyer Parent and their respective Representatives to all properties of proved oil and gas reserves included in the Assets and other real property included in the Assets, in all respects pursuant to, and in accordance with, the terms and conditions set forth in Section 10.1;

(e) [Reserved.]

(f) providing reasonable assistance to the Buyer and Buyer Parent in connection with the preparation of pro forma financial information reasonably necessary to be included in any marketing materials to be used in Buyer’s Debt Financing;

(g) providing reasonable assistance to the Buyer and Buyer Parent in preparing (i) a description of the Assets and “Management’s Discussion and Analysis” with respect to the Assets, (ii) the pro forma financial information and (iii) any other relevant section of any offering documents, in each case to the extent necessary or customary in connection with any offering documents in respect of the Debt Financing;

(h) providing lease operating statements in respect of the Assets prior to the Closing Date to the extent normally prepared by Seller promptly after they are prepared;

(i) providing reasonable assistance in the review of disclosure schedules related to the Assets for the Debt Financing for completeness and accuracy;

(j) obtaining and providing customary (i) reserve engineers’ “comfort letters” and consents and (ii) accountants’ comfort letters (including customary “negative assurance” statements) and consents from the auditor(s) of the audited financial statements provided as part of the Required Information, including issuing any customary representation letters in connection therewith to such auditor, in connection with any reserve report or financial statements, respectively, included in any offering documents in respect of the Debt Financing and as reasonably requested by Buyer or Buyer Parent;

(k) providing such information as is necessary for Buyer’s Financing Sources to run customary lien searches as to any potential Encumbrances on the Assets (it being understood that such lien searches may be run against the Seller or any of its applicable Affiliates as the current owner of the Assets), including without limitation, state and federal tax liens, UCC financing statements, judgment liens, mortgages, deeds of trust and other county-level recordings;

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(l) facilitating Buyer and Buyer Parent’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing, including the delivery of lien releases, terminations and/or assignments and other payoff documentation relating to any Encumbrance (other than Permitted Encumbrances) on the Assets, in each case, to the extent otherwise required to be delivered under this Agreement or otherwise reasonably requested by Buyer or Buyer Parent (it being understood that Seller shall only be required to use commercially reasonable efforts with respect to such other requests); provided that, (i) none of the documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (ii) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (iii) no liability shall be imposed on the Seller or any Affiliate thereof or any of their respective officers or employees involved;

(m) furnishing prior to the Closing Date, to the extent requested in writing by the Buyer at least seven (7) Business Days prior to the Closing Date and to the extent required by the Financing Sources in connection with the Debt Financing, all documentation and other information required by Governmental Authorities under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001; and

(n) cooperating with the Buyer, Buyer Parent and their respective efforts to obtain corporate, bond and facilities ratings to the extent reasonably requested by Buyer or Buyer Parent and necessary in connection with the Debt Financing.

Notwithstanding anything to the contrary set forth herein, it is understood and agreed by the Parties that the cooperation by Seller, its Affiliates and their respective Representatives described in this Section 6.13 shall not obligate Seller, its Affiliates or their respective Representatives to (i) take any actions that materially interfere with the ongoing business or of the Seller, any Affiliate thereof or any of their respective Representatives, (ii) waive or amend any terms of this Agreement, (iii) provide any information that is not, in good faith, reasonably available to Seller, such Affiliate or such Representative, or (iv) take any action that will conflict with or violate Seller’s, any such Affiliates, any such Representative’s organizational documents or any Laws or result in a violation or breach of, or default under, any Contract which Seller, any such Affiliate or any of their respective Representatives, as applicable, is a party, or result in any officer, director or other Representative of Seller, any such Affiliate or any of their respective Representatives incurring any personal liability with respect to any matters relating to the Debt Financing. Notwithstanding the foregoing, (A) none of Seller, Seller’s Affiliates or their respective Representatives shall be required to (1) pay any commitment or other similar fee or incur or become subject to any other Liability or obligation in connection with the Debt Financing that is not subject to the reimbursement and indemnification provisions hereof or (2) authorize, execute or enter into, or perform any agreement with respect to the Debt Financing that is effective prior to the Closing Date, (B) all of the information provided by Seller, its Affiliates and their respective Representatives pursuant to this Section 6.13 is given without any representation or warranty, express or implied; provided that this clause (B) shall not limit any representation or warranty otherwise expressly made by Seller or its Affiliates in this Agreement, and (C) in no event will Seller, any Affiliate thereof or any of their respective Representatives have any liability of any kind or nature to Buyer, its Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 6.13 or any use of any information provided by Seller, any Affiliate thereof or any of their respective Representatives pursuant to this Section 6.13 except to the extent resulting the gross negligence or willful misconduct of Seller, such Affiliate or such Representative; provided that this clause (C) shall not (i) exculpate any breach of this Section 6.13 by Seller or (ii) limit any other obligation of Seller, such Affiliate or such Representative expressly set forth in any other section of this Agreement (including obligations relating to the representation made in Section 4.23). BUYER AND BUYER PARENT, ON A JOINT AND SEVERAL BASIS, SHALL DEFEND, INDEMNIFY, HOLD HARMLESS AND FOREVER RELEASE THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, CLAIMS, COSTS, EXPENSES, INTEREST, AWARDS, JUDGMENTS AND PENALTIES SUFFERED OR INCURRED BY THEM IN CONNECTION WITH THE DEBT FINANCING AND THE PERFORMANCE OF THEIR RESPECTIVE OBLIGATIONS UNDER THIS SECTION 6.13 AND ANY INFORMATION UTILIZED IN CONNECTION THEREWITH EXCEPT TO THE EXTENT SUFFERED OR INCURRED AS A RESULT OF ANY SUCH SELLER INDEMNIFIED PARTY’S, OR SUCH SELLER INDEMNIFIED PARTY’S RESPECTIVE REPRESENTATIVE’S, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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Whether or not Closing occurs, Buyer shall, promptly upon written request by Seller, reimburse Seller and its Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or its Affiliates (including those of its accountants, consultants, legal counsel, agents, contract labor and other Representatives) in connection with the cooperation described by this Section 6.13. All financial information, accounting records, recording information, party names, legal descriptions, petroleum engineering information and other confidential information relating to the Assets made available to Buyer pursuant to this Section 6.13 shall be subject to Section 10.2; provided that Buyer and the Financing Sources may disclose confidential information regarding Seller or its Affiliates obtained by Buyer, Buyer Parent or their respective Representatives pursuant to this Section 6.13 to (x) potential lenders and investors in connection with the marketing and syndication of the Debt Financing and (y) rating agencies in connection with confirming or obtaining ratings for the Buyer, Buyer Parent or the Debt Financing; provided that each of the foregoing are informed by Buyer or Buyer Parent, as applicable, that such information is being disclosed on a confidential basis. Seller hereby consents to the use of its logos, names and marks in connection with the Debt Financing; provided that such names, marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or its Affiliates.

6.14 Recording Cooperation. From the Execution Date until Closing, at Buyer’s request, Seller shall cooperate with and assist Buyer in recording the federal Leases in the applicable county records and will take such actions as may be reasonably required with respect thereto, with all of Seller’s out of pocket costs being borne by Buyer.

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6.15 Financing.

(a) Buyer shall use its commercially reasonable efforts to obtain the proceeds of the Debt Financing on terms and conditions no less favorable to Buyer than the terms and conditions described in the Debt Commitment Letter and, in the case of Buyer, the Fee Letter (including any “market flex” provisions in the Fee Letter), including commercially reasonable efforts to, as applicable, (i) maintain in effect the Debt Commitment Letter (subject to Buyer’s right to amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter in accordance herewith), (ii) negotiate definitive agreements with respect to the Debt Financing having terms and conditions no less favorable to Buyer than the terms and conditions contained in the Debt Commitment Letter and Fee Letter (including any “market flex” provisions contained in the Fee Letter) and (iii) taking into account the expected timing of the Marketing Period, satisfy (or obtain a waiver of) on a timely basis all conditions in the Debt Commitment Letter that are within Buyer’s control. Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Debt Commitment Letter if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the funding of the Debt Financing or make the satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, (2) reduces the amount of the Debt Financing if Buyer does not otherwise have sufficient cash proceeds to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at Closing, (3) materially and adversely affects the ability of Buyer to enforce their respective rights against any of the other parties to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced, relative to the ability of Buyer to enforce their respective rights against any of such other parties to the Debt Commitment Letter as in effect on the date hereof or (4) adds new (or modifies any existing) conditions to the consummation of all or any portion of the Debt Financing in a manner that would reasonably be expected to prevent, impede or materially delay the Closing; provided that Buyer may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement without any consent of the Seller or (B) terminate the Debt Commitment Letter (unless the Debt Commitment Letter has been replaced by a new commitment letter (or similar agreement) in accordance with this Section 6.15). Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter in accordance with this Section 6.15(a), the terms “Debt Commitment Letter”, “Debt Financing,” “Commitment Letters,” and “Financing” shall refer to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced and the debt financing contemplated thereby.

(b) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter and Fee Letter (including any “market flex” provisions contained in the Fee Letter) for any reason (other than due to the failure of a condition to the consummation of the Debt Financing resulting from a breach of any representation, warranty, covenant or agreement of the Seller set forth in this Agreement), Buyer will use its commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the last day of the Marketing Period), alternative financing (as applicable, in an amount sufficient to permit Buyer to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at the Closing) from the same or other sources and on terms and conditions not less favorable to Buyer than the terms and conditions set forth in the Debt Commitment Letter and Fee Letter (including any “market flex” provisions contained in the Fee Letter). For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question) and the term “Debt Financing” shall be deemed to include any alternative financing arranged in compliance herewith. Buyer shall keep Seller reasonably informed on a current basis of the status of their efforts to consummate the Debt Financing.

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(c) Buyer Parent shall use its commercially reasonable efforts to obtain the proceeds called for from the Sponsor under the Forward Purchase Agreement on terms and conditions no less favorable to Buyer Parent than the terms and conditions described in the Forward Purchase Agreement, including commercially reasonable efforts to, as applicable, (i) maintain in effect the Forward Purchase Agreement and (ii) satisfy (or obtain a waiver of) on a timely basis all conditions in the Forward Purchase Agreement that are within Buyer Parent’s control. Buyer Parent shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Forward Purchase Agreement if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the purchase obligations of the Sponsor under the Forward Purchase Agreement or make the satisfaction of the conditions to Sponsor’s purchase obligations under the Forward Purchase Agreement materially less likely to occur, (2) reduces the amount of Forward Purchase Units the Sponsor is required to purchase under the Forward Purchase Agreement if Buyer and Buyer Parent do not otherwise have sufficient cash proceeds to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at Closing, (3) materially and adversely affects the ability of Buyer Parent to enforce its rights against any of the other parties to the Forward Purchase Agreement, relative to the ability of Buyer Parent to enforce its respective rights against any of such other parties to the Forward Purchase Agreement as in effect on the date hereof or (4) adds new (or modifies any existing) conditions to the Sponsor’s purchase obligations under the Forward Purchase Agreement in a manner that would reasonably be expected to prevent, impede or materially delay the receipt of the aggregate Forward Purchase Price (as defined in the Forward Purchase Agreement) from the Sponsor under the Forward Purchase Agreement, or (B) terminate the Forward Purchase Agreement.

(d) Buyer and Buyer Parent shall use their commercially reasonable efforts to cause Sponsor to obtain the proceeds called for from the Equity Investor under the Forward Purchase Agreement on terms and conditions no less favorable to Sponsor than the terms and conditions described in the Equity Commitment Letters, including commercially reasonable efforts to, as applicable, (i) maintain in effect the Equity Commitment Letters and (ii) satisfy (or obtain a waiver of) on a timely basis all conditions in the Equity Commitment Letters that are within Sponsor’s control. Buyer, Buyer Parent and Sponsor shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Equity Commitment Letters if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the purchase obligations of the Equity Investor under the Equity Commitment Letters or make the satisfaction of the conditions to Equity Investor’s purchase obligations under the Equity Commitment Letters materially less likely to occur, (2) reduces the amount of equity commitment of the Equity Investor under the Equity Commitment Letters if Buyer and Buyer Parent do not otherwise have sufficient cash proceeds to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at Closing, (3) materially and adversely affects the ability of Sponsor to enforce its rights against the Equity Investor under the Equity Commitment Letters, relative to the ability of Sponsor to enforce its respective rights against Equity Investor under the Equity Commitment Letters as in effect on the date hereof or (4) adds new (or modifies any existing) conditions to the Equity Investor’s purchase obligations under the Equity Commitment Letters in a manner that would reasonably be expected to prevent, impede or materially delay the receipt of the aggregate Forward Purchase Price (as defined in the Forward Purchase Agreement) from the Sponsor under the Forward Purchase Agreement, or (B) terminate the Equity Commitment Letters. Upon any such amendment, supplement, modification, waiver or replacement of any Equity Commitment Letter in accordance with this Section 6.15(d), the terms “Equity Commitment Letters,” “Equity Financing,” “Commitment Letters,” and “Financing” shall refer to the Equity Commitment Letter, as applicable, as so amended, supplemented, modified, waived or replaced and the equity financing, as applicable, contemplated thereby.

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6.16 Financial Statements.

(a) Seller shall use its commercially reasonable efforts to make available to Buyer (i) on or before December 15, 2018 or such later date as agreed to by the Parties: the (x) audited balance sheet of the Assets as of December 31, 2017, December 31, 2016 and December 31, 2015 and the audited statements of operations, changes in members’ equity and cash flows for each of the twelve months ended December 31, 2017, December 31, 2016 and December 31, 2015 (the “Year End Financial Statements”); and (y) unaudited balance sheet of the Assets as of September 30, 2018 and the unaudited statements of operations, changes in members’ equity and cash flows for each of the nine months ended September 30, 2017 and September 30, 2018 (the “Interim Financial Statements” and, together with the Year End Financial Statements, the “Financial Statements”); and (ii) promptly upon the determination by Seller to update any items listed in the foregoing clause (i), any such update thereto.

(b) The date on which such Financial Statements are made available shall be referred to herein as the “FS Delivery Date”. The Financial Statements shall (i) be prepared from the books and records of Seller in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (ii) fairly present, in all material respects, the consolidated financial position of the Assets as of the dates thereof and consolidated results of operations with respect to the Assets for the periods then ended (except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments)). Prior to the FS Delivery Date, the Interim Financial Statements shall be reviewed by an independent accountant under Statement on Auditing Standards No. 100.

(c) Whether or not Closing occurs, Buyer shall, promptly upon written request by Seller, reimburse Seller and its Affiliates for fifty percent (50%) of all reasonable and documented out-of-pocket costs and expenses incurred by Seller or its Affiliates (including those of its accountants, consultants, legal counsel, agents, contract labor and other Representatives) in connection with the preparation of the Financial Statements required by this Section 6.16.

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6.17 FCC Filings. Each Party shall prepare, as soon as is practical following the Execution Date, any necessary filings in connection with the transactions contemplated by this Agreement that may be reasonably required by any Governmental Authority under applicable Laws or a Party hereunder to be filed by such Party with the Federal Communications Commission with respect to transfer of the FCC Licenses. Any fees associated with the transfer of the FCC Licenses or payable to the Federal Communications Commission with respect to the transactions contemplated under this Agreement or the Transaction Documents shall be borne by Buyer and Buyer shall reimburse Seller for any such fees incurred by Seller. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the Federal Communications Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. In addition, at or prior to the Closing, Buyer shall deliver evidence to Seller of its Federal Registry Number with respect to the FCC Licenses and its designation of an applicable contact person with respect to the FCC Licenses. At or promptly following Closing, as applicable, Buyer and Seller shall execute and deliver the forms and documents required by the applicable Governmental Authority to transfer the FCC Licenses to Buyer.

6.18 Schedule 6.18 Assets. If Seller fails to obtain the applicable Consents described on Schedule 6.18 prior to the Closing, then the provisions of Schedule 6.18 shall apply with respect thereto.

6.19 [Intentionally Deleted].

6.20 The Proxy Statement.

(a) As promptly as practicable after the FS Delivery Date, Buyer Parent shall prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act relating to the Offer and the Transactions (as amended or supplemented from time to time, the “Proxy Statement,” together with any supplements, amendments and/or annexes thereto, the “Offer Documents”) in preliminary form.

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(b) Buyer Parent shall provide copies of the proposed forms of the Offer Documents to Seller such that Seller and its representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and Buyer Parent shall reasonably consider in good faith any comments of such Persons and shall make Buyer Parent’s representatives available to discuss such comments with such Persons. Buyer Parent shall provide Seller and its representatives with copies of any written comments and inform them of the material terms of any oral comments that Buyer Parent or any of its representatives receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give Seller a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments and Buyer Parent shall reasonably consider in good faith any such comments. Buyer Parent shall use commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit Seller and its representatives to participate with Buyer Parent or its representatives in any discussions or meetings with the SEC and its staff. Seller shall make its directors, officers and employees, upon reasonable advance notice, available to Buyer Parent and its representatives in connection with the drafting of the public filings with respect to the Transactions (including the Offer Documents) and responding in a timely manner to comments from the SEC. Buyer Parent and Seller shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(c) Buyer Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article XIV. Buyer Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 6.20(c) shall (i) impose any obligation on Buyer Parent to extend the Offer beyond the Termination Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Buyer to terminate this Agreement in accordance with Article XIV.

(d) Buyer Parent shall cause the Offer Documents to be disseminated to holders of Buyer Parent Common Stock, as of the record date established by Buyer Parent’s Board of Directors within five (5) Business Days following (i) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (ii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of completion of such review by the SEC.

(e) Seller shall promptly provide to Buyer Parent such information concerning Seller and the Assets as is required for inclusion in the Offer Documents or reasonably requested by Buyer Parent for inclusion in the Offer Documents. If at any time prior to the Closing, any information relating to Seller, the Assets, or any of Seller’s subsidiaries, Affiliates, officers or directors should be discovered by Buyer Parent or Seller, as applicable, that should be set forth in an amendment or supplement to the Offer Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed by Buyer Parent with the SEC and, to the extent required by law, disseminated by Buyer Parent to the stockholders of Buyer Parent.

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(f) Subject to the second sentence of this Section 6.20(f), but notwithstanding anything else to the contrary in this Agreement or any Offer Document, Buyer Parent shall not make any public filing with respect to the Transactions (including, without limitation, the Offer Documents) without the prior written consent of Seller. Buyer Parent may make any public filing with respect to the Transactions to the extent required by applicable Law; provided that Seller shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by Seller and Buyer Parent to be not so required, such filing shall not be made; and provided further, that with respect to all filings made with respect to the Transactions, Buyer Parent shall give Seller a reasonable opportunity to review and comment on any proposed filing and Buyer Parent shall reasonably consider in good faith any such comments.

6.21 Special Meeting; Recommendation of the Board of Buyer Parent.

(a) Buyer Parent will take, in accordance with applicable Law, NASDAQ rules and the Buyer Parent Governing Documents, all action necessary to call, hold and convene a special meeting of holders of Buyer Parent Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon (i) the adoption and approval of this Agreement and the Transactions by the holders of Buyer Parent Common Stock, (ii) the adoption and approval of the Second Amended and Restated Certificate of Incorporation and (iii) any and all other approvals that Buyer Parent, subject to the approval of Seller (such approval not to be unreasonably withheld or delayed), deems necessary or advisable to effect the consummation of the Transactions, including any amendment to the Buyer Parent Governing Documents to extend the prescribed time period in which Buyer Parent is required to consummate a Business Combination (collectively, the “Stockholder Proposals”), as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by Seller, from and after the date of this Agreement, Buyer Parent shall not directly or indirectly submit any other transaction or matter to any vote, consent or approval of the holders of Buyer Parent Common Stock.

(b) The Board of Directors of Buyer Parent shall recommend that holders of Buyer Parent Common Stock approve the Stockholder Proposals, and Buyer Parent shall include such recommendation in the Proxy Statement; provided, however, that notwithstanding anything to the contrary herein, prior to obtaining the required stockholder approval at the Special Meeting, there shall be no limit or restriction on Buyer Parent’s Board of Director’s right to withdraw, amend, qualify or modify its recommendation based on such Board of Director’s good faith determination, after consultation with its outside legal advisors and financial advisors, that the failure to do so would constitute a breach of their fiduciary duties under applicable Law (any such withdrawal, amendment, qualification or modification, a “Change in Recommendation”). Buyer Parent shall promptly notify Seller in writing of any determination to make a Change in Recommendation. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (i) change the approval of this Agreement or any other approval of the Board of Directors of Buyer Parent or (ii) relieve Buyer or Buyer Parent of any of their obligations under this Agreement, including Buyer Parent’s obligation to hold the Special Meeting.

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6.22 Business Combination Proposal. Promptly following the Execution Date, Buyer and Buyer Parent shall, and shall cause their Affiliates and shall use commercially reasonable efforts to cause their respective Representatives to, cease any discussions with any Person regarding any Business Combination Proposal that are ongoing as of the Execution Date.

(a) From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with Article XIV, Buyer and Buyer Parent shall not, shall cause their Affiliates not to, and shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person concerning any Business Combination Proposal, (ii) furnish to any Person any non-public information with respect to, or commence, continue or renew any due diligence investigation regarding, any Business Combination Proposal, or (iii) enter into any agreement regarding, or approve or recommend any agreement with respect to, any Business Combination Proposal.

(b) No Claim Against Buyer Parent Trust. Seller acknowledges that, as described in the Prospectus, Buyer Parent has established the Buyer Parent Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Buyer Parent’s public stockholders (“Public Stockholders”) and certain Persons (including the underwriters of the IPO) and that it has been advised by Buyer Parent that, except for a portion of the interest earned on the amounts held in the Buyer Parent Trust, Buyer Parent may disburse monies from the Buyer Parent Trust only: (i) to the Public Stockholders in the event they elect to redeem the Buyer Parent Class A Common Stock in connection with the consummation of Buyer Parent’s initial business combination (as such term is used in the Prospectus) (“Business Combination”); (ii) to the Public Stockholders if Buyer Parent fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO; (iii) to pay any Taxes; or (iv) to, or on behalf of, Buyer Parent after or concurrently with the consummation of a Business Combination. Seller hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing, including those that may be applicable pursuant to Section 14.2(b)(B)) any right, title, interest or claim of any kind in or to any monies in the Buyer Parent Trust or distributions therefrom, or make any claim prior to Closing against the Buyer Parent Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Seller hereby irrevocably waives any Claims it may have against the Buyer Parent Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer Parent and will not, prior to the Closing, seek recourse against the Buyer Parent Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement), other than in connection with enforcing its rights pursuant to Section 14.2(b)(B). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 6.23 will continue to apply at and after the Closing to distributions made to redeeming Public Stockholders and for transaction expenses paid (including deferred expenses payable to Buyer Parent’s underwriters in connection with the IPO). Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer Parent to induce it to enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, (A) nothing herein shall serve to limit or prohibit Seller’s right to pursue a claim against Buyer Parent for legal relief against monies or other assets held outside the Buyer Parent Trust and (B) nothing herein shall serve to limit or prohibit any claims that Seller may have in the future against Buyer Parent’s assets or funds that are not held in the Buyer Parent Trust and any assets that have been purchased or acquired with any such funds.

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(c) Buyer Parent Trust. Upon satisfaction or waiver of the conditions set forth in Article VII and Article VIII and provision of notice thereof by Buyer Parent to the Trustee in accordance with the terms of the Buyer Parent Trust Agreement, (i) in accordance with and pursuant to the Buyer Parent Trust Agreement, at the Closing, Buyer Parent shall cause the documents and notices required to be delivered to the Trustee pursuant to the Buyer Parent Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to holders of Buyer Parent Class A Common Stock, and (B) immediately thereafter, pay all remaining amounts then available in the Buyer Parent Trust in accordance with this Agreement and the Buyer Parent Trust Agreement, and (ii) thereafter, the Buyer Parent Trust shall terminate, except as otherwise provided in the Buyer Parent Trust Agreement.

6.23 Consent Agreement.

(a) Notwithstanding anything in this Agreement to the contrary, including in Section 6.1, (i) Seller may proceed to finalize and negotiate the terms of the Draft Agreement with the U.S. Environmental Protection Agency (the “EPA”) prior to Closing to come to a final, executable form of the Draft Agreement (such final form, the “Consent Agreement”), and (ii) to the extent that the terms of the Consent Agreement are not more restrictive or punitive on Seller (or Seller’s successors and assigns) than the terms of the Draft Agreement (any such more restrictive or punitive term, an “Adverse Deviation”), Seller shall not be required to receive the prior consent of Buyer or Buyer Parent to finalize and execute the Consent Agreement with the EPA. However, if the terms of the Consent Agreement do contain an Adverse Deviation, then Buyer’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) will be required for Seller to finalize and enter into the Consent Agreement with the EPA.

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(b) From and after the date hereof until the execution of the Consent Agreement, Seller agrees to (i) provide Buyer and Buyer Parent with any revisions to the Draft Agreement that may be transmitted by Seller to the EPA or from the EPA to Seller, in each case, promptly following Seller’s receipt or delivery of the same, (ii) keep Buyer and Buyer Parent aware of any material developments in the negotiation and finalization of the Consent Agreement, in each case, that would be reasonably likely, in Seller’s good faith opinion, to result in an Adverse Deviation, and (iii) prior to executing the same, provide Buyer and Buyer Parent with the proposed Consent Agreement, which delivery shall be accompanied by either (A) a consent request to Buyer with respect to the execution of such Consent Agreement, if and to the extent the same includes an Adverse Deviation, or (B) a statement that such Consent Agreement does not contain an Adverse Deviation and that Seller intends to proceed with the execution of the Consent Agreement in such form.

(c) Upon the finalization and execution of the Consent Agreement by Seller and the EPA, the Parties shall enter into an amendment of this Agreement in the form attached hereto as Exhibit K.

6.24 Credit Agreement Consent. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the consent, waiver and amendment of the Seller Parent Credit Agreement by the requisite Lenders (as defined in the Seller Parent Credit Agreement) in order to permit thereunder the consummation of the transactions contemplated hereunder and the performance of Seller’s obligations and conveants to be performed at Closing, including, in the event Seller fails to obtain any of the applicable Subject Consents with respect to any of the Schedule 6.18 Assets prior to the Closing, Seller’s execution and delivery of the Mortgage at Closing and Seller’s performance of the covenants and obligations of the Seller under Section 6.18, Schedule 6.18 and the Mortgage (such consent, waiver and amendment, the “Credit Agreement Consent”). Prior to the execution of the Credit Agreement Consent, Seller shall provide Purchaser draft copies of the Credit Agreement Consent and the opportunity to provide comments to the same, which comments shall be considered in good faith by Seller and its Affilaites; provided, however, in no event shall Seller be obligated to accept any such comments. Seller shall provide to Purchaser a fully executed copy of the Credit Agreement Consent promptly after the execution and delivery thereof by the applicable parties thereto.

6.25 Registration Rights Agreement. Promptly following the Execution Date and through the earliest to occur of (a) the Closing Date, (b) the Termination Date and (c) the date on which the Parties agree that the form of the Registration Rights Agreement is finalized, Buyer Parent and Seller shall negotiate in good faith the form of the Registration Rights Agreement (the “Registration Rights Agreement”), which Registration Rights Agreement will be on terms as are consistent with and do not deviate from those set forth on Exhibit O attached hereto and on such other reasonable and customary terms as are mutually agreed to by Buyer Parent and Seller; provided that such other reasonable and customary terms are not inconsistent with and do not deviate with those set forth on Exhibit O attached hereto.

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Article VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:

7.1 Representations. (a) The representations and warranties of Seller set forth in Article IV (other than the Specified Representations) shall be true and correct on and as of the Closing Date (without regard to any materiality or Material Adverse Effect qualifiers contained therein), as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect, and (b) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date (without regard to any materiality or Material Adverse Effect qualifiers contained therein), as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

7.2 Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3 No Legal Proceedings; Governmental Prohibitions. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

7.4 Title Defects, Environmental Defects, Etc.. The sum of (a) all Title Defect Amounts determined under Section 11.2(g), less the sum of all Title Benefit Amounts determined under Section 11.2(h), plus (b) all Remediation Amounts for Environmental Defects determined under Article XII, plus (c) the Allocated Value of all Assets withheld from Closing on account of Preferential Purchase Rights and Hard Consents pursuant to Section 11.4, shall be less than twenty percent (20%) of the Purchase Price.

7.5 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

7.6 HSR Act. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby (if any) shall have expired or been terminated.

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7.7 Required Buyer Parent Stockholder Approval. The proposal set forth in clause (i) of the definition of “Stockholder Proposals” and all other approvals that Buyer Parent has reasonably determined necessary with the approval of Seller (pursuant to Section 6.21(a)) to effect the consummation of the Transactions shall have been approved by the requisite vote(s) of the stockholders of Buyer Parent at the Special Meeting.

7.8 Net Tangible Assets. Buyer Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

7.9 Maximum Redemption. No more than 16,560,000 shares of Buyer Parent Class A Common Stock shall have been redeemed by the Public Stockholders in connection with the Offer.

7.10 Unscheduled Pre-Closing Litigation. The aggregate Determined Value associated with all Unscheduled Pre-Closing Litigation for which the individual Determined Value as to any such Unscheduled Pre-Closing Litigation is equal to or exceeds the Individual Indemnity Threshold (or, to the extent the Determined Value associated with any such Unscheduled Pre-Closing Litigation is not determined as of the Outside Date, the Liabilities individually or in the aggregate resulting from or arising out of, or which would be reasonably likely to result from or arise out of, such Unscheduled Pre-Closing Litigation) does not equal or exceed the Non-MAE Litigation Termination Threshold; provided, however, that this condition shall deemed to be satisfied in the event that Seller elects (by delivering to Buyer prior to Closing a written notice of such election) the Unscheduled Pre-Closing Litigation Indemnity Option as to all Unscheduled Pre-Closing Litigation.

7.11 Credit Agreement Consent. The Credit Agreement Consent shall have been obtained.

Article VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:

8.1 Representations. (a) The representations and warranties of Buyer and Buyer Parent set forth in Article V (other than the Specified Representations) shall be true and correct in all material respects on and as of the Closing Date (without regard to any materiality qualifiers contained therein), as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (b) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date (without regard to any materiality qualifiers contained therein), as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

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8.2 Performance. Buyer and Buyer Parent shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer or Buyer Parent, as applicable, is required prior to or at the Closing Date.

8.3 No Legal Proceedings; Governmental Prohibitions. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

8.4 Title Defects, Environmental Defects, Etc. The sum of (a) all Title Defect Amounts determined under Section 11.2(g), less the sum of all Title Benefit Amounts determined under Section 11.2(h), plus (b) all Remediation Amounts for Environmental Defects determined under Article XII, plus (c) the Allocated Value of all Assets withheld from Closing on account of Preferential Purchase Rights and Hard Consents pursuant to Section 11.4, shall be less than twenty percent (20%) of the Purchase Price.

8.5 Replacement Bonds. Buyer shall have obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ Bonds to the extent required by Section 6.3.

8.6 Closing Deliverables. Buyer and Buyer Parent shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer and Buyer Parent under Section 9.3.

8.7 HSR Act. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby (if any) shall have expired or been terminated.

8.8 Required Buyer Parent Stockholder Approval. The proposal set forth in clause (i) of the definition of “Stockholder Proposals” and all other approvals that Buyer Parent has reasonably determined necessary with the approval of Seller (pursuant to Section 6.21(a)) to effect the consummation of the Transactions shall have been approved by the requisite vote(s) of the stockholders of Buyer Parent at the Special Meeting.

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Article IX

CLOSING

9.1 Date of Closing.

(a) Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 7:00 a.m. (Mountain Time) on March 20, 2019 (the “Scheduled Closing Date”), or on such date as it may be extended pursuant to this Agreement (the “Extended Closing Date”); provided that if the conditions to Closing in Article VII and Article VIII have not yet been satisfied or waived by the Scheduled Closing Date (other than those conditions that by their nature cannot be satisfied until Closing), then subject to the Parties’ rights under Article XIV, Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing but that remain capable of satisfaction), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII and Article VIII at such time, the Closing shall occur instead on five (5) Business Days following the final day of the Marketing Period (provided that Buyer may elect to terminate the Marketing Period early on no less than two Business Days’ notice to the Seller). The date on which the Closing actually occurs shall be the “Closing Date”.

(b) Notwithstanding the foregoing, after delivery of the Required Information, Buyer in its sole discretion shall have the continuing right until the Scheduled Closing Date or the earlier termination of this Agreement, by providing notice to Seller, to extend the Closing Date to a date on or before April 15, 2019. If (i) all conditions to Closing of Buyer set forth in Article VII are satisfied (other than those conditions (A) set forth in Section 7.7, Section 7.8 and Section 7.9 or (B) that by their nature cannot be satisfied until Closing) or (ii) the Marketing Period has not ended as of the Scheduled Closing Date other than due to any of the reasons set forth in subparts (a), (b) or (d) of the definition thereof, and nonetheless, in either case, Buyer elects to extend the Closing Date as provided in the preceding sentence then, if the Closing occurs after the Scheduled Closing Date, at the Closing the Purchase Price shall be increased pursuant to Section 3.3(a)(ix) by an amount equal to the product of (x) $279,000.00, multiplied by (y) the number of days from and after the Scheduled Closing Date to the Closing Date (the “Closing Extension Payment”).

9.2 Place of Closing. Closing shall be held at 10:00 prevailing central time in the offices of Latham & Watkins LLP at 811 Main Street, Suite 3700, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3 Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall (i) execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets, and (ii) execute and deliver the Master Assignment and Bill of Sale in substantially the form attached hereto as Exhibit F-2.

(b) Seller and Buyer shall execute and deliver assignments, on appropriate forms, of Federal, state and other Leases of Governmental Authorities included in the Assets (including BIA Leases), in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

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(c) Seller and Buyer shall execute, acknowledge and deliver the (i) Mineral Deed in sufficient counterparts to facilitate recording in the applicable counties covering the Fee Minerals and (ii) Surface Deed in sufficient counterparts to facilitate recording in the applicable counties covering Surface Fee Interests.

(d) Seller and Buyer shall execute, acknowledge and deliver such instruments as may be required to transfer the Vehicles to Buyer.

(e) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(f) Seller and Buyer shall execute and deliver the Escrowed Suspense Assignment.

(g) Seller and Buyer shall execute and deliver the Membership Interest Assignment.

(h) Seller and Buyer shall execute and deliver the Transition Services Agreement.

(i) Buyer shall deliver to Seller, to the account(s) designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price.

(j) Except to the extent otherwise covered by the Transition Services Agreement, Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(k) Seller shall deliver an executed statement that meets the requirements set forth in Treasury Regulation §1.1445-2(b)(2) and Code Section 1446(f).

(l) To the extent required under any applicable Law or Governmental Authority for any federal or state Lease, Seller and Buyer shall deliver federal and state change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by Seller or any of its Affiliates.

(m) An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(n) An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

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(o) Buyer shall deliver any instruments and documents required by Section 6.3.

(p) Seller and Buyer shall execute and deliver forms prescribed by the applicable Governmental Authorities for Buyer to assume Liability for any Burdens payable by Seller or its Affiliates to any Governmental Authority with respect to the ownership or operation of the Assets.

(q) Seller shall deliver or cause to be delivered to Buyer recordable releases of all mortgage liens, security interests, deeds of trust, fixture filings, security agreements and financing statements, in each case, securing indebtedness for borrowed money by Seller or its Affiliates that are burdening the Assets.

(r) Seller shall execute and deliver to the Specified Hedging Agreement counterparties for counter signature the Novation Instruments substantially in the forms attached to this Agreement as Exhibit J as may be required to novate each Specified Hedging Agreement to Buyer.

(s) To the extent required pursuant ot the terms of Section 6.18, (i) Seller shall execute and deliver the Mortgages, in sufficient counterparts to facilitate filing with the applicable Governmental Authority, and (ii) Seller and Buyer shall execute and deliver the Hydrocarbon Production Assignment, in sufficient counterparts to to facilitate recording in the applicable counties covering the Assets subject thereto.

(t) Buyer Parent and Seller shall execute and deliver the Registration Rights Agreement.

(u) Seller, Buyer and Buyer Parent shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4 Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than thirty (30) Business Days after the Closing Date, Seller shall make available to Buyer the Records consistent with each Record’s current form and format as maintained by Seller as of the Effective Time, for pickup from Seller’s offices during normal business hours; provided that Seller shall retain copies of the Records, it being understood that Buyer shall be entitled to all original copies of the Records in Seller’s possession; provided further that Seller shall not be required to conduct processing, conversion, compiling or any other further work with respect to the delivery of copies of the Records pursuant to this Section 9.4.

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Article X

ACCESS/DISCLAIMERS

10.1 Access.

(a) From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1, Seller shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets operated by Seller or any of its Affiliates and all Records in Seller’s or any of its Affiliates’ possession at such time, to the extent necessary to conduct the title or environmental review described in this Agreement. Seller shall use commercially reasonable efforts to also make available to Buyer and the Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b) From the Execution Date to the Defect Claim Date, Buyer shall be entitled to undertake a Phase I Environmental Site Assessment of the Assets, conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller (such approval not to be unreasonably withheld or delayed). In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM). Seller or Seller’s designee shall have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before entering onto any of the Assets, and Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I Environmental Site Assessment) of, any property adjacent to the Assets.

(c) Subject to Seller’s consent as described below, Buyer shall be entitled to conduct sampling, boring, drilling and other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Assets to the extent Buyer’s Phase I Environmental Site Assessment reasonably indicates that Invasive Activities are required in order to determine the scope of an existing Environmental Defect identified in such Phase I Environmental Site Assessment; provided that before Buyer conducts any Invasive Activities, Buyer shall (i) furnish Seller with such Phase I Environmental Site Assessment and a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities and (ii) obtain the prior written consent of Seller to undertake such Invasive Activities (such consent to be in Seller’s sole discretion). If any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Assets, Seller may request an appropriate modification of the proposed Invasive Activity. Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance in writing by Seller (such approval not to be unreasonably withheld or delayed). Seller shall have the right, at its option, to split with Buyer any samples collected pursuant to approved Invasive Activities.

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(d) If Seller denies any Invasive Activities reasonably requested by Buyer in accordance with Section 10.1(c), then Buyer may at its option, require Seller to retain the affected Assets by delivering written notice thereof at least two (2) Business Days prior to the Closing, whereupon the Assets shall be considered Excluded Assets for all purposes hereunder and the Purchase Price shall be reduced by the Allocated Value of the Assets so excluded.

(e) Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer and Buyer’s Representatives shall abide by Seller’s written safety rules, regulations and operating policies that are provided to Buyer in advance while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer and Buyer Parent, on a joint and several basis, hereby defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Liabilities to the extent arising out of or resulting from any field visit, environmental property assessment or other due diligence activity conducted by Buyer, Buyer Parent or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY INDEMNIFIED PERSON, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING (i) FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY OR (ii) FROM MATTERS DISCOVERED OR UNCOVERED BY BUYER AND BUYER’S REPRESENTATIVES IN THE COURSE OF SUCH DUE DILIGENCE INVESTIGATION TO THE EXTENT SUCH DISCOVERIES ARE OF PRE-EXISTING CONDITIONS (INCLUDING ANY ENVIRONMENTAL DEFECTS) NOT CAUSED OR EXACERBATED (WHICH TERM SHALL SPECIFICALLY EXCLUDED THE DISCOVERY OF SUCH CONDITIONS) BY BUYER OR BUYER’S REPRESENTATIVES.

(f) Buyer acknowledges that any entry into Seller’s offices or onto the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY INDEMNIFIED PERSON, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

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(g) Buyer agrees to provide to Seller promptly, but in no event less than five (5) Business Days after receipt, copies of all final reports and test results prepared by Buyer’s environmental consulting or engineering firm which contain data collected or generated from Buyer’s due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(h) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence, (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of any such due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(i) During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense, policies of insurance of the types and in the amounts set forth on Schedule 10.1. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and/or Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) may become privy to confidential and other information of Seller or its Affiliates, and Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated hereby and (b) shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. Buyer agrees to inform Buyer’s Representatives of the confidential nature of such confidential information and to be responsible for any breach of this Section 10.2 by any of Buyer’s Representatives. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets and (iii) information related to Seller’s or its Affiliates’ assets other than the Assets).

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN Article IV, SECTION 11.1(b) OR IN THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY SELLER INDEMNIFIED PARTY).

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(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Article IV, SECTION 11.1(b) OR IN THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS (INCLUDING WELL LOCATIONS), (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS (INCLUDING WELL LOCATIONS), (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS (INCLUDING WELL LOCATIONS), (iv) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES TO BE GENERATED BY, THE ASSETS (INCLUDING WELL LOCATIONS), (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS (INCLUDING WELL LOCATIONS), (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS (INCLUDING WELL LOCATIONS), (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING WELL LOCATIONS), (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Article IV, SECTION 11.1(b) OR IN THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Article IV, SECTION 11.1(b) OR IN THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. FOR THE AVOIDANCE OF DOUBT, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR POSITIONS TAKEN ON A TAX RETURN WITH RESPECT TO ASSET TAXES FOR A STRADDLE PERIOD WHERE SUCH POSITION IS BASED ON COMMENTS RECEIVED FROM SELLER AND IMPLEMENTED BY BUYER PURSUANT TO SECTION 15.2(e) (IN WHICH CASE BUYER CAN RELY ON SUCH POSITION SOLELY FOR SUCH STRADDLE PERIOD) BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

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(c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.18, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.18 AND SUBJECT TO BUYER’S RIGHTS UNDER SECTION 12.1, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

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Article XI

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1 Seller’s Title.

(a) General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in the Assignment, Seller’s representations contained in Sections 4.3, 4.4, 4.7, 4.9, 4.11, 4.15 and 4.16 and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties, and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in the Assignment.

(b) Special Warranty of Title. The Assignment delivered at Closing will contain a special warranty of title whereby Seller warrants and agrees to defend Defensible Title effective as of Closing and until the end of the Survival Period, without duplication, to (i) each Well set forth on Exhibit B-1 (limited to any currently producing formations), and (ii) each Well Location set forth on Exhibit B-2 (limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances; provided, however, that, except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with Section 11.1(c) on or before the expiration of the Survival Period for breach of such special warranty, such special warranty shall cease and terminate at the end of such Survival Period.

(c) Recovery on Special Warranty.

(i) Buyer’s Assertion of Title Warranty Breaches. Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5 p.m. Mountain Time on the three (3) year anniversary thereof (the “Survival Period”), Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) (other than the requirement to deliver by the Defect Claim Date) setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty in the Assignment. For all purposes of this Agreement, except with respect to Seller’s indemnity obligations under Section 13.2(a) (but only with respect to the representations and warranties set forth in Sections 4.3, 4.4, 4.7, 4.9, 4.11, 4.15 and 4.16, and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties), and Section 13.2(b) through Section 13.2(d), Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of Seller’s special warranty that Buyer fails to assert by a Title Defect Notice given to Seller on or before the expiration of the Survival Period. Seller shall have a reasonable opportunity, but not the obligation, to cure any special warranty breach asserted by Buyer pursuant to this Section 11.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such special warranty breach.

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(ii) Limitations on Special Warranty. For purposes of Seller’s special warranty of title contained in the Assignment, the value of the Wells and/or Well Locations set forth in Schedule 3.8A or Schedule 3.8B, as appropriate ((A) for a Well, limited to any currently producing formations, and (B) for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on Seller’s special warranty of title contained in the Assignment shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of Seller’s special warranty of title as a Title Defect prior to the Defect Claim Date pursuant to Section 11.2, except that the Individual Title Defect Threshold and the Aggregate Deductible shall not apply. Seller shall be entitled to offset any amount owed by Seller for breach of the special warranty of title contained in the Assignment with respect to any Well or Well Location by the amount of any Title Benefits with respect to such Well or Well Location as to which Seller gives Buyer notice after the Defect Claim Date which have not already been used to offset Title Defects claimed by Buyer.

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer must deliver, no later than forty-five (45) days after the Execution Date (the “Defect Claim Date”), claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as Title Defects pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of title contained in the Assignment and with respect to Seller’s indemnity obligations under Section 13.2(a) (but only with respect to the representations and warranties set forth in Sections 4.4, 4.7, 4.9, 4.11, 4.15 and 4.16, and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties), and Section 13.2(b) through Section 13.2(d), Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Well (including the legal description of such Well), the Well Location (including the legal description of such Well Location, the affected Lease(s) contributing to such Well Location, and the affected Target Formation(s) with respect to such Well Location), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in the Assignment if asserted after Closing) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that the failure to give such notice shall not preclude Buyer from asserting a Title Defect on or before the Defect Claim Date or asserting a breach of Seller’s special warranty of title after the Closing Date.

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(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Well (including the legal description of such Well), or the Well Location (including the legal description of such Well Location, the affected Lease(s) contributing to such Well Location, and the affected Target Formation(s) with respect to such Well Location), or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Except as set forth in Section 11.1(c)(ii), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Defect Claim Date.

(c) Seller’s Right to Cure.

(i) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to ninety (90) days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer and which it has provided written notice of election to cure at least two (2) Business Days prior to Closing. In the event that Seller elects to cure any such Title Defect during the Cure Period, (A) the Title Defect Property affected by such Title Defect shall be excluded from the transaction and (B) the Purchase Price payable by Buyer to Seller shall be reduced at Closing by the Allocated Value of such Title Defect Property. Within ten (10) days after the end of the Cure Period (or, if applicable, within ten (10) days following the resolution of any dispute related to such Title Defect pursuant to Section 11.2(j)), and subject to Section 11.2(i), (1) if the remedy set forth in Section 11.2(d)(i) is elected, Seller shall assign to Buyer the affected Title Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller an amount equal to the Allocated Value of such Title Defect Property minus the Title Defect Amount in respect of any portion of such Title Defect that is not cured as determined pursuant to Section 11.2(g) or Section 11.2(j), as applicable (provided that solely in the case where such Title Defect Amount (x) is determined under Section 11.2(g)(ii) and (y) exceeds the Allocated Value of such Title Defect Property, then Seller shall pay to Buyer, by wire transfer of immediately available funds to the account specified in writing by Buyer, an amount equal to such excess over such Allocated Value), (2) if the remedy set forth in Section 11.2(d)(ii) is elected, Seller shall assign to Buyer the affected Title Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller an amount equal to the Allocated Value of such Title Defect Property, and (3) if the remedy set forth in Section 11.2(d)(iii) is elected, Seller shall retain the affected Title Defect Property and such Title Defect Property shall be deemed an Excluded Asset for all purposes hereunder. Until such time as such Title Defect Property is assigned to Buyer pursuant to clauses (1) or (2) above or retained by Seller pursuant to clause (3) above, Seller shall continue to comply with the terms of Section 6.1 with respect to such Title Defect Property.

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(ii) During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Records at Seller’s sole cost, in order to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d) Remedies for Title Defects. Subject to Seller’s continuing right to (x) attempt to cure any Title Defect for which it has elected to cure in accordance with Section 11.2(c) and (y) dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(d), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured on or before Closing or the end of the Cure Period (as applicable), then, subject to the Individual Title Defect Threshold and the Aggregate Deductible, upon the election of Seller, at its sole option (subject to Buyer’s consent where applicable below):

(i) the Purchase Price shall be reduced by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);

(ii) subject to Buyer’s consent (in its sole discretion), Seller shall indemnify Buyer against all Liability resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement in a form and substance mutually agreed upon by the Parties (a “Title Indemnity Agreement”); or

(iii) in the event the Title Defect Amount of any Title Defect equals or exceeds the Allocated Value of the applicable Title Defect Property, Seller shall retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets.

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(e) Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 11.2, as Seller’s sole remedy, the aggregate Title Defect Amounts of all Title Defects shall be reduced by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 11.2(h) or Section 11.2(j).

(f) Exclusive Remedy. Except for (i) Buyer’s rights under Seller’s special warranty of title in the Assignment and (ii) Buyer’s rights to terminate this Agreement pursuant to Section 14.1(d), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter, and Buyer hereby waives any and all other rights or remedies against Seller or its Affiliates with respect thereto.

(g) Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit B-1 or Exhibit B-2, as applicable, and there is a proportionate decrease in Seller’s Working Interest for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit B-1 or Exhibit B-2, as applicable;

(iv) if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

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(vi) notwithstanding anything to the contrary in this Article XI, except for defects of the type described in Section 11.2(g)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B-1 or Exhibit B-2, as applicable, and there is a proportionate increase in Seller’s Working Interest for such Title Defect Property, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B-1 or Exhibit B-2, as applicable; and

(iii) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect affecting one or more Assets for which the Title Defect Amounts do not exceed $50,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller indemnifies Buyer with respect to any Title Defect Property pursuant to a Title Indemnity Agreement or any Environmental Defect Property pursuant to an Environmental Indemnity Agreement, as applicable, or retains any Title Defect Property pursuant to Section 11.2(d)(iii) or Environmental Defect Property pursuant to Section 12.1(c)(ii), in each case, the Title Defect Amount or Remediation Amount, as applicable, related to such Title Defect Property or Environmental Defect Property will not be counted towards the Aggregate Deductible.

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(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (x) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (y) the adequacy of any curative efforts or materials provided by Seller to cure an alleged Title Defect (the “Disputed Title Matters”) prior to February 20, 2019 (the “Defect Arbitration Date”). If Seller and Buyer are unable to agree by the Defect Arbitration Date (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j).

(i) If any Disputed Title Matter involving a Title Defect exists as of the Closing and if Seller does not elect to cure any Title Defect that is the subject of such dispute during the Cure Period, then (A) the Title Defect Property affected by such Disputed Title Matter shall be excluded from the transaction and (B) the Purchase Price payable to Seller shall be reduced at Closing by the Allocated Value of such Title Defect Property. If the Parties are unable to agree on any Title Benefits and/or Title Benefit Amounts by the Closing, the affected Title Benefit Property shall be conveyed to Buyer and the Purchase Price payable to Seller at Closing shall not be adjusted by the Title Benefit Amounts in dispute.

(ii) There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties or the Title Benefit Properties are located, as selected by mutual agreement of Buyer and Seller (x) at least five (5) days before the Defect Arbitration Date or (y) within fifteen (15) days after the end of the Cure Period, as applicable, or, absent such agreement, by the Denver, Colorado office of the American Arbitration Association (the “Title Arbitrator”); provided, however, that such Title Arbitrator must (A) have not been employed by or represented either Party (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Title Arbitrator.

(iii) Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter on or before the Defect Arbitration Date or promptly after the fifteenth day following the end of the Cure Period, as applicable. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Title Matters and shall be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Disputed Title Matter, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.

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(iv) To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a) (for the avoidance of doubt, regardless of whether or not the Final Settlement Statement has been agreed to or otherwise determined as of such date), then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, and, subject to Section 11.2(i), (A) with respect to a Title Defect, (1) if the remedy set forth in Section 11.2(d)(i) is elected, Seller shall assign to Buyer the affected Title Defect Property excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller, by wire transfer of immediately available funds to the account specified in writing by Seller, an amount equal to the Allocated Value of such Title Defect Property minus the Title Defect Amount attributable to any portion of the Title Defect that was not cured or that was determined by the Title Arbitrator pursuant to this Section 11.2(j) to be owed to Buyer (provided that solely in the case where such Title Defect Amount (x) is determined under Section 11.2(g)(ii) and (y) exceeds the Allocated Value of such Title Defect Property, then Seller shall pay to Buyer, by wire transfer of immediately available funds to the account specified in writing by Buyer, an amount equal to such excess over such Allocated Value), (2) if the remedy set forth in Section 11.2(d)(ii) is elected, Seller shall assign to Buyer the affected Title Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller, by wire transfer of immediately available funds to the account specified in writing by Seller, an amount equal to the Allocated Value of such Title Defect Property, and (3) if the remedy set forth in Section 11.2(d)(iii) is elected, Seller shall retain the affected Title Defect Property and such Title Defect Property shall be deemed an Excluded Asset for all purposes hereunder, and (B) with respect to a Title Benefit, any amount due to Seller as a result of the operation of such Title Benefit to offset Title Defect Amounts, if any, shall be paid by Buyer to Seller by wire transfer of immediately available funds to the account specified in writing by Seller. Until such time as such Title Defect Property is assigned to Buyer pursuant to clauses (A)(1) or (A)(2) above or retained by Seller pursuant to clause (A)(3) above, Seller shall continue to comply with the terms of Section 6.1 with respect to such Title Defect Property.

(v) Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j). To the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall be adjusted at Closing pursuant to this Section 11.2(j) and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 11.2(j).

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11.3 Casualty and Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b) If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain and the reduction in value attributable to such individual casualty or taking exceeds $100,000 (each, a “Casualty Loss”) (with the risk of casualty or takings below such threshold belonging to Buyer), and the Closing thereafter occurs, Seller shall elect by written notice to Buyer prior to Closing either to (i) cause the Assets affected by such Casualty Loss to be repaired or restored to at least its condition prior to such Casualty Loss, at Seller’s sole cost, as promptly as reasonably practicable but in no event later than the expiration of the Transition Services Agreement; provided that the provisions of Section 10.1(e) and Section 10.1(f) shall apply to any such post-Closing access by Seller and its respective officers, employees and other authorized representatives as they do to Buyer and the Buyer’s Representatives’ access prior to Closing. or (ii) pay to Buyer all sums actually paid to Seller by Third Parties by reason of such Casualty Loss insofar as with respect to the Assets and assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, (A) Buyer shall purchase the affected Assets at Closing notwithstanding such Casualty Loss and (B) Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties. If Seller elects the option in item (i) above and to the extent such repair and/or restoration is completed by Seller, Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

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11.4 Preferential Purchase Rights and Consents to Assign.

(a) With respect to each Preferential Purchase Right set forth in Schedule 4.10, Seller, prior to Closing, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

(i) If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale but not later than one hundred twenty (120) days following the Closing Date, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall be included in the Assets to be assigned to Buyer at Closing, and Buyer shall be solely responsible for complying with the terms of such Preferential Purchase Right and shall be entitled to the proceeds, if any, associated with the exercise of such Preferential Purchase Right.

(ii) All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

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(b) With respect to each Consent set forth in Schedule 4.4, Seller, prior to Closing, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(i) If (A) Seller fails to obtain a Consent prior to Closing and the failure to obtain or comply with such Consent would (1) cause the assignment of the Assets affected thereby to Buyer to be void or voidable, (2) cause the termination of a Lease or Contract under the express terms thereof or (3) expressly result in the payment of any liquidated amounts pursuant to the terms of such Lease or Contract (in either case, a “Hard Consent”), or (B) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and as Buyer’s exclusive remedy, the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Consent (with respect to an Asset excluded pursuant to this Section 11.4(b)(i)) that was not obtained prior to Closing is obtained within one hundred eighty (180) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. Until the first to occur of such time as Seller has assigned any Asset (or portion thereof) excluded pursuant to this Section 11.4(b)(i) or the expiration of such one hundred eighty (180) day period, Seller shall continue to comply with the terms of Section 6.1 with respect to such Asset (or portion thereof).

(ii) If (A) Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and such Consent is not a Hard Consent and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets, without adjustment to the Purchase Price, and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(iii) Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent; provided, however, that such restriction shall not be viewed to limit Buyer’s obligation under Section 6.3 to post any credit support required to be posted by the Buyer thereunder or the obligation of Buyer to post any credit support required to be posted under the terms of any Material Contract listed on Schedule 4.8(a) in order for Buyer to meet any applicable creditworthiness test or similar threshold contained therein. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

(iv) Notwithstanding anything in this Section 11.4(b) to the contrary, the provisions of subparts (i) through (iii) of this Section 11.4(b) shall not apply to the Schedule 6.18 Assets covered by the provisions of Section 6.18, with respect to which the provisions of Section 6.18, the Hydrocarbon Production Assignment, and the Mortgage shall govern and control.

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Article XII

ENVIRONMENTAL MATTERS

12.1 Notice of Environmental Defects.

(a) Environmental Defects Notice. Buyer must deliver no later than the Defect Claim Date claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively, the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition (the “Environmental Defect Property”), (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably available to or prepared by Buyer reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer reasonably asserts is necessary to Remediate such alleged Environmental Condition. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, any Environmental Defect asserted by Buyer pursuant to this Section 12.1(a) shall be limited to the Assets only, and Buyer shall not have the right to assert environmental defects with respect to any other assets, properties or operations. For all purposes of this Agreement (except with respect to Seller’s indemnity obligations under Section 13.2(a) (but only with respect to the representations and warranties set forth in Section 4.18 and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties), and Section 13.2(b) through Section 13.2(d), Buyer shall be deemed to have waived, and Seller shall have no liability for, (A) any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice delivered to Seller on or before the Defect Claim Date, and/or (B) any environmental defect affecting any assets, properties or operations other than the Assets (other than contribution requirements in accordance with the applicable operating agreements), in each case, with such Liabilities being “Buyer’s Environmental Liabilities.” Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all material assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that the failure to give such notice shall not preclude Buyer from asserting an Environmental Defect on or before the Defect Claim Date.

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(b) Seller’s Right to Cure.

(i) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to the expiration of the Cure Period, any Environmental Defects of which it has been advised by Buyer and which it has provided written notice of election to cure at least two (2) Business Days prior to Closing. In the event that Seller elects to cure any such Environmental Defect during the Cure Period, (A) the Environmental Defect Property affected by such Environmental Defect shall be excluded from the transaction, and (B) the Purchase Price payable by Buyer to Seller shall be reduced at Closing by the Allocated Value of such Environmental Defect Property. Within ten (10) days after the end of the Cure Period (or, if applicable, within ten (10) days following the resolution of any dispute related to such Environmental Defect pursuant to Section 12.1(f)), and subject to Section 12.1(e), (1) if the remedy set forth in Section 12.1(c)(i) is elected, Seller shall assign to Buyer the affected Environmental Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller an amount equal to the Allocated Value of such Environmental Defect Property minus the Remediation Amount in respect of any portion of such Environmental Defect that is not cured, (2) if the remedy set forth in Section 12.1(c)(iii) is elected, Seller shall assign to Buyer the affected Environmental Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller an amount equal to the Allocated Value of such Environmental Defect Property, and (3) if the remedy set forth in Section 12.1(c)(ii) is elected, Seller shall retain the affected Environmental Defect Property and such Environmental Defect Property shall be deemed an Excluded Asset for all purposes hereunder. Until such time as such Environmental Defect Property is assigned to Buyer pursuant to clauses (1) or (2) above or retained by Seller pursuant to clause (3) above, Seller shall continue to comply with the terms of Section 6.1 with respect to such Environmental Defect Property.

(ii) During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control in order to facilitate Seller’s attempt to cure any such Environmental Defects. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

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(c) Remedies for Environmental Defects. Subject to Seller’s continuing right to (x) attempt to cure any Environmental Defect for which it has elected to cure in accordance with Section 12.1(b) and (y) dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(d), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured on or before Closing or the end of the Cure Period (as applicable), then, subject to the Individual Environmental Threshold and the Aggregate Deductible, upon the election of Seller, at its sole option (subject to Buyer’s consent or election where applicable below), elect one of the following:

(i) the Purchase Price shall be reduced by the Remediation Amount agreed upon by the Parties or determined pursuant to Section 12.1(f);

(ii) in the event the Remediation Amount of any Environmental Defect equals or exceeds the Allocated Value of the applicable Environmental Defect Property, Seller shall retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or

(iii) subject to Buyer’s consent (in its sole discretion), Seller shall indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets pursuant to an indemnity agreement in a form and substance mutually agreeable to the Parties (each, an “Environmental Indemnity Agreement”);

provided, however, that if the Remediation Amount for such Environmental Defect Property equals or exceeds the Allocated Value for such Environmental Defect Property, either Party shall have the right to elect to have the option set forth in Section 12.1(c)(ii) apply with respect to such Environmental Defect Property.

If the option set forth in Section 12.1(c)(ii) applies, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(d) Exclusive Remedy. Except for (i) Seller’s representation contained in Section 4.18 and the certificate delivered at Closing pursuant to Section 9.3(m), (ii) Seller’s indemnity obligations under Section 13.2(a) (but only with respect to the representations and warranties set forth in Section 4.18 and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties), and Section 13.2(b) through Section 13.2(d), and (iii) Buyer’s rights to terminate this Agreement pursuant to Section 14.1(d), the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or any other environmental matter, and Buyer hereby waives any and all other rights and remedies against Seller with respect thereto.

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(e) Environmental Deductibles. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect affecting one or more Assets for which the Remediation Amounts do not exceed $100,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller indemnifies Buyer with respect to any Title Defect Property pursuant to a Title Indemnity Agreement or any Environmental Defect Property pursuant to an Environmental Indemnity Agreement, as applicable, or retains any Title Defect Property pursuant to Section 11.2(d)(iii) or Environmental Defect Property pursuant to Section 12.1(c)(ii), in each case, the Title Defect Amount or Remediation Amount, as applicable, related to such Title Defect Property or Environmental Defect Property will not be counted towards the Aggregate Deductible.

(f) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (x) all Environmental Defects and Remediation Amounts and (y) the adequacy of any cure by Seller of any asserted Environmental Defect (items (x) and (y), collectively, the “Disputed Environmental Matters”) prior to the Defect Arbitration Date. If Seller and Buyer are unable to agree by the Defect Arbitration Date (or by the end of the Cure Period if Seller elects to attempt to cure an asserted Environmental Defect after Closing), the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f).

(i) If any Disputed Environmental Matter involving an Environmental Defect exists as of the Closing and if Seller does not elect to cure any Environmental Defect that is the subject of such dispute during the Cure Period, then (A) the Environmental Defect Property affected by such Disputed Environmental Matter shall be excluded from the transaction and (B) the Purchase Price payable to Seller shall be reduced at Closing by the Allocated Value of such Environmental Defect Property.

(ii) There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller (x) at least five (5) days before the Defect Arbitration Date or (y) within fifteen (15) days after the end of the Cure Period, as applicable, or, absent such agreement, by the Denver, Colorado office of the American Arbitration Association (the “Environmental Arbitrator”); provided, however, that such Environmental Arbitrator must (A) have not been employed by or represented either Party (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Environmental Arbitrator.

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(iii) Each of Buyer and Seller shall submit to the Environmental Arbitrator its proposed resolution of the Disputed Environmental Matter on or before the Defect Arbitration Date or promptly after the fifteenth day following the end of the Cure Period, as applicable. The proposed resolution of the Disputed Environmental Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Environmental Matter. The Environmental Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.

(iv) To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a) (for the avoidance of doubt, regardless of whether or not the Final Settlement Statement has been agreed to or otherwise determined as of such date), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 12.1(e), (A) if the remedy set forth in Section 12.1(c)(i) is elected, Seller shall assign to Buyer the affected Environmental Defect Property excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller, by wire transfer of immediately available funds to the account specified in writing by Seller, an amount equal to the Allocated Value of such Environmental Defect Property minus the Remediation Amount attributable to any portion of the Environmental Defect that was not cured or that was determined by the Environmental Arbitrator pursuant to this Section 12.1(f) to be owed to Buyer, (B) if the remedy set forth in Section 12.1(c)(iii) is elected, Seller shall assign to Buyer the affected Environmental Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller, by wire transfer of immediately available funds to the account specified in writing by Seller, an amount equal to the Allocated Value of such Environmental Defect Property, and (C) if the remedy set forth in Section 12.1(c)(ii) is elected, Seller shall retain the affected Environmental Defect Property and such Environmental Defect Property shall be deemed an Excluded Asset for all purposes hereunder. Until such time as such Environmental Defect Property is assigned to Buyer pursuant to clauses (A) or (B) above or retained by Seller pursuant to clause (C) above, Seller shall continue to comply with the terms of Section 6.1 with respect to such Environmental Defect Property.

(v) Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(f). To the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall be adjusted at Closing pursuant to this Section 12.1(f) and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 12.1(f).

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12.2 NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. The presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

Article XIII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1 Assumption by Buyer. Other than the Retained Liabilities (each only for the period of its respective survival pursuant to Section 13.8) and without limiting Buyer’s rights to indemnity under this Article XIII, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations (a) to furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including the Suspense Funds for which the Purchase Price was adjusted pursuant to Section 3.3(b)(ix) and the Escrowed Suspense Funds), (c) to Decommission the Assets (the “Decommissioning Obligations”), (d) to clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, (e) to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, (f) with respect to the Part 1 Litigation notwithstanding subpart (g) below, and (g) subject to Article XII, relating to Environmental Conditions, Environmental Defects and Buyer’s Environmental Liabilities (all of said obligations and Liabilities described in this Section 13.1, including in clauses (a) through (g), herein being referred to as the “Assumed Obligations”).

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13.2 Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise contained in this Agreement, Seller shall be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Buyer, Buyer Parent and their respective Affiliates, and all of their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Seller of any of its representations or warranties contained in Article IV;

(b) any breach by Seller of any of its covenants or agreements under this Agreement;

(c) any Retained Liabilities; and

(d) any and all Seller Taxes.

13.3 Indemnities of Buyer. Effective as of Closing, Buyer and Buyer Parent (on a joint and several basis) and their respective permitted successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article V;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c) the Assumed Obligations.

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13.4 Limitation on Liability.

(a) Seller shall not have any Liability for any indemnification under Section 13.2(a) of this Agreement (other than Liabilities with respect to any breach of the Specified Representations or the representations or warranties in Section 4.14) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000 (the “Individual Indemnity Threshold”), and (ii) until and unless the aggregate amount of all such Liabilities (that exceed the Individual Indemnity Threshold and for which Claim Notices are timely delivered pursuant to Section 13.7) exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible. Notwithstanding anything in this Agreement to the contrary, Seller shall not have any Liability for any indemnification under Section 13.2(c) of this Agreement with respect to clause (k) of Retained Liabilities for any individual Liability as to any individual Unscheduled Pre-Closing Litigation unless the amount of such Liability exceeds the Individual Indemnity Threshold.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities for any indemnification under (i) Section 13.2(a) of this Agreement (other than Liabilities with respect to any breach of the Specified Representations or the representations or warranties in Section 4.14) in excess of an amount equal to twenty percent (20%) of the Purchase Price, or (ii) Section 13.2(c) with respect to clause (k) of Retained Liabilities in excess of an amount equal to one-half of the Non-MAE Litigation Termination Threshold; provided, however, the limitation set forth in this Section 13.4(b)(ii) shall not apply to Seller’s obligations under Section 13.2(c) with respect to clause (l) of Retained Liabilities. Without limiting the foregoing, Seller shall never be required to indemnify Buyer pursuant to this Agreement for aggregate Liabilities in excess of one hundred percent (100%) of the Purchase Price (inclusive of the aggregate damages for which Buyer is indemnified pursuant to Section 13.2), subject to the other limitations set forth herein.

(c) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer under Section 13.2(a) for any Asset Tax (or portion thereof) allocable to Buyer under Section 15.2 as a result of a breach of any representation or warranty set forth in Section 4.14, except to the extent the amount of such Asset Tax (or portion thereof) exceeds the amount that would have been due absent such breach.

(d) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating the amount of any damages caused by, arising out of or resulting from any breach of any representation or warranty in Article IV or Article V, the representations and warranties shall, for purposes of this Article XIII, be read without giving effect to any qualifiers as to materiality contained or incorporated directly or indirectly in such representation or warranty.

13.5 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER, BUYER PARENT AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

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13.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, Section 11.1(c), Section 13.2, Section 13.3, Section 15.17 and Section 15.19(c), and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 11.1(c), Section 13.2, Section 15.17 and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 11.3(b)).

13.7 Indemnification Procedures. All claims for indemnification under Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, Section 13.2, Section 13.3, Section 15.17 and Section 15.19(c) shall be asserted and resolved as follows:

(a) For purposes of Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, this Article XIII, Section 15.17 or Section 15.19(c), the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify the other Party and/or other Persons with respect to such Liabilities pursuant to Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, this Article XIII, Section 15.17 or Section 15.19(c), and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Persons having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 6.3, Section 6.10(d), Section 6.18(b), Section 10.1, this Article XIII, Section 15.17 or Section 15.19(c).

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(b) To make a claim for indemnification under Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, Section 13.2, Section 13.3, Section 15.17 or Section 15.19(c), an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, Section 13.2, Section 13.3, Section 15.17 or Section 15.19(c) (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or a breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that, from and after the Closing Date, Buyer shall (i) (A) have control of the defense and proceedings, excluding any compromise or settlement of, any Unscheduled Pre-Closing Litigation matters, (B) be required to consult with Seller regarding such matter(s) and consider in good faith any suggestions made by Seller with respect thereto and (C) be required to receive the consent of Seller to any compromise or settlement thereof and (ii) have full control of the defense and proceedings, including any compromise or settlement of, any Part 1 Litigation. Additionally, in respect of any matters described in subpart (i) of this Section 13.7(d), Seller shall have the right to participate in the defense of, and other proceedings with respect to, such matter(s) with counsel of its own choosing at its own cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), (x) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (y) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

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(e) If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If settlement has been offered and the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to have disputed the claim for such Liabilities.

13.8 Survival.

(a) Except for the Specified Representations and the representations and warranties in Section 4.14, the representations and warranties of the Parties in Article IV and Article V and the covenants and agreements of the Parties in Section 6.1 and Section 9.4 shall survive Closing for a period of twelve (12) months. The Specified Representations shall survive Closing without time limit. The representations and warranties in Section 4.14 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days. Except as otherwise set forth in the preceding sentences of this Section 13.8(a) or in Section 13.8(b), all covenants and agreements to be performed at or prior to Closing shall terminate as of Closing and all other covenants shall survive Closing until fully performed. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration; provided, that the covenants and agreements contained in Section 15.2 shall survive the Closing for the applicable statute of limitations, plus thirty (30) days; provided, further that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

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(b) The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Seller’s indemnities in Section 13.2(c) shall survive Closing for a period of two (2) years (except for Seller’s indemnity with respect to clause (h) of Retained Liabilities which shall survive Closing for a period of eighteen (18) months, Seller’s indemnities with respect to clause (e), clause (g), and clause (j) of Retained Liabilities which shall survive Closing without time limit and Seller’s indemnity with respect to clause (j) of Retained Liabilities, which shall survive Closing in accordance with the terms of the applicable Title Indemnity Agreement or Environmental Indemnity Agreement). Seller’s indemnities in Section 13.2(d) and Section 15.17 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days. Buyer’s indemnities in Section 15.17 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days. Buyer’s indemnities in Section 6.3, Section 6.10(d), Section 6.18(b), Section 10.1, Section 13.3(c) and Section 15.19(c) shall survive Closing without time limit.

13.9 Waiver of Right to Rescission. Seller, Buyer and Buyer Parent acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer, Buyer Parent and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10 Limitations on Damages.

(a) The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by a Party realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

(b) The Indemnified Party shall use commercially reasonable efforts to mitigate or resolve any Liabilities subject to indemnification under this Article XIII.

13.11 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller, Buyer or Buyer Parent, as applicable, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

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13.12 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

Article XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a) by Seller, at its option, if any of the conditions set forth in Article VIII (other than the conditions set forth in Section 8.3, Section 8.4 or Section 8.7) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller;

(b) by Seller, at its option, if the Board of Directors of Buyer Parent has made a Change in Recommendation;

(c) by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII (other than the conditions set forth in Section 7.3, Section 7.4, Section 7.6, Section 7.7, Section 7.8 or Section 7.9) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;

(d) by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Outside Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Outside Date; or

(e) by Seller or Buyer if Closing shall not have occurred on or before April 15, 2019; provided, however, if Buyer elects to extend the Scheduled Closing Date pursuant to Section 9.1(b), then the date first set forth in this Section 14.1(e) shall be deemed to be the earlier to occur of (i) the date one day after such Extended Closing Date and (ii) April 15, 2019 (such date, as it may be so extended, the “Outside Date”);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (c) or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement. The date of the termination of this Agreement shall be the “Termination Date.”

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14.2 Effect of Termination.

(a) If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Section 6.8(e), Sections 6.10(b) through (h), 6.11 (only the last sentence thereof), 6.13 (only with respect to the reimbursement of out-of-pocket costs and expenses), 6.16(c), 10.1(e) through (i), 10.2, 10.3, 12.2, 13.11, this Section 14.2, Section 14.3, Article I and Article XV (other than Sections 15.2(b) through (i), 15.3, 15.7, 15.8, 15.15, 15.17 and 15.19) and such of the defined terms set forth in Appendix I to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder.

(b) If Seller has the right to terminate this Agreement pursuant to Section 14.1(a):

(i) in circumstances where (A) Buyer or Buyer Parent is in Willful Breach of this Agreement, and (B) measured at the time of such Willful Breach (as opposed to the Scheduled Closing Date or Outside Date), the conditions to Closing set forth in Section 7.3, Section 7.4, and Section 7.6 would be satisfied, then, in such event, Seller shall have the right to terminate this Agreement pursuant to Section 14.1(a) as, along with Seller’s rights (aa) under Section 6.10 if the Seller Termination Unwinding Scenario occurs, (bb) to reimbursement and indemnity under Section 6.13, (cc) to reimbursement under Section 6.16(c), (dd) to indemnity under Section 10.1, and (ee) to reimbursement under Section 15.19, its sole and exclusive remedy;

(ii) in circumstances where the following conditions are satisfied: (A) all of the conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VII at Closing) have been met, or waived by Buyer; and (B) Seller is ready, willing and able to perform its obligations under Section 9.3, then, in such event, Seller shall, subject to Section 14.2(b)(iv), have the right to, at its option, terminate this Agreement pursuant to Section 14.1(a) as, along with Seller’s rights (1) under Section 6.10 if the Seller Termination Unwinding Scenario occurs, (2) to reimbursement and indemnity under Section 6.13, (3) to reimbursement under Section 6.16(c), (4) to indemnity under Section 10.1, and (5) to reimbursement under Section 15.19, its sole and exclusive remedy; and/or

(iii) in circumstances where the following conditions are satisfied: (A) all of the conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VII at Closing) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 9.1; (B) Seller is ready, willing and able to perform its obligations under Section 9.3; (C) either (1) the Debt Financing has been funded, or (2) the full proceeds of the Debt Financing (with such full proceeds being determined by specifically taking into account the limitations on borrowings discussed in the “Availability” and “Borrowing Base” sections of Exhibit B of the Debt Commitment Letter) would be available to be drawn down by Buyer at the Closing if the Equity Financing were funded at the Closing; and (D) Seller has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would use reasonable best efforts to take all actions that are within its control to cause the Closing to occur, then, in such event, Seller shall, subject to Section 14.2(b)(iv), have the right to, at its option, in lieu of terminating this Agreement, seek specific performance by Buyer of this Agreement;

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(iv) For the avoidance of doubt, (A) nothing herein shall be construed to prohibit Seller from first seeking specific performance, but thereafter terminating this Agreement and (B) while Seller may pursue (y) the right to reimbursement and indemnity set forth in subpart (i) or (ii) above or (z) the grant of specific performance as provided in subpart (iii) above, in no event shall Seller be permitted or entitled to receive more than one of the remedies described in the immediately foregoing subparts (i) or (ii), on one hand, or subpart (iii), on the other hand; and

(v) Notwithstanding anything in this Section 14.2(b) to the contrary, in the event that this Agreement is terminated in a manner that would implicate either Section 14.2(b)(i) or Section 14.2(b)(ii), such termination shall not affect Seller’s rights under any separate guarantee entered into by Seller and a Buyer Non-Recourse Person or Seller’s rights as a third party beneficiary under any Equity Commitment Letter that may be applicable to such termination scenarios.

(c) If Buyer has the right to terminate this Agreement pursuant to Section 14.1(c), where the following conditions are satisfied (i) all of the conditions precedent to the obligations of Seller set forth in Article VIII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VIII at Closing) have been met, or waived by Seller, and (ii) Buyer is ready, willing and able to perform its obligations under Section 9.3, then, in such event, Buyer shall have the right to, at its option, (A) terminate this Agreement pursuant to Section 14.1(c) as its sole and exclusive remedy, or (B) in lieu of terminating this Agreement, seek specific performance by Seller of this Agreement. Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement.

(d) Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that (i) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Parties’ rights under, and (iii) to the extent permitted in and subject to the terms and satisfaction of the conditions set forth in Section 14.2(b)(iii) and/or Section 14.2(c), the other Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Parties’ rights hereunder.

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14.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer and Buyer Parent shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information (including any confidential information or digital Records) furnished by or on behalf of Seller to Buyer or Buyer Parent or prepared by or on behalf of Buyer or Buyer Parent in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, but if Buyer or Buyer Parent elects to destroy any such information, an officer of Buyer or Buyer Parent, as applicable, shall certify same to Seller in writing.

Article XV

MISCELLANEOUS

15.1 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the Execution Date.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer, Buyer Parent or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b) Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(c) For purposes of determining the allocations described in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

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(d) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.5 and Section 3.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.6, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.

(e) Subject to Buyer’s indemnification rights under Section 13.2, after the Closing Date, Buyer shall (i) prepare and file with the appropriate Taxing Authority any and all Tax Returns required to be filed after the Closing Date with respect to Asset Taxes, (ii) submit each such Tax Return that relates to a Straddle Period or to a Tax period ending prior to the Effective Time to Seller for its review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, incorporating any reasonable comments received from Seller (with respect to Tax Returns relating to a Straddle Period or to a Tax period ending prior to the Effective Time) prior to the due date therefor. Buyer shall pay the Asset Taxes reflected on such Tax Returns and Seller shall promptly reimburse Buyer the amount of any Seller Taxes paid with respect to such Tax Returns. The Parties agree that (x) this Section 15.2(e) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority, and (y) nothing in this Section 15.2(e) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 15.2(e), which shall be borne by Buyer).

(f) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne solely by Buyer. Any sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne one-half by Buyer and one-half by Seller. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

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(g) Seller shall be entitled to any and all refunds (which, for purposes of this Section 15.2(g), shall include credits received in lieu of refunds, if any) of Asset Taxes allocated to Seller pursuant to Section 15.2(b) and Section 15.2(c), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 15.2(b) and Section 15.2(c); provided, however, that neither Seller nor Buyer shall be entitled to any refund of Asset Taxes allocated to it pursuant to Section 15.2(b) if Seller or Buyer, as the case may be, did not pay or otherwise economically bear such Asset Taxes. If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 15.2(g), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable, out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund.

(h) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(i) Notwithstanding anything in this Agreement to the contrary, if Buyer becomes entitled, pursuant to Section 3.6(b), to any amounts earned from the sale of Hydrocarbons, which amounts are received after the eighteen (18) month anniversary of the Closing Date, Buyer shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time.

(j) To the extent Buyer is required by Law to deduct or withhold any amount for or on account of any Taxes from the payments otherwise due hereunder, Buyer shall make such deductions or withholdings and pay the amount so deducted or withheld to the appropriate Governmental Authority; provided, however, Buyer shall provide at least ten (10) Business Days’ written notice to Seller if Buyer intends to withhold any such amounts and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. Upon making such payments to the appropriate Governmental Authority, Buyer shall be treated as having paid the amounts deducted or withheld as otherwise required hereunder.

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15.3 Assignment. Subject to the provisions of Section 15.17, this Agreement may not be assigned by Buyer, Buyer Parent or Seller without the prior written consent of the other Party. Any assignment or delegation made without the consents required hereby shall be void. In the event a Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer, Buyer Parent or their respective successors and assigns of any of the Assets shall not relieve Buyer, Buyer Parent or their respective successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Notwithstanding the foregoing, but subject to Buyer remaining liable for their respective obligations (including indemnity obligations) hereunder, Buyer may direct that the Assets be assigned to one or more of the other members of the Buyer Group; provided that such applicable members of the Buyer Group expressly agree, pursuant to an instrument in favor of and reasonably acceptable to Seller and without releasing Buyer hereunder, to assume and be directly responsible for all of Buyer’s obligations hereunder as to the Assets so assigned.

15.4 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity. Seller, Buyer and Buyer Parent shall promptly consult with one another with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential after the Closing; provided, however, that the foregoing shall not (a) restrict disclosures by Buyer, Buyer Parent or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder, (b) prevent Buyer or Seller from recording the Assignment, the Mineral Deed or Surface Deed and any federal, tribal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Buyer, (c) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 15.5 and (d) prevent Seller from making disclosures in connection with the requirements of Section 11.4, including complying with Preferential Purchase Rights, and other transfer restrictions applicable to the transactions contemplated hereby.

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15.6 Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

QEP Energy Company
Independence Plaza
1050 17th Street, Suite 800
Denver, Colorado 80265
Attention: Jeffery Tommerup, Senior Vice President, Eastern Region & HSE
Email: Jeffery.tommerup@qepres.com

With a copy to:

QEP Energy Company
Independence Plaza
1050 17th Street, Suite 800
Denver, Colorado 80265
Attention: Christopher Woosley, Senior Vice President and General Counsel
Email: chris.woosley@qepres.com

If to Buyer or Buyer Parent:

Vantage Energy Acquisition Corp.

116 Inverness Drive East, Suite 220

Englewood, Colorado 80112

Attn: Roger Biemans

Email: roger.biemans@vantageep.com

Vantage Energy Acquisition Corp.

116 Inverness Drive East, Suite 220

Englewood, Colorado 80112

Attn: David Wolf

Email: david.wolf@vantageep.com

With a copy to:

NGP Vantage Energy LLC
5221 N. O’Connor Blvd., 11th Floor
Irving, Texas 75039
Attn: Jeff Zlotky
Email: jzlotky@ngptrs.com

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With a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

Attn: Bryan Edward Loocke

Email: bloocke@velaw.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change its contact information for notice by giving written notice to the other Party in the manner provided in this Section 15.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.7 Further Cooperation. After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as the other Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. Without limiting the generality of the foregoing, Seller agrees that, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be included in the Assets pursuant to Section 2.1(s) but is not transferable.

15.8 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) other than with respect to the assignment executed pursuant to Section 9.3(a)(ii), record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer, (d) provide Seller with copies of all recorded or approved instruments, and (e) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bonds.

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15.9 Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). Notwithstanding the foregoing, the Financing Sources shall be deemed Third Party beneficiaries of the provisions set forth in this Section 15.10, Section 15.11, Section 15.12, Section 15.13 and Section 15.20, each of which shall be enforceable by each Financing Source.

15.11 Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by both Parties and expressly identified as an amendment, restatement, supplement or modification; provided, however, notwithstanding anything to the contrary in this Agreement, (a) the provisions relating to the Financing Sources set forth in Section 15.10, this Section 15.11, Section 15.12, Section 15.13 and Section 15.20 (including defined terms, that would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified or altered in any manner that is material and adverse to the interests of the Financing Sources or their respective Affiliates without the prior written consent of the Financing Sources and (b) no amendment shall be made which by Law would require the further approval by the stockholders of Buyer Parent without first obtaining such further approval.

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15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of either Party or its officers, employees, agents, or representatives, and no failure by either Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by either Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 15.10, Section 15.11, this Section 15.12, Section 15.13, and Section 15.20 (including defined terms that would modify the substance of such Sections) may not be waived in a manner that is material and adverse to the interests of the Financing Sources or their respective Affiliates without the prior written consent of the Financing Sources.

15.13 Governing Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Dallas, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that either Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

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(d) Notwithstanding anything in this Section 15.13 or otherwise in this Agreement to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or Third Party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and any such action, claim, cross-claim or Third Party claim shall be governed by and construed and enforced in accordance with the Laws of the State of New York, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(e) THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15 Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate, or cause to be eliminated, the names “QEP”, “QEP Energy” and any variations thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

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15.17 Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”); provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and neither Party makes any representations as to any particular tax treatment that may be afforded to the other Party by reason of such assignment or any other actions taken in connection with the Exchange. The Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all Liabilities arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

15.18 Specific Performance. Subject to Section 14.2, the Parties agree that if any of the provisions of this Agreement are not performed by a Party in accordance with their specific terms, the other Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

15.19 Post-Closing Financial Cooperation.

(a) Seller shall use its commercially reasonable efforts to make available to Buyer (i) on or prior to April 15, 2019 or such later date as agreed to by the Parties, the unaudited statements of operations, changes in members’ equity and cash flows for the three months ended March 31, 2018; (ii) on or prior to July 15, 2019 or such later date as agreed to by the Parties, the unaudited statements of operations, changes in members’ equity and cash flows for the three months and the six months ended June 30, 2018; and (iii) on or prior to October 15, 2019 or such later date as agreed to by the Parties, the unaudited statements of operations, changes in members’ equity and cash flows for the three months ended September 30, 2018. Buyer shall be responsible for, and obligated to promptly reimburse Seller for, fifty percent (50%) of all reasonable costs and expenses (including third person or internal resources and personnel) incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the financial statements set forth in this Section 15.19(a) and otherwise complying with this Section 15.19(a).

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(b) Seller acknowledges that Buyer, Buyer Parent and their respective Affiliates may be required to include the unaudited balance sheet of the Assets as of March 31, 2019 and June 30, 2019 and the unaudited statements of operations, changes in members’ equity and cash flows for the three months ended March 31, 2019 and for the six months ended June 30, 2019 (collectively, the “Additional Financial Statements”) in documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by Buyer, Buyer Parent or any of their Affiliates pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and that such Additional Financial Statements may be required to comply with the requirements of one or more registration statements, reports or other documents (collectively, the “SEC Documents”) required to be filed by Buyer, Buyer Parent or any of their Affiliates under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules set forth in Regulation S-X, or other rules promulgated thereunder. Commencing on the date hereof and for only up to three (3) years after the Closing Date, Seller shall, and will cause its Affiliates to, use its commercially reasonable efforts to cause its accountants and counsel to assist Buyer, Buyer Parent and their Affiliates in preparing and obtaining the Additional Financial Statements. Buyer shall be responsible for, and obligated to promptly reimburse Seller for, (A) fifty percent (50%) of all reasonable documented costs and expenses (including third person or internal resources and personnel) incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the Additional Financial Statements and otherwise complying with this Section 15.19(b) prior to Closing, and (B) one hundred percent (100%) of all reasonable documented costs and expenses (including third person or internal resources and personnel) incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the Additional Financial Statements and otherwise complying with this Section 15.19(b) from and after Closing. Commencing on the date hereof and for only up to three (3) years after the Closing Date, following reasonable advance notice from Buyer to Seller, Seller shall provide Buyer, Buyer Parent and its Affiliates and their respective representatives reasonable access during normal business hours to such records (including original source materials underlying such records), to the extent such information is available, and personnel of Seller and its Affiliates and its accounting firms and/or counsel as Buyer or Buyer Parent may reasonably request to enable Buyer or Buyer Parent and their respective representatives to prepare and obtain the Additional Financial Statements. Commencing on the date hereof and for only up to one (1) year after the Closing Date, to the extent requested by Buyer or Buyer Parent, Seller will use its commercially reasonable efforts to obtain representation letters and similar documents (in each case, in form and substance customary for representation letters provided to external audit firms by management of a company whose financial statements are the subject of an audit used in filings of acquired company financial statements under the Exchange Act) from applicable personnel of Seller and its Affiliates as may be reasonably required in connection with the preparation of the Additional Financial Statements.

(c) Commencing on the date hereof and for only up to one (1) year after the Closing Date, to the extent requested by Buyer or Buyer Parent, Seller will use its commercially reasonable efforts to provide and request that the independent audit firm that audits the Financial Statements and the audited financial statements of the Assets as of and for the period ended December 31, 2018 provide consents necessary for the inclusion or incorporation by reference of such financial statements in any SEC Document in which they are required to be included or incorporated.

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(d) Except to the extent included in any filings made pursuant to the Securities Act or the Exchange Act, Buyer and Buyer Parent agree to hold all information provided to Buyer and Buyer Parent and their respective Affiliates pursuant to this Section 15.19 confidential and agree not to use any such information other than in connection with the preparation of any such filings, provided, however, that each of Buyer and Buyer Parent may disclose the information (x) to any representative of Buyer or Buyer Parent but only to the extent such representative needs to know such information for Buyer or Buyer Parent’s purpose of preparing the Additional Financial Statement; provided that (1) Buyer or Buyer Parent shall advise each such representative of the confidential nature of the information, (2) Buyer or Buyer Parent shall be responsible for each such respective representative’s compliance with the terms of this Agreement binding on Buyer, and (3) Buyer and Buyer Parent shall take reasonable measures to cause its representatives to comply with the terms of this Agreement binding on Buyer and Buyer Parent; or (y) to the extent that Buyer, Buyer Parent or such respective representative is required to disclose such information in order to avoid committing a violation of any Law, or governmental rule or regulation, including any rules or regulations of any securities association, stock exchange or national securities quotation system, provided that Buyer or Buyer Parent provides prompt advance written notice to Seller of the proposed disclosure.

(e) Except for the information that will be contained in the representation letters referred to above, all of the information to be provided by Seller or its Affiliates pursuant to this Section 15.19 will be given without any representation or warranty, express or implied, and no Seller Indemnified Party shall have any liability or responsibility with respect thereto.

(f) Buyer and Buyer Parent, for themselves and for each member of the Buyer Indemnified Parties, hereby, on a joint and several basis, releases, defends, indemnifies, remises and forever discharges each member of the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which any member of the Buyer Indemnified Parties might now or subsequently may have, based on or arising out of the information provided by Seller or its Affiliates pursuant to this Section 15.19.

15.20 No Financing Source Liability. Except as expressly set forth in the Equity Commitment Letters and the Forward Purchase Agreement (and any separate agreement or guarantee, by or among Seller, Buyer and/or Buyer Parent related thereto), upon the satisfaction of the conditions and subject to the terms thereof, to which Seller is a third-party beneficiary, none of the Financing Sources will have any liability to any member of the Seller Indemnified Parties relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby or the Financing, whether at law or in equity, in contract, in tort, or otherwise, and none of the Seller Indemnified Parties will have any rights or claims against any of the Financing Sources hereunder, under the Transaction Documents, or otherwise in connection with the Financing or the transactions contemplated hereunder, and Seller hereby waives any rights or claims that it has or may have on its behalf and on behalf of the Seller Indemnified Parties. Except as expressly set forth in the Equity Commitment Letters and the Forward Purchase Agreement (and any separate agreement or guarantee, by or among Seller, Buyer and/or Buyer Parent related thereto), upon the satisfaction of the conditions and subject to the terms thereof, to which Seller is a third-party beneficiary, Seller hereby agrees that it will not bring or support any action, claim, cause of action or similar claims or assertions of any kind or description arising out of or relating to this Agreement, whether at law or in equity, whether in contract or tort or otherwise, against the Financing Sources with respect to any dispute arising out of or relating in any way to the Financing contemplated hereby or the performance thereof or the transactions contemplated hereunder. No Financing Source shall be subject to any special, consequential, punitive or indirect damages.

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15.21 No Non-Recourse Persons Liability. Other than pursuant to any separate agreement or guarantee, by or among any Buyer Non-Recourse Person(s) and Seller, and then only as to the Buyer Non-Recourse Person(s) party thereto, none of the Buyer Non-Recourse Persons will have any liability to any member of the Seller Indemnified Parties and none of the Seller Non-Recourse Persons will have any liability to any member of the Buyer Indemnified Parties, in each case, relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, whether at law or in equity, in contract, in tort, or otherwise, and none of the Seller Indemnified Parties will have any rights or claims against any of the Buyer Non-Recourse Persons and none of the Buyer Indemnified Parties will have any rights or claims against any of the Seller Non-Recourse Persons, in each case, hereunder, under the Transaction Documents, or otherwise in connection with the transactions contemplated hereunder, and Seller hereby waives any rights or claims that it has or may have on its behalf and on behalf of the Seller Indemnified Parties and Buyer hereby waives any rights or claims that it has or may have on its behalf and on behalf of the Buyer Indemnified Parties. Other than pursuant to (a) any separate agreement or guarantee, by or among any Buyer Non- Recourse Person(s) and Seller, and then only as to the Buyer Non-Recourse Person(s) party thereto, or (b) as referenced in Section 15.20 above, each Party hereby agrees that it will not bring or support any action, claim, cause of action or similar claims or assertions of any kind or description arising out of or relating to this Agreement, whether at law or in equity, whether in contract or tort or otherwise, with respect to Seller against the Buyer Non-Recourse Persons and with respect to Buyer against the Seller Non-Recourse Persons, in each case, with respect to any dispute arising out of or relating in any way to the transactions contemplated hereunder.

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IN WITNESS WHEREOF, Seller, Buyer and Buyer Parent have executed this Agreement as of the date first written above.

SELLER:

QEP ENERGY COMPANY

By:	/s/ Michael C. Puchalski
Name:	Michael C. Puchalski
Title:	Vice President of Business Development

Signature Page to Purchase and Sale Agreement

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BUYER:

VANTAGE ACQUISITION OPERATING COMPANY, LLC

By:	/s/ Roger J. Biemans
Name:	Roger J. Biemans
Title:	Chief Executive Officer

BUYER PARENT:

VANTAGE ENERGY ACQUISITION CORP.

By:	/s/ Roger J. Biemans
Name:	Roger J. Biemans
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

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Appendix I

DEFINED TERMS

Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Additional Financial Statements” shall have the meaning set forth in Section 15.19(b).

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“Adverse Deviation” shall have the meaning set forth in Section 6.21(a).

“AFEs” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Deductible” shall mean an amount equal to three and one-half percent (3.5%) of the Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.8(a).

“Allocation” shall have the meaning set forth in Section 3.8(b).

“Applicable Contracts” shall mean all Contracts (a) to which Seller is a party (or is a successor or assign of a party), (b) to the extent such Contracts bind or burden the Assets or Seller with respect to the Assets and (c) that will be binding on Buyer after Closing, including: communitization agreements; unitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; surface use agreements, joint development agreements, joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of Contracts relating to the Excluded Assets to the extent not related to the Assets and all master services agreements or other similar Contracts.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

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“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than the Fee Minerals, Surface Fee Interests, the SASR Interests and the Assets conveyed to Buyer pursuant to the Hydrocarbon Production Assignment, if any), substantially in the form attached to this Agreement as Exhibit F-1.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Bakken Formation” means the interval shown by the open-hole log in the MHA 2-05-04H-148-91 well (API No. 33025015670000) with the top at 9,909 feet measured depth (equivalent to subsea -7,883 feet, the top of the Upper Bakken Shale) and the bottom at 9,980 feet measured depth (equivalent to a subsea -7,954 feet) or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Leases and Units, which is top of the Pronghorn Formation or base of the Bakken Silt, as applicable.

“BIA” means Bureau of Indian Affairs.

“BLM” means Bureau of Land Management.

“BMO Lease” means any Lease that is both (a) shaded, and (b) located within the bold outline, in each case, on the plat attached to this Agreement as Exhibit L.

“Bonds” shall have the meaning set forth in Section 6.3(a).

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Combination” shall have the meaning set forth in Section 6.23.

“Business Combination Proposal” shall mean any offer or proposal, written or oral (whether binding or non-binding), relating to a Business Combination (other than the transactions contemplated in this Agreement). For the avoidance of doubt, potential transactions that are expected to occur after the Closing and that are not required to be disclosed in the Proxy Statement pursuant to Regulation 14A of the Exchange Act or for which financial statements shall not be required pursuant to Rule 3-05 or Article XI of Regulation S-X are not Business Combination Proposals.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Denver, Colorado are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Group” shall mean Buyer Parent and its direct and indirect subsidiaries.

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“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer Non-Recourse Persons” means any past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of Buyer (including, without limitation, NGP Energy Capital Management, LLC, any investment fund managed by NGP Energy Capital Management, LLC, or its Affiliates), and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, or Affiliates (other than any of the Parties).

“Buyer Parent” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Parent Class A Common Stock” shall mean shares of Class A common stock of Buyer Parent, par value $0.0001 per share.

“Buyer Parent Class B Common Stock” shall mean shares of Class B common stock of Buyer Parent, par value $0.0001 per share.

“Buyer Parent Common Stock” shall mean shares of Buyer Parent Class A Common Stock and shares of Buyer Parent Class B Common Stock.

“Buyer Parent Existing Warrants” shall have the meaning set forth in Section 5.16(a).

“Buyer Parent Governing Documents” shall mean the Amended and Restated Certificate of Incorporation of Buyer Parent dated as of April 10, 2017 and the Bylaws of Buyer Parent.

“Buyer Parent Preferred Stock” shall have the meaning set forth in Section 5.16(a).

“Buyer Parent SEC Reports” shall have the meaning set forth in Article V.

“Buyer Parent Trust” shall mean that certain trust account of Buyer Parent with the Trustee, established under the Buyer Parent Trust Agreement.

“Buyer Parent Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated as of April 10, 2017, by and between Buyer Parent and the Trustee.

“Buyer’s Environmental Liabilities” shall have the meaning set forth in Section 12.1(a).

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Change in Recommendation” shall have the meaning set forth in Section 6.21(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Claims” shall have the meaning set forth in Section 6.23.

“Closing” shall have the meaning set forth in Section 9.1(a).

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“Closing Date” shall have the meaning set forth in Section 9.1(a).

“Closing Extension Payment” shall have the meaning set forth in Section 9.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Communication Equipment” shall have the meaning set forth in Section 2.1(g).

“Compliant” means, with respect to the Required Information, that such Required Information (a) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is used, not misleading and (b) complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities).

“Confidentiality Agreement” shall mean that certain Confidentiality and Nondisclosure Agreement by and between Seller and Vantage Energy Partners, LLC, dated July 30, 2018.

“Consent” shall have the meaning set forth in Section 4.4.

“Consent Agreement” shall have the meaning set forth in Section 6.21(a).

“Continuing Employee” shall have the meaning set forth in Section 6.8(b).

“Contract” shall mean any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Credit Agreement Consent” shall have the meaning set forth in Section 6.24.

“Cure Period” shall have the meaning set forth in Section 11.2(c).

“Customary Post-Closing Consents” shall mean the consents, approvals from, any notice to, or filing with, any Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets; provided, however, in no event shall any required consent or approval of the TAT constitute a Customary Post-Closing Consent.

“Cut-Off Date” shall have the meaning set forth in Section 3.6(b).

“Debt Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

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“Decommission” and “Decommissioning” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Decommissioning Obligations” shall have the meaning set forth in Section 13.1(c).

“Defect Claim Date” shall have the meaning set forth in Section 11.2(a).

“Defensible Title” shall mean such title of Seller, with respect to the Wells set forth on Exhibit B-1 and the Well Locations set forth on Exhibit B-2, that, as of the Effective Time and the Closing Date and subject to the Permitted Encumbrances:

(a) with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit B-1 for such Well or set forth on Exhibit B-2 for such Well Location, except for (i) subject to Section 6.1, decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) subject to Section 6.1, decreases resulting from (A) the establishment or amendment from and after the Execution Date of pools or units or (B) changes in tract or production allocations resulting from elections to participate or not participate in operations after the Closing Date, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, (iv) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent, or prior to the Execution Date, elected not to consent, and (v) as otherwise expressly set forth on Exhibit A, Exhibit B-1 or Exhibit B-2, as applicable;

(b) with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), obligates Seller to bear not more than the Working Interest set forth on Exhibit B-1 for such Well or set forth on Exhibit B-2 for such Well Location except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) subject to Section 6.1, increases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, (iv) increases resulting from the carrying of non-participating interest owners or co-tenants in Leases with respect to the drilling of any Well from and after the Execution Date to the extent such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest and (v) as otherwise expressly set forth on Exhibit A, Exhibit B-1 or Exhibit B-2, as applicable; and

(c) is free and clear of all Encumbrances.

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“Determined Value” means, with respect to all Unscheduled Pre-Closing Litigation, the aggregate of (a) all (i) Liabilities related to or arising out of each Unscheduled Pre-Closing Litigation with respect to the ownership, operation or value of the Assets, taken as a whole, plus (ii) all attorneys’ fees, court costs and other costs and expenses, in each case, incurred as a result of such Unscheduled Pre-Closing Litigation, plus (b) all (i) Liabilities that would be reasonably likely to result from or arise out of each Unscheduled Pre-Closing Litigation with respect to the ownership, operation or value of the Assets, taken as a whole, plus (ii) all attorneys’ fees, court costs and other costs and expenses, that would be reasonably likely to result from such Unscheduled Pre-Closing Litigation, in each case of (a) and (b), as determined by mutual written agreement of the Parties, or absent such agreement, pursuant to the Determined Value Mechanics.

“Determined Value Mechanics” means, if the Parties cannot agree as to the Determined Value of the Unscheduled Pre-Closing Litigation as of the Scheduled Closing Date (including whether or not such Determined Value equals or exceeds the Individual Indemnity Threshold), the following procedure shall apply:

(a) Within two Business Days of the Scheduled Closing Date, the general counsels of each of Seller and its Affiliates, on the one hand, and Buyer, Buyer Parent and their Affiliates, on the other hand, shall meet to determine in good faith the applicable Determined Value(s). Each such general counsel shall be empowered by the applicable Party(ies) he or she represents to finally determine such Determined Value(s) on behalf of such Party(ies). Such general counsels shall continue to meet for a period of three (3) Business Days to attempt to reach agreement in good faith on such Determined Value(s). If such general counsels are not able to reach agreement on any such Determined Value in such time period despite their good faith efforts as to the same, the Parties shall proceed to the expedited arbitration process set forth below to determine any applicable Determined Value that remains in dispute.

(b) In the event that the negotiations described in subpart (a) above fail to produce a mutually acceptable resolution to determine any applicable Determined Value(s), then the Parties will submit the determination of such Determined Value(s) to final and binding arbitration before a single arbitrator (the “JAG Arbitrator”) as described below.

(i) The arbitration will be conducted by the Judicial Arbiter Group, Inc., located at 1601 Blake St, Suite 400, Denver, CO 80202 (“JAG”).  The JAG Arbitrator shall have (A) at least fifteen (15) years’ professional legal experience in the oil and gas industry and be a former judge, (B) not been employed by or represented either Party (or its Affiliate) in the past five (5) years, and (C) have no ethical conflict in serving as the arbitrator between the Parties.  If the Parties cannot reach agreement on the choice of JAG arbitrator within two (2) days of the end of the time period set forth in subpart (a) above, they agree to abide by the assignment of the JAG Arbitrator by JAG.

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(ii) Prior to the commencement of any such arbitration, Seller shall provide Buyer with expedited discovery of documentation relating to any disputed Determined Value(s) of the Unscheduled Pre-Closing Litigation that is subject to the arbitration, including without limitation, all pleadings, all settlement communications exchanged, all demands made, and any other documentation reflecting the value of the claim made in the applicable Unscheduled Pre-Closing Litigation.

(iii) Within one (1) day of the selection of the JAG Arbitrator, each Party shall submit to the JAG Arbitrator a copy of its proposed Determined Value(s), together with any supporting material (collectively, the “Submitted Materials”). The Parties and the JAG Arbitrator shall endeavor to hold the arbitration hearing within two (2) Business Days after submission of the Submitted Materials.

(iv) The JAG Arbitrator shall render its decision in writing within two (2) Business Days following the hearing.  In rendering its decision with respect to any such Determined Value, the JAG Arbitrator shall (A) only consider the Submitted Materials applicable thereto and the arguments of the Parties with respect thereto that are presented during the hearing, (B) render a decision with respect to such Determined Value that is no (1) higher than the highest amount submitted by a Party with respect to such Determined Value, and (2) lower than the lowest amount submitted by a Party with respect to such Determined Value, (C) act as an expert for the limited purpose of determining the applicable Determined Value, and (D) not award damages, interest or penalties to either Party with respect to any matter.

(v) Each Party shall bear (A) its own costs of preparing for and pursuing any such arbitration and (B) 50% of the costs of retaining the services of JAG and the JAG Arbitrator.

(vi) The arbitration so conducted and the determination of any such Determined Value(s) shall be final and binding on the Parties and shall be held confidential by the Parties.

“Dispute Notice” shall have the meaning set forth in Section 3.6(a).

“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“DOJ” shall have the meaning set forth in Section 6.6(a).

“Draft Agreement” shall mean that certain draft Consent Agreement, by and between Seller and the U.S. Environmental Protection Agency, Region 8 (the “EPA”), in the form attached hereto as Schedule 6.23.

“Earnout Payments” shall have the meaning set forth in Section 3.1.

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“Easements” means all permits, licenses, servitudes, easements, surface use agreements, surface leases and rights-of-way primarily used or held for use in connection with the ownership or operation of the other Assets, other than Permits and the FCC Licenses.

“Effective Time” shall mean 7:00 a.m. (Mountain Time) on July 1, 2018.

“Elected Retained Hedge” shall have the meaning set forth in Section 6.10(f).

“Elected Unwind Hedge” shall have the meaning set forth in Section 6.10(f).

“email” shall have the meaning set forth in Section 15.6.

“Employee Benefit Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA, any specified fringe benefit plan as defined in Section 6039D of the Code, and any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, contract (including any collective bargaining agreement), policy, practice, commitment or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or other encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f)(ii).

“Environmental Condition” shall mean (a) a condition existing on the Execution Date or the Defect Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments or the operation of the Assets that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the Execution Date or the Defect Claim Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws, in each case, other than any Liability arising from or in connection with the matters disclosed on Schedule 4.18 as of the Execution Date. For the avoidance of doubt, (i) Decommissioning obligations, (ii) the flaring of natural gas or other gaseous Hydrocarbons, (iii) the presence or absence of NORM, (iv) the fact that a Well or any Personal Property is temporarily not in use, and (v) the physical condition of any surface or subsurface production equipment or Personal Property, including water or oil tanks, separators or other ancillary equipment, shall not, in any of the foregoing cases, form the basis of an Environmental Condition, except, in each case of subparts (i)-(v) above, where such conditions represent a violation of or noncompliance with Environmental Law.

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

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“Environmental Defect Property” shall have the meaning set forth in Section 12.1(a).

“Environmental Indemnity Agreement” shall have the meaning set forth in Section 12.1(c)(iii).

“Environmental Laws” shall mean all applicable Laws in effect as of the Execution Date relating to the prevention of pollution or the protection of the environment, natural resources or threatened, endangered or otherwise protected species, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, handling, use, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, but that do not constitute a Law or are not required by a Governmental Authority or any Law.

“EPA” shall have the meaning set forth in Section 6.21(a).

“Equity Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“Equity Investor” shall mean the Investor (as such term is defined in the Equity Commitment Letters).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Persons would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(a)(14) or Section 4001(b) of ERISA.

“Escrowed Suspense Accounts” shall have the meaning set forth in Section 2.1(n).

“Escrowed Suspense Assignment” means the Assignment and Assumption Agreement from Seller to Buyer pertaining to the Escrowed Suspense Accounts and Escrowed Suspense Funds and substantially in the form of Exhibit H-2.

“Escrowed Suspense Funds” shall have the meaning set forth in Section 2.1(n).

“Exchange” shall have the meaning set forth in Section 15.17.

“Exchange Act” shall have the meaning set forth in Section 15.19(a).

“Excluded Assets” shall mean:

(a) all of Seller’s corporate minute books, financial records, Income Tax records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets);

Annex A-110

(b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all (i) trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the accounts receivable described in subpart (s)(ii) of the definition of “Assets”) that are received prior to the Cut-Off Date and (ii) all Excluded Receivables;

(c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, Seller’s right with respect to all claims and causes of action of Seller arising under or with respect to any Contract that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d) subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or other credit support or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(f) any and all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carryforwards with respect to or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) ending prior to the Effective Time that are or were paid or otherwise economically borne by Seller, (ii) Income Taxes of or paid by Seller or its Affiliates, (iii) Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion thereof) ending prior to the Effective Time and that are or were paid or otherwise economically borne by Seller;

(g) all personal computers, software licenses, servers and the contents thereof, SCADA equipment, network equipment and associated peripherals and telephone equipment, and all associated data, in each case, other than the Communication Equipment;

(h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(i) all data of Seller that cannot be disclosed to Buyer as a result of any confidentiality arrangements under agreements with Third Parties;

(j) all audit rights of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer and any amounts not received prior to the Cut-Off Date (other than Excluded Receivables);

Annex A-111

(k) all geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments or incurring any liabilities or obligations, except to the extent such payments, liabilities and obligations are assumed by Buyer;

(l) except for the Surface Fee Interests and Surface Leases, any offices, office leases, warehouses and similar assets and any personal property located in or on such offices or office leases;

(m) any assets that are excluded pursuant to the provisions of this Agreement;

(n) any master service agreements or other similar Contracts;

(o) any Hedge Contracts (excluding all Specified Hedging Agreements);

(p) Seller’s debt instruments;

(q) all drilling rigs, and all trucks, cars, vehicles and other rolling stock other than the Vehicles;

(r) the Excluded Records;

(s) any assets described in Section 2.1(e) or Section 2.1(g) that are not assignable in accordance with the terms hereof;

(t) any recoupment of federal royalties paid by Seller and attributable to (i) the Assets, (ii) valuation under 30 C.F.R. Pt. 1206 Subpt. D, and (iii) any period of time prior to the Effective Time; and

(u) any assets described on Exhibit E.

“Excluded Receivables” means that portion of the Escrowed Suspense Funds that (a) relate to the period of time prior to the Effective Time, (b) relate to Seller’s applicable Net Revenue Interest share in the applicable Assets from which the applicable portion of the Escrowed Suspense Funds arise, and (c) are to be released from the Escrowed Suspense Accounts upon resolution of the disputes giving rise to the escrowing of such Suspense Funds.

“Excluded Records” means any items referenced in the definition of “Records” that are (a) not transferable without payment of additional consideration (unless Buyer has agreed in writing to pay such additional consideration) or that Seller and its Affiliates would not be able to otherwise compile and prepare for transfer using commercially reasonable efforts, (b) emails on Seller’s or its Affiliates’ servers or networks, other than email and related files related to the Assets that are of any Continuing Employee, (c) employee files and personnel records, (d) legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege (but excluding any title opinions and environmental reports and records and filed to the extent related to the Assumed Obligations), (e) valuations of any quantities of Hydrocarbons with respect to the Assets, and any Hydrocarbon or other Hydrocarbon pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon price decks, or Hydrocarbon pricing studies related thereto, (f) data, correspondence, materials, documents, descriptions, or records relating to the auction, marketing, sales negotiation, or sale of any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person, (g) Tax Records that relate to the business of Seller generally, or (h) the right to copy Records that relate to both the Assets and any Excluded Assets and copies of all other Records.

Annex A-112

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Extended Closing Date” shall have the meaning set forth in Section 9.1(a).

“FCC Licenses” shall have the meaning set forth in Section 2.1(k).

“Fee Letter” shall have the meaning set forth in Section 5.7(a).

“Fee Minerals” shall have the meaning set forth in Section 2.1(a).

“Final Price” shall have the meaning set forth in Section 3.6(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.6(a).

“Financial Statements” shall have the meaning set forth in Section 6.16(a).

“Financing Sources” shall mean, individually or collectively as context may require, the Persons (including the Lenders and the Equity Investor) that have committed to provide the Financing or have otherwise entered into agreements documenting the Financing, including any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Financing (provided that, for the avoidance of doubt, other than Equity Investor, none of the Buyer, Buyer Parent, Sponsor nor their respective Affiliate(s) party to any of the foregoing shall be a “Financing Source”).

“Forward Purchase Agreement” means that certain Forward Purchase Agreement by and between Buyer and Sponsor, dated April 10, 2017, as amended.

“FS Delivery Date” shall have the meaning set forth in Section 6.16(a).

“FTC” shall have the meaning set forth in Section 6.6(a).

“GAAP” shall mean generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Annex A-113

“Hard Consent” shall have the meaning set forth in Section 11.4(b)(i).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous, radioactive or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedging Indemnities” shall have the meaning set forth in Section 6.10(d).

“HSR Act” shall have the meaning set forth in Section 6.6(a).

“Hydrocarbon Production Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the assets described therein, substantially in the form attached to this Agreement as Exhibit F-4.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer, stamp, documentary or registration or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean an amount equal to two percent (2%) of the Purchase Price.

Annex A-114

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Indemnity Threshold” shall have the meaning set forth in Section 13.4(a).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Financial Statements” shall have the meaning set forth in Section 6.16(a).

“Interim Period” shall mean that period of time commencing at the Effective Time and ending at 7:00 a.m. (Mountain Time) on the Closing Date.

“Interim Period Hedge Gains” means the sum of (a) all net cash proceeds (including cash gains) attributable to any Specified Hedging Agreement actually received by Seller and its Affiliates during the period between the Execution Date (but excluding any netting or offsets a counterparty is entitled to under such Specified Hedging Agreement from the exercise of any rights to any letters of credit, guaranties or other credit support) and the Closing Date and (b) all net cash proceeds (including cash gains) attributable to any Specified Hedging Agreement actually received by Seller and its Affiliates that arise out of or attributable to any unwind or liquidation of any such Specified Hedging Agreement pursuant to a Novation Failure Unwinding Scenario in accordance with Section 6.10(e).

“Interim Period Hedge Losses” means the sum of (a) all Liabilities, including premiums, settlement payments and losses, attributable to any Specified Hedging Agreement that are paid or payable by Seller and its Affiliates during the period between the Execution Date and the Closing Date and (b) all Liabilities, including premiums, settlement payments and losses, attributable to any Specified Hedging Agreement arising out of or attributable to any unwind or liquidation of any such Specified Hedging Agreement pursuant to a Novation Failure Unwinding Scenario in accordance with Section 6.10(e).

“Interests” shall mean, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue, and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Invasive Activities” shall have the meaning set forth in Section 10.1(c).

“Inventory” shall have the meaning set forth in Section 2.1(f).

“IPO” shall have the meaning set forth in Section 6.23.

“JAG” shall have the meaning set forth in the definition of Determined Value Mechanics.

“JAG Arbitrator” shall have the meaning set forth in the definition of Determined Value Mechanics.

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“Knowledge” shall mean (a) with respect to Seller, the actual knowledge (without investigation) of the following Persons: (i) Art Benjamin, GM Ops Eastern Region; (ii) Chris Longwell, GM Eastern Region; (iii) Alice Ley, VP, Controller, and CAO; (iv) Aaron Bloedow, Division Manager Land; and/or (v) Gabe Holt, District Manager; and (b) with respect to Buyer Parent or Buyer, the actual knowledge (without investigation) of the following Persons: (i) Roger Biemans, Chief Executive Officer; and/or (ii) David Wolf, Chief Financial Officer.

“Lands” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Lenders” shall have the meaning set forth in Section 5.7(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any reasonable attorneys’ fees, legal or other expenses incurred in connection therewith, including liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage or Remediation.

“Marketing Contracts” shall mean Hydrocarbon purchase and sale, marketing, transportation, gathering, processing or similar Applicable Contract.

“Marketing Period” shall mean a period of eighteen (18) consecutive Business Days (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the date the later of (a) the date that the Required Information has been received; and (b) the date that is fifteen (15) Business Days prior to the scheduled date of the stockholder vote specified in the Proxy Statement, which Proxy Statement shall have been mailed; provided that (i) November 21, 2018 and November 23, 2018 shall not constitute Business Days for the purposes of the Marketing Period, (ii) if the Marketing Period has not ended on or prior to December 19, 2018 then the Marketing Period shall not commence prior to January 2, 2019 and (iii) notwithstanding anything to the contrary in this definition of “Marketing Period,” if the Marketing Period has not ended on or prior to February 11, 2019, then the Marketing Period shall not commence until audited balance sheets as of December 31, 2018 and the related audited statements of operations and cash flows of the Assets have been delivered (any such date during such period, a “Blackout Date”). The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such period of eighteen (18) consecutive Business Days, notwithstanding anything in this definition to the contrary:

(a) Seller has publicly announced their intention to, or determines that they must, restate any financial statements information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Buyer (including a new unqualified audit opinion with respect to any restated financial statements);

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(b) the independent accountants of Seller shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Buyer and such audit opinion has been delivered to Buyer and such accounting firm has consented to or otherwise authorized the use in the Debt Financing of their audit opinions related to the audited financial statements included in the Required Information;

(c) the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such period of fifteen (15) consecutive Business Days (and not be “stale”) to the extent such financial statements were included in a filing with the SEC, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by Buyer of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new period of fifteen (15) consecutive Business Days to the extent such financial statements were included in a filing on such day;

(d) Seller’s independent registered accounting firm that has reviewed or audited the financial statements and other financial information included in the Required Information has not confirmed they are prepared to issue customary comfort letters (including “negative assurance” comfort) upon any pricing date and the closing relating to the Debt Financing which shall occur during the Marketing Period; or

(e) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.

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“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the dollar amount of the Non-MAE Litigation Termination Threshold shall not be used as the basis or comparison for setting the value of a Material Adverse Effect hereunder and a Material Adverse Effect shall not include any material adverse effect resulting from: (a) the announcement of the transactions contemplated by this Agreement, (b) (i) Seller’s conduct of business as directed, or consented to, by Buyer under this Agreement, including any conduct of business in furtherance of Section 6.1(f), or (ii) omissions or failures to act of Seller where such omissions or failures to act (A) are required under this Agreement, (B) occurred at the direction of Buyer, or (C) occurred due to Buyer’s failure to consent to any activity, (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (f) orders or acts of Governmental Authorities that are not specific to Seller or the Assets; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured (at no expense or Liability to Buyer or Buyer Parent) or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the Execution Date; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; (l) changes in service costs generally applicable to the oil and gas industry in the United States or in the area where the Assets are located; (m) strikes and labor disturbances; (n) natural declines in well performance; (o) any failure to meet internal or Third Party projections or forecasts or revenue, earnings or reserve forecasts; (p) matters for which a Purchase Price adjustment is provided for pursuant to Section 3.3; or (q) any effect resulting from any action taken by Buyer, Buyer Parent or any Buyer’s Representatives (other than entering into this Agreement).

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“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Membership Interest Assignment” shall mean the Membership Interest Assignment from Seller to Buyer, pertaining to the SASR Interests, substantially in the form attached to this Agreement as Exhibit F-3.

“Mineral Deed” shall mean the Deed from Seller to Buyer, pertaining to the applicable Fee Minerals substantially in the form attached to this Agreement as Exhibit G-2.

“Mortgage” shall have the meaning set forth in Section 6.18(b).

“NASDAQ” means the NASDAQ Capital Market.

“Net Mark-To-Market Value” means, with respect to each Elected Retained Hedge, an amount equal to the mark-to-market value of such Elected Retained Hedge as of the date of termination of this Agreement.

“Net Revenue Interest” shall mean, with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), after giving effect to all Burdens.

“Non-MAE Litigation Termination Threshold” means Fifty Million Dollars ($50,000,000.00).

“NORM” shall mean naturally occurring radioactive material.

“Novation Failure Unwinding Scenario” shall have the meaning set forth in Section 6.10(e).

“Novation Instruments” shall have the meaning set forth in Section 6.11.

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“Offer” shall have the meaning set forth in the recitals.

“Offer Documents” shall have the meaning set forth in Section 6.20(a).

“ONRR” means the Office of Natural Resources Revenue, or any applicable successor agency.

“Operating Expenses” shall have the meaning set forth in Section 2.3(b).

“Other Wells” shall have the meaning set forth in Section 2.1(d).

“Outside Date” shall have the meaning set forth in Section 14.1(e).

“Part 1 Litigation” means (a) any claims and disputes described in Items 1 through 4 on Part 1 of Schedule 4.7 (as such descriptions exist as of the Execution Date), (b) any lawsuits, actions, litigations, arbitrations or other proceedings by any Person or before any Governmental Authority against Seller prior to Closing that are (i) related to the ownership, operation or value of the Assets to the extent arising out of or related to the Leases described on Exhibit B of the Subject IMDA Lease, (ii) arising out of the claims or disputes described in subpart (a) of this definition or (iii) constitute causes of actions or claims that arise out of the same or substantially similar facts or circumstances described in Items 1 through 3 on Part 1 of Schedule 4.7 (as such descriptions exist as of the Execution Date) (c) constitute causes of actions or claims that arise out of the same or substantially similar facts or circumstances described in Item 4 on Part 1 of Schedule 4.7, with respect to the same properties as described therein, and brought by the same adverse party or successor in interest thereto, or (d) Item 5 on Part 1 of Schedule 4.7 (as such description exists as of the Execution Date).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permits” shall mean any permits, licenses, authorizations, registrations, certificates, orders, franchises, consents or approvals granted or issued by any Governmental Authority, but specifically excluding the FCC Licenses.

“Permitted Employees” shall have the meaning set forth in Section 6.8(a).

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases, and all Burdens if the net cumulative effect of such Leases, and Burdens (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest);

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(b) Preferential Purchase Rights and Consents;

(c) liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business as set forth in Schedule 1.1;

(d) Customary Post-Closing Consents and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(e) to the extent not yet triggered, conventional rights of reassignment;

(f) all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(g) rights of a common owner of any interest in Easements or Permits held by Seller and such common owner as tenants in common or through common ownership if the net cumulative effect thereof (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest);

(h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, if the net cumulative effect thereof (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest), and (iii) does not materially impair ownership, operation or use of the Assets as currently operated and used;

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(i) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, employee’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller as set forth on Schedule 1.1;

(j) liens created under Leases, and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller as set forth on Schedule 1.1;

(k) failure of the records of any Governmental Authority (including the State of North Dakota, BLM, BIA or TAT) to reflect Seller as the owner of any Asset; provided that (i) the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county, (ii) such applicable Governmental Authority has not issued or delivered any written notice of denial, rejection, dispute, deficiency or objection as to Seller’s right to take and receive an assignment of such Asset, and (iii) no Third Party is asserting any actual and superior claim of title to the relevant Asset;

(l) failure to record Leases or Easements issued by any Governmental Authority (including the State of North Dakota, BLM, BIA or TAT) in the real property, conveyance, or other records of the county in which such Leases or Easements are located; provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with and approved by the Governmental Authority (including the State of North Dakota, BLM, BIA or TAT) that issued any such Lease or Easement;

(m) delay or failure of any Governmental Authority (including the State of North Dakota, BLM, BIA or TAT) to approve the assignment of any Asset to Seller or any predecessor in title to Seller unless such approval is expressly identified on Exhibit A-1 or has been expressly denied, rejected, disputed, or objected to in writing by such Governmental Authority;

(n) any defects arising from the failure to file an affidavit relating to the occurrence of a required contingency pursuant to N.D. Cent. Code § 47-16-40 so long as such contingency has not occurred prior to the applicable expiration deadline for such Lease absent such contingency;

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(o) any defects arising out of (i) any lawsuit or other action asserting that the BIA improperly approved leases of allotted lands that were not in the “best interest” of the lessor because of an inadequate lease bonus or otherwise, to the extent described on Schedule PE, or (ii) the failure of the TAT, BIA or BLM to have approved any assignments in Seller’s chain of title to a Lease covering allotted lands, in each case, to the extent described on Schedule PE, unless the TAT, BIA or BLM, as applicable, have affirmatively denied, rejected, disputed, or objected in writing such approval;

(p) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Asset to the extent no joint Working Interest owner or other Third Party has delivered to Seller any written notice of denial, rejection, dispute or objection as to the failure to comply with such provisions;

(q) failure of any communitization agreement, unit agreement, or similar type of agreement to have been finally approved by any Governmental Authority;

(r) where overlapping Units exist, inconsistencies in the methodology of allocating acreage and interests in one such overlapping Unit as compared to the methodology used to allocate acreage and interests in the other such overlapping Unit;

(s) any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(t) any matters referenced and set forth on Exhibit A, Exhibit B-1, or Exhibit B-2 and all litigation set forth in Schedule 1.1;

(u) mortgage liens burdening a lessor’s interest in the Assets unless such lien is unsubordinated and foreclosure proceedings with respect to such lien are pending;

(v) the terms and conditions of this Agreement or any other Transaction Document;

(w) with respect to any Well Location on Exhibit B-2, any variations in wellbore path in the applicable Subject Formation, lack of any permits, licenses, servitudes, easements, surface use agreements, surface leases, rights-of-way, unit designations, or production or drilling units not yet obtained, formed, or created;

(x) the terms and conditions of all Contracts (including the Applicable Contracts) if the net cumulative effect thereof (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest);

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(y) any calls on production under Applicable Contracts on Schedule 4.8(a); and

(z) all other Encumbrances, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, (i) would be accepted by a reasonable and prudent owner and operator of oil and gas assets located within the geographical area in which the Assets are located, (ii) are not such as to materially interfere with the ownership, operation or use of any of the Assets (as currently operated and used), (iii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, and (iv) do not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest).

“Person” shall mean any individual, firm, corporation, company, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(f).

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

“Preliminary Proxy Statement” shall mean the preliminary proxy statement of Buyer initially filed with the SEC in connection with the Transactions.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

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“Prospectus” shall mean that certain final prospectus of Buyer Parent, filed with the SEC and dated April 10, 2017.

“Proxy Statement” shall have the meaning set forth in Section 6.20(a).

“Public Stockholders” shall have the meaning set forth in Section 6.23.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(k).

“Registration Rights Agreement” shall have the meaning set forth in Section 6.24.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring, to the extent but only to the extent required or allowed under Environmental Laws to address such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the cost (net to the interests of Seller in the affected Assets prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remediation of such Environmental Condition allowed under Environmental Laws.

“Representative” shall mean with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Information” shall mean (a) the audited, and, if applicable, consolidated balance sheets of the Assets as of the end of the fiscal years ended December 31, 2016 and December 31, 2017 and each subsequent fiscal year ended at least 45 days before the Closing Date and related audited and, if applicable, consolidated statements of operations, changes in stockholders’ equity and cash flows of the Assets for the fiscal years ended December 31, 2016 and December 31, 2017 and each subsequent fiscal year ended at least 45 days before the Closing Date; (b) the unaudited and, if applicable, consolidated balance sheet of the Assets as of September 30, 2018 and the unaudited and, if applicable, consolidated statement of operations, changes in stockholders’ equity and cash flows of the Assets for the nine months ended September 30, 2017 and September 30, 2018 (provided that the financial statements specified in this sub-clause (b) shall be subject to normal year-end adjustments), all of which financial statements described in clauses (a) and (b) above shall be prepared in accordance with generally accepted accounting principles in the United States; (c) such information reasonably requested by the Buyer for the periods covered by the financial statements specified in clauses (a) and (b) above as may be required to prepare pro forma financial statements that satisfy the condition set forth in paragraph 5 of Exhibit D to the Debt Commitment Letter and customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure related to the financial statements specified in clauses (a) and (b); (d) such other financial and production data and other information reasonably requested by the Buyer regarding the Seller and the Assets of the form and type required or customary to be included in a preliminary offering memorandum or preliminary private placement memorandum suitable for use in a Rule 144A offering by an upstream oil and gas company involving high yield debt securities contemplated by the Debt Commitment Letter; and (e) a reserve report prepared by Ryder Scott Company, L.P. as of June 30, 2018 and as of December 31, 2018 (which reserve report as of December 31, 2018 shall not be required until the financial statements as of and for the year ended December 31, 2018 described in clause (a) above are required to be delivered).

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“Retained Liabilities” shall mean, subject to the proviso at the end of this definition, the following obligations and Liabilities, known or unknown, relating to the Assets:

(a) any Liabilities to Third Parties for personal injury or death attributable to Seller’s or its Affiliates’ operation of the Assets prior to the Closing Date;

(b) any Liabilities attributable to Third Party Claims against, or fines or penalties imposed by any Governmental Authority on, Seller relating to Seller’s payment of or accounting for Burdens on production attributable to Hydrocarbons produced from the Assets or payments due to other Working Interest owners, in each case, during the period of time prior to the Effective Time (i) directly associated with item (s) of the Excluded Assets or (ii) otherwise;

(c) any Liabilities arising from disposal of Hazardous Substances off-site of the Assets by Seller or its Affiliates prior to the Closing Date;

(d) any Liabilities attributable to Third Party Claims against Seller arising from the gross negligence or willful misconduct of Seller or any of its Affiliates with respect to the operation of the Assets during Seller’s ownership thereof;

(e) any Liabilities arising from (i) items (k), (o), (r) and (t) of the Excluded Assets and (ii) any assets permanently retained by Seller or permanently excluded in each case from the Assets pursuant to the terms hereof;

(f) any Liabilities consisting of any civil or administrative fines or penalties or criminal sanctions imposed under applicable Law as interpreted as of the Execution Date on Seller or its Affiliates and resulting from or relating to the ownership, use or operation of the Assets by Seller or its Affiliates prior to Closing, but excluding any Remediation related obligations, costs or expenses;

(g) any Liabilities arising from the actions, suits or proceedings, if any, set forth on Part 2 of Schedule 4.7;

(h) any Liabilities attributable to Third Party Claims consisting of unpaid Operating Expenses attributable to periods prior to the Effective Time that are not taken into account on the Preliminary Settlement Statement or the Final Settlement Statement;

(i) Liabilities with respect to the employees of Seller or its Affiliates, excluding Liabilities with respect to Continuing Employees to the extent such Liabilities arise on or after the time that such individuals are hired by Buyer or its Affiliate but including in all cases Liabilities related to Employee Benefit Plans and programs maintained by Seller or ERISA Affiliates of Seller; and/or

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(j) Liabilities under any Title Indemnity Agreement or Environmental Indemnity Agreement;

(k) fifty percent (50%) of any Liabilities arising out of any Unscheduled Pre-Closing Litigation; and/or

(l) in the event that Seller exercises the Unscheduled Pre-Closing Litigation Indemnity Option prior to Closing, one hundred percent (100%) of any Liabilities arising out of all Unscheduled Pre-Closing Litigation to the extent such Liabilities exceed, individually or in the aggregate, the Non-MAE Litigation Termination Threshold;

provided, however, that any such Liability the extent (A) related to the operations described on Schedule 6.1(f) that are conducted after the Effective Time, and (B) not caused by or arising out of the gross negligence or willful misconduct of any Seller Indemnified Party, shall expressly not be considered a “Retained Liability” for purposes of subparts (a), (b), (c), or (h) of this definition.

“Sale Area” means all lands located within the boundaries of the State of Montana and all lands located within the boundaries of the State of North Dakota.

“SASR” shall have the meaning set forth in Section 2.1(o).

“SASR Governing Documents” means (a) the Certificate of Formation of SASR, filed with the Delaware Secretary of State on September 19, 2011, and (b) the Limited Liability Company Agreement of SASR entered into as of September 19, 2011.

“SASR Interests” shall have the meaning set forth in Section 2.1(o).

“Schedule 6.1(f) Insured Liabilities” shall mean any Liability to the extent incurred by Seller or its Affiliates in relation to or arising out of the operations described on Schedule 6.1(f) and with respect to which Seller or its Affiliates (a) actually realize insurance proceeds under any insurance policies carred by Seller or its Affiliates, or (b) could reasonably be expected to realize insurance proceeds by such Persons if a claim were properly pursued under the relevant insurance arrangements.

“Scheduled Closing Date” shall have the meaning set forth in Section 9.1(a).

“SEC” shall have the meaning set forth in Section 15.19(a).

“SEC Documents” shall have the meaning set forth in Section 15.19(a).

“Second Amended and Restated Certificate of Incorporation” shall mean the Second Amended and Restated Certificate of Incorporation of Buyer Parent, in the form attached as an exhibit to the Proxy Statement, as the same may be modified with the prior written consent of Seller and in accordance with the further terms hereof.

“Securities Act” shall have the meaning set forth in Section 15.19(a).

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

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“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Parent Credit Agreement” means that certain Credit Agreement dated as of August 25, 2011 among QEP Resources, Inc., each Lender from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent, as such agreement may be amended from time to time.

“Seller Non-Recourse Persons” means any past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of Seller, and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives or Affiliates (other than any of the Parties).

“Seller Taxes” shall mean (a) Income Taxes imposed by applicable Law on Seller or any of its Affiliates, (b) Asset Taxes allocable to Seller pursuant to Section 15.2 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 3.3, Section 3.5 or Section 3.6, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d) or Section 15.2(e)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (e) any and all liabilities of Seller in respect of any Taxes (other than Asset Taxes or the Taxes described in clauses (a), (b), (c) or (d) of this definition).

“Seller Termination Unwinding Scenario” shall have the meaning set forth in Section 6.10(f).

“Settlement Price” means, (a) in the case of gaseous Hydrocarbons, $2.85/MMBtu, and (b) in the case of crude oil, $60.00/Barrel, and (c) in the case of condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, $26.00/Barrel, as applicable.

“Special Meeting” shall have the meaning set forth in Section 6.21(a).

“Specified Hedging Agreement” shall have the meaning set forth in Section 6.10(a).

“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.22, 5.1, 5.2, 5.5, 5.10 and 5.11.

“Sponsor” shall mean NGP Vantage Energy LLC, a Delaware limited liability company.

“Stockholder Proposals” shall have the meaning set forth in Section 6.21(a).

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

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“Subject IMDA Lease” shall mean that certain Oil and Gas Lease (IMDA Contract No. 7420A48596) between the TAT and JT Energy, LLC dated September 18, 2007.

“Submitted Materials” shall have the meaning set forth in the definition of Determined Value Mechanics.

“Surface Deed” shall mean the Deed from Seller to Buyer, pertaining to the applicable Surface Fee Interests substantially in the form attached to this Agreement as Exhibit G-1.

“Surface Fee Interests” shall have the meaning set forth in Section 2.1(h).

“Surface Leases” shall have the meaning set forth in Section 2.1(m).

“Survival Period” shall have the meaning set forth in Section 11.1(c)(i).

“Suspense Funds” means all proceeds of production and associated interest that are payable to Third Parties and are being held by Seller or its Affiliates in suspense that are attributable to the Assets.

“Target Formations” shall mean with respect to each Well Location, the Bakken Formation and/or the Three Forks Formation, in each case, as set forth on Exhibit B-2 for such Well Location, and each may be referred to as a “Target Formation.”

“TAT” shall mean the Three Affiliated Tribes of the Fort Berthold Reservation.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Taxes” shall mean any taxes, assessments, levies, imposts and other governmental charges in the nature of a tax (including escheatment and any other levies, charges and fees imposed under unclaimed property Laws) imposed by or payable to any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, license, services, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), employment, unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Date” shall have the meaning set forth in Section 14.1.

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“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Three Forks Formation” shall mean the interval shown by the open-hole log in the MHA 2-05-04H-148-91 well (API No. 33025015670000) with the top at 9,980 feet measured depth (equivalent to subsea -7,954 feet, the top of the Pronghorn Formation) and the bottom at 10,093 feet measured depth (equivalent to a subsea -8,067 feet) or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Leases and Units, which is top of the Third Bench of the Three Forks Formation, as applicable.

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j)(ii).

“Title Benefit” shall mean, as of the Effective Time, with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of Seller above that shown on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit B-1 or Exhibit B-2, as applicable, or (b) to decrease the Working Interest of Seller in such Well or Well Location below that shown on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit B-1 or Exhibit B-2, as applicable.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells set forth on Exhibit B-1 or the Well Locations set forth on Exhibit B-2, as of the Effective Time and the Closing Date, without duplication; provided that the following shall not be considered Title Defects:

(a) defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Asset;

(b) defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice to the extent (i) the Governmental Authority issuing such Lease has not exercised any right to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, and (ii) no Person other than Seller is asserting any actual and superior claim of title to the relevant Asset;

Annex A-130

(c) defects based solely upon the failure to record any federal, state or Indian Leases or any assignments of interests in such Leases in any applicable county records;

(d) defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;

(e) any Encumbrance of loss of title resulting from, (i) Seller’s conduct of business as required by the terms of this Agreement (other than, and specifically excluding, Section 6.1(a)), (ii) Seller’s conduct of business as directed, or consented to, by Buyer under this Agreement, or (iii) omissions or failures to act of Seller where such omissions or failures to act (A) are required under this Agreement, (B) occurred at the direction of Buyer, or (C) occurred due to Buyer’s failure to consent to any activity;

(f) defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents, in each case, with respect to the transactions contemplated by this Agreement;

(g) defects arising from any prior oil and gas lease relating to the lands covered by a Lease or Unit not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;

(h) all Encumbrances, defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms unless the same results in another Person’s actual and superior claim of title to the relevant Lease or Well;

(i) the absence of any lease amendment or consent by any Burden or mineral interest holder authorizing the pooling of any leasehold interest, Burden or mineral interest if any such leasehold interest owner, Burden owner or mineral interest owner is not required to ratify such Unit (because such interest can be pooled or unitized without such owner’s consent);

(j) defects arising from any Lease having a provision that restricts or prohibits pooling; provided that such prohibition or restriction is not enforceable under applicable Laws or such Lease is nonetheless pooled in accordance with applicable Law;

(k) defects solely based on the assertion that non consent, carried non participating, or before and after payout interests do not transfer leasehold title or have not been recorded in the county records;

(l) defects that affect only which Person has the right to receive Burden payments (rather than the amount or the proper payment of such Burden payment);

(m) defects based solely on: (i) lack of information in Seller’s files; or (ii) references to an unrecorded document(s) to which neither Seller, any Affiliate or Buyer have copies thereof or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;

Annex A-131

(n) defects arising out of lack of survey or lack of metes and bounds descriptions, unless expressly required by applicable Laws;

(o) defects that have been cured by applicable Laws of limitations or presumptions;

(p) defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(q) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more and no Third Party has asserted in writing actual and superior claim of title to the relevant Asset;

(r) defects to the extent affecting (i) any depth other than any currently producing formations with respect to a Well or (ii) any depth other than the applicable Target Formation(s) set forth on Exhibit B-2 with respect to a Well Location;

(s) defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation; and

(t) defects arising from Buyer’s intentional prohibition of Seller’s fulfillment of its obligations in Section 6.1(c)(ii).

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Title Indemnity Agreement” shall have the meaning set forth in Section 11.2(d)(ii).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(f).

“Transition Services Agreement” shall have the meaning set forth in Section 6.9.

“Treasury Regulations” shall mean the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Trustee” shall mean Continental Stock Transfer & Trust Company, acting as trustee under the Buyer Parent Trust.

Annex A-132

“TSA Employee” shall have the meaning set forth in Section 6.8(b).

“TSA Service Termination Date” shall have the meaning set forth in Section 6.8(b).

“Units” shall have the meaning set forth in Section 2.1(b).

“Unscheduled Pre-Closing Litigation” shall mean any and all lawsuits, actions, litigations, arbitrations or other proceedings by any Person or before any Governmental Authority against Seller prior to Closing that are related to the ownership, operation or value of the Assets, except for (a) the matters disclosed on Part 2 of Schedule 4.7 as of the Execution Date (without giving effect to any modifications, supplements, additions or other changes thereto under Section 6.4), and (b) Part 1 Litigation).

“Unscheduled Pre-Closing Litigation Indemnity Option” shall mean the right and option, but not obligation, of Seller to elect in writing prior to Closing to provide the indemnity obligations and rights set forth in Section 13.2(c) with respect to the Liabilities set forth in subclause (l) of the definition of “Retained Liabilities”.

“Vehicles” shall have the meaning set forth in Section 2.1(l).

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Well Location” shall mean each potential well location shown in Exhibit B-2, limited to the Target Formations shown in Exhibit B-2 for such well locations.

“Wells” shall have the meaning set forth in Section 2.1(c).

“Willful Breach” shall mean that Buyer or Buyer Parent knowingly and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material covenant under this Agreement applicable to Buyer or Buyer Parent.

“Working Interest” shall mean, with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), the interest in and to such currently producing formations (for such Well) or such applicable Target Formation(s) (for such Well Location) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such currently producing formations (for such Well) or such applicable Target Formation(s) (for such Well Location), but without regard to the effect of any Burdens.

“Year End Financial Statements” shall have the meaning set forth in Section 6.16(a).

Annex A-133

Annex B

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of [ ● ], 2019 (the “Execution Date”), between QEP Energy Company, a Delaware corporation (“Seller”), and Vantage Acquisition Operating Company, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of November 6, 2018, by and among (a) Seller, (b) Buyer, and (c) Vantage Energy Acquisition Corp., a Delaware corporation (“Buyer Parent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), Buyer has acquired the Assets (as defined in the Purchase Agreement) from Seller; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement, as the context requires; and

WHEREAS, Buyer desires that Seller continue to provide, or cause to be provided, certain services to Buyer with respect to the Assets for a transitional period following the Closing under the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the covenants set forth below and the benefits to be derived, the Parties agree as follows:

1.  Services. Pursuant to the terms of this Agreement, Seller agrees to provide, or cause to be provided, for the benefit of Buyer in its capacity as owner and/or operator of the Assets, the services described in Exhibit A (each service, a “Service,” and collectively, the “Services”) with respect to the Assets during the Term (as defined below). Subject to the limitations herein, Seller will perform or cause to be performed the Services in compliance with all applicable Laws and as a reasonable and prudent operator, in a good and workmanlike manner, and with the same degree of care, skill and prudence it customarily exercises for its own operations, and, subject to the foregoing, in a manner that is substantially similar to the manner in which the Services were previously performed by Seller in its capacity as owner and, if applicable, operator of the Assets during the one-year period immediately prior to the date of this Agreement; provided, however, that should any application or system licensor fail or refuse (a) to grant a license to Buyer, or (b) to allow Seller use of, or access to, any of the applications listed in Schedule I to complete the Services as described in Exhibit A, then Seller may be unable to provide the Services in a substantially similar manner to the manner in which the Services were previously performed by Seller in its capacity as owner and, if applicable, operator of the Assets during the one-year period immediately prior to the date of this Agreement. In the event of a dispute over the nature, quantity or quality of the Services performed pursuant to this Agreement the aforementioned prior practices of Seller with respect to such Services shall be conclusive as to the nature, quantity and quality of the Services performed under this Agreement. Seller shall maintain or cause to be maintained true and correct records of all receipts, invoices, reports and such other documents as are customarily maintained by Seller for its own operations relating to the Services rendered hereunder (the “Service Records”). Seller will, at reasonable times during the Term and upon reasonable advance notice, have representatives available either by telephone or in person, to receive communications and inquiries from Buyer regarding the Services, as well as any other information pertaining to this Agreement.

Annex B-1

2.  Description of Services. Without limiting Section 1, and except as expressly provided in this Agreement to the contrary, during the Term, Seller agrees to provide, or cause to be provided, to Buyer each of the groups of Services described on Exhibit A attached hereto as requested by Buyer. Following commencement of the Term, as provided in Section 4, Buyer may elect to discontinue any one or more of the groups of Services described on Exhibit A by giving Seller at least thirty (30) days’ prior written notice.

3.  Services Fee.

(a)  Buyer shall pay Seller for each complete calendar month during the period following the Closing Date until the completion of the Services an amount that will not exceed $1,000,000.00 per complete calendar month in which the Term is in effect (which maximum amount will be pro-rated for partial calendar months) in respect of the provision of the Services (the “Services Fee”). The Services Fee for a particular calendar month during the term and Seller’s other rights and obligations set forth herein, including Seller’s rights to the Reimbursable Expenses, shall be full and complete consideration for all Services rendered by Seller under this Agreement. The Services Fee for a particular calendar month during the term will be determined based on the groups of Services provided during such calendar month as provided for in Section 3(b) below.

(b)  The Services Fee calculated in Section 3(a) shall be as follows: (i) Accounting and Production Reporting Services – $518,000 per complete calendar month in which such services are provided, (ii) Marketing Services – $166,000 per complete calendar month in which such services are provided, (iii) Land Administration Services – $102,000 per complete calendar month in which such services are provided, (iv) Information Services – $36,000 per complete calendar month in which such services are provided, (v) Regulatory Services – $18,000, and (vi) Drilling and Completion Services – $160,000 per complete calendar month in which such services are provided, with each applicable portion of the Service Fee being pro-rated for partial calendar months in which the applicable service is provided. For the avoidance of doubt, if Buyer elects to discontinue any one or more of the groups of Services listed in items (b)(i) through (b)(vi) above pursuant to Section 4, then the Services Fee will be reduced proportionally so that Buyer does not pay for any discontinued group of Services for a particular period in which such group of Services were not provided. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the Accounting and Production Reporting Services and Marketing Services (the “Linked Services”) described on Exhibit A are linked together such that an early termination of either the Accounting and Production Reporting Services or the Marketing Services pursuant to Section 4 will result in an early termination of the other category of Linked Services. The Services Fee is inclusive of any and all general and administration and overhead costs of Seller and its Affiliates, including any and all costs of or related to employees of Seller and its Affiliates providing Services hereunder, and the Reimbursable Expenses will not include any such costs (including any such costs that might otherwise be included as lease operating costs).

Annex B-2

(c)  The Services Fee applicable to each calendar month (or portion thereof) during the Term shall, to the extent not otherwise paid directly or through an offset to Buyer’s rights to the Receipts pursuant to Section 5(a) below, be due and owing by Buyer on or before five (5) Business Days following Buyer’s receipt of an invoice from Seller with respect thereto, which invoice Seller shall furnish to Buyer no later than ten (10) Business Days following the end of the calendar month to which the applicable Services Fee applies.

4.  Term. The term of this Agreement will commence on the Closing Date and will expire (a) with regard to Marketing Services and Accounting and Production Reporting Services set forth on Exhibit A hereto, for the period ending on the last day of the month necessary to provide processing of revenue and production reporting services through the production month during which the day that is 120 days following the Execution Date occurs (for example, if the Execution Date occurs on March 31, the Accounting and Production Reporting Services will cover through the production month of July); provided that notwithstanding the foregoing such Services shall no longer be provided six months following the Execution Date, and (b) with regard to Land Administration Services, Information Services, and Regulatory Services and Drilling and Completion Services set forth on Exhibit A hereto, through the last day of the month in which the day that is 120 days following the Execution Date occurs. Notwithstanding the foregoing, after the Execution Date, Buyer may, with or without cause and in accordance with the terms and conditions hereunder, (i) discontinue any one or more of the groups of Services or (ii) discontinue all groups of Services and early terminate this Agreement, in each case, by giving Seller at least 30 days’ prior written notice; provided, however, that (A) the Linked Services must terminate at the same time; and (B) Buyer shall be liable to Seller for all Reimbursable Expenses Seller remains obligated to pay under any existing contract or any contract entered into, amended, modified, or extended in connection with the Services and in accordance with this Agreement, to the extent such new contract was entered into, amended, modified or extended with Buyer’s prior written consent (provided, however, that should Buyer reject Seller entering into, amending, modifying or extending any such contract that Seller, in its good faith discretion believes is necessary in connection with the Services, then Seller shall not be required to perform any such Services hereunder to which such contract would have related). Following such a termination of all of the Services, Buyer shall have no further obligation to pay Services Fees or Reimbursable Expenses to Seller other than those earned for periods prior to the effective date of such termination. The Parties shall cooperate during the Term as reasonably required to effectuate an orderly and systematic transfer to Buyer of all of the duties and obligations previously performed by Seller under this Agreement. The term in which any Services are provided hereunder is referred to as the “Term”.

Annex B-3

5.  Remittance of Cash; Cash Calls; Letters-in-Lieu.

(a)  During each calendar month (including partial calendar months) during the Term with respect to the Accounting and Production Reporting Services, Seller shall receive, collect and hold all revenues generated from the Assets that are received by Seller in connection with the Services (the “Receipts”) for the benefit of Buyer. Ownership of the proceeds from the sale of Hydrocarbons from the Assets and any other Receipts will be in accordance with the provisions of the Purchase Agreement. On a basis similar to the 12-month period preceding the Effective Date, Seller shall disburse and pay from the Receipts to (i) each royalty owner and Working Interest owner of the Assets its respective share of such Receipts to which it is entitled, and (ii) Buyer its share of such Receipts; provided that, after making all required Third Party disbursements from the Receipts, Seller shall be entitled to net or otherwise pay, from Buyer’s share of the Receipts, (A) the Services Fee, and (B) any unreimbursed and undisputed Reimbursable Expenses attributable to the ownership and/or operation of the Assets in accordance with the terms hereof. Additionally, Buyer shall reimburse Seller (to the extent that they have not been previously netted or otherwise paid from Buyer’s share of the Receipts) for all reasonable and documented out-of-pocket expenses, costs, disbursements and advances incurred or made by Seller on behalf of Buyer in accordance with this Agreement and in connection with providing the Services (“Reimbursable Expenses”). If Seller is not reimbursed for all Reimbursable Expenses (including if the portion of the Receipts described in subpart (a)(ii) above with respect to any month is not sufficient to cover all Reimbursable Expenses) with respect to a month during the Term (either directly or through an offset to Buyer’s rights to the Receipts or otherwise), then within ten (10) days (or as soon as practicable) after the end of each such month, Seller shall furnish Buyer an invoice outlining such outstanding Reimbursable Expenses, and Buyer shall reimburse to Seller the amounts set forth on such invoice within five (5) Business Days following Buyer’s receipt thereof.

(b)  Notwithstanding the foregoing, Seller will have the right from time to time during the Term with respect to the Accounting and Production Reporting Services to cash call Buyer on an advance calendar month basis when and if Seller believes in good faith that those Receipts in Seller’s possession that are the property of Buyer pursuant to the foregoing terms of this Section 5 are insufficient to meet capital or operating cash requirements with respect to the Services provided or to be provided by Seller hereunder within the next calendar month during the Term with respect to the Accounting and Production Reporting Services.

(c)  Notwithstanding anything to the contrary contained in this Agreement or the Purchase Agreement, in no event shall Seller be obligated to make any payment on behalf of Buyer if Seller does not have sufficient Receipts in Seller’s possession that are the property of Buyer pursuant to the foregoing terms of this Section 5 to make such payment.

(d)  On any day that is within thirty (30) days prior to the expiration of the Term, Buyer and Seller shall execute, and Seller shall deliver, letters-in-lieu in a form delivered by Buyer and reasonably acceptable to Seller, directing all purchasers of production from the Assets to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Seller to such purchasers of production.

Annex B-4

6.  Information Necessary to Perform the Services. Any reasonably requested information and assistance reasonably necessary for Seller to perform or cause to be performed a Service hereunder shall be promptly provided by Buyer. During the Term and for so long as any Services are being provided to Buyer by Seller, Buyer will provide Seller and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to Buyer and its employees, representatives, facilities and books and records to the extent related to the Assets as Seller may reasonably request in order to perform such Services.

7.  Force Majeure. Continued performance of a Service (other than obligations to make payments) and the corresponding payment of the Services Fees and Reimbursable Expenses may be suspended immediately to the extent prevented by any event or condition beyond the reasonable control of Seller, including acts of God, fire, labor or trade disturbance, war, terrorism, civil commotion, compliance in good faith with any Law, severe weather or other event or condition beyond the reasonable control of Seller whether similar or dissimilar to the foregoing (a “Force Majeure Event”). Seller will (A) give prompt notice to Buyer of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration and (B) use commercially reasonable efforts to overcome such Force Majeure Event to continue performance of the Services. Upon the occurrence of a Force Majeure Event, the Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service or to resume performance within a commercially reasonable timeframe.

8.  DISCLAIMERS. NOTWITHSTANDING ANY OTHER TERM OR PROVISION OF THIS AGREEMENT OR THE PURCHASE AGREEMENT TO THE CONTRARY, SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PERFORMANCE OR RESULTS OF THE SERVICES.

9.  INDEMNITY.

(a)  BUYER AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES AGAINST AND FROM ALL LIABILITIES CAUSED BY, RELATING TO, ARISING OUT OF OR RESULTING FROM (A) THE PROVISION OF SERVICES PURSUANT TO THIS AGREEMENT OR (B) THE BREACH OF THIS AGREEMENT BY BUYER; PROVIDED, HOWEVER, IN NO EVENT SHALL BUYER RELEASE, OR HAVE ANY INDEMNITY, DEFENSE AND HOLD HARMLESS OBLIGATIONS WITH RESPECT TO, ANY DAMAGES THAT SELLER IS OBLIGATED TO INDEMNIFY ANY BUYER INDEMNIFIED PARTY UNDER SECTION 9(B) BELOW.

(b)  SELLER AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE BUYER INDEMNIFIED PARTIES AGAINST AND FROM ALL LIABILITIES CAUSED BY, RELATING TO, ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES.

Annex B-5

10.  EXPRESS NEGLIGENCE. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, JOINT, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER INDEMNIFIED PARTY OR BUYER INDEMNIFIED PARTY, BUT SHALL NOT BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

11.  NON-COMPENSATORY DAMAGES. NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER, BUYER OR BUYER PARENT, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.  CAP ON SELLER LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR THE PURCHASE AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SELLER BE LIABLE TO THE BUYER INDEMNIFIED PARTIES WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS THAT EXCEED, IN THE AGGREGATE, THE AGGREGATE AMOUNT OF ALL SERVICE FEES ACTUALLY PAID TO SELLER HEREUNDER.

13.  Non Violation of Law and Consents. Notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, Seller shall not be required to perform any Services or take any actions related thereto that conflict with or violate any applicable Law or Applicable Contract, license, authorization, certification or Permit binding on Seller and that has been made known to Buyer. If the provision of any Services requires consents, waivers or approvals from any Third Parties under any Permit, license or Contract to which Seller or one of its Affiliates is a party (each, a “Third Party License”) to enable the provision of such Services, the Parties will use commercially reasonable efforts to obtain such consent, waiver or approval of the holder of such Third Party License; provided that any reasonable cost and expense associated with obtaining such consent, waiver or approval shall be borne solely by Buyer.

Annex B-6

14.  Independent Contractor. It is the intent of the Parties that, with respect to performing the Services hereunder, Seller shall be an independent contractor. At all times during the performance of Services by Seller, all Persons performing such Services who shall be in the employ and/or under the control of Seller or its Affiliates (including agents, contractors, employees, temporary employees and consultants), shall be independent from Buyer and its Affiliates, shall not be employees of Buyer or its Affiliates, and shall not be entitled to any payment, benefit or perquisite directly from Buyer or any Affiliates on account of such Services, including group insurance and participation in any employee benefit and pension plans maintained by Buyer or any Affiliate of Buyer. Seller shall be solely responsible for the payment of all wages and other compensation and the provision of all benefits to all employees of Seller and its Affiliates who provide Services hereunder, and for making all applicable filings and remittances with respect to federal income Tax, social security Tax, Medicare Tax, workers’ compensation insurance, unemployment Tax, and other similar payments, if any, relating to the employees of Seller and its Affiliates who perform Services hereunder, and shall indemnify and hold harmless the Buyer Indemnified Parties for all Liabilities arising from Seller’s failure to do so. Seller shall have no right to seek, and shall cause its insurers and underwriters not to seek, any contribution or indemnity from Buyer or any of its Affiliates for any compensation or benefits paid or payable by Seller and its insurers and underwriters. This Agreement is not intended to create, and shall not be construed as creating, a fiduciary relationship, joint venture, partnership, relationship of trust or agency or other association within the meaning of the common law or under the Laws of any state in which either Party is incorporated, organized or conducting business.

15.  General Provisions

(a)  This Agreement shall inure to the benefit and shall be binding upon the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign this Agreement or any if its rights and obligations hereunder without the prior written consent of the other Party. In the event a Party consents to any assignment of the other Party’s rights and obligations under this Agreement, such assignment or other transfer by such Party or its successors and assigns shall not relieve such Party or its successors or assigns of any of their obligations (including indemnity obligations) hereunder.

(b)  EXCEPT FOR AND WITHOUT LIMITING EITHER BUYER’S OR SELLER’S APPLICABLE RIGHTS UNDER THE PURCHASE AGREEMENT, THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF.

(c)  This Agreement may be amended only by an instrument in writing executed by each Party.

Annex B-7

(d)  Sections 1.2 and 15.13 of the Purchase agreement ARE incorporated by reference herein MUTATIS MUTANDIS.

(e)  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(f) All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by e-mail transmission (provided that the acknowledgment of the receipt of such e-mail is requested and received, excluding automatic responses) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

QEP Energy Company

Independence Plaza

1050 17th Street, Suite 800

Denver, CO 80265

Attention: Jeffery Tommerup, Senior Vice President, Eastern Region & HSE

Email: Jeffery.Tommerup @qepres.com

With a copy to:

QEP Energy Company

Independence Plaza

1050 17th Street, Suite 800

Denver, CO 80265

Attention: Chris Woosley, Senior Vice President and General Counsel

Email: Chris.Woosley@qepres.com

Annex B-8

If to Buyer:

Vantage Energy Acquisition Corp.

116 Inverness Drive East, Suite 220

Englewood, Colorado 80112

Attn: Roger Biemans

Email: roger.biemans@vantageep.com

Vantage Energy Acquisition Corp.

116 Inverness Drive East, Suite 220

Englewood, Colorado 80112

Attn: David Wolf

Email: david.wolf@vantageep.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change its contact information for notice by giving written notice to the other Party in the manner provided in this Section 15(f).

(g)  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller or Buyer and their successors and permitted assigns, or the Seller Indemnified Parties, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or, in the case of Seller, on behalf of any of the Seller Indemnified Parties (but shall not be obligated to do so).

(h)  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts together shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.

(i)  All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of Seller), or any increase therein, now or hereafter imposed directly or indirectly by Law upon any fees paid hereunder for Services, which Seller is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to Buyer as an explicit surcharge and shall be paid by Buyer in addition to any payment of fees for Services, whether included in the applicable payment of fees for Services, or added retroactively. The Parties will cooperate, consistent with Seller’s prior practice and only to the extent that related Tax services are provided hereunder, to minimize the imposition of any Taxes.

Annex B-9

(j)  Seller shall make available the Service Records for pickup by Buyer within fifteen (15) Business Days after the expiration of the Term with respect to the Accounting and Production Reporting Services. Seller may retain copies of material provided to Buyer pursuant to this Section 15(j) as it deems necessary or appropriate in connection with its financial reporting obligations, internal control practices and policies or to comply with applicable Law.

(k)  With respect to all dates and time periods in this Agreement, time is of the essence. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

16.  Confidentiality

(a)  Subject to Sections 16(b) through (d), each Party (“Receiving Party”) agrees: (i) to hold in trust and maintain confidential; (ii) not to disclose to others without prior written approval from the other Party (“Disclosing Party”); (iii) not to use for any purpose, other than (x) as necessary in the course of ownership and/or operation of the Assets, (y) as necessary to perform the obligations under this Agreement and (z) any purpose as may be authorized in writing by the Disclosing Party; and (iv) to prevent duplication of and disclosure to any other Person, any Confidential Information (as defined below) of the other Party, whether or not developed, presently held or continued to be held, or otherwise obtained by it under this Agreement. “Confidential Information” means all information derived from any nonpublic or proprietary sources, including (A) in the case of Buyer, all results of any Services provided hereunder, except to the extent relating to a dispute hereunder, and (B) in the case of each Party, the terms of this Agreement and any information of Disclosing Party disclosed orally, visually, in writing or in other tangible form that is nonpublic or proprietary information of any nature (including prices, trade secrets, technological know-how, data and all other nonpublic or proprietary concepts, methods of doing business, ideas, materials or information).

(b)  The foregoing obligations of confidence, nondisclosure and nonuse shall not apply to any information that: (i) was in the public domain at the time of disclosure by Disclosing Party; (ii) enters the public domain through no fault of Receiving Party or its Affiliates or representatives; (iii) was communicated to Receiving Party by a Third Party free of any obligation of confidence known to the recipient; or (iv) was developed by officers, employees or agents of or consultants of Receiving Party independently of and without reference to the proprietary information of Disclosing Party. Specific information shall not be deemed to come under the above exceptions merely because it is embraced by more general information that is or becomes public knowledge.

Annex B-10

(c)  Receiving Party may disclose Disclosing Party’s information, to the extent necessary and appropriate, to attorneys of litigants or to Governmental Authorities to comply with any obligation imposed on Receiving Party in connection with a proceeding in a court or other Governmental Authority of competent jurisdiction; provided that Receiving Party gives reasonably prompt notice to Disclosing Party of the need for such disclosure, together with such other information about the proceeding as will enable Disclosing Party to evaluate the obligation and the need and to elect either to intervene or otherwise appear or act in the proceeding to protect directly Disclosing Party’s information at the expense of Disclosing Party. Alternatively, Disclosing Party may request Receiving Party to, and if so requested, Receiving Party shall, make a reasonable and diligent effort at the expense of Disclosing Party to obtain a protective order or otherwise to protect the confidentiality of information sought to be obtained in said proceeding.

(d)  Each Party agrees to maintain and protect the confidentiality of the information of the other Party as set forth in this Article 16 for a period of one (1) year from the date of termination of this Agreement.

17.  Audit Rights. With respect to each group of Services hereunder, from the Execution Date until the first (1st) anniversary of the expiration of the Term of this Agreement with respect to such group of Services, Buyer or its designee, upon prior written notice to Seller, shall have the right to conduct an audit of the books and records of Seller or its Affiliates insofar as they pertain to such group of Services for the purpose of (a) determining the accuracy of the Services Fees and Reimbursable Expenses payable under this Agreement and Seller’s other invoices provided to Buyer, (b) objecting to the amounts set forth therein, and (c) determining an adjustment of those amounts if an error is found to have occurred.

[Signature pages follow.]

Annex B-11

IN WITNESS WHEREOF, duly authorized representatives of Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

QEP ENERGY COMPANY

By:
Name:
Title:

Signature Page to Transition Services Agreement

Annex B-12

BUYER:

Vantage Acquisition Operating Company, LLC

By:
Name:
Title:

Signature Page to Transition Services Agreement

Annex B-13

Annex C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
VANTAGE ENERGY ACQUISITION CORP.

[●], 2019

Vantage Energy Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The present name of the Corporation is “Vantage Energy Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 8, 2017 and was amended and restated by the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on April 10, 2017.

2. This Second Amended and Restated Certificate of Incorporation, which both restates and amends the provisions of the Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.

3. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Vantage Energy, Inc. (the “Corporation”). The Corporation is organized and existing under the laws of the State of Delaware.

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (an “Initial Business Combination”).

Article III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904, Kent County. The name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

Article IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 621,000,000 shares, consisting of (a) 620,000,000 shares of common stock (the “Common Stock”), including two separate series of Common Stock consisting of (i) 600,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 20,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Annex C-1

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Certificate of Incorporation (including as set forth in any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) and shall automatically convert into Class A Common Stock at the time of the closing of the Initial Business Combination. Concurrently with such conversion pursuant to this Section 4.3(b)(i), the number of authorized shares of Class B Common Stock shall be reduced to zero. It is intended that the conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 4.3(b)(i) be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or Equity-linked Securities (as defined below) are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities and related to the closing of the Initial Business Combination (other than the Forward Purchase Securities (as defined below)), all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Initial Business Combination at a ratio for which:

(A) the numerator shall be equal to the sum of (1) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the Initial Business Combination (excluding the Forward Purchase Securities and any securities issued or issuable to any seller in the Initial Business Combination) plus (2) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Initial Business Combination; and

Annex C-2

(B) the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Initial Business Combination.

As used herein, the term “Equity-linked Securities” shall mean any securities of the Corporation or any of the Corporation’s subsidiaries which are convertible into, or exchangeable or exercisable for, equity securities of the Corporation or such subsidiary, including any securities issued by the Corporation or any of the Corporation’s subsidiaries which are pledged to secure any obligation of any holder to purchase equity securities of the Corporation or any of the Corporation’s subsidiaries.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding (without the necessity of calling, noticing or holding a meeting of holders of Class B Common Stock), and (ii) in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

As used herein, the term “Forward Purchase Securities” means the shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock issued pursuant to that certain Forward Purchase Agreement, dated as of April 10, 2017, by and between the Corporation and NGP Vantage Energy LLC (the “Sponsor”), as the same may be amended.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate of Incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(c) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock and except as otherwise set forth herein, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Annex C-3

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and the Bylaws.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.

(b) Subject to Section 5.5 hereof, directors shall be elected at each annual meeting of stockholders, and each director shall hold office until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation).

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Annex C-4

Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Annex C-5

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

Article X
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article X.

Annex C-6

Article XI
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

[Signature page follows]

Annex C-7

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

VANTAGE ENERGY ACQUISITION CORP.

By:
Name:	Roger J. Biemans
Title:	Chief Executive Officer and Director

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C-8

Annex D

VANTAGE ENERGY, INC.

LONG TERM INCENTIVE PLAN

1. Purpose. The purpose of the Vantage Energy, Inc. Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) Vantage Energy, Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)  “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b) “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d) “Award Agreement” means any written instrument, which may be in electronic form (including any employment, severance or change in control agreement), that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).

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(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii) The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection by the Board to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination, beneficially owns, directly or indirectly, 50 % or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of Section 2(g)(i) and (iii), acquisitions of securities in the Company by NGP Natural Resources XI, L.P., NGP Vantage Energy, LLC and any of their respective affiliates, including investment funds managed by NGP Energy Capital Management, L.L.C., shall not constitute a Change in Control. Notwithstanding any provision of this Section 2(g), if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, the transaction or event described in clauses (i), (ii), (iii) or (iv) above with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by the Nonqualified Deferred Compensation Rules.

(h)  “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

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(k)  “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l) “Effective Date” means [●].

(m) “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a)(1) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p)  “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(q) “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(r) “Nonstatutory Option” means an Option that is not an ISO.

(s) “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

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(t) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(u) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v) “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(w) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(x) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(y) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(z) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(aa) “SEC” means the Securities and Exchange Commission.

(bb) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(cc) “Stock” means the Company’s Class A Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(dd) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(ee) “Substitute Award” means an Award granted under Section 6(j).

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3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or other service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

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(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

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4. Stock Subject to Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 7,400,000 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.

(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall again be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b). If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d) Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated). Additionally, in the event that a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, if and to the extent determined by the Board and subject to compliance with applicable stock exchange requirements, be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and shares subject to such Awards shall not be added to the shares available for issuance under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not, prior to such acquisition or combination, employed by (and who were not non-employee directors or consultants of) the Company or any of its subsidiaries immediately prior to such acquisition or combination.

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(e) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Award Limitations for Non-Employee Members of the Board.

(a) Awards may be granted under the Plan only to Eligible Persons.

(b) In each calendar year during any part of which the Plan is in effect, the aggregate amount of compensation, including cash compensation and the aggregate value of Awards (determined, if applicable, pursuant to ASC Topic 718) on the date of grant (multiplied by the number of full or partial calendar years in any performance period established with respect to an Award, if applicable), payable to a non-employee member of the Board in respect of services performed in any calendar year may not exceed $500,000; provided, that, for the calendar year in which a non-employee member of the Board first commences service on the Board only, the foregoing limitation shall be doubled; provided, further that, the limits set forth in this Section 5(b) shall be without regard to grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Without limiting the scope of the preceding sentence, the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and any such performance goals may differ among Awards granted to any one Participant or to different Participants.  To the extent provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant).

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(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

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(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR.

(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

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(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

Annex D-12

(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, another Award, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7. Certain Provisions Applicable to Awards.

(a) Limit on Transfer of Awards.

(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii) Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

Annex D-13

(iii) To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

Annex D-14

8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

Annex D-15

(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e) Change in Control and Other Events. Except to the extent otherwise provided in any applicable Award Agreement, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

(iii) cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

Annex D-16

(iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that Awards subject to performance conditions shall be treated as provided in the applicable Award Agreement; provided, further, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9. General Provisions.

(a) Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

Annex D-17

(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Delaware.

(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

Annex D-18

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

Annex D-19

(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n) Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is [●]. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

Annex D-20

Annex E

QEP ENERGY COMPANY

Estimated

Future Reserves and Income

Attributable to Certain

Leasehold and Royalty Interests

SEC Parameters

As of

December 31, 2017

\s\ Stephen E. Gardner
Stephen E. Gardner, P.E.
Colorado License No. 44720 [Seal]
Managing Senior Vice President

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Annex E-1

TBPE REGISTERED ENGINEERING FIRM F-1580 621 SEVENTEENTH STREET SUITE 1550	DENVER, COLORADO 80293	FAX (303) 623-4258 TELEPHONE (303) 623-9147

November 26, 2018

QEP Energy Company

1050 Seventeenth Street, Suite 800

Denver, Colorado 80265

Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production, and income attributable to certain leasehold and royalty interests of QEP Energy Company (QEP) as of December 31, 2017. The subject properties are located in the states of Montana and North Dakota. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on November 26, 2018 and presented herein, was prepared in accordance with the disclosure requirements set forth in the SEC regulations. This report is a subset of our full yearend 2017 report for QEP dated January 19, 2018. As such, and at the request of QEP, subsequent performance data since December 2017 was not reviewed or utilized by Ryder Scott for purposes of this report. In addition, however, and at the request of QEP, this report includes estimated fees associated with minimum volume commitments for a gathering system located in North Dakota. These fees were not included in our prior report.

The properties evaluated by Ryder Scott and included herein represent 33 percent of the total net proved liquid hydrocarbon reserves and 6 percent of the total net proved gas reserves of QEP as of December 31, 2017.

The estimated reserves and future net income amounts presented in this report, as of December 31, 2017 are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period as required by the SEC regulations. Actual future prices may vary considerably from the prices that were used in this report. The recoverable reserves volumes and the income attributable thereto have a direct relationship to the hydrocarbon prices actually received; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

1100 LOUISIANA STREET, SUITE 4600	HOUSTON, TEXAS 77002-5294	TEL (713) 651-9191	FAX (713) 651-0849
SUITE 800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799	FAX (403) 262-2790

Annex E-2

QEP Energy Company – Montana and North Dakota Properties

November 26, 2018

SEC PARAMETERS

Estimated Net Reserves and Income Data

Certain Leasehold and Royalty Interests of

QEP Energy Company

Montana and North Dakota Properties

As of December 31, 2017

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Reserves
Oil/Condensate – Mbbl	61,359	2,639	42,437	106,435
Plant Products – Mbbl	16,051	524	6,075	22,650
Gas – MMcf	77,141	2,506	27,746	107,393

Income Data ($M)
Future Gross Revenue	$3,237,362	$134,456	$2,071,187	$5,443,005
Deductions	1,834,358	78,535	1,520,039	3,432,932
Future Net Income (FNI)	$1,403,004	$55,921	$551,148	$2,010,073

Discounted FNI @ 10%	$962,969	$29,499	$135,759	$1,128,227

Liquid hydrocarbons are expressed in thousands of standard 42 U.S. gallon barrels (Mbbl). All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas reserves are located. In this report, the revenues, deductions, and income data are expressed as thousands of U.S. dollars ($M).

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package ARIESTM Petroleum Economics and Reserves Software, a copyrighted program of Halliburton. The program was used at the request of QEP. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of production taxes. The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, development costs, and certain abandonment costs net of salvage. Other deductions are variable lease operating expenses. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist, nor does it include any adjustment for cash on hand or undistributed income. Future net income does not include depreciation, depletion and amortization affects nor any impairment conditions. Liquid hydrocarbon reserves account for approximately 95 percent and gas reserves account for the remaining 5 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Annex E-3

QEP Energy Company – Montana and North Dakota Properties

November 26, 2018

Discounted Future Net Income
($M) As of December 31, 2017
Discount Rate	Total
Percent	Proved

5	$1,457,545
9	$1,182,456
15	$915,920
20	$770,632

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “PETROLEUM RESERVES DEFINITIONS” is included as an attachment to this report.

The various reserves status categories are defined under the attachment entitled “PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES” in this report. The proved developed non-producing reserves included herein consist of wells that are waiting on completion.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. In general, gas consumed in operations was excluded from reserves.  However, in some cases, produced gas consumed in operations was included in reserves when the volumes replaced fuel purchases.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserves estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At QEP’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Annex E-4

QEP Energy Company – Montana and North Dakota Properties

November 26, 2018

Proved reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

QEP’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which QEP owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used individually or in combination by the reserves evaluator in the process of estimating the quantities of reserves. Reserves evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserves quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserves category assigned by the evaluator. Therefore, it is the categorization of reserves quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserves category must meet the SEC definitions as noted above.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Annex E-5

QEP Energy Company – Montana and North Dakota Properties

November 26, 2018

Estimates of reserves quantities and their associated reserves categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserves categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the properties included herein were estimated by performance methods and analogy. All of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis which utilized extrapolations of historical production data available through December 2017 in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by QEP and were considered sufficient for the purpose thereof.

All of the proved developed non-producing and undeveloped reserves included herein were estimated by analogy. The data utilized from the analogues were considered sufficient for the purpose thereof.

As noted previously, and at the request of QEP, performance data subsequent to December 2017 was not reviewed or utilized by Ryder Scott in preparing this “subset report.”

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

QEP has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by QEP with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by QEP. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Annex E-6

QEP Energy Company – Montana and North Dakota Properties

November 26, 2018

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by QEP. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, well completions and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period.

QEP furnished us with the above mentioned average prices in effect on December 31, 2017. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic area included in the report.

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by QEP.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Annex E-7

QEP Energy Company – Montana and North Dakota Properties

November 26, 2018

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
North America
United States	Oil/Condensate	WTI Cushing	$51.34/bbl	$49.93	/bbl
	NGLs	WTI Cushing	$51.34/bbl	$13.53	/bbl
	Gas	Henry Hub	$2.98/MMBTU	$2.58	/Mcf

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report were furnished to us by QEP and are based on the operating expense reports of QEP and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells.

The operating costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the operating cost data used by QEP. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs were furnished to us by QEP and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of these costs. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were material. The estimates of the net abandonment costs furnished by QEP were accepted without independent verification.

The proved developed non-producing and undeveloped reserves in this report have been incorporated herein in accordance with QEP’s plans to develop these reserves as of December 31, 2017. The implementation of QEP’s development plans as presented to us and incorporated herein is subject to the approval process adopted by QEP’s management. As the result of our inquiries during the course of preparing this report, QEP has informed us that the development activities included herein have been subjected to and received the internal approvals required by QEP’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to QEP. Additionally, QEP has informed us that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of December 31, 2017, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Current costs used by QEP were held constant throughout the life of the properties.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Annex E-8

QEP Energy Company – Montana and North Dakota Properties

November 26, 2018

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have approximately eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization. Regulating agencies require that, in order to maintain active status, a certain amount of continuing education hours be completed annually, including an hour of ethics training. Ryder Scott fully supports this technical and ethics training with our internal requirement mentioned above.

We are independent petroleum engineers with respect to QEP. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations.

We have provided QEP with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in presentations made by QEP and the original signed report letter, the original signed report letter shall control and supersede the digital version.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Annex E-9

QEP Energy Company – Montana and North Dakota Properties

November 26, 2018

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

\s\ Stephen E. Gardner
Stephen E. Gardner, P.E.
Colorado License No. 44720 [Seal]
Managing Senior Vice President

SEG(FWZ)/pls

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Annex E-10

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Stephen E. Gardner is the primary technical person responsible for the estimate of the reserves, future production and income.

Mr. Gardner, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 2006, is a Senior Vice President responsible for ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Gardner served in a number of engineering positions with Exxon Mobil Corporation. For more information regarding Mr. Gardner’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Mr. Gardner earned a Bachelor of Science degree in Mechanical Engineering from Brigham Young University in 2001 (summa cum laude). He is a licensed Professional Engineer in the States of Colorado and Texas. Mr. Gardner is also a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers, currently serving in the latter organization’s Denver Chapter as Chairman.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of 15 hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Gardner fulfills. As part of his 2017 continuing education hours, Mr. Gardner attended the annual Ryder Scott Reserves Conference in Houston, Texas which covered a variety of topics including well analysis and type well construction techniques, unconventional resource issues, SEC comment letter trends, and others. At the same conference, Mr. Gardner was featured as a speaker, presenting analysis of the SCOOP/STACK plays in Oklahoma. In addition, Mr. Gardner attended various SPEE technical seminars and internal company training during 2017 covering topics such as analysis software, statistical methods, advanced decline analysis techniques, ethics, reserves evaluation, waterflooding, and more.

Based on his educational background, professional training and more than 12 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Gardner has attained the professional qualifications as a Reserves Estimator set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Annex E-11

Annex F

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this proxy statement, which are commonly used in the oil and natural gas industry:

3-D seismic. Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an analogous reservoir refers to a reservoir that shares the following characteristics with the reservoir of interest: (i) same geological formation (but not necessarily in pressure communication with the reservoir of interest); (ii) same environment of deposition; (iii) similar geological structure; and (iv) same drive mechanism. For a complete definition of analogous reservoir, refer to the SEC’s Regulation S-X, Rule 4-10(a)(2).

Basin. A large natural depression on the Earth’s surface in which sediments generally brought by water accumulate.

Bbl. One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.

Bcf. One billion cubic feet of natural gas.

Boe. One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

British thermal unit or Btu. The quantity of heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Completion. Installation of permanent equipment for production of oil or gas, or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.

Condensate. A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

Delineation. The process of placing a number of wells in various parts of a reservoir to determine its boundaries and production characteristics.

Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and natural gas. For a complete definition of development costs refer to the SEC’s Regulation S-X, Rule 4-10(a)(7).

Development project. The means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Differential. An adjustment to the price of oil or natural gas from an established spot market price to reflect differences in the quality and/or location of oil or natural gas.

Annex F-1

Downspacing. Additional wells drilled between known producing wells to better develop the reservoir.

Dry well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. For a complete definition of economically producible, refer to the SEC’s Regulation S-X, Rule 4-10(a)(10).

Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and natural gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. For a complete definition of exploration costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(12).

Exploratory well. A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.

Field. An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations. For a complete definition of field, refer to the SEC’s Regulation S-X, Rule 4-10(a)(15).

Formation. A layer of rock which has distinct characteristics that differs from nearby rock.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Held by production. Acreage covered by a mineral lease that perpetuates a company’s right to operate a property as long as the property produces a minimum paying quantity of oil or gas.

Horizontal drilling. A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

MBbl. One thousand barrels of crude oil, condensate or NGLs.

MBoe. One thousand Boe.

Mcf. One thousand cubic feet of natural gas.

MMBbl. One million barrels of crude oil, condensate or NGLs.

MMBoe. One million Boe.

MMBtu. One million British thermal units.

Net acres. The percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

Net production. Production that is owned less royalties and production due to others.

Net revenue interest. A working interest owner’s gross working interest in production less the royalty, overriding royalty, production payment and net profits interests.

NGLs. Natural gas liquids. Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

NYMEX. The New York Mercantile Exchange.

Offset operator. Any entity that has an active lease on an adjoining property for oil, natural gas or NGLs purposes.

Annex F-2

Operator. The individual or company responsible for the development and/or production of an oil or natural gas well or lease.

Play. A geographic area with hydrocarbon potential.

Present value of future net revenues or PV-10. The estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC.

Production costs. Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. For a complete definition of production costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(20).

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved developed reserves. Reserves that can be expected to be recovered through (i) existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared with the cost of a new well or (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Proved properties. Properties with proved reserves.

Proved reserves. Those quantities of oil, natural gas and NGLs, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. For a complete definition of proved oil and natural gas reserves, refer to the SEC’s Regulation S-X, Rule 4-10(a)(22).

Proved undeveloped reserves or PUDs. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five years, unless specific circumstances justify a longer time.

Realized price. The cash market price less all expected quality, transportation and demand adjustments.

Reasonable certainty. A high degree of confidence. For a complete definition of reasonable certainty, refer to the SEC’s Regulation S-X, Rule 4-10(a)(24).

Recompletion. The completion for production of an existing wellbore in another formation from that which the well has been previously completed.

Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Annex F-3

Reserves. Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and natural gas or related substances to market and all permits and financing required to implement the project. Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Resources. Quantities of oil and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

Royalty. An interest in an oil and natural gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds from the sale thereof), but does not require the owner to pay any portion of the production or development costs on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Service well. A well drilled or completed for the purpose of supporting production in an existing field.

Spacing. The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

Spot market price. The cash market price without reduction for expected quality, transportation and demand adjustments.

Spud. Commenced drilling operations on an identified location.

Standardized measure. Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the oil and natural gas properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

Stratigraphic test well. A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

Success rate. The percentage of wells drilled which produce hydrocarbons in commercial quantities.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Unit. The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

Annex F-4

Unproved properties. Properties with no proved reserves.

Wellbore. The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

Working interest. The right granted to the lessee of a property to develop and produce and own natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.

Workover. Operations on a producing well to restore or increase production.

WTI. West Texas Intermediate.

Annex F-5

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

FOR THE SPECIAL MEETING IN LIEU OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS OF

Vantage Energy Acquisition Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y	The undersigned hereby appoints Roger J. Biemans and David D. Wolf (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the shares of Class A Common Stock or Class B Common Stock of Vantage Energy Acquisition Corp. (the “Company” or “VEAC”) that the undersigned is entitled to vote (the “Shares”) at the special meeting in lieu of the 2019 annual meeting of stockholders of the Company to be held on , 2019 at [a.m./p.m.] Central Time at , and at any adjournment or postponement thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.
THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7 AND 9 AND “FOR BOTH NOMINEES” ON PROPOSAL NO. 8. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the reverse side)

Please mark vote as indicated in this example	☒	VANTAGE ENERGY ACQUISITION CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7 AND 9 AND “FOR BOTH NOMINEES” ON PROPOSAL NO. 8.

(1)	The Business Combination Proposal – To consider and vote upon a proposal to (a) approve and adopt the Purchase and Sale Agreement, dated as of November 6, 2018 (the “Purchase Agreement”), among QEP Energy Company (“QEP”), Vantage Acquisition Operating Company, LLC, an indirect wholly owned subsidiary of VEAC (“OpCo”), and VEAC, pursuant to which VEAC will, through OpCo, acquire all of QEP’s right, title and interest in and to certain oil and natural gas assets located primarily in the Williston Basin in North Dakota and Montana and (b) approve such acquisition and the other transactions contemplated by the Purchase Agreement (the “business combination” and such proposal, the “Business Combination Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐	(6)	The NASDAQ Proposal – To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market, (a) the issuance and sale of up to 40,000,000 shares of Class A Common Stock and warrants to purchase up to 13,333,333 shares of Class A Common Stock to NGP Vantage Energy LLC, a Delaware limited liability company (“Sponsor”), pursuant to that certain Forward Purchase Agreement, dated as of April 10, 2017, by and between the Company and Sponsor, as supplemented by that certain Side Letter dated November 6, 2018, by and among QEP, VEAC, OpCo and Sponsor, and (b) the issuance of up to 5,833,340 shares of Class A Common Stock to QEP as earnout consideration pursuant to the Purchase Agreement (the “NASDAQ Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Stockholder Certification. I hereby certify that I am not acting in concert or as a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with any other stockholder with respect to the Shares in connection with the proposed business combination.	STOCKHOLDER CERTIFICATION ☐			(7)	The LTIP Proposal – To consider and vote upon a proposal to approve and adopt the Vantage Energy, Inc. Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”). The LTIP Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(2)	The Authorized Share Charter Proposal – To consider and vote upon a proposal to increase the number of authorized shares of VEAC’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), from 200,000,000 shares to 600,000,000 shares (the “Authorized Share Charter Proposal”). The Authorized Share Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐	(8)

The Director Election Proposal – To consider and vote upon a proposal to elect two (2) directors to serve until the 2020 annual meeting of stockholders, or until the 2022 annual meeting of stockholders if the Director Term Charter Proposal is not approved, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”).

Nominees:

01 William K. White

02 M. Timothy Carey

							FOR BOTH NOMI-NEES ☐	WITHHOLD VOTE FOR BOTH NOMINEES ☐	FOR BOTH NOMINEES EXCEPT* ☐
							Instruction: To withhold authority to vote for any individual nominee, mark “FOR BOTH NOMINEES EXCEPT” and write the number of the nominee on the line below: ______________________
(3)	The Director Term Charter Proposal – To consider and vote upon a proposal to declassify VEAC’s board of directors (the “VEAC Board”) and change the term of office of members of the VEAC Board from a three-year term to a one-year term (the “Director Term Charter Proposal”). The Director Term Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐	(9)	The Adjournment Proposal – To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal or the Director Election Proposal (the “Adjournment Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐
(4)	The Exclusive Forum Charter Proposal – To consider and vote upon a proposal to adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”). The Exclusive Forum Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated_______________________________________________

Signature____________________________________________

(Signature If Held Jointly)________________________________

When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposal Nos. 1, 2, 3, 4, 5, 6, 7 and 9 and FOR BOTH NOMINEES on Proposal No. 8. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.

(5)	The Additional Charter Proposal – To consider and vote upon a proposal to eliminate provisions in the Company’s amended and restated certificate of incorporation relating to the Company’s initial business combination that will no longer be applicable to the Company following the closing of the business combination, change the post-combination company’s name to “Vantage Energy, Inc.” and make certain other changes that the VEAC Board deems appropriate for a public operating company (the “Additional Charter Proposal” and, together with the Authorized Share Charter Proposal, the Director Term Charter Proposal and the Exclusive Forum Charter Proposal, the “Charter Proposals”). The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐